UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-SA

☒ SEMIANNUAL REPORT PURSUANT TO REGULATION A

or

☐ SPECIAL FINANCIAL REPORT PURSUANT TO REGULATION A

For the fiscal semiannual period ended:

June 30, 2026

RSE COLLECTION, LLC
(Exact name of issuer as specified in its charter)

Delaware	37-1835270
State of other jurisdiction of incorporation or Organization	(I.R.S. Employer Identification No.)

433 BROADWAY, SUITE 215, NEW YORK, NY 10013

(Full mailing address of principal executive offices)

(201) 564-0493
(Issuer’s telephone number, including area code)

www.rallyrd.com
(Issuer’s website)

TABLE OF CONTENTS

RSE COLLECTION, LLC

SECTION  PAGE

ITEM 1.MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS102

ITEM 2.  OTHER INFORMATION 103

ITEM 3.  FINANCIAL STATEMENTS F-1

EXHIBIT INDEX III-1

In this Semi-Annual Report on Form 1-SA (the “Form 1-SA”), references to “we,” “us,” “our,” “RSE Collection” or the “Company” mean RSE Collection, LLC, a Delaware series limited liability company formed on August 24, 2016. Terms that are capitalized but not defined herein shall have the meanings given to them in the Company’s Offering Statement on Form 1-A as filed with the U.S. Securities and Exchange Commission.

Unless otherwise indicated, information contained in this Form 1-SA concerning our industry and the markets in which we operate is based on information from independent industry and research organizations and other third-party sources (including publications, surveys and forecasts), and management estimates. Although we believe the data from these third-party sources is reliable, we have not independently verified any third-party information.

FORWARD LOOKING STATEMENT DISCLOSURE

This Form 1-SA and any documents incorporated by reference herein contain forward-looking statements and are subject to risks and uncertainties. All statements included in this Form 1-SA other than statements of historical fact or relating to present facts or current conditions are forward-looking statements. Forward-looking statements give the Company’s current reasonable expectations and projections relating to its financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. The words “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would” and similar expressions and variations, or comparable terminology, or the negatives of any of the foregoing, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this Form 1-SA and any documents incorporated by reference herein or therein are based on reasonable assumptions the Company has made in light of its industry experience, perceptions of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. As you read and consider this Form 1-SA, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (many of which are beyond the Company’s control) and assumptions. Although the Company believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect its actual operating and financial performance and cause its performance to differ materially from the performance anticipated in the forward-looking statements. Should one or more of these risks or uncertainties materialize or should any of these assumptions prove incorrect or change, the Company’s actual operating, and financial performance may vary in material respects from the performance projected in these forward-looking statements.

For more information regarding the risks and uncertainties that we face, you should refer to the “Risk Factors” detailed in the Post-Qualification Amendment No. 34 to the offering statement on Form 1-A filed by the Company with the Securities and Exchange Commission (the “Commission”) and originally qualified on November 15, 2021 (the “Offering Statement”), as may be amended, and in our subsequent reports and offering statements filed from time to time with the Commission. Any forward-looking statement made by the Company in this Form 1-SA or any documents incorporated by reference herein or therein speak only as of the date of this Form 1-SA. Factors or events that could cause our actual operating and financial performance to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

1

Trademarks and Trade Names

From time to time, we own or have rights to various trademarks, service marks and trade names that we use in connection with the operation of our business. This Form 1-SA may also contain trademarks, service marks and trade names of third parties, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks, and trade names or products in this Form 1-SA is not intended to and does not imply a relationship with us or an endorsement or sponsorship by or of us. Solely for convenience, the trademarks, service marks and trade names referred to in this Form 1-SA may appear without the ®, TM or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks, service marks and trade names.

2

MASTER SERIES TABLE

The Company is managed by RSE Collection Manager, LLC (the “Manager”), a single member Delaware limited liability company formed on March 16, 2021, which is owned by Rally Holdings LLC, a Delaware limited liability company that serves as the asset manager for the collection of Collectible Assets (as defined below) owned by the Company and each series (“Rally Holdings” or the “Asset Manager”). The Company’s core business is the identification, acquisition, marketing and management of collectible items (including collectible automobiles, memorabilia and alcohol) and digital assets, collectively referred to as “Collectible Assets” or the “Asset Class,” for the benefit of the investors. All of the series of the Company shall collectively be referred to herein as the “Series” and the assets and liabilities of each Series will be separate in accordance with Delaware law. The interests of all Series shall collectively be referred to herein as the “Interests” and a purchaser of Interests in any Series (an “Investor”) will be entitled to share in the return of that particular Series but will not be entitled to share in the return of any other Series. The offerings of the Interests shall collectively be referred to herein as the “Offerings.” There will be a separate Closing with respect to each Offering (each, a “Closing”). The Series assets referenced below shall be referred to herein, collectively, as the “Underlying Assets.” Any individuals, dealers or auction company that own an Underlying Asset prior to a purchase of an Underlying Asset by the Company in advance of a potential Offering or the Closing of an Offering from which proceeds are used to acquire the Underlying Asset shall be referred to herein as an “Asset Seller.” We intend to distribute all Offerings of the Company principally through the Rally Rd.™ platform and any successor platform used by the Company for the offer and sale of interests (the “Rally Rd.™ Platform” or the “Platform”).
The master series table below, referred to at times as the “Master Series Table,” shows key information related to each Series as of the date hereof. This information will be referenced in the following sections when referring to the Master Series Table.

On December 31, 2024, the Company effectuated a merger (the “Merger”) with RSE Archive, LLC, a Delaware series limited liability company affiliated with the Company (“RSE Archive”), pursuant to which RSE Archive merged with and into the Company. See “Description of the Business – Merger with RSE Archive, LLC” for additional information. Following the Merger, each legacy series of RSE Archive became a Series of the Company.  The Master Series Table presents information concerning all Series of the Company after giving effect to the Merger, including Series originally associated with RSE Archive prior to the Merger, the offerings of which were qualified pursuant to that certain offering statement on Form 1-A filed by RSE Archive and originally qualified on October 11, 2019 (File No. 024-11057) (the “Archive Offering Statement”).

Series	Qualification Date	Offering Circular	Underlying Asset	Status	Opening Date (1)	Closing Date	Offering Price per Interest	Minimum / Maximum Membership Interests (2)	Minimum / Maximum Offering Size	Sourcing Fee (5)
#77LE1 (4)		(Not qualified in an Offering Statement)	1977 Lotus Esprit S1	Closed	11/17/2016	4/13/2017	$38.85	2,000	$77,700 (3)	$3,443

3

#69BM1	8/10/2017	(Post-Qualification Amendment No. 1 to Offering Statement 1)	1969 Ford Mustang Boss 302	Closed	11/20/2017	2/7/2018	$57.50	2,000	$115,000 (3)	$2,986
#85FT1	9/14/2017	(Post-Qualification Amendment No. 1 to Offering Statement 1)	1985 Ferrari Testarossa	Sold - $185,000 Acquisition Offer Accepted on 12/21/2023	11/23/2017	2/15/2018	$82.50	2,000	$165,000 (3)	-$17,859
#88LJ1	9/14/2017	(Post-Qualification Amendment No. 1 to Offering Statement 1)	1988 Lamborghini Jalpa	Sold - $135,000 Acquisition Offer Accepted on 12/21/2023	2/9/2018	4/12/2018	$67.50	2,000	$135,000 (3)	$578
#55PS1	9/14/2017	(Post-Qualification Amendment No. 1 to Offering Statement 1)	1955 Porsche 356 Speedster	Closed	4/2/2018	6/6/2018	$212.50	2,000	$425,000 (3)	-$3,357
#95BL1	5/24/2018	(Post-Qualification Amendment No. 5 to Offering Statement 1)	1995 BMW E36 M3 Lightweight	Sold - $130,000 Acquisition Offer Accepted on 12/21/2023	6/1/2018	7/12/2018	$59.25	2,000	$118,500 (3)	-$444

4

#89PS1	7/20/2018	(Post-Qualification Amendment No. 6 to Offering Statement 1)	1989 Porsche 911 Speedster	Sold -$245,000 Acquisition Offer Accepted on 07/20/2022	7/23/2018	7/31/2018	$82.50	2,000	$165,000 (3)	$2,021
#90FM1	7/20/2018	(Post-Qualification Amendment No. 6 to Offering Statement 1)	1990 Ford Mustang 7Up Edition	Sold -$27,803 Acquisition Offer Accepted on 12/02/2025	7/24/2018	7/31/2018	$8.25	2,000	$16,500 (3)	$464
#83FB1	3/29/2018	(Post-Qualification Amendment No. 7 to Offering Statement 1)	1983 Ferrari 512 BBi	Sold - $325,000 Acquisition Offer Accepted on 08/24/2026	7/23/2018	9/5/2018	$70.00	5,000	$350,000 (3)	$9,162
#98DV1	9/17/2018	(Pre-Qualification Amendment No. 2 to Offering Statement 1)	1998 Dodge Viper GTS-R	Sold -$197,145 Acquisition Offer Accepted on 12/02/2025	9/27/2018	10/10/2018	$65.00	2,000	$130,000 (3)	$2,314
#06FS1	9/17/2018	(Pre-Qualification Amendment No. 7 to Offering Statement 1)	2006 Ferrari F430 Spider "Manual"	Sold -$227,500 Acquisition Offer Accepted on 05/06/2019	10/12/2018	10/19/2018	$39.80	5,000	$199,000 (3)	$774

5

#93XJ1	3/29/2018	(Post-Qualification Amendment No. 4 to Offering Statement 1)	1993 Jaguar XJ220	Closed	8/22/2018	11/6/2018	$99.00	5,000	$495,000 (3)	-$7,373
#02AX1	11/16/2018	(Post-Qualification Amendment No. 8 to Offering Statement 1)	2002 Acura NSX-T	Sold -$137,000 Acquisition Offer Accepted on 12/21/2023	11/16/2018	11/30/2018	$54.00	2,000	$108,000 (3)	$1,944
#99LE1	11/16/2018	(Post-Qualification Amendment No. 8 to Offering Statement 1)	1999 Lotus Esprit Sport 350	Sold - $85,000 Acquisition Offer Accepted on 8/22/2024	11/23/2018	12/4/2018	$34.75	2,000	$69,500 (3)	$1,770
#91MV1	11/16/2018	(Post-Qualification Amendment No. 8 to Offering Statement 1)	1991 Mitsubishi 3000GT VR4	Sold - $39,540 Acquisition Offer Accepted on 07/27/2026	11/28/2018	12/7/2018	$19.00	2,000	$38,000 (3)	$600
#92LD1	11/16/2018	(Post-Qualification Amendment No. 8 to Offering Statement 1)	1992 Lancia Delta Integrale Evo "Martini 5"	Sold - $150,000 Acquisition Offer Accepted on 08/24/2026	12/7/2018	12/26/2018	$55.00	3,000	$165,000 (3)	$2,219

6

#94DV1	11/16/2018	(Post-Qualification Amendment No. 8 to Offering Statement 1)	1994 Dodge Viper RT/10	Sold - $61,540 Acquisition Offer Accepted on 07/27/2026	12/11/2018	12/26/2018	$28.75	2,000	$57,500 (3)	$1,841
#00FM1	12/6/2018	(Post-Qualification Amendment No. 10 to Offering Statement 1)	2000 Ford Mustang Cobra R	Sold -$60,000 Acquisition Offer Accepted on 04/16/2019	12/21/2018	1/4/2019	$24.75	2,000	$49,500 (3)	$862
#72MC1	12/6/2018	(Post-Qualification Amendment No. 10 to Offering Statement 1)	1972 Mazda Cosmo Sport Series II	Closed	12/28/2018	1/4/2019	$62.25	2,000	$124,500 (3)	$2,474
#06FG1	12/6/2018	(Post-Qualification Amendment No. 10 to Offering Statement 1)	2006 Ford GT	Sold -$365,000 Acquisition Offer Accepted on 06/09/2021	12/14/2018	1/8/2019	$64.00	5,000	$320,000 (3)	$3,198
#11BM1	12/6/2018	(Post-Qualification Amendment No. 10 to Offering Statement 1)	2011 BMW 1M	Closed	1/8/2019	1/25/2019	$42.00	2,000	$84,000 (3)	$517

7

#80LC1	9/17/2018	(Pre-Qualification Amendment No. 7 to Offering Statement 1)	1980 Lamborghini Countach LP400 S Turbo	Sold - $1,181,250 Acquisition Offer Accepted on 3/13/2024	1/17/2019	2/8/2019	$127.00	5,000	$635,000 (3)	$9,216
#02BZ1	12/6/2018	(Post-Qualification Amendment No. 10 to Offering Statement 1)	2002 BMW Z8	Sold - $205,000 Acquisition Offer Accepted on 12/21/2023	1/6/2019	2/8/2019	$65.00	3,000	$195,000 (3)	$2,620
#88BM1	12/6/2018	(Post-Qualification Amendment No. 10 to Offering Statement 1)	1988 BMW E30 M3	Sold - $141,000 Acquisition Offer Accepted on 12/21/2023	1/11/2019	2/25/2019	$47.00	3,000	$141,000 (3)	$226
#63CC1	3/6/2019	(Pre-Qualification Amendment No. 11 to Offering Statement 1)	1963 Chevrolet Corvette Split Window	Sold - $119,398 Acquisition Offer Accepted on 07/27/2026	3/8/2019	3/18/2019	$63.00	2,000	$126,000 (3)	$1,553
#76PT1	3/6/2019	(Pre-Qualification Amendment No. 11 to Offering Statement 1)	1976 Porsche 911 Turbo Carrera	Sold -$207,255 Acquisition Offer Accepted on 12/02/2025	3/15/2019	3/22/2019	$63.30	3,000	$189,900 (3)	$1,793

8

#75RA1	3/6/2019	(Post-Qualification Amendment No. 12 to Offering Statement 1)	1975 Renault Alpine A110 1300	Closed	3/29/2019	4/9/2019	$28.00	3,000	$84,000 (3)	$3,732
#65AG1	3/6/2019	(Pre-Qualification Amendment No. 11 to Offering Statement 1)	1965 Alfa Romeo Giulia Sprint Speciale	Closed	4/5/2019	4/16/2019	$89.25	2,000	$178,500 (3)	$1,903
#93FS1	3/6/2019	(Post-Qualification Amendment No. 12 to Offering Statement 1)	1993 Ferrari 348TS Serie Speciale	Sold -$147,500 Acquisition Offer Accepted on 05/17/2022	4/12/2019	4/22/2019	$68.75	2,000	$137,500 (3)	$1,272
#61JE1	3/6/2019	(Post-Qualification Amendment No. 12 to Offering Statement 1)	1961 Jaguar E-Type	Closed	4/19/2019	4/26/2019	$82.00	3,000	$246,000 (3)	$3,858
#90MM1	3/6/2019	(Post-Qualification Amendment No. 12 to Offering Statement 1)	1990 Mazda Miata MX-5	Sold -$33,363 Acquisition Offer Accepted on 12/02/2025	4/17/2019	4/26/2019	$5.32	5,000	$26,600 (3)	$918

9

#65FM1	3/6/2019	(Pre-Qualification Amendment No. 11 to Offering Statement 1)	1965 Ford Mustang 2+2 Fastback	Closed	5/3/2019	7/18/2019	$41.25	2,000	$82,500 (3)	$1,966
#88PT1	11/16/2018	(Post-Qualification Amendment No. 8 to Offering Statement 1)	1988 Porsche 944 Turbo S	Sold - $62,000 Acquisition Offer Accepted on 12/21/2023	5/10/2019	7/18/2019	$30.00	2,200	$66,000 (3)	-$2,214
#94LD1	12/6/2018	(Post-Qualification Amendment No. 10 to Offering Statement 1)	1994 Lamborghini Diablo SE30 Jota	Sold - $975,000 Acquisition Offer Accepted on 9/13/2024	7/12/2019	8/6/2019	$119.50	5,000	$597,500 (3)	$11,251
#99SS1	8/9/2019	(Post-Qualification Amendment No. 14 to Offering Statement 1)	1999 Shelby Series 1	Sold - $162,960 Acquisition Offer Accepted on 07/27/2026	9/4/2019	9/11/2019	$137.50	1,000	$137,500 (3)	$1,815
#94FS1	8/9/2019	(Post-Qualification Amendment No. 14 to Offering Statement 1)	1994 Ferrari 348 Spider	Sold - $171,562 Acquisition Offer Accepted on 07/27/2026	9/12/2019	9/17/2019	$72.50	2,000	$145,000 (3)	$669

10

#61MG1	3/6/2019	(Post-Qualification Amendment No. 11 to Offering Statement 1)	1961 Maserati 3500GT	Closed	9/20/2019	9/30/2019	$68.00	5,000	$340,000 (3)	$4,613
#92CC1	8/9/2019	(Post-Qualification Amendment No. 14 to Offering Statement 1)	1992 Chevrolet Corvette ZR1	Closed	9/27/2019	10/2/2019	$26.25	2,000	$52,500 (3)	$2,875
#89FT1	8/9/2019	(Post-Qualification Amendment No. 14 to Offering Statement 1)	1989 Ferrari Testarossa	Sold -$330,000 Acquisition Offer Accepted on 04/25/2022	10/4/2019	10/11/2019	$45.00	4,000	$180,000 (3)	-$400
#80PN1	10/23/2019	(Post-Qualification Amendment No. 18 to Offering Statement 1)	1980 Porsche 928	Sold - $58,000 Acquisition Offer Accepted on 12/21/2023	11/1/2019	11/6/2019	$9.60	5,000	$48,000 (3)	-$4,030
#89FG2	10/23/2019	(Post-Qualification Amendment No. 15 to Offering Statement 1)	1989 Ferrari 328 GTS	Sold -$180,000 Acquisition Offer Accepted on 08/18/2022	11/8/2019	11/14/2019	$75.00	1,700	$127,500 (3)	$1,719

11

#88LL1	8/9/2019	(Post-Qualification Amendment No. 14 to Offering Statement 1)	1988 Lamborghini LM002	Sold -$353,532 Acquisition Offer Accepted on 12/02/2025	11/18/2019	12/8/2019	$146.00	2,000	$292,000 (3)	$3,115
#03SS1	12/9/2019	(Post-Qualification Amendment No. 19 to Offering Statement 1)	2003 Saleen S7	Sold -$420,000 Acquisition Offer Accepted on 09/27/2020	7/6/2020	9/22/2020	$125.00	3,000	$375,000 (3)	$29,638
#MEEB11275	12/6/2021	(Post-Qualification Amendment No. 1 to Offering Statement 2)	Number 11275 Elephant Meebit NFT	Closed	12/6/2021	1/10/2022	$8.00	20,000	$160,000 (3)	$16,139
#82TAYLOR	12/13/2021	(Post-Qualification Amendment No. 3 to Offering Statement 2)	1982 Topps #434 Lawrence Taylor Rookie Card graded BGS 10	Closed	12/13/2021	1/10/2022	$6.50	2,000	$13,000 (3)	$1,538
#HOLMES	12/13/2021	(Post-Qualification Amendment No. 3 to Offering Statement 2)	1892 1st Edition copies of The Adventures of Sherlock Holmes and the Memoirs of Sherlock Holmes by Arthur Conan Doyle	Closed	12/13/2021	1/10/2022	$10.00	2,500	$25,000 (3)	$3,458

12

#HULK180	12/13/2021	(Post-Qualification Amendment No. 3 to Offering Statement 2)	1974 Incredible Hulk #180 Comic Book published by Marvel graded CGC 9.8	Closed	12/13/2021	1/10/2022	$4.20	10,000	$42,000 (3)	$4,342
#05JAYZ	12/20/2021	(Post-Qualification Amendment No. 4 to Offering Statement 2)	2005 Topps Finest Jay-Z Autographed Card graded PSA 10	Closed	12/20/2021	1/10/2022	$5.00	3,700	$18,500 (3)	$1,459
#JUSTINIAN	12/20/2021	(Post-Qualification Amendment No. 4 to Offering Statement 2)	Coin from the First Reign of Justinian II Depicting the First Numismatic Depiction of Jesus Christ (AD 685-695) graded NGC Ch MS	Closed	12/20/2021	1/10/2022	$9.00	2,000	$18,000 (3)	$1,720
#67ICEBOWL	12/27/2021	(Post-Qualification Amendment No. 5 to Offering Statement 2)	1967 Full Ticket from the Ice Bowl graded PSA 8	Closed	12/27/2021	1/14/2022	$5.00	2,000	$10,000 (3)	$1,262
#DKCOUNTRY	12/27/2021	(Post-Qualification Amendment No. 5 to Offering Statement 2)	1994 SNES Donkey Kong Country Video Game graded Wata 9.4 A+	Closed	12/27/2021	1/14/2022	$6.00	3,000	$18,000 (3)	$3,162

13

#FALCON	12/27/2021	(Post-Qualification Amendment No. 5 to Offering Statement 2)	1979 Kenner Star Wars Millennium Falcon Spaceship Action Figure graded AFA 80	Closed	12/27/2021	1/14/2022	$5.00	10,000	$50,000 (3)	$5,420
#MARIOWRLD	12/13/2021	(Post-Qualification Amendment No. 3 to Offering Statement 2)	1991 SNES Super Mario World Video Game graded Wata 9.4 A	Closed	12/13/2021	1/18/2022	$5.00	33,000	$165,000 (3)	$17,264
#82AV1	11/15/2021	(Post-Qualification Amendment No. 4 to Offering Statement 2)	1982 Aston Martin V8 Vantage 'Oscar India'	Closed	11/16/2021	2/7/2022	$20.00	14,875	$297,500 (3)	$2,530
#SUPERBWL1	2/9/2022	(Post-Qualification Amendment No. 6 to Offering Statement 2)	1967 Super Bowl I Full Ticket graded PSA 5	Closed	2/9/2022	3/2/2022	$6.00	4,000	$24,000 (3)	$3,079
#MEEB7985	2/9/2022	(Post-Qualification Amendment No. 6 to Offering Statement 2)	Number 7985 Pig Meebit NFT with Magenta Overshirt Color	Closed	2/9/2022	3/2/2022	$5.00	7,600	$38,000 (3)	$2,574

14

#BONDWATCH	12/20/2021	(Post-Qualification Amendment No. 4 to Offering Statement 2)	1999 Omega Seamaster Watch Worn by Pierce Brosnan During the Filming of The World is Not Enough	Closed	12/20/2021	3/22/2022	$4.00	20,000	$80,000 (3)	$3,320
#95FF1	12/27/2021	(Post-Qualification Amendment No. 5 to Offering Statement 2)	1995 Ferrari 355 Spider	Sold -$128,903 Acquisition Offer Accepted on 12/02/2025	12/27/2021	3/22/2022	$10.00	12,000	$120,000 (3)	$3,862
#MAYC857	2/9/2022	(Post-Qualification Amendment No. 6 to Offering Statement 2)	Number 857 Mutant Ape Yacht Club NFT with M1 Irish Boho Hat	Closed	2/9/2022	3/23/2022	$5.00	10,800	$54,000 (3)	$3,893
#PUNK2981	2/18/2022	(Post-Qualification Amendment No. 7 to Offering Statement 2)	Number 2981 CryptoPunk NFT with Welding Goggles	Closed	2/18/2022	3/22/2022	$5.00	62,000	$310,000 (3)	$13,975
#WOW2221	2/18/2022	(Post-Qualification Amendment No. 7 to Offering Statement 2)	Number 2221 World of Women NFT with Golden Bib Necklace	Closed	2/18/2022	3/30/2022	$7.00	4,000	$28,000 (3)	$1,193

15

#NIKON1	2/18/2022	(Post-Qualification Amendment No. 7 to Offering Statement 2)	1949 Nikon One Camera in Condition ‘B/A’	Closed	2/18/2022	4/8/2022	$4.00	7,000	$28,000 (3)	$2,720
#LOTF	3/14/2022	(Post-Qualification Amendment No. 8 to Offering Statement 2)	1954 1st Edition copy Lord of the Flies by William Golding	Closed	3/14/2022	4/8/2022	$7.00	2,000	$14,000 (3)	$1,568
#DOOD6778	3/30/2022	(Post-Qualification Amendment No. 10 to Offering Statement 2)	Number 6778 Doodle NFT with Holographic Mohawk	Closed	3/30/2022	4/8/2022	$5.00	6,000	$30,000 (3)	$340
#BAKC7820	2/18/2022	(Post-Qualification Amendment No. 7 to Offering Statement 2)	Number 7820 Bored Ape Kennel Club NFT with Jetpack	Closed	2/18/2022	4/20/2022	$5.00	6,200	$31,000 (3)	$847
#NBAJAM	3/14/2022	(Post-Qualification Amendment No. 8 to Offering Statement 2)	1994 Sega Genesis NBA Jam Video Game graded Wata 9.8 A++	Closed	3/14/2022	4/20/2022	$5.00	9,400	$47,000 (3)	$3,338
#SANDBOX1	3/30/2022	(Post-Qualification Amendment No. 10 to Offering Statement 2)	The Sandbox ESTATE with a bundle of 9 LAND NFTs	Closed	3/30/2022	5/3/2022	$5.00	21,000	$105,000 (3)	$1,175

16

#WOW6586	3/30/2022	(Post-Qualification Amendment No. 10 to Offering Statement 2)	Number 6586 World of Women NFT with Golden Skin Tone	Closed	3/30/2022	5/3/2022	$5.00	10,400	$52,000 (3)	$711
#AZUKI6704	3/30/2022	(Post-Qualification Amendment No. 10 to Offering Statement 2)	Number 6704 Azuki NFT with Glowing Eyes	Closed	3/30/2022	5/3/2022	$5.00	6,400	$32,000 (3)	$228
#58PELE4	4/4/2022	(Post-Qualification Amendment No. 13 to Offering Statement 2)	1958 Pele World Cup Debut Ticket Stub graded PSA 1.5	Closed	4/4/2022	5/14/2022	$6.00	8,000	$48,000 (3)	$4,420
#OBAMABALL	3/30/2022	(Post-Qualification Amendment No. 13 to Offering Statement 2)	2010 Basketball Signed by Barack Obama, Kobe Bryant, LeBron James, Magic Johnson, and Carmelo Anthony	Closed	3/30/2022	5/14/2022	$10.00	10,500	$105,000 (3)	$3,563
#BART	4/4/2022	(Post-Qualification Amendment No. 13 to Offering Statement 2)	1993 Skybox Simpsons Bart Sketch graded PSA 10	Closed	4/4/2022	5/14/2022	$7.00	3,000	$21,000 (3)	$2,290

17

#HOMER	4/4/2022	(Post-Qualification Amendment No. 13 to Offering Statement 2)	1993 Skybox Simpsons Homer Sketch graded PSA 10	Closed	4/4/2022	5/14/2022	$7.00	3,000	$21,000 (3)	$2,290
#SI1	4/11/2022	(Post-Qualification Amendment No. 14 to Offering Statement 2)	1954 Sports Illustrated #1 graded CGC 9.8	Closed	4/11/2022	5/14/2022	$2.00	5,000	$10,000 (3)	$1,100
#GOLD1	4/11/2022	(Post-Qualification Amendment No. 14 to Offering Statement 2)	Alaska Gold Nugget weighing 172 grams	Closed	4/11/2022	5/14/2022	$4.00	4,000	$16,000 (3)	$766
#VERSTAPP1	3/14/2022	(Post-Qualification Amendment No. 8 to Offering Statement 2)	2020 Topps Dynasty Formula 1 Triple Patch Autographs #TRAIMV Max Verstappen Card graded BGS 9.5	Closed	3/14/2022	5/24/2022	$8.00	4,000	$32,000 (3)	$1,178
#96TIGER	4/4/2022	(Post-Qualification Amendment No. 13 to Offering Statement 2)	1996 Sports Illustrated For Kids Tiger Woods Rookie Card graded BGS 10	Sold - $25,000 Acquisition Offer Accepted on 09/11/2026	4/4/2022	5/24/2022	$5.00	11,000	$55,000 (3)	$4,313

18

#88ZELDA	4/11/2022	(Post-Qualification Amendment No. 14 to Offering Statement 2)	1988 NES Zelda II: The Adventure of Link Video Game graded WATA 9.8 A+	Closed	4/11/2022	5/24/2022	$5.00	12,000	$60,000 (3)	$4,300
#STARWARS3	3/30/2022	(Post-Qualification Amendment No. 13 to Offering Statement 2)	1977 Topps Star Wars Series 1-5 Wax Boxes Authenticated by BBCE	Closed	3/30/2022	5/24/2022	$10.00	2,600	$26,000 (3)	$1,840
#YEEZY	4/4/2022	(Post-Qualification Amendment No. 13 to Offering Statement 2)	Complete Collection of Yeezy 350 Sneakers (2015-2020)	Closed	4/4/2022	5/24/2022	$8.00	5,000	$40,000 (3)	$6,276
#MAYC9114	3/30/2022	(Post-Qualification Amendment No. 10 to Offering Statement 2)	Number 9114 Mutant Ape Yacht Club NFT with M2 Stunt Jacket	Closed	3/30/2022	5/27/2022	$5.00	17,500	$87,500 (3)	$1,066
#VFRNDS1	4/4/2022	(Post-Qualification Amendment No. 13 to Offering Statement 2)	VeeFriends Original Sharing Squirrel Drawing by Gary Vee	Closed	4/4/2022	6/12/2022	$10.00	27,500	$275,000 (3)	$19,642
#MBIRD2754	5/16/2022	(Post-Qualification Amendment No. 18 to Offering Statement 2)	Number 2754 Moonbird NFT with Raincloud Headwear	Closed	5/16/2022	6/16/2022	$5.00	12,000	$60,000 (3)	-$17,964

19

#VEEFRND1	5/16/2022	(Post-Qualification Amendment No. 19 to Offering Statement 2)	VeeFriends Energetic Electric Eel NFT with Rare Admission Attribute	Closed	5/16/2022	6/16/2022	$5.00	6,720	$33,600 (3)	-$6,841
#TREASURE	2/18/2022	(Post-Qualification Amendment No. 7 to Offering Statement 2)	1883 First Edition copy of Treasure Island By Robert Stevenson	Closed	2/18/2022	6/16/2022	$5.00	4,500	$22,500 (3)	$2,244
#MACWORLD1	12/20/2021	(Post-Qualification Amendment No. 4 to Offering Statement 2)	1984 Steve Jobs and Steve Wozniak Signed Issue of Macworld #1	Sold - $245,000 Acquisition Offer Accepted on 09/07/2024	12/20/2021	6/16/2022	$11.25	20,000	$225,000 (3)	$17,673
#KENNERSET	5/16/2022	(Post-Qualification Amendment No. 15 to Offering Statement 2)	1978 Kenner Star Wars Early Bird Set graded AFA 75	Closed	5/16/2022	6/16/2022	$10.00	1,250	$12,500 (3)	$1,024
#LEDZEPP1	4/11/2022	(Post-Qualification Amendment No. 14 to Offering Statement 2)	Led Zeppelin I Album Signed By Jimmy Page, Robert Plant, John Bonham & John Paul Jones authenticated by Beckett	Closed	4/11/2022	6/16/2022	$6.00	8,000	$48,000 (3)	$4,420

20

#VEEVIPER	5/16/2022	(Post-Qualification Amendment No. 19 to Offering Statement 2)	2022 Gary Vee Original Veecon Exclusive Viper Drawing authenticated by PSA	Closed	5/16/2022	6/17/2022	$5.00	15,000	$75,000 (3)	$2,779
#BEEPLE1	5/16/2022	(Post-Qualification Amendment No. 19 to Offering Statement 2)	Number #163/207 Into the Ether Beeple Everydays 2020 Collection NFT	Closed	5/16/2022	6/28/2022	$5.00	13,600	$68,000 (3)	-$8,896
#WARHOL1	5/16/2022	(Post-Qualification Amendment No. 18 to Offering Statement 2)	1967 Andy Warhol Marilyn Monroe Signed Print Stamp-Numbered 140/250	Closed	5/16/2022	6/28/2022	$10.00	17,000	$170,000 (3)	$3,359
#GAMEBOY	6/21/2022	(Post-Qualification Amendment No. 20 to Offering Statement 2)	1989 Factory Sealed Nintendo Game Boy graded VGA 85	Closed	6/21/2022	7/25/2022	$5.00	4,500	$22,500 (3)	$866
#CROESUS	6/21/2022	(Post-Qualification Amendment No. 20 to Offering Statement 2)	561-546 BC First Gold Coin graded NGC CH XF	Closed	6/21/2022	8/1/2022	$8.00	8,000	$64,000 (3)	$4,355
#SACHS1	5/16/2022	(Post-Qualification Amendment No. 15 to Offering Statement 2)	Tom Sachs Rocket Factory "Gamechanger" NFT with USPS Brand	Closed	5/16/2022	8/1/2022	$10.00	2,150	$21,500 (3)	-$4,346

21

#32RUTH	5/16/2022	(Post-Qualification Amendment No. 15 to Offering Statement 2)	1932 Babe Ruth Called Shot Ticket Stub graded PSA 6	Closed	5/16/2022	8/1/2022	$5.00	19,000	$95,000 (3)	$7,738
#ELON1	7/5/2022	(Post-Qualification Amendment No. 21 to Offering Statement 2)	Elon Musk Signed Dollar Bill authenticated by PSA	Closed	7/5/2022	8/1/2022	$2.00	3,750	$7,500 (3)	$207
#105.ETH	6/21/2022	(Post-Qualification Amendment No. 20 to Offering Statement 2)	the 105.eth ENS Domain	Closed	6/21/2022	8/19/2022	$4.00	10,000	$40,000 (3)	$0
#R2D2	7/5/2022	(Post-Qualification Amendment No. 21 to Offering Statement 2)	1977 Star Wars Dark Blue Dome R2-D2 Action Figure graded CAS 85	Closed	7/5/2022	8/19/2022	$5.00	2,000	$10,000 (3)	$1,056
#VADER	7/5/2022	(Post-Qualification Amendment No. 21 to Offering Statement 2)	1977 Star Wars Unpunched Darth Vader Action Figure graded CAS 85	Closed	7/5/2022	8/19/2022	$5.00	1,500	$7,500 (3)	$287

22

#WARHOL2	7/5/2022	(Post-Qualification Amendment No. 21 to Offering Statement 2)	1969 Oyster Stew Campbell’s Soup II Signed and Stamp-Numbered Andy Warhol Print	Closed	7/5/2022	8/19/2022	$10.00	6,500	$65,000 (3)	$909
#JEKYLL	8/2/2022	(Post-Qualification Amendment No. 22 to Offering Statement 2)	1886 First Edition copy of Strange Case of Dr Jekyll and Mr Hyde by Robert Stevenson	Closed	8/2/2022	8/26/2022	$4.00	5,000	$20,000 (3)	$2,169
#BUFFETT1	6/21/2022	(Post-Qualification Amendment No. 20 to Offering Statement 2)	2000 Annual Berkshire Hathaway Inc. Shareholders Meeting Guide Signed by Warren Buffett	Closed	6/21/2022	8/26/2022	$3.00	5,000	$15,000 (3)	$351
#DRACULA10	5/16/2022	(Post-Qualification Amendment No. 19 to Offering Statement 2)	1973 Tomb of Dracula #10 Comic Book published by Marvel graded CGC 9.8	Closed	5/16/2022	8/26/2022	$10.00	4,000	$40,000 (3)	$3,220
#PAPPY1	8/2/2022	(Post-Qualification Amendment No. 22 to Offering Statement 2)	Collection of 10, 12, 13, 15, 20, and 23 Year Old Pappy Van Winkle Bourbon	Closed	8/2/2022	8/26/2022	$7.00	2,000	$14,000 (3)	-$567

23

#1857COIN	7/5/2022	(Post-Qualification Amendment No. 21 to Offering Statement 2)	1857-S $20 Coin Salvaged from the SS Central America graded PCGS MS66	Closed	7/5/2022	8/26/2022	$5.00	5,000	$25,000 (3)	$587
#94CSI	5/16/2022	(Post-Qualification Amendment No. 18 to Offering Statement 2)	1994 BMW 850CSi	Sold - $120,000 Acquisition Offer Accepted on 3/3/2023	5/16/2022	10/3/2022	$14.25	10,000	$142,500 (3)	$8,814
#ANDYPELE	8/2/2022	(Post-Qualification Amendment No. 22 to Offering Statement 2)	1977 Andy Warhol Pelé Polaroid Portrait Photo	Closed	8/2/2022	10/3/2022	$4.00	6,500	$26,000 (3)	$363
#BOBAFETT	8/22/2022	(Post-Qualification Amendment No. 24 to Offering Statement 2)	1979 Kenner Star Wars Boba Fett Action Figure graded AFA 85	Closed	8/12/2022	10/3/2022	$10.00	2,600	$26,000 (3)	$1,517
#ELVIS	4/11/2022	(Post-Qualification Amendment No. 14 to Offering Statement 2)	1977 Elvis Presley Last Live Performance Full Ticket graded PSA 8	Closed	4/11/2022	10/3/2022	$8.00	5,000	$40,000 (3)	$3,700
#GBOYCOLOR	7/5/2022	(Post-Qualification Amendment No. 21 to Offering Statement 2)	1998 Factory Sealed Nintendo Game Boy Color graded VGA 85	Closed	7/5/2022	10/3/2022	$4.00	1,625	$6,500 (3)	$197

24

#JETFIRE	8/2/2022	(Post-Qualification Amendment No. 22 to Offering Statement 2)	1985 Transformers Jetfire Fighter Jet graded AFA 85	Closed	8/2/2022	10/3/2022	$5.00	1,700	$8,500 (3)	$736
#POPEBALL	8/2/2022	(Post-Qualification Amendment No. 22 to Offering Statement 2)	2022 Baseball Signed by Pope Francis	Closed	8/2/2022	11/2/2022	$4.00	4,750	$19,000 (3)	$146
#RABBIT	8/2/2022	(Post-Qualification Amendment No. 22 to Offering Statement 2)	1901 First Edition copy of The Tale of Peter Rabbit by Beatrix Potter	Closed	8/2/2022	11/2/2022	$4.60	10,000	$46,000 (3)	$4,259
#54AARON	9/19/2022	(Post-Qualification Amendment No. 25 to Offering Statement 2)	1954 Topps #128 Hank Aaron Rookie Card graded PSA NM-MT+ 8.5	Sold - $120,000 Acquisition Offer Accepted on 9/25/2024	9/19/2022	11/2/2022	$10.00	17,000	$170,000 (3)	-$245
#GRATEFUL1	9/19/2022	(Post-Qualification Amendment No. 25 to Offering Statement 2)	1966 Grateful Dead Skeleton & Roses Concert Poster graded CGC 9.6	Closed	9/19/2022	12/13/2022	$10.00	12,500	$125,000 (3)	$11,913

25

#BOBAPROTO	9/19/2022	(Post-Qualification Amendment No. 25 to Offering Statement 2)	1979 Kenner Star Wars Boba Fett Rocket-Firing L-Slot Prototype Action Figure graded AFA 80	Sold - $115,000 Acquisition Offer Accepted on 08/28/2026	9/19/2022	12/13/2022	$10.00	15,000	$150,000 (3)	$7,558
#ARSHAM1 (7)	2/27/2023	(Post-Qualification Amendment No. 27 to Offering Statement 2)	1963 Arsham Studio Stone Island Mercedes-Benz Unimog 404	Closed	2/27/2023	5/16/2023	$20.00	6,750	$135,000 (3)	$11,478
#BATMAN	2/18/2022	(Post-Qualification Amendment No. 7 to Offering Statement 2)	1940 Batman #1 Comic Book published by DC Comics graded CGC 8	Sold -$2,000,000 Acquisition Offer Accepted on 1/30/2023	2/18/2022	1/25/2023	$10.00	144,000 / 180,000	$1,440,000 / $1,800,000	$67,900
Number 7387 Doodle NFT with Pink Long Hair				Cancelled (6)
Number 8467 Azuki NFT with Blue Tassel Ear				Cancelled (6)
The Sandbox 3x3 ESTATE with a bundle of 9 LAND NFTs				Cancelled (6)
Number 5028 CrypToadz NFT with Swamp Single Bun Head				Cancelled (6)
Number 3079 CrypToadz NFT with 3D Eyes				Cancelled (6)
Decentraland Estate 2X2 Bundle with 4 LAND NFTs				Cancelled (6)
Worldwide Webb Land Large Apartment 8325 NFT				Cancelled (6)
1982 Hasbro G.I. Joe Commando Snake Eyes Action Figure graded AFA 80				Cancelled (6)

26

1971 Apollo 14 Flown King James Bible carried to the Moon by astronaut Edgar Mitchell				Cancelled (6)
#SCARFACE	8/22/2022	(Post-Qualification Amendment No. 23 to Offering Statement 2)	Al Pacino Screen Worn Tuxedo from Scarface	Sold - $25,000 Acquisition Offer Accepted on 05/19/2026	8/22/2022	4/25/2024	$10.00	2,000	$20,000 (3)	$917
1860 Abraham Lincoln Signed Telegraph Company Check				Cancelled (6)
1949 1st Edition copy of Nineteen Eighty-Four by George Orwell				Cancelled (6)
#ARSHAM2 (7)	3/20/2024	(Post-Qualification Amendment No. 32 to Offering Statement 2)	1991 Daniel Arsham x RAUGH-Welt BEGRIFF Porsche 964 “RWBA” Slant Nose	Closed	3/20/2024	4/25/2024	$10.00	31,500	$315,000 (3)	$8,150
#LEBRON	5/21/2024	(Post-Qualification Amendment No. 33 to Offering Statement 2)	A collection of ten (10) LeBron James game worn Los Angeles Lakers jerseys	Closed	5/21/2024	7/22/2024	$10.00	50,000	$500,000 (3)	$41,300
#94VTTT	9/27/2024	(Post-Qualification Amendment No. 34 to Offering Statement 2)	1994 Lamborghini Diablo Vicious Traction Twin Turbo	Closed	9/27/2024	10/31/2024	$20.00	29,500	$590,000 (3)	$1,750

27

#52MANTLE (8)	10/11/2019	(Pre-Qualification Amendment No. 2 to Archive Offering Statement)	1952 Topps #311 Mickey Mantle Card	Closed	10/18/2019	10/25/2019	$13.20	10,000 (8)	$132,000 (3)	$3,090
#71MAYS	10/11/2019	(Pre-Qualification Amendment No. 2 to Archive Offering Statement)	1971 Willie Mays Jersey	Closed	10/25/2019	10/31/2019	$28.50	2,000	$57,000 (3)	$1,830
#RLEXPEPSI	10/11/2019	(Pre-Qualification Amendment No. 2 to Archive Offering Statement)	Rolex GMT Master II 126710BLRO	Closed	11/1/2019	11/6/2019	$8.90	2,000	$17,800 (3)	$22
#10COBB	10/11/2019	(Pre-Qualification Amendment No. 2 to Archive Offering Statement)	1910 E98 Ty Cobb Card	Sold - $27,083 Acquisition Offer Accepted on 08/29/2024	11/8/2019	11/14/2019	$39.00	1,000	$39,000 (3)	$1,510
#POTTER	10/11/2019	(Pre-Qualification Amendment No. 2 to Archive Offering Statement)	1997 First Edition Harry Potter	Sold - $132,500 Acquisition Offer Accepted on 02/01/2024	11/15/2019	11/21/2019	$24.00	3,000	$72,000 (3)	-$510

28

#TWOCITIES	10/11/2019	(Pre-Qualification Amendment No. 2 to Archive Offering Statement)	First Edition A Tale of Two Cities	Closed	11/15/2019	11/21/2019	$72.50	200	$14,500 (3)	$55
#FROST	10/11/2019	(Pre-Qualification Amendment No. 2 to Archive Offering Statement)	First Edition A Boy's Will	Closed	11/15/2019	11/21/2019	$67.50	200	$13,500 (3)	$865
#BIRKINBLU	11/1/2019	(Post-Qualification Amendment No. 1 to Archive Offering Statement)	Bleu Saphir Lizard Hermès Birkin	Sold - $68,000 Acquisition Offer Accepted on 4/9/2025	11/22/2019	11/27/2019	$58.00	1,000	$58,000 (3)	$170
#SMURF	11/1/2019	(Post-Qualification Amendment No. 1 to Archive Offering Statement)	Rolex Submariner Date "Smurf" Ref. 116619LB	Closed	11/22/2019	11/27/2019	$17.25	2,000	$34,500 (3)	$2,905
#70RLEX	10/11/2019	(Pre-Qualification Amendment No. 2 to Archive Offering Statement)	1970 Rolex Ref. 5100 Beta 21	Sold - $30,000 Acquisition Offer Accepted on 12/19/2023	11/29/2019	12/6/2019	$20.00	1,000	$20,000 (3)	$50

29

#EINSTEIN	10/11/2019	(Pre-Qualification Amendment No. 2 to Archive Offering Statement)	First Edition of Philosopher-Scientist	Sold - $15,000 Acquisition Offer Accepted on 02/06/2026	12/6/2019	12/13/2019	$7.25	2,000	$14,500 (3)	$855
#HONUS	11/27/2019	(Post-Qualification Amendment No. 2 to Archive Offering Statement)	1909-1911 T206 Honus Wagner Card	Closed	12/11/2019	12/26/2019	$52.00	10,000	$520,000 (3)	$5,572
#75ALI	11/1/2019	(Post-Qualification Amendment No. 1 to Archive Offering Statement)	1975 Muhammad Ali Boots worn in fight against Chuck Wepner	Closed	12/19/2019	12/29/2019	$46.00	1,000	$46,000 (3)	-$10
#71ALI	10/11/2019	(Pre-Qualification Amendment No. 2 to Archive Offering Statement)	1971 “Fight of the Century” Contract	Sold - $40,000 Acquisition Offer Accepted on 02/07/2020	12/16/2019	12/30/2019	$15.50	2,000	$31,000 (3)	$1,090
#APROAK	11/1/2019	(Post-Qualification Amendment No. 1 to Archive Offering Statement)	Audemars Piguet Royal Oak Jumbo A-Series Ref.5402	Sold - $110,000 Acquisition Offer Accepted on 06/25/2021	12/6/2019	1/2/2020	$75.00	1,000	$75,000 (3)	-$63

30

#88JORDAN	11/1/2019	(Post-Qualification Amendment No. 1 to Archive Offering Statement)	1988 Michael Jordan Nike Air Jordan III Sneakers	Sold - $61,500 Acquisition Offer Accepted on 12/02/2022	1/19/2020	1/27/2020	$11.00	2,000	$22,000 (3)	$230
#BIRKINBOR	12/18/2019	(Post-Qualification Amendment No. 3 to Archive Offering Statement)	2015 Hermès Birkin Bordeaux Shiny Porosus Crocodile with Gold Hardware	Sold - $49,000 Acquisition Offer Accepted on 08/07/2026	2/13/2020	2/20/2020	$26.25	2,000	$52,500 (3)	$225
#33RUTH	12/18/2019	(Post-Qualification Amendment No. 3 to Archive Offering Statement)	1933 Goudey #144 Babe Ruth Card	Sold - $180,000 Acquisition Offer Accepted on 06/02/2024	2/20/2020	2/26/2020	$38.50	2,000	$77,000 (3)	$603
#SPIDER1	12/18/2019	(Post-Qualification Amendment No. 3 to Archive Offering Statement)	1963 Marvel Comics Amazing Spider-Man #1 CGC FN+ 6.5	Closed	2/28/2020	3/4/2020	$22.00	1,000	$22,000 (3)	$230
#BATMAN3	12/18/2019	(Post-Qualification Amendment No. 3 to Archive Offering Statement)	1940 D.C. Comics Batman #3 CGC NM 9.4	Sold - $135,000 Acquisition Offer Accepted on 08/07/2026	2/28/2020	3/4/2020	$78.00	1,000	$78,000 (3)	$585

31

#ULYSSES	10/11/2019	(Pre-Qualification Amendment No. 2 to Archive Offering Statement)	1935 First Edition Ulysses	Closed	3/6/2020	3/10/2020	$51.00	500	$25,500 (3)	$695
#ROOSEVELT	10/11/2019	(Pre-Qualification Amendment No. 2 to Archive Offering Statement)	First Edition African Game Trails	Closed	3/6/2020	3/10/2020	$19.50	1,000	$19,500 (3)	$1,008
#56MANTLE	12/18/2019	(Post-Qualification Amendment No. 3 to Archive Offering Statement)	1956 Topps #135 Mickey Mantle Card	Closed	1/3/2020	3/11/2020	$1.00	10,000	$10,000 (3)	-$650
#AGHOWL	10/11/2019	(Pre-Qualification Amendment No. 2 to Archive Offering Statement)	First Edition Howl and Other Poems	Closed	3/6/2020	3/11/2020	$38.00	500	$19,000 (3)	$810
#98JORDAN	10/11/2019	(Pre-Qualification Amendment No. 2 to Archive Offering Statement)	1998 Michael Jordan Jersey	Sold - $165,000 Acquisition Offer Accepted on 05/11/2020	3/9/2020	3/22/2020	$64.00	2,000	$128,000 (3)	$4,160

32

#18ZION	11/1/2019	(Post-Qualification Amendment No. 1 to Archive Offering Statement)	2018 Zion Williamson Adidas James Harden Sneakers	Closed	3/27/2020	4/2/2020	$30.00	500	$15,000 (3)	$200
#SNOOPY	11/27/2019	(Post-Qualification Amendment No. 2 to Archive Offering Statement)	2015 Omega Speedmaster Moonwatch	Closed	4/2/2020	4/7/2020	$12.75	2,000	$25,500 (3)	-$55
#APOLLO11	11/1/2019	(Post-Qualification Amendment No. 1 to Archive Offering Statement)	Apollo 11 Crew-Signed New York Times Cover	Closed	4/8/2020	4/19/2020	$32.00	1,000	$32,000 (3)	$130
#24RUTHBAT	12/18/2019	(Post-Qualification Amendment No. 3 to Archive Offering Statement)	1924 George "Babe" Ruth Professional Model Bat	Sold - $270,000 Acquisition Offer Accepted on 03/21/2022	4/10/2020	5/3/2020	$85.00	3,000	$255,000 (3)	-$513
#YOKO	10/11/2019	(Pre-Qualification Amendment No. 2 to Archive Offering Statement)	First Edition Grapefruit	Closed	4/29/2020	5/11/2020	$80.00	200	$16,000 (3)	$840

33

#86JORDAN	4/30/2020	(Post-Qualification Amendment No. 6 to Archive Offering Statement)	1986 Fleer #57 Michael Jordan Card	Sold - $80,000 Acquisition Offer Accepted on 06/01/2020	5/6/2020	5/13/2020	$40.00	1,000	$40,000 (3)	$600
#HULK1	4/30/2020	(Post-Qualification Amendment No. 6 to Archive Offering Statement)	1962 The Incredible Hulk #1 CGC VF 8.0	Sold - $116,000 Acquisition Offer Accepted on 07/19/2021	5/12/2020	5/24/2020	$44.50	2,000	$89,000 (3)	$143
#RUTHBALL1 (8)	4/30/2020	(Post-Qualification Amendment No. 6 to Archive Offering Statement)	1934-39 Official American League Babe Ruth Single Signed Baseball	Liquidated	5/8/2020	5/24/2020	$14.50	2,000	$29,000 (3)	$510
#HIMALAYA	12/18/2019	(Post-Qualification Amendment No. 3 to Archive Offering Statement)	2014 Hermès 30cm Birkin Blanc Himalaya Matte Niloticus Crocodile with Palladium Hardware	Sold - $120,000 Acquisition Offer Accepted on 08/07/2026	5/19/2020	5/27/2020	$70.00	2,000	$140,000 (3)	$6,300
#38DIMAGGIO	4/30/2020	(Post-Qualification Amendment No. 6 to Archive Offering Statement)	1938 Goudey #274 Joe DiMaggio NM-MT 8 Baseball Card	Sold - $41,409 Acquisition Offer Accepted on 08/29/2024	5/28/2020	6/4/2020	$22.00	1,000	$22,000 (3)	$680

34

#55CLEMENTE	4/30/2020	(Post-Qualification Amendment No. 6 to Archive Offering Statement)	1955 Topps #164 Roberto Clemente NM-MT 8 Baseball Card	Closed	5/28/2020	6/4/2020	$38.00	1,000	$38,000 (3)	$520
#LOTR	4/30/2020	(Post-Qualification Amendment No. 6 to Archive Offering Statement)	1954-1955 First Edition, First Issue The Lord of the Rings Trilogy	Closed	6/4/2020	6/12/2020	$29.00	1,000	$29,000 (3)	$10
#CATCHER	4/30/2020	(Post-Qualification Amendment No. 6 to Archive Offering Statement)	1951 First Edition, First Issue The Catcher in the Rye	Sold - $15,000 Acquisition Offer Accepted on 07/09/2026	6/4/2020	6/12/2020	$25.00	500	$12,500 (3)	$25
#BOND1	4/30/2020	(Post-Qualification Amendment No. 6 to Archive Offering Statement)	1953 First Edition, First Issue Casino Royale	Closed	6/4/2020	6/12/2020	$39.00	1,000	$39,000 (3)	$510
#SUPER21	4/30/2020	(Post-Qualification Amendment No. 6 to Archive Offering Statement)	1943 Superman #21 CGC VF/NM 9.0 comic book	Closed	5/7/2020	6/17/2020	$1.00	8,500	$8,500 (3)	$615

35

#BATMAN1	4/30/2020	(Post-Qualification Amendment No. 6 to Archive Offering Statement)	1940 D.C. Comics Batman #1 CGC FR/GD 1.5	Sold - $103,950 Acquisition Offer Accepted on 10/3/2022	6/11/2020	6/18/2020	$71.00	1,000	$71,000 (3)	$658
#BIRKINTAN	4/30/2020	(Post-Qualification Amendment No. 6 to Archive Offering Statement)	2015 Hermès 30cm Birkin Tangerine Ostrich with Palladium Hardware	Closed	6/17/2020	6/25/2020	$28.00	1,000	$28,000 (3)	$1,520
#GMTBLACK1	4/30/2020	(Post-Qualification Amendment No. 6 to Archive Offering Statement)	Rolex 18k Yellow Gold GMT-Master ref. 16758	Closed	6/17/2020	6/25/2020	$28.00	1,000	$28,000 (3)	$1,520
#61JFK	6/8/2020	(Post-Qualification Amendment No. 7 to Archive Offering Statement)	1961 inscribed copy of Inaugural Addresses of the Presidents of the United States	Closed	6/27/2020	7/7/2020	$11.50	2,000	$23,000 (3)	$5,520
#POKEMON1	4/30/2020	(Post-Qualification Amendment No. 6 to Archive Offering Statement)	1999 Pokemon First Edition PSA GEM MT 10 Complete Set	Sold - $260,005 Acquisition Offer Accepted on 06/02/2024	6/23/2020	7/8/2020	$25.00	5,000	$125,000 (3)	$4,213

36

#50JACKIE	4/30/2020	(Post-Qualification Amendment No. 6 to Archive Offering Statement)	1950 Bowman #22 Jackie Robinson Card	Sold - $13,000 Acquisition Offer Accepted on 10/07/2020	6/10/2020	7/8/2020	$1.00	10,000	$10,000 (3)	$100
#LINCOLN	6/8/2020	(Post-Qualification Amendment No. 7 to Archive Offering Statement)	1864 Signed, Vignetted Portrait of Abraham Lincoln	Closed	7/1/2020	7/9/2020	$20.00	4,000	$80,000 (3)	$13,900
#STARWARS1	6/8/2020	(Post-Qualification Amendment No. 7 to Archive Offering Statement)	1977 Star Wars #1 CGC VF/NM 9.0 comic book	Closed	7/1/2020	7/14/2020	$1.00	12,000	$12,000 (3)	$980
#68MAYS	6/8/2020	(Post-Qualification Amendment No. 7 to Archive Offering Statement)	1968 Willie Mays Signed and Game-Used Adirondack M63 Model Bat	Closed	7/17/2020	7/26/2020	$19.50	2,000	$39,000 (3)	$5,510
#56TEDWILL	6/8/2020	(Post-Qualification Amendment No. 7 to Archive Offering Statement)	1956 Ted Williams Game-Worn Red Sox Home Jersey	Closed	7/16/2020	7/26/2020	$45.00	2,000	$90,000 (3)	$7,825

37

#TMNT1	6/8/2020	(Post-Qualification Amendment No. 7 to Archive Offering Statement)	1984 Teenage Mutant Ninja Turtles #1 CGC VF/NM 9.8 comic book	Sold - $100,000 Acquisition Offer Accepted on 06/07/2021	7/23/2020	7/30/2020	$65.00	1,000	$65,000 (3)	$4,250
#CAPTAIN3	4/30/2020	(Post-Qualification Amendment No. 6 to Archive Offering Statement)	1941 Captain America Comics #3 CGC VG/FN 5.0 comic book	Closed	7/23/2020	7/30/2020	$37.00	1,000	$37,000 (3)	$464
#51MANTLE	6/8/2020	(Post-Qualification Amendment No. 7 to Archive Offering Statement)	1951 Bowman #253 Mickey Mantle Card	Sold - $65,000 Acquisition Offer Accepted on 04/15/2022	7/16/2020	7/30/2020	$17.00	2,000	$34,000 (3)	$3,060
#CHURCHILL	4/30/2020	(Post-Qualification Amendment No. 6 to Archive Offering Statement)	First English Edition copies of Volumes I-VI of The Second World War by Winston Churchill	Closed	7/7/2020	8/6/2020	$1.00	7,500	$7,500 (3)	$25
#SHKSPR4	4/30/2020	(Post-Qualification Amendment No. 6 to Archive Offering Statement)	1685 Fourth Folio of William Shakespeare’s Comedies, Histories, and Tragedies	Closed	7/30/2020	8/6/2020	$115.00	1,000	$115,000 (3)	$7,282

38

#03KOBE	7/20/2020	(Post-Qualification Amendment No. 8 to Archive Offering Statement)	2003-2004 Upper Deck Exquisite Collection Limited Logos #KB Kobe Bryant Signed Game Used Patch Card	Sold - $43,500 Acquisition Offer Accepted on 12/23/2024	8/2/2020	8/16/2020	$8.00	6,250	$50,000 (3)	$4,400
#03LEBRON	7/20/2020	(Post-Qualification Amendment No. 8 to Archive Offering Statement)	2003-2004 Upper Deck Exquisite Collection LeBron James Patches Autographs Card	Sold - $56,000 Acquisition Offer Accepted on 01/31/2022	8/5/2020	8/16/2020	$17.00	2,000	$34,000 (3)	$7,560
#03JORDAN	7/20/2020	(Post-Qualification Amendment No. 8 to Archive Offering Statement)	2003-2004 Upper Deck Exquisite Collection Michael Jordan Patches Autographs Card	Closed	8/6/2020	8/16/2020	$20.50	2,000	$41,000 (3)	$6,490
#39TEDWILL	7/20/2020	(Post-Qualification Amendment No. 8 to Archive Offering Statement)	1939 Gum Inc. Play Ball #92 Ted Williams Rookie Card	Sold - $46,500 Acquisition Offer Accepted on 08/02/2026	8/13/2020	8/24/2020	$5.00	5,600	$28,000 (3)	-$1,130

39

#94JETER	7/20/2020	(Post-Qualification Amendment No. 8 to Archive Offering Statement)	1994 Derek Jeter Signed and Game-Worn Columbus Clippers Away Jersey	Closed	8/9/2020	8/24/2020	$45.00	1,000	$45,000 (3)	$4,450
#2020TOPPS	7/20/2020	(Post-Qualification Amendment No. 8 to Archive Offering Statement)	Ten (10) Complete Sets of Topps 2020 Limited First Edition Series 1 & 2 Topps Baseball Cards	Closed	8/13/2020	8/25/2020	$10.00	10,000	$100,000 (3)	$100
#FANFOUR1	4/30/2020	(Post-Qualification Amendment No. 6 to Archive Offering Statement)	1961 Fantastic Four #1 CGC VF+ 8.5 comic book	Sold - $126,000 Acquisition Offer Accepted on 06/14/2021	8/23/2020	9/2/2020	$52.50	2,000	$105,000 (3)	$2,563
#85MARIO	6/8/2020	(Post-Qualification Amendment No. 7 to Archive Offering Statement)	1985 Factory-Sealed NES Super Mario Bros. Wata 9.8 A+	Sold - $2,000,000 Acquisition Offer Accepted on 08/09/2021	8/16/2020	9/15/2020	$50.00	3,000	$150,000 (3)	$6,775
#TOS39	7/20/2020	(Post-Qualification Amendment No. 8 to Archive Offering Statement)	1963 Tales of Suspense #39 CGC NM 9.4 comic book	Sold - $240,000 Acquisition Offer Accepted on 01/31/2022	8/27/2020	9/15/2020	$45.00	3,000	$135,000 (3)	$12,038

40

#DAREDEV1	6/8/2020	(Post-Qualification Amendment No. 7 to Archive Offering Statement)	1964 Daredevil #1 CGC VF/NM 9.0 comic book	Sold - $22,080 Acquisition Offer Accepted on 07/26/2021	7/28/2020	9/15/2020	$1.00	11,500	$11,500 (3)	$985
#05LATOUR	7/20/2020	(Post-Qualification Amendment No. 8 to Archive Offering Statement)	One case of twelve (12) 75cl bottles of 2005 Château Latour	Closed	9/3/2020	9/15/2020	$9.80	1,000	$9,800 (3)	$1,161
#16SCREAG	7/20/2020	(Post-Qualification Amendment No. 8 to Archive Offering Statement)	Four cases of three (3) 75cl bottles of 2016 Screaming Eagle	Closed	9/3/2020	9/15/2020	$39.00	1,000	$39,000 (3)	$5,566
#14DRC	7/20/2020	(Post-Qualification Amendment No. 8 to Archive Offering Statement)	One case of twelve (12) 75cl bottles of 2014 Domaine de la Romanée-Conti	Closed	9/3/2020	9/15/2020	$54.00	1,000	$54,000 (3)	$6,380
#86RICE	7/20/2020	(Post-Qualification Amendment No. 8 to Archive Offering Statement)	1986 Topps #161 Jerry Rice Rookie Card	Closed	7/28/2020	9/15/2020	$1.00	23,000	$23,000 (3)	$1,670

41

#57MANTLE	7/20/2020	(Post-Qualification Amendment No. 8 to Archive Offering Statement)	1957 Topps #95 Mickey Mantle Card	Closed	9/6/2020	9/21/2020	$1.00	8,000	$8,000 (3)	-$1,182
#FAUBOURG	4/30/2020	(Post-Qualification Amendment No. 6 to Archive Offering Statement)	2019 Hermès 20cm Sellier Faubourg Brown Multicolor Birkin with Palladium Hardware	Sold - $175,000 Acquisition Offer Accepted on 5/22/2023	9/9/2020	9/21/2020	$75.00	2,000	$150,000 (3)	$31,675
#SOBLACK	4/30/2020	(Post-Qualification Amendment No. 6 to Archive Offering Statement)	2010 Hermès 30cm Black Calf Box Leather “So Black” Birkin with PVD Hardware	Closed	9/10/2020	10/1/2020	$56.00	1,000	$56,000 (3)	$4,087
#GATSBY	6/8/2020	(Post-Qualification Amendment No. 7 to Archive Offering Statement)	inscribed First Edition, First Issue copy of The Great Gatsby by F. Scott Fitzgerald	Closed	9/14/2020	10/1/2020	$50.00	4,000	$200,000 (3)	$10,800
#93DAYTONA	7/20/2020	(Post-Qualification Amendment No. 8 to Archive Offering Statement)	1993 Rolex Oyster Perpetual Cosmograph Daytona ref. 16528	Closed	9/24/2020	10/1/2020	$21.00	2,000	$42,000 (3)	$3,480

42

#09TROUT	9/24/2020	(Post-Qualification Amendment No. 10 to Archive Offering Statement)	2009 Bowman Chrome Draft Prospects #DBPP89 Mike Trout (Orange Refractor) Signed Rookie Card	Sold - $48,061 Acquisition Offer Accepted on 08/24/2026	9/28/2020	10/8/2020	$20.00	11,250	$225,000 (3)	-$4,540
#57STARR	7/20/2020	(Post-Qualification Amendment No. 8 to Archive Offering Statement)	1957 Topps #119 Bart Starr Rookie Card	Closed	9/16/2020	10/8/2020	$1.00	8,000	$8,000 (3)	-$1,182
#AF15	8/21/2020	(Post-Qualification Amendment No. 9 to Archive Offering Statement)	1962 Amazing Fantasy #15 CGC VF 8.0 comic book	Sold - $240,000 Acquisition Offer Accepted on 06/07/2021	10/9/2020	10/19/2020	$25.00	8,000	$200,000 (3)	$6,900
#03KOBE2	9/24/2020	(Post-Qualification Amendment No. 10 to Archive Offering Statement and Supplement No. 1 to Post-Qualification Amendment No. 11)	2003-04 Upper Deck Exquisite Collection Patches Autographs #KB Kobe Bryant Card graded BGS MINT 9	Sold - $65,000 Acquisition Offer Accepted on 08/21/2026	10/6/2020	10/22/2020	$4.00	5,750	$23,000 (3)	$641

43

#JOBSMAC	8/21/2020	(Post-Qualification Amendment No. 9 to Archive Offering Statement)	1986 Macintosh Plus Computer Signed by Steve Jobs	Sold - $150,000 Acquisition Offer Accepted on 08/29/2024	10/10/2020	10/22/2020	$10.00	5,000	$50,000 (3)	$13,168
#16PETRUS	7/20/2020	(Post-Qualification Amendment No. 8 to Archive Offering Statement and Supplement No. 1 to Post-Qualification Amendment No. 9 to Archive Offering Statement)	Two cases of six (6) 75cl bottles of 2016 Château Petrus	Closed	8/29/2020	11/3/2020	$5.00	9,000	$45,000 (3)	$5,214
#ALICE	7/20/2020	(Post-Qualification Amendment No. 8 to Archive Offering Statement)	1866 First Edition, Second Issue copy of Alice’s Adventures in Wonderland by Lewis Carroll	Closed	9/6/2020	11/3/2020	$1.00	12,000	$12,000 (3)	$1,480
#SPIDER10	8/21/2020	(Post-Qualification Amendment No. 9 to Archive Offering Statement)	1963 Marvel Comics Amazing Spider-Man #10 CGC NM/M 9.8 comic book	Closed	9/6/2020	11/3/2020	$5.00	4,200	$21,000 (3)	$1,688

44

#62MANTLE	9/24/2020	(Post-Qualification Amendment No. 10 to Archive Offering Statement)	1962 Mickey Mantle Professional Model Bat Attributed to the 1962 World Series	Closed	10/19/2020	11/4/2020	$25.00	6,000	$150,000 (3)	$14,775
#BATMAN6	6/8/2020	(Post-Qualification Amendment No. 7 to Archive Offering Statement)	1941 Batman #6 CGC NM 9.4 comic book	Closed	10/21/2020	11/4/2020	$13.50	2,000	$27,000 (3)	$2,330
#CLEMENTE2	9/24/2020	(Post-Qualification Amendment No. 10 to Archive Offering Statement)	1959 Roberto Clemente Signature Model Bat	Sold - $72,500 Acquisition Offer Accepted on 09/15/2024	9/29/2020	11/9/2020	$35.00	2,000	$70,000 (3)	$8,173
#SUPER14	7/20/2020	(Post-Qualification Amendment No. 8 to Archive Offering Statement)	1942 Superman #14 CGC NM 9.4 comic book	Sold - $156,000 Acquisition Offer Accepted on 08/03/2021	11/6/2020	11/16/2020	$25.00	5,200	$130,000 (3)	$7,125
#79STELLA	9/24/2020	(Post-Qualification Amendment No. 10 to Archive Offering Statement)	1979 Rolex Ref. 18038 Coral “Stella Dial” Day-Date	Closed	10/5/2020	11/16/2020	$5.00	13,800	$69,000 (3)	$5,693

45

#TKAM	6/8/2020	(Post-Qualification Amendment No. 7 to Archive Offering Statement)	1960 Inscribed First Edition copy of To Kill a Mockingbird by Harper Lee	Closed	10/26/2020	11/16/2020	$16.00	2,000	$32,000 (3)	$1,980
#DIMAGGIO2	10/28/2020	(Post-Qualification Amendment No. 14 to Archive Offering Statement)	Rolex Oyster Perpetual Datejust presented to Joe DiMaggio	Closed	11/10/2020	11/18/2020	$10.50	2,000	$21,000 (3)	$2,036
#13BEAUX	9/24/2020	(Post-Qualification Amendment No. 10 to Archive Offering Statement)	One case of twelve (12) bottles of 2013 Vosne-Romanée Les Beaux Monts, Domaine Leroy	Closed	11/10/2020	11/23/2020	$5.00	5,100	$25,500 (3)	$2,124
#88MARIO	10/28/2020	(Post-Qualification Amendment No. 14 to Archive Offering Statement)	1988 NES Super Mario Bros. 2 Wata 9.8 A+ Video Game	Sold - $60,000 Acquisition Offer Accepted on 12/29/2020	11/12/2020	11/23/2020	$15.00	2,000	$30,000 (3)	$3,600
#ANMLFARM	8/21/2020	(Post-Qualification Amendment No. 9 to Archive Offering Statement)	First Edition, First printing of Animal Farm by George Orwell	Closed	11/16/2020	11/23/2020	$10.00	1,000	$10,000 (3)	$434

46

#NASA1	9/24/2020	(Post-Qualification Amendment No. 10 to Archive Offering Statement)	1969 Buzz Aldrin NASA Apollo 11 space-flown control stick	Sold - $349,627 Acquisition Offer Accepted on 04/25/2024	10/25/2020	11/25/2020	$30.00	10,000	$300,000 (3)	$39,763
#00BRADY	10/28/2020	(Post-Qualification Amendment No. 14 to Archive Offering Statement and Supplement No. 1 to Post-Qualification Amendment No. 14 to Archive Offering Statement)	2000 Playoff Contenders #144 Tom Brady Autograph Rookie Card graded BGS MINT 9	Closed	11/19/2020	11/30/2020	$12.00	3,750	$45,000 (3)	$8,298
#85NES	10/28/2020	(Post-Qualification Amendment No. 14 to Archive Offering Statement)	1985 NES Duck Hunt Wata 9.2 NS Video Game and a 1985 NES Gyromite Wata 9.0 NS Video Game	Closed	11/17/2020	11/30/2020	$4.00	8,000	$32,000 (3)	$4,321

47

#JUSTICE1	8/21/2020	(Post-Qualification Amendment No. 9 to Archive Offering Statement)	1960 Justice League of America #1 CGC NM+ 9.6 comic book	Sold - $225,000 Acquisition Offer Accepted on 06/01/2022	11/18/2020	12/7/2020	$43.00	5,000	$215,000 (3)	$20,638
#69KAREEM	10/28/2020	(Post-Qualification Amendment No. 14 to Archive Offering Statement)	1969 Topps Basketball #25 Lew Alcindor Rookie Card graded PSA NM-MT 8	Sold - $20,000 Acquisition Offer Accepted on 08/31/2026	11/23/2020	12/7/2020	$11.00	2,500	$27,500 (3)	$2,896
#59JFK	8/21/2020	(Post-Qualification Amendment No. 9 to Archive Offering Statement)	1959 Inscribed Presentation Copy of Profiles in Courage by John F. Kennedy	Closed	11/25/2020	12/7/2020	$13.00	2,000	$26,000 (3)	$1,538
#04LEBRON	10/28/2020	(Post-Qualification Amendment No. 14 to Archive Offering Statement)	2004-05 Upper Deck Exquisite Collection Extra Exquisite Jerseys Autographs #LJ LeBron James Card graded BGS GEM MINT 9.5	Closed	10/29/2020	12/7/2020	$10.00	5,000	$50,000 (3)	$4,371

48

#85JORDAN	10/28/2020	(Post-Qualification Amendment No. 14 to Archive Offering Statement)	1985 Michael Jordan Rookie Game Worn Nike Air Jordan I Sneakers	Sold - $275,000 Acquisition Offer Accepted on 03/05/2024	11/8/2020	12/7/2020	$25.00	10,000	$250,000 (3)	$5,025
#GOLDENEYE	10/28/2020	(Post-Qualification Amendment No. 14 to Archive Offering Statement)	1997 N64 GoldenEye 007 Wata 9.6 A++ Video Game	Closed	11/24/2020	12/14/2020	$5.00	5,000	$25,000 (3)	$808
#MOONSHOE	11/25/2020	(Post-Qualification Amendment No. 15 to Archive Offering Statement)	Original pair of Nike "Moon Shoe" sneakers	Closed	11/25/2020	12/14/2020	$10.00	18,000	$180,000 (3)	$26,250
#03LEBRON2	11/25/2020	(Post-Qualification Amendment No. 15 to Archive Offering Statement)	2003-04 Topps Chrome Refractors LeBron James Rookie card graded BGS Pristine 10	Closed	11/30/2020	12/14/2020	$20.00	5,000	$100,000 (3)	$7,523
#GRAPES	8/21/2020	(Post-Qualification Amendment No. 9 to Archive Offering Statement)	1939 Inscribed First Edition Presentation copy of The Grapes of Wrath by John Steinbeck	Closed	12/1/2020	12/14/2020	$19.50	2,000	$39,000 (3)	$6,408

49

#34GEHRIG	10/28/2020	(Post-Qualification Amendment No. 14 to Archive Offering Statement)	1934 Goudey #61 Lou Gehrig Card graded PSA NM-MT 8	Sold - $86,000 Acquisition Offer Accepted on 03/31/2024	12/3/2020	12/14/2020	$7.00	5,000	$35,000 (3)	$3,845
#98KANGA	11/25/2020	(Post-Qualification Amendment No. 15 to Archive Offering Statement)	1998 Pokémon Japanese Promo Kangaskhan-Holo Trophy Card graded PSA GEM MT 10	Sold -$216,000 Acquisition Offer Accepted on 10/03/2025	12/2/2020	12/14/2020	$8.00	21,250	$170,000 (3)	$16,425
#06BRM	9/24/2020	(Post-Qualification Amendment No. 10 to Archive Offering Statement)	One case of twelve (12) bottles of 2006 Barolo Riserva Monfortino, Giacomo Conterno	Closed	12/7/2020	12/14/2020	$10.00	1,850	$18,500 (3)	$1,351
#DUNE	7/20/2020	(Post-Qualification Amendment No. 8 to Archive Offering Statement)	1965 Inscribed First Edition Copy of Frank Herbert’s Dune	Closed	12/10/2020	12/22/2020	$13.25	1,000	$13,250 (3)	$1,418
#86FLEER	11/25/2020	(Post-Qualification Amendment No. 15 to Archive Offering Statement)	1986-87 Fleer Basketball Unopened Wax Box Certified by BBCE	Sold -$121,000 Acquisition Offer Accepted on 09/30/2025	12/7/2020	12/22/2020	$10.00	16,500	$165,000 (3)	$14,666

50

#WILDGUN	10/28/2020	(Post-Qualification Amendment No. 14 to Archive Offering Statement)	1985 NES Wild Gunman Wata 9.2 A+ Video Game	Closed	12/15/2020	12/22/2020	$7.00	4,000	$28,000 (3)	$2,591
#58PELE2	11/25/2020	(Post-Qualification Amendment No. 15 to Archive Offering Statement)	1958 Editora Aquarela Pelé Card graded PSA NM 7	Sold - $62,000 Acquisition Offer Accepted on 02/26/2021	12/16/2020	12/22/2020	$5.00	5,300	$26,500 (3)	$1,930
#18LAMAR	11/25/2020	(Post-Qualification Amendment No. 15 to Archive Offering Statement)	2018 National Treasures Red Lamar Jackson Rookie Card graded BGS NM-MT+ 8.5	Sold - $88,500 Acquisition Offer Accepted on 12/29/2020	12/7/2020	12/29/2020	$8.00	7,750	$62,000 (3)	$5,875
#13GIANNIS	11/25/2020	(Post-Qualification Amendment No. 15 to Archive Offering Statement)	2013 Panini Flawless Giannis Antetokounmpo Rookie card graded BGS GEM MINT 9.5	Closed	12/19/2020	1/13/2021	$5.00	5,000	$25,000 (3)	$4,023
#AVENGERS1	7/20/2020	(Post-Qualification Amendment No. 8 to Archive Offering Statement)	1963 Avengers #1 CGC NM + 9.6 comic book	Sold - $325,000 Acquisition Offer Accepted on 07/09/2021	12/16/2020	1/13/2021	$54.00	5,000	$270,000 (3)	$14,675

51

#04MESSI	11/25/2020	(Post-Qualification Amendment No. 15 to Archive Offering Statement)	2004-05 Panini Lionel Messi Card graded BGS GEM MINT 9.5	Sold -$120,000 Acquisition Offer Accepted on 09/19/2025	12/21/2020	1/13/2021	$5.00	9,000	$45,000 (3)	$3,403
#AVENGE57	8/21/2020	(Post-Qualification Amendment No. 9 to Archive Offering Statement)	1968 Marvel Avengers #57 CGC NM/M 9.8 comic book	Closed	12/2/2020	1/13/2021	$1.00	20,000	$20,000 (3)	$1,698
#03TACHE	10/28/2020	(Post-Qualification Amendment No. 14 to Archive Offering Statement)	Four cases of three (3) bottles of 2003 La Tâche, Domaine de la Romanée-Conti	Closed	11/17/2020	1/13/2021	$5.00	15,600	$78,000 (3)	$5,699
#99TMB2	11/25/2020	(Post-Qualification Amendment No. 15 to Archive Offering Statement)	1999 Pokémon Japanese Promo Tropical Mega Battle No. 2 Trainer Card graded PSA AUTHENTIC	Closed	12/14/2020	1/13/2021	$6.00	10,000	$60,000 (3)	$8,000
#PUNCHOUT	12/21/2020	(Post-Qualification Amendment No. 16 to Archive Offering Statement)	1987 NES Mike Tyson’s PUNCH-OUT!! Wata 9.4 A+ video game	Sold – $100,000 Acquisition Offer Accepted on 05/02/2024	12/22/2020	1/13/2021	$9.00	10,000	$90,000 (3)	$7,825

52

#BULLSRING	11/25/2020	(Post-Qualification Amendment No. 15 to Archive Offering Statement)	Six Chicago Bulls NBA Championship Rings awarded to Chicago Bulls security guard John Capps	Sold -$320,000 Acquisition Offer Accepted on 12/12/2025	12/19/2020	1/13/2021	$10.00	30,000	$300,000 (3)	$44,008
#70AARON	11/25/2020	(Post-Qualification Amendment No. 15 to Archive Offering Statement)	1970 Topps Hank Aaron card graded PSA GEM MINT 10	Closed	12/23/2020	1/13/2021	$3.00	6,000	$18,000 (3)	$598
#96CHARZRD	12/21/2020	(Post-Qualification Amendment No. 16 to Archive Offering Statement)	1996 Pokemon Japanese Base Set No Rarity Symbol Holo Charizard #6 PSA MINT 9	Sold - $75,000 Acquisition Offer Accepted on 03/05/2026	12/27/2020	1/13/2021	$10.00	6,500	$65,000 (3)	$5,304
#01TIGER	12/21/2020	(Post-Qualification Amendment No. 16 to Archive Offering Statement)	2001 SP Authentic #45 Tiger Woods Autographed Rookie Card graded BGS GEM MINT 9.5	Closed	12/30/2020	1/13/2021	$10.00	1,850	$18,500 (3)	$1,615
#ICECLIMB	12/21/2020	(Post-Qualification Amendment No. 16 to Archive Offering Statement)	1985 NES Ice Climber Wata 9.0 A video game	Closed	12/28/2020	1/13/2021	$8.00	10,000	$80,000 (3)	$7,958

53

#09COBB	11/25/2020	(Post-Qualification Amendment No. 15 to Archive Offering Statement)	1909-11 T206 Sweet Caporal Ty Cobb card graded PSA NM 7	Closed	1/6/2021	1/19/2021	$4.00	8,000	$32,000 (3)	$2,980
#51HOWE	11/25/2020	(Post-Qualification Amendment No. 15 to Archive Offering Statement)	1951 Parkhurst Gordie Howe Card graded PSA NM-MT 8	Sold - $52,000 Acquisition Offer Accepted on 01/28/2022	1/5/2021	1/19/2021	$9.00	5,000	$45,000 (3)	$3,445
#96JORDAN2	1/8/2021	(Post-Qualification Amendment No. 17 to Archive Offering Statement)	Michael Jordan Playoff Worn and Dual Signed ‘Player Sample’ Air Jordan 11’s	Closed	1/11/2021	1/19/2021	$5.00	10,800	$54,000 (3)	$3,691
#JUNGLEBOX	12/21/2020	(Post-Qualification Amendment No. 16 to Archive Offering Statement)	1999 Pokémon Jungle 1st Edition Booster Box	Closed	1/3/2021	1/19/2021	$5.00	6,900	$34,500 (3)	$2,955
#59FLASH	1/8/2021	(Post-Qualification Amendment No. 17 to Archive Offering Statement)	1959 The Flash #105 comic book graded NM 9.4 by CGC	Closed	1/12/2021	1/25/2021	$6.50	10,000	$65,000 (3)	$5,129

54

#FOSSILBOX	12/21/2020	(Post-Qualification Amendment No. 16 to Archive Offering Statement)	1999 Pokémon 1st Edition Fossil Set Sealed Booster Box	Closed	1/11/2021	1/25/2021	$5.00	4,200	$21,000 (3)	$1,569
#THOR	10/28/2020	(Post-Qualification Amendment No. 14 to Archive Offering Statement)	1962 Journey Into Mystery #83 CGC NM 9.4	Sold - $261,000 Acquisition Offer Accepted on 07/14/2021	1/7/2021	1/25/2021	$20.00	10,750	$215,000 (3)	$15,638
#POKEBLUE	12/21/2020	(Post-Qualification Amendment No. 16 to Archive Offering Statement)	1998 Game Boy Pokémon Blue video game	Closed	1/20/2021	1/27/2021	$10.00	2,400	$24,000 (3)	$2,660
#98GTA	12/21/2020	(Post-Qualification Amendment No. 16 to Archive Offering Statement and Supplement No. 1 to Post-Qualification Amendment No. 17 to Archive Offering Statement)	1998 PlayStation Grand Theft Auto Video Game graded Wata 9.8 A+	Closed	1/14/2021	1/27/2021	$5.00	3,150	$15,750 (3)	$1,172

55

#PICNIC	8/21/2020	(Post-Qualification Amendment No. 9 to Archive Offering Statement)	Limited Edition Natural Barénia Leather & Osier Picnic Kelly 35cm Bag with palladium hardware	Sold - $31,000 Acquisition Offer Accepted on 08/07/2026	12/9/2020	1/27/2021	$27.00	2,000	$54,000 (3)	$4,358
#DOMINOS	1/8/2021	(Post-Qualification Amendment No. 17 to Archive Offering Statement)	1990 Rolex Air-King Dominos Pizza Special Edition Watch	Closed	1/19/2021	1/27/2021	$5.50	2,000	$11,000 (3)	$1,169
#58PELE	11/25/2020	(Post-Qualification Amendment No. 15 to Archive Offering Statement)	1958 Alifabolaget #635 Pelé Rookie Card graded PSA MINT 9	Sold - $1,331,269 Acquisition Offer Accepted on 02/11/2022	1/11/2021	1/28/2021	$10.00	31,500	$315,000 (3)	$20,483
#09CURRY	1/8/2021	(Post-Qualification Amendment No. 17 to Archive Offering Statement)	2009-10 UD Exquisite Stephen Curry #64 Autographed Rookie Card graded GEM MINT 9.5 by BGS	Closed	1/25/2021	2/2/2021	$10.00	2,500	$25,000 (3)	$524
#84JORDAN	1/8/2021	(Post-Qualification Amendment No. 17 to Archive Offering Statement)	Michael Jordan Photo-Matched 1984 Signing Day Chicago Bulls Official NBA Game Jersey	Sold - $513,985 Acquisition Offer Accepted on 01/11/2024	1/21/2021	2/2/2021	$25.00	15,000	$375,000 (3)	$49,831

56

#09BEAUX	9/24/2020	(Post-Qualification Amendment No. 10 to Archive Offering Statement)	One case of twelve (12) bottles of 2009 Vosne-Romanée Les Beaux Monts, Domaine Leroy	Closed	1/4/2021	2/2/2021	$5.00	6,800	$34,000 (3)	$3,085
#KEROUAC	9/24/2020	(Post-Qualification Amendment No. 10 to Archive Offering Statement)	1957 inscribed First Edition, Presentation Copy of "On the Road" by Jack Kerouac	Closed	12/13/2020	2/7/2021	$20.00	4,900	$98,000 (3)	$10,583
#96JORDAN	1/8/2021	(Post-Qualification Amendment No. 17 to Archive Offering Statement)	1996 Michael Jordan Game Worn and Dual Signed ‘Player Sample’ Air Jordan 11 “Concord”	Sold - $92, 135 Acquisition Offer Accepted on 12/28/2022	1/26/2021	2/7/2021	$4.00	12,000	$48,000 (3)	$4,420
#FEDERAL	11/25/2020	(Post-Qualification Amendment No. 15 to Archive Offering Statement)	First Edition copy of The Federalist by Alexander Hamilton, James Madison, and John Jay	Sold - $195,000 Acquisition offer Accepted on 09/07/2024	1/25/2021	2/7/2021	$15.00	10,000	$150,000 (3)	$26,675

57

#62BOND	12/21/2020	(Post-Qualification Amendment No. 16 to Archive Offering Statement)	1962 First Edition Presentation copy of The Spy Who Loved Me by Ian Fleming inscribed to Robert Kennedy	Closed	12/30/2020	2/7/2021	$6.00	15,500	$93,000 (3)	$13,593
#71TOPPS	1/8/2021	(Post-Qualification Amendment No. 17 to Archive Offering Statement)	1971 Topps Football Series 2 Wax Box Reviewed and Factory Sealed by BBCE	Closed	1/18/2021	2/17/2021	$4.00	17,000	$68,000 (3)	$5,759
#DEATON	12/21/2020	(Post-Qualification Amendment No. 16 to Archive Offering Statement)	Triceratops prorsus skull excavated from the Hell Creek Formation of North Dakota in 1999	Closed	1/25/2021	2/17/2021	$25.00	11,400	$285,000 (3)	$27,283
#98ZELDA	1/8/2021	(Post-Qualification Amendment No. 17 to Archive Offering Statement)	1998 N64 The Legend of Zelda: Ocarina of Time video game graded 9.6 A+ by Wata	Closed	2/3/2021	2/17/2021	$4.70	5,000	$23,500 (3)	$2,165

58

#03JORDAN2	1/8/2021	(Post-Qualification Amendment No. 17 to Archive Offering Statement)	2003-04 UD Exquisite Quad Patch #MJ Michael Jordan Game Used Patch Card graded NM-MT+ 8.5 by BGS	Sold - $151,256 Acquisition Offer Accepted on 08/27/2026	2/9/2021	2/22/2021	$4.20	10,000	$42,000 (3)	$4,154
#WOLVERINE	1/8/2021	(Post-Qualification Amendment No. 17 to Archive Offering Statement and Supplement No. 1 to Post-Qualification Amendment No. 17 to Archive Offering Statement)	1974 Incredible Hulk #181 comic book graded NM/M 9.8 by CGC	Sold - $57,000 Acquisition Offer Accepted on 07/22/2021	2/7/2021	2/22/2021	$9.50	5,000	$47,500 (3)	$3,925
#91JORDAN	1/8/2021	(Post-Qualification Amendment No. 17 to Archive Offering Statement)	1991 Michael Jordan Game Worn Chicago Bulls Home Uniform graded A10 by MEARS	Closed	1/31/2021	2/24/2021	$7.00	10,000	$70,000 (3)	$590

59

#79GRETZKY	1/8/2021	(Post-Qualification Amendment No. 17 to Archive Offering Statement)	1979 Topps Wayne Gretzky #18 Rookie Card graded GEM-MT 10 by PSA	Sold - $920,000 Acquisition Offer Accepted on 01/31/2024	2/5/2021	2/25/2021	$40.00	20,000	$800,000 (3)	$64,216
#17DUJAC	9/24/2020	(Post-Qualification Amendment No. 10 to Archive Offering Statement)	Two cases of six (6) bottles of 2017 Chambertin, Domaine Dujac	Sold -$35,500 Acquisition Offer Accepted on 05/08/2025	2/15/2021	3/8/2021	$8.00	3,250	$26,000 (3)	$1,408
#FAUBOURG2	9/24/2020	(Post-Qualification Amendment No. 10 to Archive Offering Statement)	2019 Hermès 20cm Sellier Faubourg Blue Multicolor Birkin with Palladium Hardware	Sold - $180,000 Acquisition Offer Accepted on 12/14/2024	12/28/2020	3/8/2021	$15.00	11,000	$165,000 (3)	$11,483
#MOSASAUR	1/8/2021	(Post-Qualification Amendment No. 17 to Archive Offering Statement)	Mosasaur Halisaurus Arambourgi Skeleton	Closed	2/21/2021	3/15/2021	$5.00	6,000	$30,000 (3)	$8,658
#92JORDAN	1/8/2021	(Post-Qualification Amendment No. 17 to Archive Offering Statement)	1992 Michael Jordan Game Worn and Dual Signed Nike Air Jordan VII's	Sold - $52,000 Acquisition Offer Accepted on 04/24/2023	2/23/2021	3/15/2021	$6.00	7,000	$42,000 (3)	$4,480

60

#14KOBE	1/8/2021	(Post-Qualification Amendment No. 17 to Archive Offering Statement)	2014 Kobe Bryant Game Worn and Signed Lakers Jersey	Sold - $95,000 Acquisition Offer Accepted on 01/21/2022	2/14/2021	3/15/2021	$8.00	9,750	$78,000 (3)	$6,250
#03LEBRON3	1/8/2021	(Post-Qualification Amendment No. 17 to Archive Offering Statement)	2003-04 SP Authentic #148 LeBron James Autographed Rookie Card graded PRISTINE 10 by BGS	Sold - $162,831 Acquisition Offer Accepted on 08/25/2026	2/12/2021	3/15/2021	$23.00	10,000	$230,000 (3)	$20,924
#95TOPSUN	2/23/2021	(Post-Qualification Amendment No. 18 to Archive Offering Statement)	1995 Sealed Topsun Pokémon Booster Box, 1st Edition Box A	Closed	3/2/2021	3/15/2021	$6.00	10,000	$60,000 (3)	$8,300
#09TROUT2	2/23/2021	(Post-Qualification Amendment No. 18 to Archive Offering Statement)	2009 Bowman Chrome Mike Trout Xfractor graded BGS 9.5	Closed	2/28/2021	3/16/2021	$5.00	11,200	$56,000 (3)	$4,340

61

#59BOND	12/21/2020	(Post-Qualification Amendment No. 16 to Archive Offering Statement and Supplement No. 1 to Post-Qualification Amendment No. 17 to Archive Offering Statement)	1959 First Edition Dedication copy of Goldfinger by Ian Fleming	Closed	2/24/2021	3/16/2021	$8.00	10,250	$82,000 (3)	$11,381
#OPEECHEE	1/8/2021	(Post-Qualification Amendment No. 17 to Archive Offering Statement)	1979-80 O-Pee-Chee Wax Box Reviewed and Factory Sealed by BBCE	Closed	2/19/2021	3/16/2021	$30.00	10,000	$300,000 (3)	$41,699
#ROCKETBOX	2/23/2021	(Post-Qualification Amendment No. 18 to Archive Offering Statement)	2000 Pokémon Team Rocket 1st Edition Factory Sealed Booster Box	Closed	3/10/2021	3/22/2021	$6.00	4,750	$28,500 (3)	$1,894
#94JORDAN	1/8/2021	(Post-Qualification Amendment No. 17 to Archive Offering Statement)	1994 Michael Jordan Game Worn, Signed and Photo-Matched Air Jordan Baseball Cleats	Closed	2/16/2021	3/22/2021	$8.50	10,000	$85,000 (3)	$9,295

62

#18LUKA	2/23/2021	(Post-Qualification Amendment No. 18 to Archive Offering Statement)	2018 Panini Prizm Signatures Black Label Luka Doncic Rookie card #3 Graded BGS PRISTINE 10	Closed	3/14/2021	4/6/2021	$5.00	5,300	$26,500 (3)	$2,813
#86DK3	2/23/2021	(Post-Qualification Amendment No. 18 to Archive Offering Statement)	1986 Donkey Kong 3 Sealed [Hangtab, 2 Code, Mid-Production], NES Nintendo graded Wata 9.2 A+	Sold - $60,000 Acquisition Offer Accepted on 08/30/2021	3/1/2021	4/6/2021	$10.00	4,350	$43,500 (3)	$3,565
#FANFOUR5	2/23/2021	(Post-Qualification Amendment No. 18 to Archive Offering Statement)	1962 Marvel Fantastic Four #5 comic book graded CGC NM 9.2	Closed	3/3/2021	4/6/2021	$8.00	10,000	$80,000 (3)	$5,900
#16KOBE	10/28/2020	(Post-Qualification Amendment No. 14 to Archive Offering Statement)	Four Signed Hardwood Panels from the Staples Center Basketball Court used during Kobe Bryant’s Farewell Game	Sold - $800,000 Acquisition Offer Accepted on 01/21/2023	3/5/2021	4/6/2021	$8.00	100,000	$800,000 (3)	$147,929

63

#11BELAIR	9/24/2020	(Post-Qualification Amendment No. 10 to Archive Offering Statement)	One case of twelve (12) bottles of 2011 Vosne-Romanée Aux Reignots, Domaine du Comte Liger-Belair	Closed	3/10/2021	4/6/2021	$11.00	2,000	$22,000 (3)	$1,541
#76PAYTON	2/23/2021	(Post-Qualification Amendment No. 18 to Archive Offering Statement)	1976 Topps #148 Walter Payton Rookie Card Graded PSA GEM MT 10	Closed	3/9/2021	4/6/2021	$6.50	10,000	$65,000 (3)	$9,750
#17MAHOMES	2/23/2021	(Post-Qualification Amendment No. 18 to Archive Offering Statement)	2017 National Treasures Black #161 Patrick Mahomes II Rookie Patch Autograph Card graded BGS NM-MT 8	Sold - $350,000 Acquisition Offer Accepted on 01/24/2022	2/27/2021	4/6/2021	$12.00	25,000	$300,000 (3)	$79,150
#85MJPROMO	2/23/2021	(Post-Qualification Amendment No. 18 to Archive Offering Statement)	1985 Nike Promo Michael Jordan Bulls RC Rookie graded PSA 10	Closed	3/7/2021	4/6/2021	$8.00	3,500	$28,000 (3)	$4,120

64

#96KOBE	2/23/2021	(Post-Qualification Amendment No. 18 to Archive Offering Statement)	1996 Finest Refractors (With Coating) #269 Gold Kobe Bryant Rookie Card Graded BGS GEM MINT 9.5	Closed	3/24/2021	4/9/2021	$11.00	7,000	$77,000 (3)	$7,662
#99CHARZRD	2/23/2021	(Post-Qualification Amendment No. 18 to Archive Offering Statement)	1999 Pokémon Charizard #4 First Edition Base Set Hologram Trading Card published by Wizards of the Coast graded PSA GEM MT 10	Sold -$300,000 Acquisition Offer Accepted on 10/23/2025	3/20/2021	4/9/2021	$10.00	35,000	$350,000 (3)	$42,825
#68RYAN	2/23/2021	(Post-Qualification Amendment No. 18 to Archive Offering Statement)	1968 Topps #177 Nolan Ryan Rookie Card Graded PSA MINT 9	Sold - $55,954 Acquisition Offer Accepted on 08/29/2024	3/17/2021	4/9/2021	$7.00	10,000	$70,000 (3)	$8,102
#MARADONA	2/23/2021	(Post-Qualification Amendment No. 18 to Archive Offering Statement)	1979 Panini Calciatori Soccer Diego Maradona Rookie RC #312 graded PSA 9 MINT	Closed	3/16/2021	4/9/2021	$7.00	2,000	$14,000 (3)	$1,428

65

#POKEYELOW	2/23/2021	(Post-Qualification Amendment No. 18 to Archive Offering Statement)	1999 Nintendo Game Boy Pokémon Yellow [Pixel ESRB, Early Production] Graded Wata 9.6 A++	Closed	3/23/2021	4/13/2021	$5.00	11,000	$55,000 (3)	$6,850
#POKELUGIA	2/23/2021	(Post-Qualification Amendment No. 18 to Archive Offering Statement)	2000 Neo Genesis 1st Edition Holo Lugia #9 Graded PSA GEM MINT 10	Sold - $115,000 Acquisition Offer Accepted on 01/23/2026	3/15/2021	4/13/2021	$11.00	10,000	$110,000 (3)	$12,475
#XMEN1	12/21/2020	(Post-Qualification Amendment No. 16 to Archive Offering Statement)	1963 X-Men #1 CGC NM 9.4 comic book	Sold - $325,000 Acquisition Offer Accepted on 06/21/2021	3/13/2021	4/15/2021	$20.00	12,000	$240,000 (3)	$20,200
#VANHALEN	1/8/2021	(Post-Qualification Amendment No. 17 to Archive Offering Statement)	2008 Eddie Van Halen Concert Played and Signed Charvel EVH Art Series One-of-a-Kind Guitar	Sold - $77,500 Acquisition Offer Accepted on 07/16/2026	2/2/2021	4/15/2021	$12.40	5,000	$62,000 (3)	$5,954
#48JACKIE	1/8/2021	(Post-Qualification Amendment No. 17 to Archive Offering Statement)	1948 Leaf Jackie Robinson #79 Rookie Card graded NM-MT 8 by PSA	Sold - $260,000 Acquisition Offer Accepted on 09/25/2024	1/29/2021	4/15/2021	$20.00	18,750	$375,000 (3)	$27,717

66

#05MJLJ	2/23/2021	(Post-Qualification Amendment No. 18 to Archive Offering Statement)	2005-06 Exquisite Collection Jerseys inserts, Dual Autographs: Michael Jordan and Lebron James graded BGS NM-MT+ 8.5	Sold - $56,650 Acquisition Offer Accepted on 12/18/2024	3/20/2021	7/1/2021	$4.00	20,500	$82,000 (3)	$7,949
#81MONTANA	2/23/2021	(Post-Qualification Amendment No. 18 to Archive Offering Statement)	1981 Topps Football #216 Joe Montana Rookie Card Graded PSA GEM MINT 10	Sold - $48,562 Acquisition Offer Accepted on 08/21/2026	3/29/2021	7/1/2021	$7.00	10,000	$70,000 (3)	$5,175
#00MOUTON	9/24/2020	(Post-Qualification Amendment No. 10 to Archive Offering Statement)	One case of twelve (12) bottles of 2000 Château Mouton-Rothschild	Closed	4/1/2021	7/1/2021	$13.50	2,000	$27,000 (3)	$2,181
#07DURANT	3/29/2021	(Post-Qualification Amendment No. 19 to Archive Offering Statement)	2007 Topps Chrome Orange Refractor Kevin Durant Rookie Card graded PSA GEM MT 10	Closed	6/4/2021	7/1/2021	$13.00	9,000	$117,000 (3)	-$1,656

67

#56AARON	3/29/2021	(Post-Qualification Amendment No. 19 to Archive Offering Statement)	1956 Topps #31 Hank Aaron (White Back) graded PSA Mint 9	Closed	4/23/2021	7/1/2021	$5.00	10,000	$50,000 (3)	$7,401
#85LEMIEUX	3/29/2021	(Post-Qualification Amendment No. 19 to Archive Offering Statement)	1985 O-Pee-Chee Hockey Mario Lemieux Rookie Card #9 graded PSA GEM-MT 10	Closed	4/7/2021	7/1/2021	$5.00	17,500	$87,500 (3)	$7,251
#87JORDAN	3/29/2021	(Post-Qualification Amendment No. 19 to Archive Offering Statement)	1987 Fleer Michael Jordan Card #59 graded PSA GEM MT 10	Closed	3/30/2021	7/1/2021	$5.00	10,000	$50,000 (3)	$3,188
#AC23	3/29/2021	(Post-Qualification Amendment No. 19 to Archive Offering Statement)	1940 Action Comics #23 comic book published by D.C. Comics graded CGC 5.5	Closed	5/25/2021	7/1/2021	$7.00	4,000	$28,000 (3)	$2,620
#APPLE1	1/8/2021	(Post-Qualification Amendment No. 17 to Archive Offering Statement)	1976 Apple-1 Computer with Original Box Signed by Steve Wozniak	Closed	4/2/2021	7/1/2021	$25.00	33,000	$825,000 (3)	$65,355

68

#GWLOTTO	3/29/2021	(Post-Qualification Amendment No. 19 to Archive Offering Statement)	1768 George Washington Mountain Road Lottery Ticket with Signature	Closed	4/5/2021	7/1/2021	$14.00	2,500	$35,000 (3)	$7,442
#GYMBOX	2/23/2021	(Post-Qualification Amendment No. 18 to Archive Offering Statement)	2000 Pokémon Gym Heroes 1st Edition Set Sealed Booster Box	Closed	3/30/2021	7/1/2021	$6.00	3,000	$18,000 (3)	$1,663
#HUCKFINN	3/29/2021	(Post-Qualification Amendment No. 19 to Archive Offering Statement)	1885 First Edition, Adventures of Huckleberry Finn by Mark Twain	Closed	4/20/2021	7/1/2021	$11.00	2,000	$22,000 (3)	$2,580
#NEOBOX	2/23/2021	(Post-Qualification Amendment No. 18 to Archive Offering Statement)	2000 Pokémon Neo Genesis 1st Edition Set Sealed Booster Box	Sold -$33,000 Acquisition Offer Accepted on 05/23/2025	4/14/2021	7/1/2021	$4.50	10,000	$45,000 (3)	$3,167

69

#NEWTON	11/25/2020	(Post-Qualification Amendment No. 15 to Archive Offering Statement)	1687 First Edition, Continental Issue of Philosophiae Naturalis Principia Mathematica by Sir Isaac Newton	Closed	5/4/2021	7/1/2021	$10.00	30,000	$300,000 (3)	$38,929
#NICKLAUS1	2/23/2021	(Post-Qualification Amendment No. 18 to Archive Offering Statement and Supplement No. 1 to Post-Qualification Amendment No. 18 to Archive Offering Statement)	1973 Panini #375 Jack Nicklaus Rookie Card Graded by PSA GEM MT 10	Closed	4/7/2021	7/1/2021	$10.00	4,000	$40,000 (3)	$4,001
#POKEMON2	2/23/2021	(Post-Qualification Amendment No. 18 to Archive Offering Statement)	1999 Pokémon 1st Edition Base Set Sealed Booster Box published by Wizards of the Coast	Closed	4/2/2021	7/1/2021	$10.00	41,500	$415,000 (3)	$32,138

70

#POKERED	3/29/2021	(Post-Qualification Amendment No. 19 to Archive Offering Statement)	1998 Game Boy Pokémon Red Video Game graded Wata 9.2 A++	Closed	5/5/2021	7/1/2021	$4.00	10,000	$40,000 (3)	$4,000
#RIVIERA	3/29/2021	(Post-Qualification Amendment No. 19 to Archive Offering Statement)	1965 Rolex 1601 Datejust retailed by Joyeria Riviera	Closed	4/12/2021	7/1/2021	$5.00	6,000	$30,000 (3)	$5,888
#SMB3	3/29/2021	(Post-Qualification Amendment No. 19 to Archive Offering Statement)	1990 NES Super Mario Bros. 3 Video Game graded Wata 9.4 A+	Closed	4/11/2021	7/1/2021	$5.00	5,000	$25,000 (3)	$2,150
#WALDEN	3/29/2021	(Post-Qualification Amendment No. 19 to Archive Offering Statement)	1854 First Edition Walden; or, Life in the Woods by Henry David Thoreau	Closed	5/12/2021	7/1/2021	$10.25	2,000	$20,500 (3)	$2,095
#WZRDOFOZ	2/23/2021	(Post-Qualification Amendment No. 18 to Archive Offering Statement)	1900 First Edition of The Wonderful Wizard Of OZ	Closed	4/27/2021	7/1/2021	$15.00	6,000	$90,000 (3)	$7,725

71

#60ALI	3/29/2021	(Post-Qualification Amendment No. 19 to Archive Offering Statement)	1960 Hemmets Journal #23 Cassius Clay (Muhammad Ali) Rookie Card graded PSA Mint 9	Closed	4/2/2021	7/14/2021	$10.00	23,500	$235,000 (3)	$20,014
#TORNEK	11/25/2020	(Post-Qualification Amendment No. 15 to Archive Offering Statement)	1964 Tornek-Rayville ref. TR-900	Closed	11/26/2020	7/14/2021	$5.00	33,000	$165,000 (3)	$8,513
#DIMAGGIO3	2/23/2021	(Post-Qualification Amendment No. 18 to Archive Offering Statement)	1950-51 Joe DiMaggio Game-Worn Road Jersey Graded MEARS A10	Closed	5/24/2021	7/14/2021	$20.00	22,500	$450,000 (3)	$26,525
#POKEMON3	3/29/2021	(Post-Qualification Amendment No. 19 to Archive Offering Statement)	1999 Pokémon 1st Edition Complete Set graded PSA GEM MT 10	Sold -$911,630 Acquisition Offer Accepted on 10/31/2025	4/25/2021	7/14/2021	$120.00	5,000	$600,000 (3)	$36,900

72

#09CURRY2	2/23/2021	(Post-Qualification Amendment No. 18 to Archive Offering Statement and Supplement No. 1 to Post-Qualification Amendment No. 18 to Archive Offering Statement)	2009 Playoff National Treasures Stephen Curry Autographed Patch Rookie Card graded BGS GEM MINT 9.5	Sold - $510,000 Acquisition Offer Accepted on 07/31/2026	3/26/2021	7/28/2021	$25.00	21,000	$525,000 (3)	$62,158
#80ALI	3/29/2021	(Post-Qualification Amendment No. 19 to Archive Offering Statement)	1980 Muhammad Ali Sparring Gloves Worn in Training for Larry Holmes Bout and Inscribed to Sylvester Stallone	Closed	5/3/2021	7/28/2021	$7.50	10,000	$75,000 (3)	$12,888
#58PELE3	2/23/2021	(Post-Qualification Amendment No. 18 to Archive Offering Statement)	1958-59 Tupinamba Ltda. Quigol Pelé #109 Rookie Card graded PSA NM -MT 8	Sold - $57,409 Acquisition Offer Accepted on 08/25/2026	5/7/2021	7/28/2021	$20.00	11,250	$225,000 (3)	$39,785

73

#BATMAN2	3/29/2021	(Post-Qualification Amendment No. 19 to Archive Offering Statement)	1940 Batman #2 comic book published by D.C. Comics graded CGC 9.0	Sold - $90,000 Acquisition Offer Accepted on 08/07/2026	5/10/2021	7/28/2021	$10.00	8,500	$85,000 (3)	$6,913
#85ERVING	3/29/2021	(Post-Qualification Amendment No. 19 to Archive Offering Statement)	1985 Julius Erving Game Worn and Signed Jersey	Closed	5/17/2021	7/28/2021	$4.50	10,000	$45,000 (3)	$6,044
#LJKOBE	3/29/2021	(Post-Qualification Amendment No. 19 to Archive Offering Statement)	2002 LeBron James High School Game Worn Sneakers Gifted by Kobe Bryant.	Sold - $215,000 Acquisition Offer Accepted on 11/15/2021	5/17/2021	7/28/2021	$10.00	18,000	$180,000 (3)	$20,073
#99MJRETRO	5/18/2021	(Post-Qualification Amendment No. 20 to Archive Offering Statement)	1999 Upper Deck Retro Inkredible Level 2 Michael Jordan Signed Card graded PSA MINT 9	Sold - $38,000 Acquisition Offer Accepted on 03/31/2024	6/12/2021	7/28/2021	$5.00	10,000	$50,000 (3)	$4,630
#FLASH123	3/29/2021	(Post-Qualification Amendment No. 19 to Archive Offering Statement)	1961 The Flash #123 comic book published by D.C Comics graded CGC 9.4	Closed	6/18/2021	7/28/2021	$8.00	3,625	$29,000 (3)	$2,610

74

#85GPK	6/25/2021	(Post-Qualification Amendment No. 21 to Archive Offering Statement)	1985 Topps Garbage Pail Kids Stickers Nasty Nick #1A Card graded PSA GEM MT 10	Closed	6/28/2021	7/28/2021	$12.00	1,000	$12,000 (3)	-$2,765
#IPOD	6/25/2021	(Post-Qualification Amendment No. 21 to Archive Offering Statement)	2001 Apple 1st Generation iPod Classic in its Original Factory Sealed Box	Sold - $29,000 Acquisition Offer Accepted on 8/3/2023	7/2/2021	7/28/2021	$5.00	5,000	$25,000 (3)	$1,539
#HGWELLS	3/29/2021	(Post-Qualification Amendment No. 19 to Archive Offering Statement)	1895 First Edition The Time Machine: An Invention Inscribed by H.G Wells	Closed	6/18/2021	8/2/2021	$6.20	7,500	$46,500 (3)	$4,835
#85JORDAN2	2/23/2021	(Post-Qualification Amendment No. 18 to Archive Offering Statement)	1985 Signed Michael Jordan "Shattered Backboard" Jersey	Sold - $437,500 Acquisition Offer Accepted on 04/11/2024	3/21/2021	8/2/2021	$14.00	20,000	$280,000 (3)	$44,500
#SANTANA	3/29/2021	(Post-Qualification Amendment No. 19 to Archive Offering Statement)	Gibson Les Paul SG Guitar owned and played by Carlos Santana	Closed	6/2/2021	8/9/2021	$5.00	15,000	$75,000 (3)	$15,588

75

#CONGRESS	1/8/2021	(Post-Qualification Amendment No. 17 to Archive Offering Statement)	Thomas Heyward Jr’s First edition of the Continental Congress Journal of the Proceeds of the Congress	Closed	6/28/2021	8/9/2021	$24.00	5,000	$120,000 (3)	$18,879
#66ORR	6/25/2021	(Post-Qualification Amendment No. 21 to Archive Offering Statement)	1966 Topps Bobby Orr #35 Rookie Card graded NM-MT 8 by PSA	Closed	7/2/2021	8/9/2021	$5.00	10,000	$50,000 (3)	$5,917
#01TIGER2	6/25/2021	(Post-Qualification Amendment No. 21 to Archive Offering Statement)	2001 Upper Deck Golf Black Label #1 Tiger Woods Rookie Card graded BGS Pristine 10	Closed	7/9/2021	8/9/2021	$8.50	2,000	$17,000 (3)	$429
#GRIFFEYJR	6/25/2021	(Post-Qualification Amendment No. 21 to Archive Offering Statement)	1989 Upper Deck Ken Griffey Jr. Rookie Card #1 graded BGS PRISTINE 10	Closed	7/13/2021	8/9/2021	$8.00	2,500	$20,000 (3)	$3,754
#87ZELDA	5/18/2021	(Post-Qualification Amendment No. 20 to Archive Offering Statement)	1987 NES Legend of Zelda Video Game graded Wata 9.4 B+	Closed	7/19/2021	8/9/2021	$11.50	10,000	$115,000 (3)	$12,388

76

#01HALO	3/29/2021	(Post-Qualification Amendment No. 19 to Archive Offering Statement and Supplement No. 1 to Post-Qualification Amendment No. 19 to Archive Offering Statement)	2001 Xbox Halo: Combat Evolved (Black Label) Video Game graded Wata 9.4 A+	Closed	7/23/2021	8/9/2021	$6.80	2,500	$17,000 (3)	$1,980
#EINSTEIN2	5/18/2021	(Post-Qualification Amendment No. 20 to Archive Offering Statement)	1948 Albert Einstein Typed and Signed Letter On God	Closed	7/9/2021	8/9/2021	$16.00	5,000	$80,000 (3)	$8,000
#86JORDAN2	6/25/2021	(Post-Qualification Amendment No. 21 to Archive Offering Statement)	1986 Fleer #8 Michael Jordan Sticker Rookie Card graded PSA GEM MT 10	Closed	7/23/2021	8/11/2021	$8.00	10,000	$80,000 (3)	$4,249
#97KOBE	6/25/2021	(Post-Qualification Amendment No. 21 to Archive Offering Statement)	1997 Skybox Jambalaya #12 Kobe Bryant Card graded PSA GEM MT 10	Sold - $90,300 Acquisition Offer Accepted on 07/24/2026	7/30/2021	8/25/2021	$6.50	10,000	$65,000 (3)	$5,237

77

#XMEN94	6/25/2021	(Post-Qualification Amendment No. 21 to Archive Offering Statement)	1975 X-Men #94 Comic Book published by Marvel graded CGC 9.8	Closed	7/30/2021	8/25/2021	$6.50	10,000	$65,000 (3)	$5,695
#TOPPSTRIO	6/25/2021	(Post-Qualification Amendment No. 21 to Archive Offering Statement)	1980 Topps Scoring Leader Card (Bird / Erving /Johnson) Graded PSA MINT 9	Closed	8/6/2021	8/25/2021	$6.00	5,000	$30,000 (3)	-$5,326
#81BIRD	6/25/2021	(Post-Qualification Amendment No. 21 to Archive Offering Statement)	1981 Topps #4 Larry Bird Card graded PSA GEM MT 10	Closed	8/11/2021	8/25/2021	$6.00	5,000	$30,000 (3)	-$770
#THEROCK	6/25/2021	(Post-Qualification Amendment No. 21 to Archive Offering Statement)	1997 Panini WWF Superstars Stickers #113 Rocky Maivia Card graded PSA GEM MT 10	Closed	8/1/2021	9/1/2021	$12.00	1,000	$12,000 (3)	-$4,159
#04MESSI2	6/25/2021	(Post-Qualification Amendment No. 21 to Archive Offering Statement)	2004 Panini Sports Mega Cracks Campeon #35 Lionel Messi Rookie Card graded PSA GEM MT 10	Closed	8/12/2021	9/1/2021	$7.00	5,000	$35,000 (3)	$1,569

78

#09RBLEROY	9/24/2020	(Post-Qualification Amendment No. 10 to Archive Offering Statement)	One case of twelve (12) bottles of 2009 Richebourg, Domaine Leroy	Closed	8/6/2021	9/1/2021	$25.00	4,300	$107,500 (3)	$8,590
#XLXMEN1	6/25/2021	(Post-Qualification Amendment No. 21 to Archive Offering Statement)	1975 Giant Size X-Men #1 Comic Book published by Marvel graded CGC 9.8	Closed	8/20/2021	9/7/2021	$8.00	8,000	$64,000 (3)	$5,260
#03LEBRON5	6/25/2021	(Post-Qualification Amendment No. 21 to Archive Offering Statement)	2003 Topps Chrome #111 LeBron James Black Refractor Rookie Card graded PSA MINT 9	Closed	8/27/2021	9/13/2021	$10.00	8,500	$85,000 (3)	$9,323
#SLASH	3/29/2021	(Post-Qualification Amendment No. 19 to Archive Offering Statement)	Exact aged replica of Slash’s original Factory Black 1966 Gibson Doubleneck Guitar built as a prototype for the Slash EDS-1275 Doubleneck	Closed	8/31/2021	9/30/2021	$5.00	13,000	$65,000 (3)	$13,250

79

#METEORITE	5/18/2021	(Post-Qualification Amendment No. 20 to Archive Offering Statement)	Lunar Meteorite Specimen Feldspathic Lunar Anorthositic Breccia from the Moon	Closed	8/11/2021	9/30/2021	$20.00	17,500	$350,000 (3)	$68,645
#89TMNT	9/15/2021	(Post-Qualification Amendment No. 24 to Archive Offering Statement)	1989 NES Teenage Mutant Ninja Turtles Video Game graded Wata 9.4 A	Closed	9/15/2021	10/7/2021	$11.00	2,000	$22,000 (3)	$633
#00BRADY2	5/18/2021	(Post-Qualification Amendment No. 20 to Archive Offering Statement)	2000 SP Authentic #118 Tom Brady Rookie Card graded BGS PRISTINE 10	Sold - $106,500 Acquisition Offer Accepted on 07/31/2026	8/20/2021	10/7/2021	$10.00	32,500	$325,000 (3)	$5,160
#NESWWF	9/21/2021	(Post-Qualification Amendment No. 25 to Archive Offering Statement)	1989 NES WWF Wrestlemania Video Game graded Wata 9.6 A+	Closed	9/21/2021	10/7/2021	$3.00	6,000	$18,000 (3)	$1,635
#PUNK9670	9/15/2021	(Post-Qualification Amendment No. 24 to Archive Offering Statement)	Number 9670 Female CryptoPunk NFT	Closed	9/16/2021	10/7/2021	$10.00	7,200	$72,000 (3)	$8,040

80

#18ALLEN	9/21/2021	(Post-Qualification Amendment No. 25 to Archive Offering Statement)	2018 National Treasures #163 Josh Allen Autographed Jersey Rookie Card graded BGS 9.5	Closed	9/22/2021	10/12/2021	$3.00	12,000	$36,000 (3)	$2,040
#CASTLEII	9/27/2021	(Post-Qualification Amendment No. 26 to Archive Offering Statement)	1988 NES Castlevania II: Simon’s Quest Video Game graded Wata 9.6 A+	Closed	9/27/2021	10/12/2021	$9.00	2,000	$18,000 (3)	$1,635
#36OWENS	9/21/2021	(Post-Qualification Amendment No. 25 to Archive Offering Statement)	Four Tickets From Jesse Owens' Gold Medal Events in the 1936 Berlin Olympics	Sold - $27,200 Acquisition Offer Accepted on 10/17/2024	9/22/2021	10/12/2021	$10.00	2,500	$25,000 (3)	$2,603
#BAYC601	9/27/2021	(Post-Qualification Amendment No. 26 to Archive Offering Statement)	Number 601 Bored Ape Yacht Club NFT with Sea Captain’s Hat	Closed	9/27/2021	10/12/2021	$10.00	16,500	$165,000 (3)	$17,686
#60MANTLE	2/23/2021	(Post-Qualification Amendment No. 18 to Archive Offering Statement)	1960 Signed Mickey Mantle Game-Worn Road Jersey Graded MEARS A10	Closed	8/20/2021	10/20/2021	$20.00	42,500	$850,000 (3)	$34,525

81

#PUNK8103	9/21/2021	(Post-Qualification Amendment No. 25 to Archive Offering Statement)	Number 8103 Male CryptoPunk NFT	Closed	9/21/2021	10/20/2021	$9.33	60,000	$559,800 (3)	$49,404
#GHOST1	9/27/2021	(Post-Qualification Amendment No. 27 to Archive Offering Statement)	1973 Ghost Rider #1 Comic Book published by Marvel graded CGC 9.8	Closed	9/27/2021	10/20/2021	$7.00	2,000	$14,000 (3)	$1,199
#KIRBY	10/12/2021	(Post-Qualification Amendment No. 28 to Archive Offering Statement)	1992 GameBoy Kirby’s Dream Land Video Game graded Wata 9.8 A++	Closed	10/12/2021	10/26/2021	$6.00	10,000	$60,000 (3)	$8,215
#20HERBERT	9/27/2021	(Post-Qualification Amendment No. 27 to Archive Offering Statement)	2020 National Treasures #158 Justin Herbert Autographed Patch Rookie Card graded BGS 9.5	Sold - $86,400 Acquisition Offer Accepted on 7/8/2022	9/27/2021	10/26/2021	$7.00	10,000	$70,000 (3)	$8,090
#HENDERSON	9/27/2021	(Post-Qualification Amendment No. 26 to Archive Offering Statement)	1980 Topps #482 Rickey Henderson Rookie Card graded PSA GEM MINT 10	Sold - $121,001.11 Acquisition Offer Accepted on 02/29/2024	9/27/2021	10/26/2021	$5.00	27,000	$135,000 (3)	-$188

82

#03RONALDO	9/27/2021	(Post-Qualification Amendment No. 27 to Archive Offering Statement)	2003 Panini #137 Cristiano Ronaldo Rookie Card graded PSA 10	Sold -$105,000 Acquisition Offer Accepted on 08/13/2025	9/27/2021	10/26/2021	$14.00	12,500	$175,000 (3)	$14,556
#BROSGRIMM	2/23/2021	(Post-Qualification Amendment No. 18 to Archive Offering Statement)	1837 Third Edition Presentation Copy of Grimms' Fairy Tales by the Brothers Grimm inscribed to contributor and friend Malchen Hassenpflug	Closed	5/19/2021	10/26/2021	$27.00	5,000	$135,000 (3)	$19,304
#HONUS2	10/12/2021	(Post-Qualification Amendment No. 28 to Archive Offering Statement)	1910 Tip-Top Bread Honus Wagner Card graded PSA 5	Sold - $97,001 Acquisition Offer Accepted on 08/29/2024	10/12/2021	10/26/2021	$10.00	10,000	$100,000 (3)	$11,944
#MARX	10/12/2021	(Post-Qualification Amendment No. 28 to Archive Offering Statement)	1867 First Edition Das Kapital By Karl Marx	Closed	10/12/2021	11/3/2021	$15.00	8,000	$120,000 (3)	$12,200

83

#MEEB15511	10/18/2021	(Post-Qualification Amendment No. 31 to Archive Offering Statement)	Number 15511 Pig Meebit	Closed	10/19/2021	11/3/2021	$5.00	15,000	$75,000 (3)	$5,405
#90BATMAN	10/18/2021	(Post-Qualification Amendment No. 31 to Archive Offering Statement)	1990 NES Batman Video Game graded Wata 9.8 A+	Closed	10/19/2021	11/3/2021	$5.90	10,000	$59,000 (3)	$7,225
#09HARDEN	10/18/2021	(Post-Qualification Amendment No. 31 to Archive Offering Statement)	2009 Topps Chrome Refractor #99 James Harden Rookie Card graded PSA GEM MT 10	Closed	10/19/2021	11/3/2021	$13.00	2,000	$26,000 (3)	$1,484
#SIMPSONS1	10/25/2021	(Post-Qualification Amendment No. 32 to Archive Offering Statement)	1991 NES Simpsons: Bart vs. The Space Mutants Video Game graded Wata 9.6 A+	Closed	10/25/2021	11/9/2021	$9.25	2,000	$18,500 (3)	$2,130
#SPIDER129	10/18/2021	(Post-Qualification Amendment No. 31 to Archive Offering Statement)	1974 Amazing Spider-Man #129 Comic Book published by Marvel graded CGC 9.8	Closed	10/19/2021	11/9/2021	$4.00	10,000	$40,000 (3)	$2,454

84

#93JETER	10/25/2021	(Post-Qualification Amendment No. 32 to Archive Offering Statement)	1993 SP Foil #279 Derek Jeter Rookie Card graded BGS 9.5	Closed	10/25/2021	11/9/2021	$16.00	1,000	$16,000 (3)	-$375
#NESDK3	10/18/2021	(Post-Qualification Amendment No. 31 to Archive Offering Statement)	1986 NES Donkey Kong 3 Video Game graded Wata 9.4 A+	Closed	10/19/2021	11/9/2021	$5.00	22,800	$114,000 (3)	$11,320
#BAYC7359	10/12/2021	(Post-Qualification Amendment No. 28 to Archive Offering Statement)	Number 7359 Bored Ape Yacht Club NFT with Space Suit	Sold -$43,955 Acquisition Offer Accepted on 09/18/2025	10/12/2021	11/10/2021	$10.00	19,000	$190,000 (3)	$20,773
#CURIO10	11/1/2021	(Post-Qualification Amendment No. 33 to Archive Offering Statement)	Set of Curio Cards NFTs Numbered One to Ten	Closed	11/1/2021	11/15/2021	$7.50	10,000	$75,000 (3)	$5,868
#WILDTHING	10/25/2021	(Post-Qualification Amendment No. 32 to Archive Offering Statement)	1963 First Edition Inscribed copy of Where The Wild Things Are by Maurice Sendak	Closed	10/25/2021	11/15/2021	$9.00	2,000	$18,000 (3)	$1,573

85

#1776	1/8/2021	(Post-Qualification Amendment No. 17 to Archive Offering Statement and Supplement No. 2 to Post-Qualification Amendment No. 19 to Archive Offering Statement)	July 16, 1776 Exeter, New Hampshire broadside of the Declaration of Independence	Closed	4/27/2021	11/26/2021	$25.00	80,000	$2,000,000 (3)	$507,945
#MACALLAN1	11/1/2021	(Post-Qualification Amendment No. 33 to Archive Offering Statement)	30 Year Old Macallan Sherry Oak Blue Label Single Malt Scotch Whisky	Closed	11/1/2021	11/30/2021	$13.25	1,000	$13,250 (3)	$104
#98JORDAN2	11/1/2021	(Post-Qualification Amendment No. 33 to Archive Offering Statement)	1998 Upper Deck Michael Jordan Jersey Autograph Card graded BGS GEM MINT 9.5	Sold - $383,385 Acquisition Offer Accepted on 08/27/2026	11/1/2021	11/30/2021	$20.00	16,500	$330,000 (3)	$34,427
#BAYC9159	11/9/2021	(Post-Qualification Amendment No. 34 to Archive Offering Statement)	Number 9159 Bored Ape Yacht Club NFT with a Leather Jacket	Closed	11/9/2021	12/8/2021	$5.00	39,000	$195,000 (3)	$2,488

86

#FANTASY7	11/22/2021	(Post-Qualification Amendment No. 37 to Archive Offering Statement)	1997 PlayStation1 Final Fantasy VII	Closed	11/22/2021	12/8/2021	$4.00	10,000	$40,000 (3)	$3,468
#SURFER4	11/9/2021	(Post-Qualification Amendment No. 34 to Archive Offering Statement)	1969 Silver Surfer #4 Comic Book published by Marvel graded CGC 9.8	Closed	11/9/2021	12/14/2021	$8.00	10,000	$80,000 (3)	$10,800
#OHTANI1	11/9/2021	(Post-Qualification Amendment No. 34 to Archive Offering Statement)	2018 Bowman Chrome Shohei Ohtani Orange Refractors Pitching Autographed Rookie Card graded BGS 9.5	Sold - $78,400 Acquisition Offer Accepted on 12/07/2024	11/9/2021	12/14/2021	$9.00	10,000	$90,000 (3)	$6,919
#OHTANI2	11/9/2021	(Post-Qualification Amendment No. 34 to Archive Offering Statement)	2018 Bowman Chrome Shohei Ohtani Orange Refractors Batting Autographed Rookie Card graded BGS 9.5	Sold - $97,440 Acquisition Offer Accepted on 12/07/2024	11/9/2021	12/14/2021	$8.00	9,125	$73,000 (3)	$6,123
#WILT100	11/9/2021	(Post-Qualification Amendment No. 34 to Archive Offering Statement)	1962 Ticket Stub from Wilt Chamberlain’s 100-Point Game graded PSA 3	Closed	11/9/2021	12/14/2021	$10.00	11,500	$115,000 (3)	$12,349

87

#PENGUIN	11/15/2021	(Post-Qualification Amendment No. 35 to Archive Offering Statement)	1941 Detective Comics #58 Comic Book published by D.C. Comics graded CGC 8.0	Closed	11/15/2021	12/14/2021	$6.00	10,000	$60,000 (3)	$6,019
#KARUIZAWA	11/15/2021	(Post-Qualification Amendment No. 35 to Archive Offering Statement)	50 Year Old Karuizawa Aqua of Life Single Malt Whisky	Closed	11/15/2021	12/14/2021	$5.00	13,000	$65,000 (3)	$5,382
#KOMBAT	11/22/2021	(Post-Qualification Amendment No. 36 to Archive Offering Statement)	1993 SNES Mortal Combat Video Game graded Wata 9.8 A+	Closed	11/22/2021	12/14/2021	$9.00	10,000	$90,000 (3)	$8,267
#APPLELISA	11/1/2021	(Post-Qualification Amendment No. 33 to Archive Offering Statement)	Fully Functioning 1983 Apple Lisa Computer with Original Twiggy Floppy Drives	Closed	11/1/2021	12/22/2021	$11.00	10,000	$110,000 (3)	$11,488
#98MANNING	11/22/2021	(Post-Qualification Amendment No. 36 to Archive Offering Statement)	1998 SP Authentic #14 Peyton Manning Rookie Card graded BGS 10	Closed	11/22/2021	12/22/2021	$11.00	2,000	$22,000 (3)	$1,642

88

#GIJOE	11/22/2021	(Post-Qualification Amendment No. 36 to Archive Offering Statement)	1983 Hasbro G.I. Joe: Cobra Commander Action Figure graded AFA 95	Closed	11/22/2021	12/22/2021	$9.00	5,000	$45,000 (3)	$5,755
#BEATLES1	11/22/2021	(Post-Qualification Amendment No. 36 to Archive Offering Statement)	1962 The Beatles Signed “Love Me Do” Single	Closed	11/22/2021	12/22/2021	$4.00	6,000	$24,000 (3)	$1,821
#SQUIG5847	11/22/2021	(Post-Qualification Amendment No. 37 to Archive Offering Statement)	Number 5847 Art Blocks Chromie Squiggle NFT	Closed	11/22/2021	12/22/2021	$11.00	6,000	$66,000 (3)	$8,100
#PACQUIAO	11/29/2021	(Post-Qualification Amendment No. 38 to Archive Offering Statement)	1999 World Boxing #143 Manny Pacquiao Rookie Card graded PSA 10	Closed	11/29/2021	12/22/2021	$8.50	2,000	$17,000 (3)	$1,548
#83JOBS	11/29/2021	(Post-Qualification Amendment No. 38 to Archive Offering Statement)	1983 Steve Jobs Leather Jacket Worn in Picture of Jobs Giving the Middle Finger outside the IBM Building	Closed	11/29/2021	12/22/2021	$7.50	10,000	$75,000 (3)	$5,621

89

#BATMAN181	11/29/2021	(Post-Qualification Amendment No. 38 to Archive Offering Statement)	1966 Batman #181 Comic Book published by D.C. Comics graded CGC 9.6	Closed	11/29/2021	12/22/2021	$10.00	5,000	$50,000 (3)	$7,361
#HOBBIT	11/29/2021	(Post-Qualification Amendment No. 38 to Archive Offering Statement)	1937 First Edition copy of The Hobbit by J. R. R. Tolkien	Sold - $90,000 Acquisition Offer Accepted on 11/07/2024	11/29/2021	12/22/2021	$8.00	10,000	$80,000 (3)	$9,150
#PUNK5883	11/29/2021	(Post-Qualification Amendment No. 38 to Archive Offering Statement)	Number 5883 Male CryptoPunk NFT	Closed	11/29/2021	1/6/2022	$15.00	40,000	$600,000 (3)	$28,900
#POPEYE	12/6/2021	(Post-Qualification Amendment No. 39 to Archive Offering Statement)	1986 NES Popeye Video Game graded Wata 9.4 A+	Closed	12/6/2021	1/6/2022	$10.00	11,000	$110,000 (3)	$17,443
#SMB2	11/22/2021	(Post-Qualification Amendment No. 37 to Archive Offering Statement)	1988 NES Super Mario Bros. 2 Video Game graded Wata 9.6 A++	Closed	11/22/2021	1/10/2022	$15.00	20,000	$300,000 (3)	$14,118

90

#OBIWAN	12/6/2021	(Post-Qualification Amendment No. 39 to Archive Offering Statement)	1978 Kenner Star Wars Ben (Obi-Wan) Kenobi Action Figure graded AFA 85	Closed	12/6/2021	1/10/2022	$6.00	2,000	$12,000 (3)	$749
#HAMILTON1	12/6/2021	(Post-Qualification Amendment No. 39 to Archive Offering Statement)	2020 Topps Dynasty Triple Relic #ILH Lewis Hamilton Autographed Patch Card graded PSA 10	Sold - $70,000 Acquisition Offer Accepted on 07/02/2026	12/6/2021	1/10/2022	$7.00	5,000	$35,000 (3)	$4,718
#GIANNIS2	5/18/2021	(Post-Qualification Amendment No. 20 to Archive Offering Statement)	2013 Panini National Treasures #130 Giannis Antetokounmpo Signed Jersey Patch Rookie Card graded BGS GEM MINT 9.5	Closed	7/19/2021	1/18/2022	$10.00	41,500	$415,000 (3)	$44,784
#03SERENA	11/15/2021	(Post-Qualification Amendment No. 35 to Archive Offering Statement)	2003 NetPro International Series #2A Serena Williams Autographed Patch Rookie Card graded BGS 8	Closed	11/15/2021	1/28/2022	$10.00	8,500	$85,000 (3)	$7,880

91

#86BONDS	1/3/2022	(Post-Qualification Amendment No. 41 to Archive Offering Statement)	1986 Topps Traded TIffany #11T Barry Bonds Rookie Card graded PSA GEM MT 10	Closed	1/3/2022	1/27/2022	$4.00	2,000	$8,000 (3)	$319
#MOBYDICK	1/3/2022	(Post-Qualification Amendment No. 41 to Archive Offering Statement)	1851 First Edition copy of Moby Dick by Herman Melville	Closed	1/3/2022	1/28/2022	$7.00	10,000	$70,000 (3)	$8,037
#IPADPROTO	1/3/2022	(Post-Qualification Amendment No. 41 to Archive Offering Statement)	2009 Apple Prototype 1st Generation iPad	Sold - $21,997 Acquisition Offer Accepted on 08/22/2024	1/3/2022	1/27/2022	$6.50	2,000	$13,000 (3)	$1,537
#BAYC4612	12/13/2021	(Post-Qualification Amendment No. 40 to Archive Offering Statement)	Number 4612 Bored Ape Yacht Club NFT with Laser Eyes	Closed	12/13/2021	1/31/2022	$7.00	100,000	$700,000 (3)	$27,150
#FORTNITE	1/10/2022	(Post-Qualification Amendment No. 42 to Archive Offering Statement)	2017 PlayStation 4 Fortnite Video Game graded Wata 9.8 A+	Closed	1/10/2022	2/3/2022	$8.00	2,000	$16,000 (3)	$1,464

92

#IROBOT	1/10/2022	(Post-Qualification Amendment No. 42 to Archive Offering Statement)	1950 First Edition copy of I, Robot by Isaac Asimov	Closed	1/10/2022	2/3/2022	$8.00	1,000	$8,000 (3)	$1,688
#05RODGERS	1/10/2022	(Post-Qualification Amendment No. 42 to Archive Offering Statement)	2005 SP Authentic #252 Aaron Rodgers Autographed Jersey Rookie Card graded BGS 9.5	Closed	1/10/2022	2/3/2022	$8.00	7,000	$56,000 (3)	$4,340
#18OSAKA	1/18/2022	(Post-Qualification Amendment No. 43 to Archive Offering Statement)	2018 Sports Illustrated For Kids Naomi Osaka Rookie Card graded PSA 9	Closed	1/18/2022	2/3/2022	$5.00	2,600	$13,000 (3)	$1,723
#LEICAGOLD	1/18/2022	(Post-Qualification Amendment No. 43 to Archive Offering Statement)	1996 Leica M6 Gold ’King of Thailand' Camera in Condition ‘A’	Closed	1/18/2022	2/3/2022	$8.00	4,000	$32,000 (3)	$2,824
#IOMMI	9/27/2021	(Post-Qualification Amendment No. 27 to Archive Offering Statement)	2019 Gibson Tony Iommi 1964 “Monkey SG” Prototype Guitar	Closed	9/27/2021	2/7/2022	$10.00	6,500	$65,000 (3)	$13,250

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#MARIO64	1/3/2022	(Post-Qualification Amendment No. 41 to Archive Offering Statement)	1996 Nintendo 64 Super Mario 64 Video Game graded Wata 9.6 A++	Closed	1/3/2022	2/7/2022	$10.00	12,500	$125,000 (3)	$20,090
#GWTW	2/9/2022	(Post-Qualification Amendment No. 45 to Archive Offering Statement)	1936 First Edition Inscribed copy of Gone With the Wind by Margaret Mitchell	Closed	2/9/2022	3/2/2022	$5.00	5,000	$25,000 (3)	$2,400
#NEWWORLD	1/24/2022	(Post-Qualification Amendment No. 44 to Archive Offering Statement)	1932 First Edition copy of Brave New World by Aldous Huxley	Closed	1/24/2022	3/2/2022	$7.00	2,000	$14,000 (3)	$2,003
#JAWA	1/24/2022	(Post-Qualification Amendment No. 44 to Archive Offering Statement)	1978 Kenner Star Wars Vinyl Cape Jawa Action Figure graded AFA 80	Closed	1/24/2022	3/2/2022	$3.00	9,000	$27,000 (3)	$535
#GWLETTER	1/18/2022	(Post-Qualification Amendment No. 43 to Archive Offering Statement)	1780 George Washington Handwritten Letter to his Director of Intelligence	Closed	1/18/2022	3/2/2022	$20.00	7,500	$150,000 (3)	$11,743

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#MARIOKART	1/24/2022	(Post-Qualification Amendment No. 44 to Archive Offering Statement)	1996 Nintendo 64 Mario Kart 64 Video Game graded Wata 9.4 A+	Closed	1/24/2022	3/2/2022	$15.00	5,000	$75,000 (3)	$6,964
#96KOBE2	1/3/2022	(Post-Qualification Amendment No. 41 to Archive Offering Statement)	1996 Topps Chrome Refractor #138 Kobe Bryant Rookie Card graded PSA GEM MT 10	Closed	1/3/2022	3/3/2022	$10.00	22,500	$225,000 (3)	-$5,777
#BAYC8827	1/18/2022	(Post-Qualification Amendment No. 43 to Archive Offering Statement)	Number 8827 Bored Ape Yacht Club NFT with Trippy Fur	Closed	1/18/2022	3/3/2022	$10.00	82,000	$820,000 (3)	$35,050
#SHOWCASE4	1/24/2022	(Post-Qualification Amendment No. 44 to Archive Offering Statement)	1956 Showcase #4 Comic Book published by D.C. Comics graded CGC 7.5	Closed	1/24/2022	3/3/2022	$7.00	11,000	$77,000 (3)	$7,601
#MACALLAN2	2/9/2022	(Post-Qualification Amendment No. 45 to Archive Offering Statement)	40 Year Old Macallan Sherry Oak 2016 Release Single Malt Scotch Whisky	Closed	2/9/2022	3/22/2022	$6.00	5,000	$30,000 (3)	-$340

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#DOOD6921	2/9/2022	(Post-Qualification Amendment No. 45 to Archive Offering Statement)	Number 6921 Doodle NFT	Closed	2/9/2022	3/22/2022	$4.00	11,000	$44,000 (3)	$3,460
#92TIGER	2/9/2022	(Post-Qualification Amendment No. 45 to Archive Offering Statement)	1992 Nissan L.A. Open Tiger Woods Debut Ticket graded PSA 6	Closed	2/9/2022	3/22/2022	$7.00	10,000	$70,000 (3)	$4,018
#15COBB	2/14/2022	(Post-Qualification Amendment No. 46 to Archive Offering Statement)	1915 Cracker Jack #30 Ty Cobb Card graded PSA NM 7	Sold - $75,795 Acquisition Offer Accepted on 08/29/2024	2/14/2022	3/22/2022	$11.00	7,000	$77,000 (3)	$5,052
#HIRST1	2/14/2022	(Post-Qualification Amendment No. 46 to Archive Offering Statement)	Damien Hirst The Currency “Who’s really the king” NFT	Closed	2/14/2022	3/22/2022	$4.00	5,000	$20,000 (3)	$1,320
#BRADBURY	2/22/2022	(Post-Qualification Amendment No. 47 to Archive Offering Statement)	1953 1st Edition Copy of Fahrenheit 451 by Ray Bradbury	Closed	2/22/2022	3/22/2022	$9.00	2,000	$18,000 (3)	$2,838

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#BEATLES2	2/22/2022	(Post-Qualification Amendment No. 47 to Archive Offering Statement)	1963 Beatles Signed Fan Club Card graded PSA Authentic	Closed	2/22/2022	3/22/2022	$10.00	2,500	$25,000 (3)	$1,483
#SKYWALKER	2/14/2022	(Post-Qualification Amendment No. 46 to Archive Offering Statement)	1978 Kenner Star Wars Luke Skywalker Action Figure graded AFA 85	Closed	2/14/2022	3/29/2022	$3.50	5,000	$17,500 (3)	$1,856
#85GPK2	2/28/2022	(Post-Qualification Amendment No. 48 to Archive Offering Statement)	Original 1985 Topps Garbage Pail Kids Series 1 Wax Box	Closed	2/28/2022	3/29/2022	$5.00	5,000	$25,000 (3)	$754
#GRIFFEY2	2/28/2022	(Post-Qualification Amendment No. 48 to Archive Offering Statement)	1989 Bowman Tiffany #220 Ken Griffey Jr. Rookie Card graded PSA GEM MT 10	Closed	2/28/2022	3/29/2022	$7.75	2,000	$15,500 (3)	$543
#19HAALAND	3/7/2022	(Post-Qualification Amendment No. 49 to Archive Offering Statement)	2019 Topps Chrome Bundesliga #72 Erling Haaland Gold Refractor Rookie Card graded PSA 10	Closed	3/7/2022	3/29/2022	$9.00	5,000	$45,000 (3)	$6,693

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#MEGALODON	10/12/2021	(Post-Qualification Amendment No. 28 to Archive Offering Statement)	Carcharocles Megaladon Jaw: Full Set of Fossilized Teeth in Jaw Reconstruction	Closed	10/12/2021	3/31/2022	$20.00	30,000	$600,000 (3)	$135,930
#KELLER	2/28/2022	(Post-Qualification Amendment No. 48 to Archive Offering Statement)	1892 Book Inscribed by Helen Keller to Frances Cleveland	Closed	2/28/2022	4/8/2022	$5.00	3,000	$15,000 (3)	$2,258
#GODFATHER	3/14/2022	(Post-Qualification Amendment No. 50 to Archive Offering Statement)	1971 Second Draft Screenplay of The Godfather by Mario Puzo and Francis Ford Coppola	Closed	3/14/2022	4/8/2022	$13.00	1,000	$13,000 (3)	$946
#MAYC5750	1/18/2022	(Post-Qualification Amendment No. 43 to Archive Offering Statement)	Number 5750 Mutant Ape Yacht Club NFT with M1 Hawaiian Shirt	Closed	1/18/2022	4/20/2022	$7.00	10,000	$70,000 (3)	$11,649
#SUPREMEPB	3/14/2022	(Post-Qualification Amendment No. 50 to Archive Offering Statement)	2018 Supreme Branded Stern Pinball Machine	Closed	3/14/2022	6/16/2022	$6.00	10,000	$60,000 (3)	$3,248

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#MJTICKET	2/9/2022	(Post-Qualification Amendment No. 45 to Archive Offering Statement)	1984 Michael Jordan Debut Ticket graded PSA 5	Closed	2/9/2022	6/16/2022	$8.00	20,000	$160,000 (3)	$16,443
#BLASTOISE	12/6/2021	(Post-Qualification Amendment No. 39 to Archive Offering Statement)	Pokémon Blastoise #009/165R Test Print "Gold Border" Foil Card graded CGC 6.5+	Closed	12/6/2021	7/25/2022	$5.00	50,000	$250,000 (3)	$28,713
#MACALLAN3	6/17/2022	(Post-Qualification Amendment No. 51 to Archive Offering Statement)	1938 Macallan Single Malt Scotch Whisky	Closed	6/17/2022	7/25/2022	$5.00	4,100	$20,500 (3)	-$844
#COOLCAT	6/17/2022	(Post-Qualification Amendment No. 51 to Archive Offering Statement)	Three Original Cartoons Drawn by The Catoonist, Now Known as Clon	Closed	6/17/2022	7/25/2022	$5.00	4,000	$20,000 (3)	$700
#SUPERMAN6	6/17/2022	(Post-Qualification Amendment No. 51 to Archive Offering Statement)	1940 Superman #6 Comic Book published by D.C. Comics graded CGC 8.5	Closed	6/17/2022	8/1/2022	$8.00	3,000	$24,000 (3)	$2,032

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#MOONPASS	6/17/2022	(Post-Qualification Amendment No. 51 to Archive Offering Statement)	1969 NASA Apollo 11 Mission To The Moon Ticket Pass Graded PSA 8	Closed	6/17/2022	8/19/2022	$5.00	1,300	$6,500 (3)	$388
#90FANTASY	6/17/2022	(Post-Qualification Amendment No. 51 to Archive Offering Statement)	1990 NES Final Fantasy Video Game graded WATA 9.4 A	Closed	6/17/2022	10/3/2022	$5.00	3,000	$15,000 (3)	$1,750
Number 160 Nounders Noun NFT				Cancelled (6)

Note: Gray shading represents Series for which no Closing of an Offering has occurred. Orange shading represents sale of such Series’ Underlying Asset.

(1)The opening date of a Series will occur no later than two calendar days following the date of qualification of the Offering of such Series by the Commission.  With respect to a Series, the Offering of such Series is subject to qualification by the Commission.

(2)Interests sold in Series are generally limited to 2,000 “qualified purchasers” with a maximum of 500 non-“accredited investors.”

(3)Represents the actual gross proceeds for closed Offerings.

(4)Interests in Series #77LE1 were issued under Rule 506(c) of Regulation D and were thus not qualified under the Company’s previous offering circular. All other Interests in Series of the Company were issued under Tier 2 of Regulation A.

(5)For Offerings that are Open or Upcoming, amounts represent the maximum Sourcing Fee payable to the Manager for identifying and managing the acquisition of the Underlying Assets. For Offerings that have closed, amounts represent the actual Sourcing Fee payable to the Manager, which may be less than the maximum Sourcing Fee. Negative values in this column reflect the amount by which the estimated aggregate value of the fees and expenses relating to an Offering exceeds the amount of the Total Proceeds of the Offering.

(6)Represents an Offering that was cancelled with any potential Investors issued a full refund for their attempted subscription.

(7)Represents a Series whose Interests we do not intend to allow to trade on the PPEX ATS.  Therefore, there will be no liquidity via the PPEX ATS for Interests in such Series unless the Manager determines to allow secondary trading on the PPEX ATS at a later date.

(8)On August 24, 2022, RSE Archive approved a forward split of the Membership Interests of Series #52MANTLE, at a ratio of 10-for-1. Membership Interest holders of record at the close of business on August 29, 2022 received nine additional Membership Interests for every Membership Interest held on that date. All Membership Interests and Membership Interests per share data provided herein gives effect to this Membership Interest split applied retroactively. As a result of the stock split, the terms of the Series #52MANTLE Offering were proportionally adjusted as of the start of trading on August 30, 2022 such that the total maximum of Series #52MANTLE Interests outstanding was increased to 10,000.

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At the time of this filing, all of the Series designated as closed in the Master Series Table have commenced operations, are capitalized and have assets and various Series have liabilities. All assets and liabilities related to the Series described in the Master Series Table are the responsibility of the Series from the time of the Closing of the respective Offerings. All Series highlighted gray in the Master Series Table have not Closed, but we have launched, or are in the process of launching, these and subsequent Offerings for additional Series. Series for which the Underlying Assets have been sold and that have been dissolved, or will subsequently be dissolved, are highlighted orange in the Master Series Table.

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ITEM 1.MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following information should be read in conjunction with our consolidated financial statements and related notes.

Overview

The Company’s core business is the identification, acquisition, marketing and management of certain collectible items (including collectible automobiles, memorabilia and alcohol) and digital assets, collectively referred to as the “Collectible Assets” or the “Asset Class”, for the benefit of the investors. The Company’s mission is to leverage technology and design, modern business models influenced by the sharing economy, and advancements in the financial regulatory environment to democratize the Asset Class. The Company aims to provide enthusiasts with access to the market by enabling them to create a diversified portfolio of equity Interests in the highest quality Collectible Assets through a seamless investment experience on the Platform. With respect to secondary market transactions in Interests, the Platform serves as the user interface by which Investors submit orders to buy or sell Interests on the Public Private Execution Network Alternative Trading System (the “PPEX ATS”), which is owned and operated by North Capital Private Securities Corporation. The Platform then immediately and automatically routes those orders (i) to Dalmore Group, LLC (when acting in connection with secondary market transactions of interests, the “Executing Broker”), and (ii) by virtue of the Executing Broker’s status as a member of the PPEX ATS and the Tools License Agreement between the Asset Manager and the Executing Broker, to the PPEX ATS. The Platform does not connect Investors to any venue for secondary market transactions other than the PPEX ATS, which is owned and operated by NCPS. For a full description of the Platform’s limited role in secondary trading, see the “Description of the Business – Liquidity Platform” section in Post-Qualification Amendment No. 34 (filed on September 4, 2024) to the offering statement on Form 1-A filed by the Company with the Commission and originally qualified on November 15, 2021.

We believe that collectors and dealers interested in selling their Collectible Assets will benefit from greater liquidity, significantly lower transaction costs and overhead, and a higher degree of transparency as compared to traditional methods of transacting Collectible Assets. Auction and consignment models may include upwards of ~20% of asset value in transaction costs, as well as meaningful overhead in terms of asset preparation, shipping and marketing costs, and time value. The Company thus aims to align the interests of buyers and sellers, while opening up the market to a significantly larger number of participants than was previously possible.

Trends Affecting Our Business

Our results of operations are affected by a variety of factors, including conditions in the financial markets and the economic and political environments, particularly in the United States. Global economic conditions, including political environments, financial market performance, interest rates, credit spreads or other conditions beyond our control are unpredictable and could negatively affect the value of the Underlying Assets, our ability to acquire and manage Collectible Assets, and the success of our current and future Offerings. In addition to the aforementioned macroeconomic trends, we believe the following factors will influence our future performance:

•We have a limited operating history upon which to base an evaluation of our business and prospects. We have devoted a significant portion of our efforts to acquiring and positioning assets while maintaining our business and principal operations, which commenced in 2016. Our limited operating history may hinder our ability to successfully meet our objectives and makes it difficult for potential investors to evaluate our business or prospective operations. No revenue models have been developed at the Company or Series level and we do not expect either the Company or any of its Series to generate any revenues from operations for some time. We will update the appropriate disclosure at such time as revenue models have been developed. From time to time, Rally or a Series may receive income from other sources such as an NFT airdrop event or NFT conference, that are recognized as investment income. During the Current Period, no free cash flow distributions were made and no management fee was distributed. See Note E – Free Cash Flow Distributions and Management Fees of our accompanying Notes to the Consolidated Financial Statements for the table that presents free cash flow distributions by Series for the Current Period and Prior Period.

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•We are in large part reliant on the Asset Manager and its employees to grow and support our business. The successful operation of the Company (and therefore, the success of the Interests) is in part dependent on the ability of the Asset Manager to source, acquire and manage the Underlying Assets and for the Asset Manager to maintain the Platform. As the Asset Manager has been in existence since only October 2020 and is a startup company, it has a limited operating history. The Company succeeded by merger to the business of RSE Archive on December 31, 2024. Further, the Asset Manager is also the Asset Manager for certain Series of RSE Innovation, LLC, and it may become the Asset Manager of other series limited liability companies with similar business models in the collectible automobiles, memorabilia, alcohol and other Underlying Asset classes, such as domain names, in the future. In addition, the Asset Manager may in the future enter into joint venture agreements with third parties, and such entities may have similar business models. While the Asset Manager thus has some similar management experience, its experience is limited, and it has limited experience selecting or managing assets in the Asset Class. Furthermore, there are a number of key factors that will potentially impact our operating results going forward including the ability of the Asset Manager to:

ocontinue to source high quality Collectible Assets at reasonable prices to securitize through the Platform;

omarket the Platform and the Offerings in individual Series of the Company and attract Investors to the Platform to acquire the Interests issued by Series of the Company;

ofind and retain operating partners to support the regulatory and technology infrastructure necessary to operate the Platform;

ocontinue to develop the Platform and provide the information and technology infrastructure to support the issuance of Interests in Series of the Company; and

ofind operating partners to manage the collection of Underlying Assets at a decreasing marginal cost per asset.

•The collectibles market is currently undergoing a transitional phase, characterized by a blend of stabilization and continued growth, suggesting a moderation from the pandemic era bubble. Forecasted to expand to $594.2 billion by 2034 by Market Decipher, the sector is witnessing diversification with over 100 categories seeing significant investment. Notable trends in recent years include the rise of digital platforms and NFTs, reshaping traditional collectibles like trading cards, as evidenced by Fanatics' acquisition of Major League Baseball Topps. Meanwhile, the sports collectibles market demonstrates robust health, with significant sales despite a decrease in high-value auction transactions. This evolving landscape underscores a strategic shift towards a market that values both digital innovation and traditional collectibles, with an overall trajectory pointing towards sustainable growth and diversification. In the art sector, global art sales in 2025 continued with modest growth of approximately 4%, although activity remained below peak levels and demand shifted toward lower-priced and more accessible works. Movie memorabilia, like the ’Darth Vader’s Screen-Matched Hero Dueling Lightsaber’, continues to fetch high prices at auction, indicating a vibrant market for cinematic history. The collector car market, as measured by the Hagerty Market Rating, has settled around 65, marking a period of stabilization after a 16-month decline, and is still higher than any point in the four years leading up to the Market Rating’s most recent surge. As of 2025, the classic car market showed signs of a slight increase after a prolonged period of softening, albeit with some notable shifts and trends and some periods of slow retreat. Despite economic uncertainties and challenges, enthusiasts and investors have maintained a strong interest in vintage automobiles, driving both demand and prices in various segments of the market. Classic car market staples such as Ferraris, Porsches, and Classic Mercedes have demonstrated their continued prowess in the market. Notably displayed by Ferrari in the list of top sales of the year in which they captured the top 4 spots.

•While the overall collectibles market is experiencing stabilization and long-term growth, individual asset performance can still vary significantly within this broader trend. Market dynamics often differ by category, with some thriving while others face value corrections. Declines in the market values of certain Collectible Assets have caused and may continue to cause significant impairment losses on those Collectible Assets. During the Current Period, we recorded $1,006,485 in impairment losses stemming

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from declines in asset values (as described in Note B – Summary of Significant Accounting Policies – Capital Assets of our accompanying Notes to the Consolidated Financial Statements).

•With the continued increase in popularity of the Asset Class, we expect competition for Collectible Assets to intensify in the future. Although our business model is uncommon in the Asset Class, there is potentially significant competition for the Underlying Assets, which the Company securitizes through its Offerings, from many different market participants. While the majority of transactions continue to be peer-to-peer with very limited public information, other market players such as dealers and auction houses continue to play a prominent role. There are also competing start-up models to facilitate shared ownership of Collectible Assets developing in the industry, which will result in additional competition for Collectible Assets.

•We may be negatively impacted by volatility in the political and economic environment, and a period of sustained inflation across the markets in which we operate could result in higher operating costs. Trade, monetary and fiscal policies, and political and economic conditions have and may continue to substantially change in the future, and credit markets have and may continue to experience periods of constriction and variability. These conditions have impacted and may continue to impact our business. Further, ongoing inflation has impacted and may continue to negatively impact our business and increase our costs. Sustained inflation across the markets in which we operate has tended to, and could continue to, negatively affect any attempts to mitigate the increases to our costs. In addition, the effects of inflation or of new and existing tariffs implemented by the U.S. or other countries on consumers’ budgets could result in the reduction of potential Investors’ spending and investing habits. If RSE Markets, the Asset Manager, the Manager or we are unable to take actions to effectively mitigate the effect of the resulting higher costs, their and/or our financial position could be negatively impacted.

•Our business model relies on the availability of the exemption from registration provided by Tier 2 of Regulation A. Under our business model, we must receive qualification under Tier 2 of Regulation A from the Commission with respect to each Offering of Series Interests.  The qualification process has been and may continue to be subject to unanticipated delays, especially if our filings with the Commission are reviewed in full by the staff of the Commission.

At the time of this filing all of the Series designated as closed in the Master Series Table have commenced operations, are capitalized and have assets and various Series have liabilities. All assets and liabilities related to the Series described in the Master Series Table are the responsibility of the Series from the time of the Closing of the respective Offerings.

Investments in Underlying Assets

We provide investment opportunities in Collectible Assets to Investors through the Platform. Collectible Assets are financed through various methods including loans from affiliates of the Manager or other third parties when we purchase an Underlying Asset prior to the Closing of an Offering, and through purchase option agreements or consignment agreements negotiated with third parties or affiliates when we finance the purchase of an Underlying Asset with the proceeds of an Offering. Additional information can be found below and in the Master Series Table. We typically acquire Underlying Assets through the following methods.

•Upfront purchase – the Company or a Series acquires an Underlying Asset from an Asset Seller prior to the launch of the Offering related to the Series.

•Purchase agreement – the Company or a Series enters into an agreement with an Asset Seller to acquire an Underlying Asset, which may expire prior to the Closing of the Offering for the related Series, in which case the Company is obligated to acquire the Underlying Asset prior to the Closing.

•Purchase option agreement – the Company or a Series enters into a purchase option agreement with an Asset Seller, which gives the Company the right, but not the obligation, to acquire the Underlying Asset.

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•Consignment agreement – the Company or a Series enters into a consignment agreement with an Asset Seller, which gives the Company the right, but not the obligation, to acquire the Underlying Asset and under which the Company takes possession of the Underlying Asset during a consignment period.

We received multiple loans or payments from various parties to support the financing of the acquisition of the Underlying Assets for which the details are listed in the tables below. Such payments or loans have been or will be repaid from the proceeds of successful Series’ initial Offering. Upon completion of the Offering of each of the Series of Interests, each of the Series shall acquire their respective Underlying Assets for the aggregate consideration consisting of cash and Interests as the Manager may determine in its reasonable discretion in accordance with the disclosures set forth in these Series’ Offering documents. In various instances, as noted in the tables below, the Asset Seller is issued Interests in a particular Series as part of the total purchase consideration to the Asset Seller. In addition, there are instances where the Company finances an acquisition through the proceeds of the Offering, as in the case of a purchase option, and therefore requires no additional financing or only financing to make an initial down payment, as the case may be.

The Company incurred the “Acquisition Expenses,” which include transportation of the Collectible Assets to the Manager’s storage facility, pre-purchase inspection, pre-Offering refurbishment, and other costs detailed in the Manager’s allocation policy, listed in the tables below, the majority of which are capitalized into the purchase prices of the various Underlying Assets. Acquisition Expenses such as interest expense on a loan to finance an acquisition or marketing expenses related to the promotional materials created for an Underlying Asset are not capitalized. The Acquisition Expenses are generally initially funded by the Manager or its affiliates but will be reimbursed with the proceeds from an Offering related to such Series to the extent described in the applicable Offering documents. In the event that certain Acquisition Expenses are anticipated prior to the Closing of an Offering but are incurred only after the Closing, for example transportation fees related to transportation from the Asset Seller to the Company’s storage facility, additional cash from the proceeds of the Offering will be retained on the Series balance sheet to cover such future anticipated Acquisition Expenses after the Closing of the Offering.

In addition to acquiring Underlying Assets, from time to time the Company receives take-over offers for certain Underlying Assets. Per the terms of the Company’s Amended and Restated Limited Liability Company Agreement (the “Operating Agreement”), the Company, together with the Manager and the Manager’s Advisory Board, evaluates the offers and determines if it is in the interest of the Investors to sell the Underlying Asset. In evaluating the offers, the Manager also considers the preference of Investors in the related Series as expressed by the nonbinding voting results of a poll of such Investors on the question whether to sell the Underlying Asset. In certain instances, the Company may decide to sell an Underlying Asset that is on the books of the Company but not yet transferred to a particular Series because no Offering has yet occurred. In these instances, the anticipated Offering related to such Underlying Assets will be cancelled.

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“Current Period” refers to the time period between January 1, 2026 and June 30, 2026. “Prior Period” refers to the time period between January 1, 2025 and June 30, 2025. “Prior Year” refers to the year ended December 31, 2025.

During the Current Period, there were no agreements signed to acquire assets.

Series - Series Name	Agreement Type - Date of Agreement	Closing Date (1)	Purchase Price (2)	Financed via - Officer Loan / 3rd Party Loan	Financed via – the Manager	Financed via - Offering Proceeds	Interests Issued to Asset Seller	Percent Owned by Asset Seller	Acquisition Expenses

Total for 1/1/2026 – 6/30/2026	New Agreements: 0	-	$0	$0	$0	$0	$0	-	$0
Total for 1/1/2025 – 6/30/2025	New Agreements: 0	--	$0	$0	$0	$0	$0	-	$0

Note: New Agreements represent only those agreements signed in the Current Period or Prior Period, as applicable.

Note: Purchase Price, Financings and Acquisition Expenses represent only the incremental amounts for the Current Period i.e., if an Underlying Asset was purchased in a previous period, but had a Closing in the Current Period, it would not contribute to the totals for the Current Period.

(1)If exact Offering dates (specified as Month Day, Year) are not shown, then expected Offering dates are presented.

(2)Values are based on current negotiations of the terms of the respective purchase option agreements or purchase agreements and may be subject to change.

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At the end of the Current Period, no Offerings of Series Interests were ongoing.

Series	Qualification Date	Underlying Asset	Offering Price per Interest	Membership Interests	Offering Size	Sourcing Fee	Opening Date	Closing Date

Total 1/1/2026 – 6/30/2026		0 Series	-	-	-	$0	-	-
Total 1/1/2025 – 6/30/2025		0 Series	-	-	-	$0	-	-

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No Offerings closed during the Current Period.

Series / Series Name	Qualification Date	Underlying Asset	Purchase Price	Opening Date	Closing Date	Date Underlying Asset Acquired	Offering Price per Interest	Membership Interests	Offering Size	Sale Price	Dividend Amount Per Interest

Total 1/1/2026 – 6/30/2026		0 Series	$0	-	-	-	-	-	$0	-	-
Total 1/1/2025 – 6/30/2025		0 Series	$0	-	-	-	-	-	$0	-	-

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Operating Results for the Current Period and the Prior Period

Changes in operating results are impacted significantly by any increase or decrease in the number of Underlying Assets that the Company, in coordination with the Asset Manager, operates and manages. During the Current Period and the Prior Period, the Company engaged in acquiring Underlying Assets, entering into Purchase and Purchase Option Agreements, launching Offerings, Closing Offerings, and selling Underlying Assets. Additional information can be found below in the Asset Acquisitions, Purchase Options and Asset Sales subsection, the trend information and the investments in Underlying Assets sections above, or above in the Master Series Table.

Revenues

Revenues may be generated at the Company or the Series level. No revenue models have been demonstrated at the Company or Series level and we do not expect either the Company or any of its Series to generate any revenues from operations for some time, if at all. We will update the appropriate disclosure at such time as revenue models have been demonstrated. From time to time, Rally or a Series may receive income from other sources, such as an NFT airdrop event or NFT conference, that are out of the control or direction of the Company. During the Current Period, no free cash flow distributions were made and no management fee was distributed. See Note E – Free Cash Flow Distributions and Management Fees of our accompanying Notes to the Consolidated Financial Statements for the table that presents free cash flow distributions by Series for the Current Period and Prior Period

Operating Expenses

The Operating Expenses (as described in Note B – Summary of Significant Accounting Policies – Operating Expenses of our accompanying Notes to the Consolidated Financial Statements) incurred prior to the Closing of an Offering related to any of the Underlying Assets are being paid by the Manager and recognized by the Company as capital contributions and will not be reimbursed by the Series. Each Series of the Company will be responsible for its own Operating Expenses beginning on the Closing date of the Offering for such Series Interests.  However, the Manager has agreed to pay and not be reimbursed for certain limited expenses, such as post-closing Operating Expenses incurred and recorded by Series’ of the Company through the Current Period and Prior Period. These are accounted for as capital contributions by each respective Series.

Consolidated Operating Expenses (as described in Note B – Summary of Significant Accounting Policies – Operating Expenses of our accompanying Notes to the Consolidated Financial Statements) for the Company and all of the Series that are presented as expenses and losses in the Consolidated Statements of Operations summarized by category for the Current Period and the Prior Period as follows:

Total Operating Expenses
	Current Period	Prior Period	Difference	Change	Explanation
Storage	$ 39,262	$ 45,179	($5,917)	(13%)	Decrease in number of assets in Current Period
Transportation	640	2,842	(2,202)	(77%)	Less vehicle transport in Current Period
Insurance	28,465	44,367	(15,902)	(36%)	Decrease in insurance rate in Current Period
Bookkeeping and Accounting fees	48,589	48,775	(186)	(0%)	Decrease in bookkeeping rate in Current Period
Loss on Sale	-	1,000	(1,000)	(100%)	Decrease in sales below carrying value
Loss on Impairment	1,006,485	448,187	558,299	125%	Increase in number of assets needing impairment
Consolidated	$ 1,123,441	$ 590,349	$ 533,092	90%

109

Consolidated gains and other investment income as presented in the Consolidated Statements of Operations for the Current Period and Prior Period are as follows:

Consolidated Gains and Other Investment Income
	Current Period	Prior Period	Difference	Change	Explanation
Gain on Sale	$ 95,530	$ 24,768	$ 70,762	286%	More sales with a gain in Current Period
Consolidated Gains and Other Investment Income	$ 95,530	$ 24,768	$ 70,762	286%

See Consolidated Statements of Operations for details of each Series’ expenses, losses, gains and investment income for the Current Period and Prior Period.

Consolidated Expenses, Losses, Gains and Investment Income before Income Taxes
	Current Period	Prior Period
Total Series Expenses	$ (973,241)	$ (528,707)
RSE Collection & Series #77LE1	(54,671)	(36,925)
Consolidated	$ (1,027,911)	$ (565,631)

110

Asset Acquisitions and Asset Sales

The table below summarizes agreements related to asset acquisitions or asset disposals that were signed during the Current Period and Prior Period and presents the value of Underlying Assets represented by those agreements.

	# of Assets Disposed	Total Value of Assets Disposed ($)	# of Assets Acquired	Total Value Assets Acquired ($)	# of Purchase Option Agreements	Total Value of Purchase Option Agreements ($)	# of Purchase Agreements	Total Value of Purchase Agreements ($)	Grand Total #
1/1/2026 - 6/30/2026	(4)	($134,471)	0	$0	0	$0	0	$0	(4)
1/1/2025 – 6/30/2025	(3)	($112,732)	0	$0	0	$0	0	$0	(3)

Note: Table represents agreements signed within the respective periods and value of Underlying Assets represented by the agreements.

See Note A – Description of Organization and Business Operations – Asset Dispositions of our accompanying Notes to the Consolidated Financial Statements for the table shows each Underlying Asset that was sold during the Current Period and the Prior Period. Net Gain / (Loss) on Sale of the Current Period and the Prior Period are as below:

Net Gain / (Loss) on Sale
Current Period	$95,530
Prior Period	$23,768

See Note F – Income Tax of our accompanying Notes to the Consolidated Financial Statements for provision for income taxes for each Series that sold their Underlying Asset during the Current Period and the Prior Period. Total provision for income taxes for the Current Period and Prior Period are as follows:

Consolidated Provision for Income Taxes
Current Period	$7,252
Prior Period	$4,106

See “Note C - Related Party Transactions” of our accompanying Notes to Consolidated Financial Statements for additional information on asset acquisitions.

Liquidity and Capital Resources

Historically, the Company and each Series finance their business activities through capital contributions from the Manager or its affiliates. Until such time as any Series has the capacity to generate income, cash flows from operations, or excess proceeds from Offerings, the Manager may cover any deficits through additional capital

111

contributions or the issuance of additional Interests in any individual Series. In addition, parts of the proceeds of future Offerings for individual Series may be used to create reserves for future Operating Expenses (as described in Note B – Summary of Significant Accounting Policies – Operating Expenses of our accompanying Notes to the Consolidated Financial Statements) for individual Series once the Offerings are closed at the sole discretion of the Manager.

During the Prior Period, the Company obtained liquidity for purposes of acquiring certain Underlying Assets through secured and unsecured loans from affiliates. See “Related Party Transactions” below for additional information.

The Company has experienced recurring net losses and negative operating cash flows since inception and neither the Company nor any of the Series has generated revenues or profits in the Current Period or Prior Period, except in connection with the sale of certain Underlying Assets for gains and certain Series that generated investment income (see Asset Disposition section in Note A – Description of Organization and Business Operations – Asset Dispositions of our accompanying Notes to the Consolidated Financial Statements).

On a total consolidated basis, the Company generated the following: Income / (Loss), Net Working Capital, and Retained Earnings / (Accumulated Deficits). Additionally, each listed Series for which an Underlying Asset was owned as of the end of the Current Period and the end of the Prior Period has incurred net losses since their respective dates of acquisition and have an accumulated deficit at the end of the Current Period and at the end of the Prior Year, except for certain Series that have net income in the Prior Period generated from receiving investment income.

Period	Income / (Loss)
Current Period	($1,035,163)
Prior Period	($569,737)

Period	Net Working Capital	Retained Earnings / (Accumulated Deficit)
Current Period	$(2,457)	($11,409,872)
Prior Year	$350,512	($10,296,618)

All of the liabilities on the balance sheet as of the end of the Current Period are obligations to third parties or the Manager. All of these liabilities, other than ones for which the Manager does not seek reimbursement, will be covered through the proceeds of future Offerings for the various Series of Interests. The Company and the Series finance their business activities through capital contributions from the Manager or its affiliates and from members to the individual Series. Until such time as any Series has the capacity to generate cash flows from operations, the Manager may cover any deficits through additional capital contributions or the issuance of additional Interests in any individual Series. In addition, parts of the proceeds of future Offerings may be used to create reserves for future Operating Expenses (as described in Note B – Summary of Significant Accounting Policies – Operating Expenses) for individual Series once the Offerings are closed, listed in the table above, at the sole discretion of the Manager. There can be no assurance that the Manager or RSE Markets, Inc. will continue or have the ability to fund operations or provide financial support to the Company and each listed Series. If the Company and each listed Series does not continue to obtain financing from the Manager or RSE Markets, Inc. they will be unable to pay their obligations as they come due, including the obligation of each listed Series. As a result, these conditions raise substantial doubt about the Company's and each listed Series' ability to continue as a going concern for the twelve months following the date of this filing.

112

Cash and Cash Equivalent Balances

As of the end of each of the Current Period and the Prior Year, the Company and the Series for which Closings had occurred, had total cash or cash equivalents balances as set forth below (see Consolidated Balance Sheets for details of each Series’ cash or cash equivalent balances for the Current and Prior Year):

Cash and Cash Equivalent Balance
	Current Period	Prior Year
Total Series Cash and Cash Equivalent Balance	$ 218,076	$ 248,633
RSE Collection & Series #77LE1	2,780	2,780
Total Cash and Cash Equivalent Balance	$ 220,856	$ 251,413

Note: Series #77LE1 Interests were issued under Rule 506(c) and, therefore, Series #77LE1 has not been broken out as a separate Series in the financial statements but is included in the table above.

Note: Only includes Series for which an Offering has closed. RSE Collection cash balance represents loans or capital contributions to be used for future payment of Operating Expenses (as described in Note B – Summary of Significant Accounting Policies – Operating Expenses of our accompanying Notes to the Consolidated Financial Statements).

113

From time to time, the Asset Manager, affiliates of the Manager or third parties may make non-interest-bearing payments or loans to the Company to acquire an Underlying Asset prior to the Closing of an Offering for the respective Series. In such cases, the respective Series would repay any such non-interest-bearing payments or loans used to acquire its respective Underlying Asset with proceeds generated from the Closing of the Offering for Interests of such Series. No Series will have any obligation to repay a loan incurred by the Company to purchase an Underlying Asset for another Series.

See “Note A – Description of Organization and Business Operations – Liquidity and Capital Resources” of our accompanying Notes to the Consolidated Financial Statements for additional information.

Recent Developments

The following sets forth updated information with respect to events that have occurred subsequent to the Current Period.

Event	Description
Offerings Opened	0
Offerings Closed	0
Underlying Assets Purchased	0 Purchase Agreements signed 0 Purchase Option Agreements signed 0 Upfront Purchase Agreements signed
Underlying Assets Sold	31
Acquisition Expenses	$0

114

ITEM 2. OTHER INFORMATION

None.

115

ITEM 3.  FINANCIAL STATEMENTS

CONTENTS

PAGE

RSE COLLECTION, LLC AND VARIOUS SERIES:

Consolidated Balance Sheets

as of June 30, 2026 (unaudited) and December 31, 2025 (audited)F-1

Consolidated Statements of Operations

for the six months ended June 30, 2026 (unaudited) and 2025 (unaudited)F-133

Consolidated Statements of Members’ Equity/(Deficit)

for the six months ended June 30, 2026 (unaudited) and 2025 (unaudited)F-265

Consolidated Statements of Cash Flows

for the six months ended June 30, 2026 (unaudited) and 2025 (unaudited)F-321

Notes to Consolidated Financial Statements F-452

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2026 (unaudited)

	Series #69BM1	Series #55PS1	Series #90FM1	Series #83FB1	Series #98DV1	Series #93XJ1
Assets
Current Assets
Cash and Cash Equivalents	$ 3,718	$ 2,214	$ -	$ 2,485	$ -	$ 1,200
Pre-paid Insurance	-	0	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	3,718	2,214	-	2,485	-	1,200
Other Assets
Collection Assets - Owned	106,266	408,386	-	325,000	-	488,586
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 109,984	$ 410,600	$ -	$ 327,485	$ -	$ 489,786

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	600	600	-	600	-	600
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	0	-	-	0	-	0
Due to the Manager or its Affiliates	486	486	-	486	-	486
Total Liabilities	1,086	1,086	-	1,086	-	1,086
Members' Equity
Membership Contributions	111,236	422,131	-	335,691	-	487,801
Capital Contribution	23,004	55,731	-	26,667	-	30,541
Distribution to RSE Collection or its affiliates	(821)	(14,889)	-	(400)	-	(5,103)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(24,521)	(53,458)	-	(35,559)	-	(24,539)
Members' Equity / (Deficit)	108,898	409,515	-	326,399	-	488,700
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 109,984	$ 410,600	$ -	$ 327,485	$ -	$ 489,786

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2026 (unaudited)

	Series #91MV1	Series #92LD1	Series #94DV1	Series #72MC1	Series #11BM1	Series #63CC1
Assets
Current Assets
Cash and Cash Equivalents	$ 984	$ 173	$ 1,984	$ 4,989	$ 2,000	$ 1,999
Pre-paid Insurance	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	984	173	1,984	4,989	2,000	1,999
Other Assets
Collection Assets - Owned	35,437	150,000	52,787	74,000	79,786	119,398
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 36,421	$ 150,173	$ 54,771	$ 78,989	$ 81,786	$ 121,396

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	600	600	600	600	600	600
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	0	0	0	0	0	0
Due to the Manager or its Affiliates	486	173	486	486	486	486
Total Liabilities	1,086	773	1,086	1,086	1,086	1,086
Members' Equity
Membership Contributions	36,621	160,430	54,771	120,551	82,286	122,586
Capital Contribution	18,918	19,120	19,091	24,762	18,449	18,803
Distribution to RSE Collection or its affiliates	(200)	-	-	-	(500)	(300)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(20,003)	(30,150)	(20,177)	(67,410)	(19,535)	(20,779)
Members' Equity / (Deficit)	35,335	149,400	53,685	77,904	80,700	120,311
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 36,421	$ 150,173	$ 54,771	$ 78,989	$ 81,786	$ 121,396

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2026 (unaudited)

	Series #76PT1	Series #75RA1	Series #65AG1	Series #90MM1	Series #61JE1	Series #65FM1
Assets
Current Assets
Cash and Cash Equivalents	$ -	$ 2,649	$ 3,700	$ -	$ 2,898	$ 2,300
Pre-paid Insurance	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	-	2,649	3,700	-	2,898	2,300
Other Assets
Collection Assets - Owned	-	75,903	170,286	-	235,388	75,997
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ -	$ 78,552	$ 173,986	$ -	$ 238,286	$ 78,297

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	-	600	600	-	600	600
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	0	0	-	0	0
Due to the Manager or its Affiliates	-	486	486	-	486	486
Total Liabilities	-	1,086	1,086	-	1,086	1,086
Members' Equity
Membership Contributions	-	79,052	173,986	-	238,636	79,297
Capital Contribution	-	19,186	20,805	-	18,931	17,566
Distribution to RSE Collection or its affiliates	-	(500)	-	-	(350)	(1,000)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	-	(20,272)	(21,890)	-	(20,017)	(18,651)
Members' Equity / (Deficit)	-	77,466	172,900	-	237,200	77,211
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ -	$ 78,552	$ 173,986	$ -	$ 238,286	$ 78,297

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2026 (unaudited)

	Series #99SS1	Series #94FS1	Series #61MG1	Series #92CC1	Series #88LL1	Series #MEEB11275
Assets
Current Assets
Cash and Cash Equivalents	$ 3,064	$ 2,962	$ 4,197	$ 2,412	$ -	$ 500
Pre-paid Insurance	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	3,064	2,962	4,197	2,412	-	500
Other Assets
Collection Assets - Owned	129,227	138,482	325,590	46,188	-	3,363
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 132,291	$ 141,444	$ 329,787	$ 48,600	$ -	$ 3,863

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	600	600	600	600	-	-
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	0	0	0	0	-	-
Due to the Manager or its Affiliates	486	486	486	486	-	141
Total Liabilities	1,086	1,086	1,086	1,086	-	141
Members' Equity
Membership Contributions	133,279	141,794	330,287	48,600	-	141,061
Capital Contribution	16,801	16,114	27,642	15,325	-	2,085
Distribution to RSE Collection or its affiliates	(988)	(350)	(500)	-	-	(952)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(17,887)	(17,199)	(28,728)	(16,411)	-	(138,472)
Members' Equity / (Deficit)	131,205	140,358	328,702	47,514	-	3,722
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 132,291	$ 141,444	$ 329,787	$ 48,600	$ -	$ 3,863

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2026 (unaudited)

	Series #82TAYLOR	Series #HOLMES	Series #HULK180	Series #05JAYZ	Series #JUSTINIAN	Series #67ICEBOWL
Assets
Current Assets
Cash and Cash Equivalents	$ 400	$ 400	$ 300	$ 300	$ 243	$ 354
Pre-paid Insurance	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	400	400	300	300	243	354
Other Assets
Collection Assets - Owned	7,500	16,750	22,076	2,245	15,000	7,546
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 7,900	$ 17,150	$ 22,376	$ 2,545	$ 15,243	$ 7,900

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	3	3	3	3	3	3
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	0	0	0	0	0	0
Due to the Manager or its Affiliates	186	186	186	186	550	186
Total Liabilities	189	189	189	189	552	189
Members' Equity
Membership Contributions	10,832	20,792	36,738	16,356	15,600	8,138
Capital Contribution	1,917	1,770	1,819	2,287	2,035	1,913
Distribution to RSE Collection or its affiliates	(232)	(292)	(292)	(238)	-	(238)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(4,806)	(5,309)	(16,078)	(16,049)	(2,944)	(2,102)
Members' Equity / (Deficit)	7,711	16,961	22,187	2,356	14,690	7,711
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 7,900	$ 17,150	$ 22,376	$ 2,545	$ 15,243	$ 7,900

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2026 (unaudited)

	Series #DKCOUNTRY	Series #FALCON	Series #MARIOWRLD	Series #82AV1	Series #SUPERBWL1	Series #MEEB7985
Assets
Current Assets
Cash and Cash Equivalents	$ 300	$ 308	$ 377	$ 3,400	$ 365	$ 500
Pre-paid Insurance	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	300	308	377	3,400	365	500
Other Assets
Collection Assets - Owned	13,566	26,000	125,000	286,364	19,535	8,635
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 13,866	$ 26,308	$ 125,377	$ 289,764	$ 19,900	$ 9,135

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	3	3	3	600	3	-
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	0	0	0	0	0	-
Due to the Manager or its Affiliates	186	586	186	486	586	141
Total Liabilities	189	589	189	1,086	589	141
Members' Equity
Membership Contributions	14,158	43,580	144,848	289,764	20,181	34,546
Capital Contribution	1,975	2,583	4,472	12,223	2,314	2,247
Distribution to RSE Collection or its affiliates	(292)	(281)	(281)	-	(281)	(1,165)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(2,164)	(20,163)	(23,852)	(13,308)	(2,903)	(26,633)
Members' Equity / (Deficit)	13,677	25,719	125,188	288,678	19,311	8,994
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 13,866	$ 26,308	$ 125,377	$ 289,764	$ 19,900	$ 9,135

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2026 (unaudited)

	Series #BONDWATCH	Series #95FF1	Series #MAYC857	Series #PUNK2981	Series #WOW2221	Series #NIKON1
Assets
Current Assets
Cash and Cash Equivalents	$ 300	$ -	$ -	$ 600	$ -	$ 300
Pre-paid Insurance	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	415	-
Total Current Assets	300	-	-	600	415	300
Other Assets
Collection Assets - Owned	74,668	-	19,005	95,252	6,706	23,920
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 74,968	$ -	$ 19,005	$ 95,852	$ 7,121	$ 24,220

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	3	-	-	-	-	3
Income Taxes Payable	-	-	20	-	-	-
Insurance Payable	0	-	-	-	-	0
Due to the Manager or its Affiliates	586	-	-	141	-	186
Total Liabilities	589	-	20	141	-	189
Members' Equity
Membership Contributions	75,280	-	49,067	290,600	26,027	24,500
Capital Contribution	2,631	-	4,141	1,069	2,498	2,054
Distribution to RSE Collection or its affiliates	(313)	-	(2,346)	(3)	(1,252)	(281)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(3,220)	-	(31,876)	(195,955)	(20,152)	(2,243)
Members' Equity / (Deficit)	74,379	-	18,986	95,711	7,121	24,030
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 74,968	$ -	$ 19,005	$ 95,852	$ 7,121	$ 24,220

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2026 (unaudited)

	Series #LOTF	Series #DOOD6778	Series #BAKC7820	Series #NBAJAM	Series #SANDBOX1	Series #WOW6586
Assets
Current Assets
Cash and Cash Equivalents	$ 400	$ 501	$ 557	$ 400	$ 500	$ -
Pre-paid Insurance	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	400	501	557	400	500	-
Other Assets
Collection Assets - Owned	8,913	6,647	4,885	8,930	11,550	12,140
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 9,313	$ 7,148	$ 5,442	$ 9,330	$ 12,050	$ 12,140

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	3	-	-	3	-	-
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	0	-	-	0	-	-
Due to the Manager or its Affiliates	186	141	141	186	141	-
Total Liabilities	189	141	141	189	141	-
Members' Equity
Membership Contributions	11,792	28,860	29,343	42,692	101,987	50,269
Capital Contribution	1,637	2,362	6,613	2,829	3,659	2,121
Distribution to RSE Collection or its affiliates	(292)	(1,302)	(1,434)	(292)	(2,626)	(1,222)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(4,013)	(22,913)	(29,221)	(36,088)	(91,111)	(39,029)
Members' Equity / (Deficit)	9,124	7,007	5,301	9,141	11,909	12,140
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 9,313	$ 7,148	$ 5,442	$ 9,330	$ 12,050	$ 12,140

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2026 (unaudited)

	Series #AZUKI6704	Series #58PELE4	Series #OBAMABALL	Series #BART	Series #HOMER	Series #SI1
Assets
Current Assets
Cash and Cash Equivalents	$ 500	$ 320	$ 320	$ 320	$ 320	$ 402
Pre-paid Insurance	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	500	320	320	320	320	402
Other Assets
Collection Assets - Owned	30,452	42,082	77,700	13,769	17,482	7,700
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 30,952	$ 42,402	$ 78,020	$ 14,089	$ 17,802	$ 8,102

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	-	3	3	3	3	3
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	0	0	0	0	0
Due to the Manager or its Affiliates	141	520	186	186	186	186
Total Liabilities	141	522	189	189	189	189
Members' Equity
Membership Contributions	30,952	42,600	99,600	18,000	18,000	8,300
Capital Contribution	1,033	1,915	3,474	1,974	1,974	1,623
Distribution to RSE Collection or its affiliates	-	(198)	(198)	(198)	(198)	(198)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(1,174)	(2,437)	(25,045)	(5,876)	(2,163)	(1,812)
Members' Equity / (Deficit)	30,811	41,879	77,831	13,900	17,613	7,913
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 30,952	$ 42,402	$ 78,020	$ 14,089	$ 17,802	$ 8,102

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2026 (unaudited)

	Series #GOLD1	Series #VERSTAPP1	Series #96TIGER	Series #88ZELDA	Series #STARWARS3	Series #YEEZY
Assets
Current Assets
Cash and Cash Equivalents	$ 381	$ 402	$ 326	$ 402	$ 402	$ -
Pre-paid Insurance	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	381	402	326	402	402	-
Other Assets
Collection Assets - Owned	13,769	24,840	25,000	54,000	20,000	33,614
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 14,150	$ 25,242	$ 25,326	$ 54,402	$ 20,402	$ 33,614

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	3	3	3	3	3	3
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	0	0	0	0	0	0
Due to the Manager or its Affiliates	186	185	186	853	586	-
Total Liabilities	189	188	189	856	589	3
Members' Equity
Membership Contributions	14,574	30,002	49,637	54,600	23,400	32,824
Capital Contribution	1,753	2,173	2,462	2,438	1,930	3,506
Distribution to RSE Collection or its affiliates	(424)	(198)	(124)	(198)	(198)	(424)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(1,943)	(6,922)	(26,838)	(3,293)	(5,319)	(2,295)
Members' Equity / (Deficit)	13,961	25,054	25,137	53,546	19,813	33,611
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 14,150	$ 25,242	$ 25,326	$ 54,402	$ 20,402	$ 33,614

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2026 (unaudited)

	Series #MAYC9114	Series #VFRNDS1	Series #MBIRD2754	Series #VEEFRND1	Series #TREASURE	Series #KENNERSET
Assets
Current Assets
Cash and Cash Equivalents	$ -	$ 66	$ 500	$ 500	$ 300	$ 323
Pre-paid Insurance	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	-	66	500	500	300	323
Other Assets
Collection Assets - Owned	8,004	250,000	6,340	6,720	18,998	6,625
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 8,004	$ 250,066	$ 6,840	$ 7,220	$ 19,298	$ 6,948

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	-	3	-	-	3	3
Income Taxes Payable	135	-	-	-	-	-
Insurance Payable	-	0	-	-	0	0
Due to the Manager or its Affiliates	-	66	141	141	186	186
Total Liabilities	135	68	141	141	189	189
Members' Equity
Membership Contributions	84,902	250,545	58,900	32,764	19,531	10,851
Capital Contribution	14,028	2,076	15,788	10,733	1,594	1,703
Distribution to RSE Collection or its affiliates	(1,483)	-	-	(2,892)	(232)	(198)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(89,578)	(2,624)	(67,990)	(33,527)	(1,783)	(5,597)
Members' Equity / (Deficit)	7,869	249,997	6,699	7,079	19,109	6,759
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 8,004	$ 250,066	$ 6,840	$ 7,220	$ 19,298	$ 6,948

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2026 (unaudited)

	Series #LEDZEPP1	Series #VEEVIPER	Series #BEEPLE1	Series #WARHOL1	Series #GAMEBOY	Series #CROESUS
Assets
Current Assets
Cash and Cash Equivalents	$ 402	$ 400	$ 500	$ 2,800	$ 400	$ 429
Pre-paid Insurance	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	402	400	500	2,800	400	429
Other Assets
Collection Assets - Owned	42,000	70,000	23,139	124,950	5,499	57,729
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 42,402	$ 70,400	$ 23,639	$ 127,750	$ 5,899	$ 58,157

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	3	3	-	3	3	3
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	0	0	-	0	0	0
Due to the Manager or its Affiliates	186	186	141	186	686	390
Total Liabilities	189	189	141	189	689	393
Members' Equity
Membership Contributions	42,600	70,909	66,810	163,666	20,909	58,505
Capital Contribution	2,197	1,775	12,869	1,947	2,055	2,296
Distribution to RSE Collection or its affiliates	(198)	(509)	(2,981)	(747)	(509)	(477)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(2,386)	(1,964)	(53,201)	(37,305)	(17,245)	(2,560)
Members' Equity / (Deficit)	42,213	70,211	23,497	127,561	5,210	57,765
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 42,402	$ 70,400	$ 23,639	$ 127,750	$ 5,899	$ 58,157

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2026 (unaudited)

	Series #SACHS1	Series #32RUTH	Series #ELON1	Series #105.ETH	Series #R2D2	Series #VADER
Assets
Current Assets
Cash and Cash Equivalents	$ 500	$ 327	$ 400	$ 500	$ 300	$ 334
Pre-paid Insurance	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	500	327	400	500	300	334
Other Assets
Collection Assets - Owned	3,547	85,074	6,000	12,410	7,806	6,066
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 4,047	$ 85,402	$ 6,400	$ 12,910	$ 8,106	$ 6,400

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	-	3	3	-	3	3
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	0	0	0	-	0	0
Due to the Manager or its Affiliates	731	586	186	141	586	586
Total Liabilities	731	589	189	141	589	589
Members' Equity
Membership Contributions	20,785	85,600	6,718	39,100	8,344	6,638
Capital Contribution	7,401	2,890	1,700	4,591	1,585	1,558
Distribution to RSE Collection or its affiliates	(1,602)	(198)	(318)	(2,359)	(238)	(238)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(23,267)	(3,479)	(1,889)	(28,562)	(2,174)	(2,147)
Members' Equity / (Deficit)	3,316	84,813	6,211	12,769	7,517	5,811
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 4,047	$ 85,402	$ 6,400	$ 12,910	$ 8,106	$ 6,400

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2026 (unaudited)

	Series #WARHOL2	Series #JEKYLL	Series #BUFFETT1	Series #DRACULA10	Series #PAPPY1	Series #1857COIN
Assets
Current Assets
Cash and Cash Equivalents	$ 2,178	$ 400	$ 367	$ 308	$ 771	$ 400
Pre-paid Insurance	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	2,178	400	367	308	771	400
Other Assets
Collection Assets - Owned	46,200	16,498	13,033	20,400	11,856	22,900
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 48,378	$ 16,898	$ 13,400	$ 20,708	$ 12,627	$ 23,300

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	3	3	3	3	73	3
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	0	0	0	0	0	0
Due to the Manager or its Affiliates	1,686	186	186	186	186	186
Total Liabilities	1,689	189	189	189	259	189
Members' Equity
Membership Contributions	62,941	17,131	13,999	35,880	13,360	23,663
Capital Contribution	1,860	1,532	1,496	1,626	2,251	1,794
Distribution to RSE Collection or its affiliates	-	(232)	(599)	(480)	(1,300)	(363)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(18,112)	(1,721)	(1,685)	(16,507)	(1,942)	(1,983)
Members' Equity / (Deficit)	46,689	16,709	13,211	20,519	12,368	23,111
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 48,378	$ 16,898	$ 13,400	$ 20,708	$ 12,627	$ 23,300

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2026 (unaudited)

	Series #ANDYPELE	Series #BOBAFETT	Series #ELVIS	Series #GBOYCOLOR	Series #JETFIRE	Series #POPEBALL
Assets
Current Assets
Cash and Cash Equivalents	$ 235	$ 355	$ 320	$ 331	$ 300	$ 300
Pre-paid Insurance	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	235	355	320	331	300	300
Other Assets
Collection Assets - Owned	24,165	23,005	34,882	3,250	6,561	17,387
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 24,400	$ 23,360	$ 35,202	$ 3,581	$ 6,861	$ 17,687

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	3	3	3	3	3	3
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	0	0	0	0	0	0
Due to the Manager or its Affiliates	186	186	686	186	261	186
Total Liabilities	189	189	689	189	264	189
Members' Equity
Membership Contributions	24,877	23,723	35,400	5,738	7,179	18,164
Capital Contribution	1,346	1,742	2,203	1,513	1,522	1,707
Distribution to RSE Collection or its affiliates	(477)	(363)	(198)	(238)	(318)	(477)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(1,535)	(1,931)	(2,892)	(3,621)	(1,786)	(1,896)
Members' Equity / (Deficit)	24,211	23,171	34,513	3,392	6,597	17,498
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 24,400	$ 23,360	$ 35,202	$ 3,581	$ 6,861	$ 17,687

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2026 (unaudited)

	Series #RABBIT	Series #GRATEFUL1	Series #BOBAPROTO	Series #ARSHAM1	Series #SCARFACE	Series #ARSHAM2
Assets
Current Assets
Cash and Cash Equivalents	$ 300	$ 362	$ 332	$ -	$ 1,379	$ 1,637
Pre-paid Insurance	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	300	362	332	-	1,379	1,637
Other Assets
Collection Assets - Owned	40,248	110,038	115,000	120,560	-	302,063
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 40,548	$ 110,400	$ 115,332	$ 120,560	$ 1,379	$ 303,700

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	3	3	3	600	2	600
Income Taxes Payable	-	-	-	-	1,379	-
Insurance Payable	0	0	0	0	0	0
Due to the Manager or its Affiliates	1,186	186	235	-	-	486
Total Liabilities	1,189	189	238	600	1,381	1,086
Members' Equity
Membership Contributions	40,781	110,900	139,817	121,160	-	303,700
Capital Contribution	1,521	2,901	3,194	10,432	1,124	4,118
Distribution to RSE Collection or its affiliates	(232)	(500)	(667)	-	(483)	-
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(2,710)	(3,090)	(27,250)	(11,632)	(642)	(5,203)
Members' Equity / (Deficit)	39,359	110,211	115,094	119,960	(2)	302,614
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 40,548	$ 110,400	$ 115,332	$ 120,560	$ 1,379	$ 303,700

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2026 (unaudited)

	Series #LEBRON	Series #94VTTT	Series #52MANTLE	Series #71MAYS	Series #RLEXPEPSI	Series #TWOCITIES
Assets
Current Assets
Cash and Cash Equivalents	$ -	$ 12,415	$ 1,450	$ 1,600	$ 300	$ 1,495
Pre-paid Insurance	-	-	-	0	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	-	12,415	1,450	1,600	300	1,495
Other Assets
Collection Assets - Owned	450,460	570,421	125,000	52,500	16,800	12,100
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 450,460	$ 582,835	$ 126,450	$ 54,100	$ 17,100	$ 13,595

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	3	1,085	3	3	3	3
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	0	0	0	0	0	0
Due to the Manager or its Affiliates	-	486	186	686	732	186
Total Liabilities	3	1,571	189	689	735	189
Members' Equity
Membership Contributions	453,700	582,350	126,600	54,100	17,100	13,800
Capital Contribution	810	541	9,858	6,386	4,391	4,104
Distribution to RSE Collection or its affiliates	(3,300)	-	-	-	-	(205)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(753)	(1,626)	(10,197)	(7,075)	(5,125)	(4,293)
Members' Equity / (Deficit)	450,457	581,264	126,261	53,411	16,365	13,406
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 450,460	$ 582,835	$ 126,450	$ 54,100	$ 17,100	$ 13,595

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2026 (unaudited)

	Series #FROST	Series #BIRKINBLU	Series #SMURF	Series #EINSTEIN	Series #HONUS	Series #75ALI
Assets
Current Assets
Cash and Cash Equivalents	$ 1,695	$ -	$ 1,250	$ 210	$ 5,300	$ 938
Pre-paid Insurance	-	-	0	0	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	1,695	-	1,250	210	5,300	938
Other Assets
Collection Assets - Owned	10,100	-	29,500	-	500,028	44,065
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 11,795	$ -	$ 30,750	$ 210	$ 505,328	$ 45,003

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	3	-	3	0	173	3
Income Taxes Payable	-	-	-	209	-	-
Insurance Payable	0	-	0	-	0	0
Due to the Manager or its Affiliates	186	-	186	-	186	1,186
Total Liabilities	189	-	189	209	359	1,189
Members' Equity
Membership Contributions	12,000	-	30,750	-	505,328	45,040
Capital Contribution	4,077	-	5,047	4,098	27,257	5,998
Distribution to RSE Collection or its affiliates	(205)	-	-	(150)	-	-
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(4,266)	-	(5,236)	(3,947)	(27,616)	(7,224)
Members' Equity / (Deficit)	11,606	-	30,561	1	504,969	43,814
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 11,795	$ -	$ 30,750	$ 210	$ 505,328	$ 45,003

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2026 (unaudited)

	Series #BIRKINBOR	Series #SPIDER1	Series #BATMAN3	Series #ULYSSES	Series #ROOSEVELT	Series #56MANTLE
Assets
Current Assets
Cash and Cash Equivalents	$ 1,203	$ 1,003	$ 1,003	$ 1,950	$ 400	$ 1,050
Pre-paid Insurance	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	1,203	1,003	1,003	1,950	400	1,050
Other Assets
Collection Assets - Owned	41,280	20,000	75,000	17,920	17,200	9,000
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 42,483	$ 21,003	$ 76,003	$ 19,870	$ 17,600	$ 10,050

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	3	3	3	3	3	3
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	0	0	0	0	0	0
Due to the Manager or its Affiliates	186	586	686	186	186	186
Total Liabilities	189	589	689	189	189	189
Members' Equity
Membership Contributions	51,250	21,050	76,050	24,050	17,797	9,400
Capital Contribution	6,315	3,837	4,646	3,790	3,750	4,770
Distribution to RSE Collection or its affiliates	(47)	(47)	(47)	-	(197)	-
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(15,224)	(4,426)	(5,335)	(8,159)	(3,939)	(4,309)
Members' Equity / (Deficit)	42,294	20,414	75,314	19,681	17,411	9,861
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 42,483	$ 21,003	$ 76,003	$ 19,870	$ 17,600	$ 10,050

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2026 (unaudited)

	Series #AGHOWL	Series #18ZION	Series #SNOOPY	Series #APOLLO11	Series #YOKO	Series #HIMALAYA
Assets
Current Assets
Cash and Cash Equivalents	$ 1,703	$ 605	$ 800	$ 1,050	$ 1,750	$ 1,203
Pre-paid Insurance	0	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	1,703	605	800	1,050	1,750	1,203
Other Assets
Collection Assets - Owned	15,600	3,750	24,000	30,000	12,600	31,000
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 17,303	$ 4,355	$ 24,800	$ 31,050	$ 14,350	$ 32,203

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	3	3	3	3	3	3
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	0	0	0	0	0	0
Due to the Manager or its Affiliates	186	186	186	686	186	586
Total Liabilities	189	189	189	689	189	589
Members' Equity
Membership Contributions	17,500	14,150	24,745	31,050	14,500	131,250
Capital Contribution	3,735	4,099	4,090	4,729	3,499	9,636
Distribution to RSE Collection or its affiliates	(197)	-	-	-	(150)	(47)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(3,924)	(14,084)	(4,224)	(5,418)	(3,688)	(109,225)
Members' Equity / (Deficit)	17,114	4,166	24,611	30,361	14,161	31,614
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 17,303	$ 4,355	$ 24,800	$ 31,050	$ 14,350	$ 32,203

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2026 (unaudited)

	Series #55CLEMENTE	Series #LOTR	Series #CATCHER	Series #BOND1	Series #SUPER21	Series #BIRKINTAN
Assets
Current Assets
Cash and Cash Equivalents	$ 594	$ 563	$ 213	$ 463	$ 277	$ 456
Pre-paid Insurance	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	594	563	213	463	277	456
Other Assets
Collection Assets - Owned	36,006	27,600	11,600	28,665	7,023	25,244
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 36,600	$ 28,163	$ 11,813	$ 29,128	$ 7,300	$ 25,700

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	3	3	3	3	3	3
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	0	0	0	0	0	-
Due to the Manager or its Affiliates	186	663	-	586	186	186
Total Liabilities	189	666	3	589	189	189
Members' Equity
Membership Contributions	36,600	28,200	11,850	37,600	7,300	25,700
Capital Contribution	4,817	3,554	3,599	3,640	3,346	4,501
Distribution to RSE Collection or its affiliates	-	(37)	(37)	(37)	-	-
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(5,006)	(4,220)	(3,602)	(12,665)	(3,535)	(4,690)
Members' Equity / (Deficit)	36,411	27,497	11,811	28,539	7,111	25,511
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 36,600	$ 28,163	$ 11,813	$ 29,128	$ 7,300	$ 25,700

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2026 (unaudited)

	Series #GMTBLACK1	Series #61JFK	Series #LINCOLN	Series #STARWARS1	Series #68MAYS	Series #56TEDWILL
Assets
Current Assets
Cash and Cash Equivalents	$ 604	$ 334	$ 209	$ 269	$ 437	$ 520
Pre-paid Insurance	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	604	334	209	269	437	520
Other Assets
Collection Assets - Owned	25,030	16,350	64,925	10,000	32,083	80,000
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 25,634	$ 16,684	$ 65,134	$ 10,269	$ 32,520	$ 80,520

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	3	3	3	3	3	3
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	0	0	0	0	0	0
Due to the Manager or its Affiliates	186	186	186	186	186	186
Total Liabilities	189	189	189	189	189	189
Members' Equity
Membership Contributions	25,700	16,750	64,700	10,400	32,600	80,600
Capital Contribution	3,936	3,339	5,086	3,530	4,339	6,072
Distribution to RSE Collection or its affiliates	(66)	(66)	(66)	(131)	(80)	(80)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(4,125)	(3,528)	(4,776)	(3,719)	(4,528)	(6,261)
Members' Equity / (Deficit)	25,445	16,495	64,945	10,080	32,331	80,331
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 25,634	$ 16,684	$ 65,134	$ 10,269	$ 32,520	$ 80,520

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2026 (unaudited)

	Series #CAPTAIN3	Series #CHURCHILL	Series #SHKSPR4	Series #03KOBE	Series #03JORDAN	Series #39TEDWILL
Assets
Current Assets
Cash and Cash Equivalents	$ 77	$ 220	$ 400	$ -	$ 436	$ 600
Pre-paid Insurance	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	77	220	400	-	436	600
Other Assets
Collection Assets - Owned	35,523	6,600	105,100	-	33,000	27,750
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 35,600	$ 6,820	$ 105,500	$ -	$ 33,436	$ 28,350

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	3	3	3	-	3	3
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	0	0	0	-	0	0
Due to the Manager or its Affiliates	77	186	186	-	186	186
Total Liabilities	79	189	189	-	189	189
Members' Equity
Membership Contributions	35,666	6,900	105,705	-	33,600	27,220
Capital Contribution	3,519	3,849	4,660	-	4,301	5,203
Distribution to RSE Collection or its affiliates	(66)	(80)	(205)	-	(80)	-
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(3,598)	(4,038)	(4,849)	-	(4,574)	(4,262)
Members' Equity / (Deficit)	35,521	6,631	105,311	-	33,247	28,161
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 35,600	$ 6,820	$ 105,500	$ -	$ 33,436	$ 28,350

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2026 (unaudited)

	Series #94JETER	Series #2020TOPPS	Series #05LATOUR	Series #16SCREAG	Series #14DRC	Series #86RICE
Assets
Current Assets
Cash and Cash Equivalents	$ 460	$ 150	$ 430	$ 430	$ 430	$ 460
Pre-paid Insurance	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	460	150	430	430	430	460
Other Assets
Collection Assets - Owned	39,000	98,000	7,442	31,944	45,980	20,000
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 39,460	$ 98,150	$ 7,872	$ 32,374	$ 46,410	$ 20,460

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	3	3	13	13	13	3
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	0	0	0	0	0	0
Due to the Manager or its Affiliates	186	150	186	186	186	186
Total Liabilities	189	153	199	199	199	189
Members' Equity
Membership Contributions	39,600	98,150	8,042	32,544	46,580	20,600
Capital Contribution	4,488	6,503	2,795	3,259	3,525	3,776
Distribution to RSE Collection or its affiliates	(140)	-	-	-	-	(140)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(4,677)	(6,655)	(3,164)	(3,628)	(3,893)	(3,965)
Members' Equity / (Deficit)	39,271	97,997	7,673	32,176	46,212	20,271
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 39,460	$ 98,150	$ 7,872	$ 32,374	$ 46,410	$ 20,460

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2026 (unaudited)

	Series #57MANTLE	Series #SOBLACK	Series #GATSBY	Series #93DAYTONA	Series #09TROUT	Series #57STARR
Assets
Current Assets
Cash and Cash Equivalents	$ 400	$ 520	$ 520	$ 600	$ 400	$ 400
Pre-paid Insurance	-	-	0	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	400	520	520	600	400	400
Other Assets
Collection Assets - Owned	8,000	50,253	185,100	37,000	48,061	8,000
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 8,400	$ 50,774	$ 185,620	$ 37,600	$ 48,461	$ 8,400

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	3	3	3	3	3	3
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	0	0	0	0	0	0
Due to the Manager or its Affiliates	186	686	186	186	686	186
Total Liabilities	189	689	189	189	689	189
Members' Equity
Membership Contributions	7,420	50,853	185,700	37,600	221,063	7,420
Capital Contribution	4,533	5,460	5,172	3,840	15,259	4,398
Distribution to RSE Collection or its affiliates	(202)	(80)	(80)	-	(202)	(202)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(3,539)	(6,149)	(5,361)	(4,029)	(188,347)	(3,405)
Members' Equity / (Deficit)	8,211	50,085	185,431	37,411	47,772	8,211
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 8,400	$ 50,774	$ 185,620	$ 37,600	$ 48,461	$ 8,400

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2026 (unaudited)

	Series #03KOBE2	Series #16PETRUS	Series #ALICE	Series #SPIDER10	Series #62MANTLE	Series #BATMAN6
Assets
Current Assets
Cash and Cash Equivalents	$ 316	$ 430	$ 520	$ 400	$ 460	$ 320
Pre-paid Insurance	-	0	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	316	430	520	400	460	320
Other Assets
Collection Assets - Owned	15,000	38,236	9,300	18,000	132,000	20,400
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 15,316	$ 38,666	$ 9,820	$ 18,400	$ 132,460	$ 20,720

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	3	13	3	3	3	3
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	0	0	0	0	0	0
Due to the Manager or its Affiliates	186	186	186	186	732	186
Total Liabilities	189	199	189	189	735	189
Members' Equity
Membership Contributions	21,629	38,836	9,900	18,602	132,600	23,900
Capital Contribution	3,589	3,218	2,921	2,944	7,677	2,993
Distribution to RSE Collection or its affiliates	(229)	(170)	(80)	(202)	(140)	(80)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(9,861)	(3,417)	(3,110)	(3,133)	(8,412)	(6,282)
Members' Equity / (Deficit)	15,127	38,468	9,631	18,211	131,726	20,531
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 15,316	$ 38,666	$ 9,820	$ 18,400	$ 132,460	$ 20,720

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2026 (unaudited)

	Series #79STELLA	Series #TKAM	Series #DIMAGGIO2	Series #13BEAUX	Series #ANMLFARM	Series #00BRADY
Assets
Current Assets
Cash and Cash Equivalents	$ 572	$ 534	$ 321	$ 400	$ 100	$ 339
Pre-paid Insurance	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	572	534	321	400	100	339
Other Assets
Collection Assets - Owned	61,528	28,600	15,100	21,877	8,800	35,184
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 62,100	$ 29,134	$ 15,421	$ 22,277	$ 8,900	$ 35,523

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	3	3	3	13	3	3
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	0	0	0	0	0	0
Due to the Manager or its Affiliates	186	186	732	186	100	186
Total Liabilities	189	189	735	199	103	189
Members' Equity
Membership Contributions	62,100	29,200	18,254	22,621	8,966	35,752
Capital Contribution	4,894	2,997	2,971	2,809	2,948	3,918
Distribution to RSE Collection or its affiliates	-	(66)	(229)	(344)	(66)	(229)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(5,083)	(3,186)	(6,310)	(3,008)	(3,050)	(4,107)
Members' Equity / (Deficit)	61,911	28,945	14,686	22,078	8,797	35,334
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 62,100	$ 29,134	$ 15,421	$ 22,277	$ 8,900	$ 35,523

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2026 (unaudited)

	Series #85NES	Series #69KAREEM	Series #59JFK	Series #04LEBRON	Series #GOLDENEYE	Series #MOONSHOE
Assets
Current Assets
Cash and Cash Equivalents	$ 400	$ 256	$ 400	$ 316	$ 326	$ 420
Pre-paid Insurance	-	-	0	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	400	256	400	316	326	420
Other Assets
Collection Assets - Owned	26,000	20,000	23,100	44,000	22,874	150,000
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 26,400	$ 20,256	$ 23,500	$ 44,316	$ 23,200	$ 150,420

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	3	3	3	3	3	3
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	0	0	0	0	0	0
Due to the Manager or its Affiliates	186	186	186	186	186	186
Total Liabilities	189	189	189	189	189	189
Members' Equity
Membership Contributions	26,859	23,829	23,702	44,629	23,442	150,600
Capital Contribution	3,643	3,484	2,877	4,186	3,471	7,107
Distribution to RSE Collection or its affiliates	(459)	(229)	(202)	(229)	(242)	(180)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(3,832)	(7,018)	(3,066)	(4,459)	(3,660)	(7,296)
Members' Equity / (Deficit)	26,211	20,066	23,311	44,127	23,011	150,231
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 26,400	$ 20,256	$ 23,500	$ 44,316	$ 23,200	$ 150,420

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2026 (unaudited)

	Series #03LEBRON2	Series #GRAPES	Series #98KANGA	Series #06BRM	Series #DUNE	Series #86FLEER
Assets
Current Assets
Cash and Cash Equivalents	$ 236	$ 400	$ -	$ 400	$ 460	$ -
Pre-paid Insurance	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	236	400	-	400	460	-
Other Assets
Collection Assets - Owned	50,400	31,100	-	15,720	10,600	-
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 50,636	$ 31,500	$ -	$ 16,120	$ 11,060	$ -

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	3	3	-	13	3	-
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	0	0	-	0	0	-
Due to the Manager or its Affiliates	186	186	-	186	520	-
Total Liabilities	189	189	-	199	522	-
Members' Equity
Membership Contributions	90,728	31,702	-	16,464	11,200	-
Capital Contribution	5,647	2,887	-	2,633	3,438	-
Distribution to RSE Collection or its affiliates	(180)	(202)	-	(344)	(140)	-
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(45,747)	(3,076)	-	(2,832)	(3,960)	-
Members' Equity / (Deficit)	50,447	31,311	-	15,921	10,538	-
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 50,636	$ 31,500	$ -	$ 16,120	$ 11,060	$ -

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2026 (unaudited)

	Series #WILDGUN	Series #13GIANNIS	Series #04MESSI	Series #AVENGE57	Series #03TACHE	Series #99TMB2
Assets
Current Assets
Cash and Cash Equivalents	$ 400	$ 236	$ -	$ 400	$ 400	$ 340
Pre-paid Insurance	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	400	236	-	400	400	340
Other Assets
Collection Assets - Owned	24,000	19,727	-	17,000	70,192	46,595
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 24,400	$ 19,964	$ -	$ 17,400	$ 70,592	$ 46,935

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	3	3	-	3	13	3
Income Taxes Payable	-	-	0	-	-	-
Insurance Payable	0	0	0	0	0	0
Due to the Manager or its Affiliates	186	186	-	186	186	586
Total Liabilities	189	189	0	189	199	589
Members' Equity
Membership Contributions	24,629	20,228	-	17,602	70,936	50,900
Capital Contribution	3,457	3,237	-	2,699	3,465	4,442
Distribution to RSE Collection or its affiliates	(229)	(180)	-	(202)	(344)	(180)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(3,646)	(3,510)	-	(2,888)	(3,664)	(8,816)
Members' Equity / (Deficit)	24,211	19,775	-	17,211	70,393	46,346
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 24,400	$ 19,964	$ 0	$ 17,400	$ 70,592	$ 46,935

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2026 (unaudited)

	Series #BULLSRING	Series #70AARON	Series #96CHARZRD	Series #01TIGER	Series #ICECLIMB	Series #09COBB
Assets
Current Assets
Cash and Cash Equivalents	$ -	$ 340	$ 3,003	$ 366	$ 400	$ 367
Pre-paid Insurance	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	-	340	3,003	366	400	367
Other Assets
Collection Assets - Owned	-	16,202	-	15,682	70,000	27,681
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ -	$ 16,542	$ 3,003	$ 16,048	$ 70,400	$ 28,048

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	-	3	1	3	3	3
Income Taxes Payable	-	-	2,570	-	-	-
Insurance Payable	0	0	-	0	0	0
Due to the Manager or its Affiliates	-	186	400	186	186	186
Total Liabilities	0	189	2,971	189	189	189
Members' Equity
Membership Contributions	-	16,722	-	16,200	70,642	28,200
Capital Contribution	-	3,179	4,490	3,177	4,794	3,554
Distribution to RSE Collection or its affiliates	-	(180)	(152)	(152)	(242)	(152)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	-	(3,369)	(4,306)	(3,366)	(4,983)	(3,743)
Members' Equity / (Deficit)	-	16,353	32	15,859	70,211	27,859
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ -	$ 16,542	$ 3,003	$ 16,048	$ 70,400	$ 28,048

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2026 (unaudited)

	Series #96JORDAN2	Series #JUNGLEBOX	Series #59FLASH	Series #FOSSILBOX	Series #POKEBLUE	Series #98GTA
Assets
Current Assets
Cash and Cash Equivalents	$ 216	$ 418	$ 367	$ 355	$ 422	$ 355
Pre-paid Insurance	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	216	418	367	355	422	355
Other Assets
Collection Assets - Owned	48,648	30,130	58,033	18,045	20,027	10,080
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 48,864	$ 30,548	$ 58,400	$ 18,400	$ 20,448	$ 10,435

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	3	3	3	3	3	3
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	0	0	0	0	0	0
Due to the Manager or its Affiliates	686	186	186	186	186	586
Total Liabilities	689	189	189	189	189	589
Members' Equity
Membership Contributions	49,269	30,700	58,721	18,721	20,600	13,921
Capital Contribution	4,405	3,514	2,855	3,121	3,165	3,282
Distribution to RSE Collection or its affiliates	(321)	(152)	(321)	(321)	(152)	(321)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(5,178)	(3,703)	(3,044)	(3,310)	(3,354)	(7,037)
Members' Equity / (Deficit)	48,175	30,359	58,211	18,211	20,259	9,846
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 48,864	$ 30,548	$ 58,400	$ 18,400	$ 20,448	$ 10,435

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2026 (unaudited)

	Series #PICNIC	Series #DOMINOS	Series #09CURRY	Series #09BEAUX	Series #KEROUAC	Series #62BOND
Assets
Current Assets
Cash and Cash Equivalents	$ 400	$ 300	$ 216	$ 426	$ 400	$ 711
Pre-paid Insurance	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	400	300	216	426	400	711
Other Assets
Collection Assets - Owned	34,103	8,600	17,500	29,475	85,100	76,917
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 34,503	$ 8,900	$ 17,716	$ 29,901	$ 85,500	$ 77,628

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	3	3	3	13	3	3
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	0	0	0	0	0	0
Due to the Manager or its Affiliates	686	732	186	186	186	586
Total Liabilities	689	735	189	199	189	589
Members' Equity
Membership Contributions	48,602	9,221	23,726	30,075	85,702	77,780
Capital Contribution	4,509	2,444	3,226	2,698	2,985	2,908
Distribution to RSE Collection or its affiliates	(202)	(321)	(321)	(174)	(202)	(152)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(19,095)	(3,179)	(9,104)	(2,897)	(3,174)	(3,497)
Members' Equity / (Deficit)	33,814	8,165	17,527	29,702	85,311	77,039
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 34,503	$ 8,900	$ 17,716	$ 29,901	$ 85,500	$ 77,628

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2026 (unaudited)

	Series #71TOPPS	Series #DEATON	Series #98ZELDA	Series #03JORDAN2	Series #91JORDAN	Series #17DUJAC
Assets
Current Assets
Cash and Cash Equivalents	$ 500	$ 400	$ 494	$ 300	$ 275	$ -
Pre-paid Insurance	-	-	-	-	-	0
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	500	400	494	300	275	-
Other Assets
Collection Assets - Owned	50,951	250,000	9,063	36,306	67,506	-
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 51,451	$ 250,400	$ 9,557	$ 36,606	$ 67,781	$ -

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	3	-	3	3	3	-
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	0	0	0	0	0	-
Due to the Manager or its Affiliates	186	186	853	186	186	-
Total Liabilities	189	186	856	189	189	-
Members' Equity
Membership Contributions	61,051	252,730	20,600	36,926	68,185	-
Capital Contribution	4,390	30,337	3,164	3,670	4,716	-
Distribution to RSE Collection or its affiliates	-	(2,330)	-	(321)	(321)	-
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(14,179)	(30,523)	(15,063)	(3,859)	(4,989)	-
Members' Equity / (Deficit)	51,262	250,214	8,701	36,417	67,591	-
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 51,451	$ 250,400	$ 9,557	$ 36,606	$ 67,781	$ -

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2026 (unaudited)

	Series #FAUBOURG2	Series #MOSASAUR	Series #03LEBRON3	Series #95TOPSUN	Series #09TROUT2	Series #59BOND
Assets
Current Assets
Cash and Cash Equivalents	$ -	$ 400	$ 416	$ 468	$ 453	$ 348
Pre-paid Insurance	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	-	400	416	468	453	348
Other Assets
Collection Assets - Owned	-	17,813	162,831	19,500	7,150	68,684
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ -	$ 18,213	$ 163,247	$ 19,968	$ 7,602	$ 69,032

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	-	4,000	3	3	3	3
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	0	0	0	0	0
Due to the Manager or its Affiliates	-	186	186	186	186	586
Total Liabilities	-	4,186	189	189	189	589
Members' Equity
Membership Contributions	-	20,543	205,051	50,600	50,600	69,184
Capital Contribution	-	6,933	8,928	3,880	3,908	2,735
Distribution to RSE Collection or its affiliates	-	(2,330)	-	(132)	(132)	(152)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	-	(11,119)	(50,920)	(34,569)	(46,963)	(3,324)
Members' Equity / (Deficit)	-	14,027	163,058	19,779	7,413	68,443
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ -	$ 18,213	$ 163,247	$ 19,968	$ 7,602	$ 69,032

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2026 (unaudited)

	Series #OPEECHEE	Series #ROCKETBOX	Series #94JORDAN	Series #18LUKA	Series #FANFOUR5	Series #11BELAIR
Assets
Current Assets
Cash and Cash Equivalents	$ 500	$ 325	$ 307	$ 304	$ 378	$ 400
Pre-paid Insurance	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	500	325	307	304	378	400
Other Assets
Collection Assets - Owned	150,042	25,175	73,506	7,501	72,200	18,995
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 150,542	$ 25,500	$ 73,813	$ 7,806	$ 72,579	$ 19,395

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	3	3	3	3	3	13
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	0	0	0	0	0	0
Due to the Manager or its Affiliates	586	186	686	186	186	186
Total Liabilities	589	189	689	189	189	199
Members' Equity
Membership Contributions	253,051	25,821	74,217	22,922	72,700	19,739
Capital Contribution	10,133	3,119	4,713	2,968	2,649	2,276
Distribution to RSE Collection or its affiliates	-	(321)	(321)	(132)	(122)	(344)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(113,231)	(3,308)	(5,486)	(18,142)	(2,838)	(2,475)
Members' Equity / (Deficit)	149,953	25,311	73,124	7,616	72,390	19,196
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 150,542	$ 25,500	$ 73,813	$ 7,806	$ 72,579	$ 19,395

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2026 (unaudited)

	Series #76PAYTON	Series #85MJPROMO	Series #96KOBE	Series #99CHARZRD	Series #MARADONA	Series #POKEYELOW
Assets
Current Assets
Cash and Cash Equivalents	$ 464	$ 284	$ 295	$ -	$ 329	$ 468
Pre-paid Insurance	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	464	284	295	-	329	468
Other Assets
Collection Assets - Owned	53,504	22,275	17,500	-	11,282	14,850
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 53,968	$ 22,559	$ 17,795	$ -	$ 11,611	$ 15,318

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	3	3	3	-	3	3
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	0	0	0	-	0	0
Due to the Manager or its Affiliates	186	686	186	-	520	186
Total Liabilities	189	689	189	-	522	189
Members' Equity
Membership Contributions	54,100	23,100	67,990	-	11,932	47,100
Capital Contribution	3,952	2,977	4,242	-	2,619	3,551
Distribution to RSE Collection or its affiliates	(132)	(132)	(122)	-	(321)	(132)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(4,141)	(4,075)	(54,505)	-	(3,142)	(35,390)
Members' Equity / (Deficit)	53,779	21,870	17,606	-	11,089	15,129
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 53,968	$ 22,559	$ 17,795	$ -	$ 11,611	$ 15,318

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2026 (unaudited)

	Series #POKELUGIA	Series #VANHALEN	Series #05MJLJ	Series #81MONTANA	Series #00MOUTON	Series #07DURANT
Assets
Current Assets
Cash and Cash Equivalents	$ 3,568	$ 300	$ -	$ 378	$ 426	$ 303
Pre-paid Insurance	-	-	-	-	0	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	3,568	300	-	378	426	303
Other Assets
Collection Assets - Owned	-	54,306	-	48,562	23,449	20,250
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 3,568	$ 54,606	$ -	$ 48,941	$ 23,875	$ 20,553

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	-	3	-	3	13	3
Income Taxes Payable	3,095	-	-	-	-	-
Insurance Payable	-	0	-	0	0	0
Due to the Manager or its Affiliates	400	500	-	186	186	186
Total Liabilities	3,495	503	-	189	199	189
Members' Equity
Membership Contributions	-	54,926	-	63,600	24,049	114,953
Capital Contribution	5,051	2,854	-	4,147	1,999	6,783
Distribution to RSE Collection or its affiliates	(132)	(321)	-	(122)	(174)	(197)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(4,845)	(3,357)	-	(18,874)	(2,198)	(101,174)
Members' Equity / (Deficit)	73	54,103	-	48,751	23,676	20,364
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 3,568	$ 54,606	$ -	$ 48,941	$ 23,875	$ 20,553

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2026 (unaudited)

	Series #56AARON	Series #85LEMIEUX	Series #87JORDAN	Series #AC23	Series #APPLE1	Series #GWLOTTO
Assets
Current Assets
Cash and Cash Equivalents	$ 377	$ 319	$ 300	$ 420	$ 300	$ 377
Pre-paid Insurance	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	377	319	300	420	300	377
Other Assets
Collection Assets - Owned	41,099	45,381	25,050	24,000	742,908	26,209
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 41,477	$ 45,700	$ 25,350	$ 24,420	$ 743,207	$ 26,586

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	3	3	3	3	3	3
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	0	0	0	0	0	0
Due to the Manager or its Affiliates	186	186	186	786	186	186
Total Liabilities	189	189	189	789	189	189
Members' Equity
Membership Contributions	41,599	78,717	45,812	24,600	745,208	26,709
Capital Contribution	3,167	4,225	3,262	2,201	21,368	2,092
Distribution to RSE Collection or its affiliates	(123)	(181)	(265)	(180)	(2,000)	(123)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(3,356)	(37,251)	(23,648)	(2,990)	(21,557)	(2,281)
Members' Equity / (Deficit)	41,288	45,511	25,161	23,631	743,018	26,397
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 41,477	$ 45,700	$ 25,350	$ 24,420	$ 743,207	$ 26,586

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2026 (unaudited)

	Series #GYMBOX	Series #HUCKFINN	Series #NEOBOX	Series #NEWTON	Series #NICKLAUS1	Series #POKEMON2
Assets
Current Assets
Cash and Cash Equivalents	$ 386	$ 478	$ -	$ 400	$ 478	$ 486
Pre-paid Insurance	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	386	478	-	400	478	486
Other Assets
Collection Assets - Owned	15,157	11,000	-	255,100	22,320	237,500
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 15,543	$ 11,478	$ -	$ 255,500	$ 22,798	$ 237,986

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	3	3	-	3	3	3
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	0	0	0	0	0	0
Due to the Manager or its Affiliates	186	186	-	686	186	186
Total Liabilities	189	189	0	689	189	189
Members' Equity
Membership Contributions	15,657	18,700	-	255,821	35,099	375,600
Capital Contribution	2,400	2,050	-	3,303	2,981	13,259
Distribution to RSE Collection or its affiliates	(114)	(122)	-	(321)	(122)	(114)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(2,589)	(9,339)	-	(3,992)	(15,349)	(150,948)
Members' Equity / (Deficit)	15,354	11,289	-	254,811	22,609	237,797
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 15,543	$ 11,478	$ -	$ 255,500	$ 22,798	$ 237,986

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2026 (unaudited)

	Series #POKERED	Series #RIVIERA	Series #SMB3	Series #WALDEN	Series #WZRDOFOZ	Series #60ALI
Assets
Current Assets
Cash and Cash Equivalents	$ 477	$ 386	$ 477	$ 486	$ 468	$ 452
Pre-paid Insurance	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	477	386	477	486	468	452
Other Assets
Collection Assets - Owned	34,500	22,812	11,000	17,100	80,100	49,617
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 34,977	$ 23,199	$ 11,477	$ 17,586	$ 80,568	$ 50,068

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	3	3	3	3	3	3
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	0	0	0	0	0	0
Due to the Manager or its Affiliates	186	186	186	186	186	186
Total Liabilities	189	189	189	189	189	189
Members' Equity
Membership Contributions	35,100	23,312	22,100	17,700	80,700	210,873
Capital Contribution	3,266	2,324	2,840	2,045	2,425	7,834
Distribution to RSE Collection or its affiliates	(123)	(114)	(123)	(114)	(132)	(123)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(3,455)	(2,513)	(13,529)	(2,234)	(2,614)	(168,706)
Members' Equity / (Deficit)	34,788	23,010	11,288	17,397	80,379	49,879
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 34,977	$ 23,199	$ 11,477	$ 17,586	$ 80,568	$ 50,068

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2026 (unaudited)

	Series #TORNEK	Series #DIMAGGIO3	Series #POKEMON3	Series #58PELE3	Series #09CURRY2	Series #85ERVING
Assets
Current Assets
Cash and Cash Equivalents	$ 600	$ 486	$ -	$ 378	$ 300	$ 300
Pre-paid Insurance	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	600	486	-	378	300	300
Other Assets
Collection Assets - Owned	153,000	415,000	-	57,409	294,000	37,499
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 153,600	$ 415,486	$ -	$ 57,787	$ 294,300	$ 37,799

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	3	3	-	3	3	3
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	0	0	-	0	0	0
Due to the Manager or its Affiliates	186	732	-	853	520	186
Total Liabilities	189	735	-	856	522	189
Members' Equity
Membership Contributions	153,600	415,600	-	181,278	453,655	38,006
Capital Contribution	6,153	15,015	-	7,261	15,293	2,869
Distribution to RSE Collection or its affiliates	-	(114)	-	(122)	(205)	(206)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(6,342)	(15,750)	-	(131,486)	(174,965)	(3,059)
Members' Equity / (Deficit)	153,411	414,752	-	56,932	293,778	37,610
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 153,600	$ 415,486	$ -	$ 57,787	$ 294,300	$ 37,799

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2026 (unaudited)

	Series #80ALI	Series #BATMAN2	Series #FLASH123	Series #85GPK	Series #HGWELLS	Series #66ORR
Assets
Current Assets
Cash and Cash Equivalents	$ 377	$ 420	$ 420	$ 312	$ 486	$ 456
Pre-paid Insurance	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	377	420	420	312	486	456
Other Assets
Collection Assets - Owned	60,299	76,000	19,800	7,000	40,100	42,306
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 60,677	$ 76,420	$ 20,220	$ 7,312	$ 40,586	$ 42,762

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	3	3	3	3	3	3
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	0	0	0	-	0	0
Due to the Manager or its Affiliates	186	686	186	186	186	186
Total Liabilities	189	689	189	189	189	189
Members' Equity
Membership Contributions	60,799	76,600	25,600	11,380	40,700	43,083
Capital Contribution	3,820	2,527	2,039	5,294	2,074	4,494
Distribution to RSE Collection or its affiliates	(123)	(180)	(180)	(201)	(114)	(321)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(4,009)	(3,216)	(7,428)	(9,350)	(2,263)	(4,684)
Members' Equity / (Deficit)	60,488	75,731	20,031	7,123	40,397	42,573
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 60,677	$ 76,420	$ 20,220	$ 7,312	$ 40,586	$ 42,762

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2026 (unaudited)

	Series #CONGRESS	Series #GRIFFEYJR	Series #01HALO	Series #87ZELDA	Series #EINSTEIN2	Series #SANTANA
Assets
Current Assets
Cash and Cash Equivalents	$ 400	$ 419	$ 415	$ 357	$ 420	$ 446
Pre-paid Insurance	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	400	419	415	357	420	446
Other Assets
Collection Assets - Owned	98,300	10,200	4,500	100,063	70,000	57,500
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 98,700	$ 10,619	$ 4,915	$ 100,420	$ 70,420	$ 57,946

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	3	3	3	3	3	3
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	0	0	0	0	0	0
Due to the Manager or its Affiliates	186	186	186	853	186	686
Total Liabilities	189	189	189	856	189	689
Members' Equity
Membership Contributions	99,021	15,546	14,350	100,600	70,600	58,100
Capital Contribution	2,399	2,766	2,351	5,604	2,219	2,215
Distribution to RSE Collection or its affiliates	(321)	(181)	(123)	(180)	(180)	(154)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(2,588)	(7,701)	(11,853)	(6,460)	(2,408)	(2,904)
Members' Equity / (Deficit)	98,511	10,429	4,725	99,564	70,231	57,257
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 98,700	$ 10,619	$ 4,915	$ 100,420	$ 70,420	$ 57,946

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2026 (unaudited)

	Series #01TIGER2	Series #86JORDAN2	Series #TOPPSTRIO	Series #81BIRD	Series #97KOBE	Series #XMEN94
Assets
Current Assets
Cash and Cash Equivalents	$ 318	$ 549	$ 300	$ 346	$ 410	$ 359
Pre-paid Insurance	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	318	549	300	346	410	359
Other Assets
Collection Assets - Owned	6,783	55,800	20,827	20,126	58,056	57,649
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 7,101	$ 56,349	$ 21,127	$ 20,472	$ 58,466	$ 58,008

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	3	3	3	3	3	3
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	0	0	0	0	0	0
Due to the Manager or its Affiliates	186	186	586	186	186	1,050
Total Liabilities	189	189	589	189	189	1,052
Members' Equity
Membership Contributions	15,901	74,352	29,200	29,200	58,613	58,155
Capital Contribution	2,405	3,819	9,394	3,768	3,376	2,245
Distribution to RSE Collection or its affiliates	(201)	(147)	(265)	(154)	(147)	(147)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(11,193)	(21,864)	(17,791)	(12,531)	(3,565)	(3,297)
Members' Equity / (Deficit)	6,912	56,160	20,537	20,283	58,277	56,956
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 7,101	$ 56,349	$ 21,127	$ 20,472	$ 58,466	$ 58,008

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2026 (unaudited)

	Series #09RBLEROY	Series #04MESSI2	Series #THEROCK	Series #XLXMEN1	Series #03LEBRON5	Series #METEORITE
Assets
Current Assets
Cash and Cash Equivalents	$ 400	$ 400	$ 396	$ 359	$ 477	$ 400
Pre-paid Insurance	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	400	400	396	359	477	400
Other Assets
Collection Assets - Owned	96,285	27,500	1,565	34,500	24,000	272,500
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 96,685	$ 27,900	$ 1,961	$ 34,859	$ 24,477	$ 272,900

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	13	3	3	3	3	4,000
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	0	0	0	0	0	0
Due to the Manager or its Affiliates	186	186	186	1,232	186	186
Total Liabilities	199	189	189	1,235	189	4,186
Members' Equity
Membership Contributions	97,029	32,581	11,380	57,600	74,190	275,230
Capital Contribution	2,774	3,056	6,539	2,102	4,630	6,763
Distribution to RSE Collection or its affiliates	(344)	(201)	(201)	(147)	(123)	(2,330)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(2,972)	(7,725)	(15,946)	(25,930)	(54,409)	(10,949)
Members' Equity / (Deficit)	96,486	27,711	1,772	33,625	24,288	268,714
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 96,685	$ 27,900	$ 1,961	$ 34,859	$ 24,477	$ 272,900

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2026 (unaudited)

	Series #SLASH	Series #00BRADY2	Series #89TMNT	Series #NESWWF	Series #PUNK9670	Series #18ALLEN
Assets
Current Assets
Cash and Cash Equivalents	$ 600	$ 660	$ 305	$ 373	$ 596	$ 431
Pre-paid Insurance	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	600	660	305	373	596	431
Other Assets
Collection Assets - Owned	50,000	97,500	5,100	15,027	62,103	32,522
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 50,600	$ 98,160	$ 5,405	$ 15,400	$ 62,700	$ 32,953

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	-	3	3	3	-	3
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	0	0	0	0	-	0
Due to the Manager or its Affiliates	186	586	686	186	141	586
Total Liabilities	186	589	689	189	141	589
Members' Equity
Membership Contributions	50,600	314,153	20,647	15,685	62,700	33,100
Capital Contribution	1,995	9,686	2,427	2,210	3,256	2,760
Distribution to RSE Collection or its affiliates	-	(154)	(247)	(285)	(2,017)	(147)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(2,180)	(226,115)	(18,110)	(2,399)	(1,381)	(3,349)
Members' Equity / (Deficit)	50,414	97,571	4,716	15,211	62,558	32,364
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 50,600	$ 98,160	$ 5,405	$ 15,400	$ 62,700	$ 32,953

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2026 (unaudited)

	Series #CASTLEII	Series #BAYC601	Series #60MANTLE	Series #PUNK8103	Series #GHOST1	Series #BROSGRIMM
Assets
Current Assets
Cash and Cash Equivalents	$ 373	$ -	$ 486	$ 600	$ 380	$ 500
Pre-paid Insurance	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	373	-	486	600	380	500
Other Assets
Collection Assets - Owned	4,700	59,842	800,000	174,000	10,200	112,833
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 5,073	$ 59,842	$ 800,486	$ 174,600	$ 10,580	$ 113,333

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	3	-	3	-	3	3
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	0	-	0	-	0	0
Due to the Manager or its Affiliates	853	-	186	141	186	1,186
Total Liabilities	856	-	189	141	189	1,189
Members' Equity
Membership Contributions	15,685	144,426	800,600	500,600	12,161	113,333
Capital Contribution	2,203	19,950	25,479	4,578	1,850	2,373
Distribution to RSE Collection or its affiliates	(285)	(3,366)	(114)	(3,373)	(124)	-
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(13,386)	(101,167)	(25,668)	(327,346)	(3,496)	(3,562)
Members' Equity / (Deficit)	4,217	59,843	800,297	174,459	10,391	112,144
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 5,073	$ 59,842	$ 800,486	$ 174,600	$ 10,580	$ 113,333

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2026 (unaudited)

	Series #KIRBY	Series #03RONALDO	Series #MARX	Series #09HARDEN	Series #MEEB15511	Series #90BATMAN
Assets
Current Assets
Cash and Cash Equivalents	$ 373	$ -	$ 486	$ 353	$ 500	$ 373
Pre-paid Insurance	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	373	-	486	353	500	373
Other Assets
Collection Assets - Owned	50,027	-	54,066	3,000	8,635	10,000
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 50,400	$ -	$ 54,553	$ 3,353	$ 9,135	$ 10,373

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	3	-	3	3	-	3
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	0	0	-	0
Due to the Manager or its Affiliates	186	-	186	186	141	186
Total Liabilities	189	-	189	189	141	189
Members' Equity
Membership Contributions	50,685	-	105,700	23,756	68,282	50,685
Capital Contribution	2,988	0	2,275	2,379	4,460	2,978
Distribution to RSE Collection or its affiliates	(285)	-	(114)	(147)	(3,269)	(285)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(3,178)	-	(53,498)	(22,824)	(60,479)	(43,194)
Members' Equity / (Deficit)	50,211	-	54,364	3,164	8,994	10,184
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 50,400	$ -	$ 54,553	$ 3,353	$ 9,135	$ 10,373

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2026 (unaudited)

	Series #93JETER	Series #SIMPSONS1	Series #SPIDER129	Series #NESDK3	Series #BAYC7359	Series #CURIO10
Assets
Current Assets
Cash and Cash Equivalents	$ 427	$ 373	$ 356	$ 314	$ -	$ 500
Pre-paid Insurance	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	427	373	356	314	-	500
Other Assets
Collection Assets - Owned	10,200	10,800	21,500	100,086	-	11,110
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 10,627	$ 11,173	$ 21,856	$ 100,400	$ -	$ 11,610

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	3	3	3	3	-	-
Income Taxes Payable	-	-	-	-	(1)	-
Insurance Payable	0	0	0	0	-	-
Due to the Manager or its Affiliates	186	186	186	186	-	141
Total Liabilities	189	189	189	189	(1)	141
Members' Equity
Membership Contributions	15,340	15,685	36,646	100,685	-	67,819
Capital Contribution	3,116	2,137	1,912	4,973	-	4,060
Distribution to RSE Collection or its affiliates	(123)	(285)	(124)	(285)	-	(2,882)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(7,895)	(6,554)	(16,767)	(5,162)	1	(57,530)
Members' Equity / (Deficit)	10,438	10,984	21,667	100,211	1	11,468
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 10,627	$ 11,173	$ 21,856	$ 100,400	$ -	$ 11,610

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2026 (unaudited)

	Series #WILDTHING	Series #1776	Series #98JORDAN2	Series #MACALLAN1	Series #BAYC9159	Series #FANTASY7
Assets
Current Assets
Cash and Cash Equivalents	$ 400	$ 400	$ 776	$ 60	$ -	$ 352
Pre-paid Insurance	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	400	400	776	60	-	352
Other Assets
Collection Assets - Owned	10,400	1,451,500	288,908	11,914	91,813	15,500
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 10,800	$ 1,451,900	$ 289,684	$ 11,974	$ 91,813	$ 15,852

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	3	3	3	13	-	3
Income Taxes Payable	-	-	-	-	0	-
Insurance Payable	0	0	0	0	-	-
Due to the Manager or its Affiliates	186	686	186	60	-	853
Total Liabilities	189	689	189	73	0	856
Members' Equity
Membership Contributions	15,747	1,457,055	289,798	12,514	189,100	35,632
Capital Contribution	1,844	9,915	10,055	1,797	26,842	3,457
Distribution to RSE Collection or its affiliates	(247)	(5,155)	(114)	-	(2,722)	(232)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(6,733)	(10,604)	(10,244)	(2,410)	(121,407)	(23,861)
Members' Equity / (Deficit)	10,611	1,451,211	289,495	11,901	91,813	14,996
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 10,800	$ 1,451,900	$ 289,684	$ 11,974	$ 91,813	$ 15,852

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2026 (unaudited)

	Series #SURFER4	Series #OHTANI2	Series #WILT100	Series #PENGUIN	Series #KARUIZAWA	Series #KOMBAT
Assets
Current Assets
Cash and Cash Equivalents	$ 300	$ -	$ 400	$ 300	$ 60	$ 300
Pre-paid Insurance	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	300	-	400	300	60	300
Other Assets
Collection Assets - Owned	42,000	-	100,000	52,289	42,250	25,000
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 42,300	$ -	$ 100,400	$ 52,589	$ 42,310	$ 25,300

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	3	-	3	3	13	3
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	0	-	0	0	0	0
Due to the Manager or its Affiliates	186	-	186	786	60	586
Total Liabilities	189	-	189	789	73	589
Members' Equity
Membership Contributions	67,800	-	100,638	52,881	58,468	80,158
Capital Contribution	1,973	-	4,163	1,922	2,304	3,548
Distribution to RSE Collection or its affiliates	(292)	-	(238)	(292)	-	(292)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(27,370)	0	(4,352)	(2,711)	(18,535)	(58,703)
Members' Equity / (Deficit)	42,111	0	100,211	51,800	42,237	24,711
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 42,300	$ 0	$ 100,400	$ 52,589	$ 42,310	$ 25,300

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2026 (unaudited)

	Series #APPLELISA	Series #98MANNING	Series #GIJOE	Series #BEATLES1	Series #SQUIG5847	Series #PACQUIAO
Assets
Current Assets
Cash and Cash Equivalents	$ 300	$ 400	$ 338	$ 253	$ 500	$ 400
Pre-paid Insurance	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	300	400	338	253	500	400
Other Assets
Collection Assets - Owned	96,049	7,500	37,726	20,906	37,715	4,200
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 96,349	$ 7,900	$ 38,063	$ 21,158	$ 38,215	$ 4,600

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	3	3	3	3	-	3
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	0	0	0	0	-	0
Due to the Manager or its Affiliates	186	186	186	686	141	186
Total Liabilities	189	189	189	689	141	189
Members' Equity
Membership Contributions	96,587	19,638	38,295	21,439	56,740	14,782
Capital Contribution	3,298	2,171	2,580	2,269	2,341	2,048
Distribution to RSE Collection or its affiliates	(238)	(238)	(232)	(233)	(1,198)	(232)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(3,487)	(13,860)	(2,769)	(3,005)	(19,809)	(12,187)
Members' Equity / (Deficit)	96,160	7,711	37,874	20,469	38,074	4,411
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 96,349	$ 7,900	$ 38,063	$ 21,158	$ 38,215	$ 4,600

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2026 (unaudited)

	Series #83JOBS	Series #BATMAN181	Series #POPEYE	Series #PUNK5883	Series #HAMILTON1	Series #OBIWAN
Assets
Current Assets
Cash and Cash Equivalents	$ 500	$ 350	$ 323	$ 600	$ 400	$ 324
Pre-paid Insurance	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	500	350	323	600	400	324
Other Assets
Collection Assets - Owned	67,566	41,051	90,077	90,643	25,000	6,000
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 68,066	$ 41,401	$ 90,400	$ 91,243	$ 25,400	$ 6,324

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	3	3	3	-	3	3
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	0	0	0	-	0	0
Due to the Manager or its Affiliates	732	686	186	141	400	586
Total Liabilities	735	689	189	141	403	589
Members' Equity
Membership Contributions	68,066	41,639	90,632	560,600	29,432	10,631
Capital Contribution	4,783	1,836	3,757	4,416	2,751	1,935
Distribution to RSE Collection or its affiliates	-	(238)	(232)	(3,286)	(232)	(232)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(5,518)	(2,526)	(3,946)	(470,628)	(6,954)	(6,599)
Members' Equity / (Deficit)	67,332	40,712	90,211	91,102	24,997	5,735
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 68,066	$ 41,401	$ 90,400	$ 91,243	$ 25,400	$ 6,324

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2026 (unaudited)

	Series #SMB2	Series #GIANNIS2	Series #86BONDS	Series #MOBYDICK	Series #03SERENA	Series #BAYC4612
Assets
Current Assets
Cash and Cash Equivalents	$ 266	$ 2,130	$ 365	$ 400	$ 400	$ -
Pre-paid Insurance	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	266	2,130	365	400	400	-
Other Assets
Collection Assets - Owned	280,134	41,690	6,535	60,100	23,394	95,168
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 280,400	$ 43,819	$ 6,900	$ 60,500	$ 23,794	$ 95,168

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	3	3	3	3	3	-
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	0	0	0	0	0	-
Due to the Manager or its Affiliates	186	186	586	186	186	-
Total Liabilities	189	189	589	189	189	-
Members' Equity
Membership Contributions	280,632	362,953	7,101	60,738	75,632	660,600
Capital Contribution	9,039	9,096	1,827	1,903	3,314	20,385
Distribution to RSE Collection or its affiliates	(232)	(154)	(201)	(238)	(232)	(3,806)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(9,228)	(328,265)	(2,416)	(2,092)	(55,108)	(582,011)
Members' Equity / (Deficit)	280,211	43,630	6,311	60,311	23,605	95,168
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 280,400	$ 43,819	$ 6,900	$ 60,500	$ 23,794	$ 95,168

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2026 (unaudited)

	Series #18OSAKA	Series #05RODGERS	Series #IROBOT	Series #LEICAGOLD	Series #FORTNITE	Series #IOMMI
Assets
Current Assets
Cash and Cash Equivalents	$ 300	$ 476	$ 369	$ 72	$ 300	$ 600
Pre-paid Insurance	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	300	476	369	72	300	600
Other Assets
Collection Assets - Owned	179	9,115	5,131	28,051	7,500	50,000
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 479	$ 9,591	$ 5,500	$ 28,122	$ 7,800	$ 50,600

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	3	3	3	3	3	-
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	0	0	0	0	0	0
Due to the Manager or its Affiliates	186	186	1,186	472	186	186
Total Liabilities	189	189	1,189	474	189	186
Members' Equity
Membership Contributions	10,647	50,600	5,732	28,356	13,876	50,600
Capital Contribution	1,877	2,675	1,696	3,109	2,172	1,775
Distribution to RSE Collection or its affiliates	(247)	(124)	(232)	(233)	(233)	-
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(11,987)	(43,749)	(2,885)	(3,583)	(8,204)	(1,960)
Members' Equity / (Deficit)	290	9,402	4,311	27,648	7,611	50,414
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 479	$ 9,591	$ 5,500	$ 28,122	$ 7,800	$ 50,600

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2026 (unaudited)

	Series #MARIO64	Series #GWTW	Series #NEWWORLD	Series #JAWA	Series #GWLETTER	Series #MARIOKART
Assets
Current Assets
Cash and Cash Equivalents	$ 346	$ 380	$ 369	$ 338	$ 400	$ 300
Pre-paid Insurance	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	346	380	369	338	400	300
Other Assets
Collection Assets - Owned	102,143	21,323	6,500	18,000	135,000	27,500
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 102,489	$ 21,703	$ 6,869	$ 18,338	$ 135,400	$ 27,800

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	3	3	3	3	3	3
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	0	0	0	0	0	0
Due to the Manager or its Affiliates	186	686	186	186	186	186
Total Liabilities	189	689	189	189	189	189
Members' Equity
Membership Contributions	102,723	21,850	11,357	25,695	135,632	66,724
Capital Contribution	3,932	1,709	1,682	2,175	2,068	3,233
Distribution to RSE Collection or its affiliates	(233)	(147)	(232)	(232)	(232)	(281)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(4,121)	(2,398)	(6,128)	(9,490)	(2,257)	(42,065)
Members' Equity / (Deficit)	102,300	21,014	6,679	18,148	135,211	27,611
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 102,489	$ 21,703	$ 6,869	$ 18,338	$ 135,400	$ 27,800

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2026 (unaudited)

	Series #96KOBE2	Series #SHOWCASE4	Series #BAYC8827	Series #BRADBURY	Series #MACALLAN2	Series #BEATLES2
Assets
Current Assets
Cash and Cash Equivalents	$ 346	$ 703	$ -	$ 369	$ 400	$ 300
Pre-paid Insurance	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	346	703	-	369	400	300
Other Assets
Collection Assets - Owned	117,000	67,036	139,570	13,881	28,600	18,125
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 117,346	$ 67,739	$ 139,570	$ 14,250	$ 29,000	$ 18,425

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	3	3	-	3	13	3
Income Taxes Payable	-	-	9	-	-	-
Insurance Payable	0	0	-	0	0	0
Due to the Manager or its Affiliates	186	186	-	186	186	186
Total Liabilities	189	189	9	189	199	189
Members' Equity
Membership Contributions	221,063	68,051	770,600	14,482	29,200	22,767
Capital Contribution	12,325	1,854	17,348	1,676	2,150	2,063
Distribution to RSE Collection or its affiliates	(154)	(313)	(2,753)	(232)	(540)	(357)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(116,077)	(2,043)	(645,634)	(1,865)	(2,009)	(6,237)
Members' Equity / (Deficit)	117,157	67,549	139,561	14,061	28,801	18,236
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 117,346	$ 67,739	$ 139,570	$ 14,250	$ 29,000	$ 18,425

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2026 (unaudited)

	Series #92TIGER	Series #DOOD6921	Series #HIRST1	Series #GRIFFEY2	Series #SKYWALKER	Series #85GPK2
Assets
Current Assets
Cash and Cash Equivalents	$ 374	$ 600	$ 500	$ 322	$ 300	$ 300
Pre-paid Insurance	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	374	600	500	322	300	300
Other Assets
Collection Assets - Owned	64,026	10,159	14,798	9,600	14,388	12,078
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 64,400	$ 10,759	$ 15,298	$ 9,922	$ 14,688	$ 12,378

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	3	-	3	3	3	3
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	0	-	0	0	0	0
Due to the Manager or its Affiliates	186	141	663	186	586	186
Total Liabilities	189	141	666	189	589	189
Members' Equity
Membership Contributions	64,757	39,600	17,980	14,302	14,969	23,496
Capital Contribution	2,808	1,083	3,038	1,914	1,897	2,038
Distribution to RSE Collection or its affiliates	(357)	(10)	(1,467)	(201)	(281)	(357)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(2,997)	(30,055)	(4,919)	(6,282)	(2,486)	(12,987)
Members' Equity / (Deficit)	64,211	10,618	14,632	9,733	14,099	12,189
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 64,400	$ 10,759	$ 15,298	$ 9,922	$ 14,688	$ 12,378

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2026 (unaudited)

	Series #19HAALAND	Series #MEGALODON	Series #KELLER	Series #GODFATHER	Series #MAYC5750	Series #SUPREMEPB
Assets
Current Assets
Cash and Cash Equivalents	$ 381	$ 400	$ 300	$ 400	$ -	$ 300
Pre-paid Insurance	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	381	400	300	400	-	300
Other Assets
Collection Assets - Owned	16,250	450,000	11,560	10,600	19,103	54,995
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 16,631	$ 450,400	$ 11,860	$ 11,000	$ 19,103	$ 55,295

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	3	4,000	3	3	-	3
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	0	0	0	0	-	0
Due to the Manager or its Affiliates	186	186	686	520	-	732
Total Liabilities	189	4,186	689	522	-	735
Members' Equity
Membership Contributions	37,357	453,570	12,092	11,424	57,126	55,652
Capital Contribution	2,257	7,480	1,643	1,827	6,475	2,386
Distribution to RSE Collection or its affiliates	(424)	(3,170)	(232)	(424)	(3,632)	(357)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(22,748)	(11,665)	(2,332)	(2,349)	(40,867)	(3,120)
Members' Equity / (Deficit)	16,442	446,214	11,171	10,478	19,103	54,560
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 16,631	$ 450,400	$ 11,860	$ 11,000	$ 19,103	$ 55,295

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2026 (unaudited)

	Series #MJTICKET	Series #COOLCAT	Series #BLASTOISE	Series #MACALLAN3	Series #SUPERMAN6	Series #MOONPASS
Assets
Current Assets
Cash and Cash Equivalents	$ 351	$ 515	$ 376	$ 400	$ 308	$ 369
Pre-paid Insurance	-	-	-	-	-	23
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	351	515	376	400	308	392
Other Assets
Collection Assets - Owned	29,012	18,085	216,412	18,794	20,442	4,531
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 29,363	$ 18,600	$ 216,788	$ 19,194	$ 20,750	$ 4,923

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	3	3	3	73	3	3
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	0	0	0	0	0	0
Due to the Manager or its Affiliates	186	186	186	186	786	586
Total Liabilities	189	189	189	259	789	589
Members' Equity
Membership Contributions	140,757	18,600	216,912	19,795	21,230	5,547
Capital Contribution	3,815	1,525	4,888	2,612	1,571	1,515
Distribution to RSE Collection or its affiliates	(357)	-	(124)	(1,446)	(480)	(647)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(115,041)	(1,714)	(5,077)	(2,026)	(2,360)	(2,081)
Members' Equity / (Deficit)	29,174	18,411	216,599	18,935	19,961	4,334
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 29,363	$ 18,600	$ 216,788	$ 19,194	$ 20,750	$ 4,923

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2026 (unaudited)

	Series #90FANTASY	Consolidated
Assets
Current Assets
Cash and Cash Equivalents	$ 402	$ 220,856
Pre-paid Insurance	-	36
Due From the Manager or its Affiliates	-	415
Total Current Assets	402	221,308
Other Assets
Collection Assets - Owned	3,600	22,675,291
Other Assets	-	-
TOTAL ASSETS	$ 4,002	$ 22,896,598

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	3	37,927
Income Taxes Payable	-	7,414
Insurance Payable	0	5
Due to the Manager or its Affiliates	853	178,419
Total Liabilities	856	223,765
Members' Equity
Membership Contributions	12,600	29,346,604
Capital Contribution	1,624	4,775,051
Distribution to RSE Collection or its affiliates	(198)	(38,950)
Distribution to Series	-	-
Accumulated Surplus / (Deficit)	(10,879)	(11,409,872)
Members' Equity / (Deficit)	3,146	22,672,833
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 4,002	$ 22,896,598

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2025 (audited)

	Series #69BM1	Series #55PS1
Assets
Current Assets
Cash and Cash Equivalents	$ 3,718	$ 2,214
Pre-paid Insurance	25	26
Other Receivable	-	-
Due From the Manager or its Affiliates	-	-
Total Current Assets	3,743	2,240
Other Assets
Collection Assets - Deposit	-	-
Collection Assets - Owned	106,266	408,386
Other Assets	-	-
TOTAL ASSETS	$ 110,009	$ 410,626

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities	$ -	$ -
Accounts Payable	825	825
Income Taxes Payable	-	-
Insurance Payable	-	-
Due to the Manager or its Affiliates	-	-
Total Liabilities	825	825
Members' Equity
Membership Contributions	111,236	422,131
Capital Contribution	22,160	54,887
Distribution to RSE Collection or its affiliates	(821)	(14,889)
Distribution to Series	-	-
Accumulated Surplus / (Deficit)	(23,391)	(52,329)
Members' Equity / (Deficit)	109,184	409,801
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 110,009	$ 410,626

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2025 (audited)

	Series #90FM1	Series #83FB1	Series #98DV1	Series #93XJ1
Assets
Current Assets
Cash and Cash Equivalents	$ -	$ 2,485	$ -	$ 1,200
Pre-paid Insurance	-	25	-	25
Other Receivable	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-
Total Current Assets	-	2,510	-	1,225
Other Assets
Collection Assets - Deposit	-	-	-	-
Collection Assets - Owned	-	332,806	-	488,586
Other Assets	-	-	-	-
TOTAL ASSETS	$ -	$ 335,316	$ -	$ 489,811

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities	$ -	$ -	$ -	$ -
Accounts Payable	-	825	825	825
Income Taxes Payable	-	-	-	-
Insurance Payable	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-
Total Liabilities	-	825	825	825
Members' Equity
Membership Contributions	-	335,691	-	487,801
Capital Contribution	-	25,824	-	29,698
Distribution to RSE Collection or its affiliates	-	(400)	-	(5,103)
Distribution to Series	-	-	-	-
Accumulated Surplus / (Deficit)	-	(26,623)	(825)	(23,409)
Members' Equity / (Deficit)	-	334,491	(825)	488,986
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ -	$ 335,316	$ -	$ 489,811

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2025 (audited)

	Series #91MV1	Series #92LD1	Series #94DV1	Series #72MC1	Series #11BM1
Assets
Current Assets
Cash and Cash Equivalents	$ 984	$ 173	$ 1,984	$ 4,989	$ 2,000
Pre-paid Insurance	25	25	25	25	25
Other Receivable	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-
Total Current Assets	1,010	198	2,010	5,015	2,026
Other Assets
Collection Assets - Deposit	-	-	-	-	-
Collection Assets - Owned	35,437	158,042	52,787	74,000	79,786
Other Assets	-	-	-	-	-
TOTAL ASSETS	$ 36,446	$ 158,240	$ 54,796	$ 79,015	$ 81,811

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities	$ -	$ -	$ -	$ -	$ -
Accounts Payable	825	825	825	825	825
Income Taxes Payable	-	-	-	-	-
Insurance Payable	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-
Total Liabilities	825	825	825	825	825
Members' Equity
Membership Contributions	36,621	160,430	54,771	120,551	82,286
Capital Contribution	18,074	17,964	18,248	23,919	17,606
Distribution to RSE Collection or its affiliates	(200)	-	-	-	(500)
Distribution to Series	-	-	-	-	-
Accumulated Surplus / (Deficit)	(18,874)	(20,979)	(19,047)	(66,280)	(18,406)
Members' Equity / (Deficit)	35,621	157,415	53,971	78,190	80,986
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 36,446	$ 158,240	$ 54,796	$ 79,015	$ 81,811

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2025 (audited)

	Series #63CC1	Series #76PT1	Series #75RA1	Series #65AG1
Assets
Current Assets
Cash and Cash Equivalents	$ 1,999	$ -	$ 2,649	$ 3,700
Pre-paid Insurance	25	-	25	25
Other Receivable	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-
Total Current Assets	2,024	-	2,674	3,725
Other Assets
Collection Assets - Deposit	-	-	-	-
Collection Assets - Owned	120,286	-	75,903	170,286
Other Assets	-	-	-	-
TOTAL ASSETS	$ 122,310	$ -	$ 78,577	$ 174,011

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities	$ -	$ -	$ -	$ -
Accounts Payable	825	-	825	825
Income Taxes Payable	-	-	-	-
Insurance Payable	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-
Total Liabilities	825	-	825	825
Members' Equity
Membership Contributions	122,586	-	79,052	173,986
Capital Contribution	17,960	-	18,343	19,961
Distribution to RSE Collection or its affiliates	(300)	-	(500)	-
Distribution to Series	-	-	-	-
Accumulated Surplus / (Deficit)	(18,761)	-	(19,142)	(20,761)
Members' Equity / (Deficit)	121,485	-	77,752	173,186
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 122,310	$ -	$ 78,577	$ 174,011

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2025 (audited)

	Series #90MM1	Series #61JE1	Series #65FM1
Assets
Current Assets
Cash and Cash Equivalents	$ -	$ 2,898	$ 2,300
Pre-paid Insurance	-	25	25
Other Receivable	-	-	-
Due From the Manager or its Affiliates	-	-	-
Total Current Assets	-	2,923	2,325
Other Assets
Collection Assets - Deposit	-	-	-
Collection Assets - Owned	-	235,388	75,997
Other Assets	-	-	-
TOTAL ASSETS	$ -	$ 238,311	$ 78,322

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities	$ -	$ -	$ -
Accounts Payable	-	825	825
Income Taxes Payable	-	-	-
Insurance Payable	-	-	-
Due to the Manager or its Affiliates	-	-	-
Total Liabilities	-	825	825
Members' Equity
Membership Contributions	-	238,636	79,297
Capital Contribution	-	18,088	16,722
Distribution to RSE Collection or its affiliates	-	(350)	(1,000)
Distribution to Series	-	-	-
Accumulated Surplus / (Deficit)	-	(18,887)	(17,522)
Members' Equity / (Deficit)	-	237,486	77,497
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ -	$ 238,311	$ 78,322

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2025 (audited)

	Series #99SS1	Series #94FS1	Series #61MG1	Series #92CC1
Assets
Current Assets
Cash and Cash Equivalents	$ 3,064	$ 2,962	$ 4,197	$ 2,412
Pre-paid Insurance	25	25	25	25
Other Receivable	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-
Total Current Assets	3,089	2,987	4,222	2,437
Other Assets
Collection Assets - Deposit	-	-	-	-
Collection Assets - Owned	129,227	138,482	325,590	46,188
Other Assets	-	-	-	-
TOTAL ASSETS	$ 132,316	$ 141,469	$ 329,813	$ 48,625

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities	$ -	$ -	$ -	$ -
Accounts Payable	825	825	825	825
Income Taxes Payable	-	-	-	-
Insurance Payable	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-
Total Liabilities	825	825	825	825
Members' Equity
Membership Contributions	133,279	141,794	330,287	48,600
Capital Contribution	15,958	15,270	26,798	14,481
Distribution to RSE Collection or its affiliates	(988)	(350)	(500)	-
Distribution to Series	-	-	-	-
Accumulated Surplus / (Deficit)	(16,757)	(16,070)	(27,598)	(15,281)
Members' Equity / (Deficit)	131,491	140,644	328,988	47,800
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 132,316	$ 141,469	$ 329,813	$ 48,625

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2025 (audited)

	Series #88LL1	Series #MEEB11275	Series #82TAYLOR	Series #HOLMES	Series #HULK180
Assets
Current Assets
Cash and Cash Equivalents	$ -	$ 500	$ 400	$ 400	$ 300
Pre-paid Insurance	-	-	25	25	25
Other Receivable	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-
Total Current Assets	-	500	425	425	325
Other Assets
Collection Assets - Deposit	-	-	-	-	-
Collection Assets - Owned	-	3,363	7,500	16,750	22,076
Other Assets	-	-	-	-	-
TOTAL ASSETS	$ -	$ 3,863	$ 7,925	$ 17,175	$ 22,401

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities	$ -	$ -	$ -	$ -	$ -
Accounts Payable	-	-	3	3	3
Income Taxes Payable	-	-	-	-	-
Insurance Payable	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-
Total Liabilities	-	-	3	3	3
Members' Equity
Membership Contributions	-	141,061	10,832	20,792	36,738
Capital Contribution	-	2,085	1,896	1,749	1,798
Distribution to RSE Collection or its affiliates	-	(952)	(232)	(292)	(292)
Distribution to Series	-	-	-	-	-
Accumulated Surplus / (Deficit)	-	(138,330)	(4,573)	(5,076)	(15,845)
Members' Equity / (Deficit)	-	3,863	7,923	17,173	22,399
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ -	$ 3,863	$ 7,925	$ 17,175	$ 22,401

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2025 (audited)

	Series #05JAYZ	Series #JUSTINIAN	Series #67ICEBOWL	Series #DKCOUNTRY	Series #FALCON	Series #MARIOWRLD
Assets
Current Assets
Cash and Cash Equivalents	$ 300	$ 243	$ 354	$ 300	$ 308	$ 377
Pre-paid Insurance	25	25	25	25	25	25
Other Receivable	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	325	268	379	325	333	403
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	6,475	15,000	7,546	13,566	26,000	125,000
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 6,800	$ 15,268	$ 7,925	$ 13,891	$ 26,333	$ 125,403

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities	$ -	$ -	$ -	$ -	$ -	$ -
Accounts Payable	3	3	3	3	3	3
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	363	-	-	400	-
Total Liabilities	3	366	3	3	403	3
Members' Equity
Membership Contributions	16,356	15,600	8,138	14,158	43,580	144,848
Capital Contribution	2,266	2,014	1,892	1,954	2,562	4,451
Distribution to RSE Collection or its affiliates	(238)	-	(238)	(292)	(281)	(281)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(11,586)	(2,711)	(1,869)	(1,931)	(19,930)	(23,619)
Members' Equity / (Deficit)	6,798	14,902	7,923	13,889	25,931	125,400
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 6,800	$ 15,268	$ 7,925	$ 13,891	$ 26,333	$ 125,403

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2025 (audited)

	Series #82AV1	Series #SUPERBWL1	Series #MEEB7985	Series #BONDWATCH	Series #95FF1	Series #MAYC857
Assets
Current Assets
Cash and Cash Equivalents	$ 3,400	$ 365	$ 500	$ 300	$ -	$ -
Pre-paid Insurance	25	25	-	25	-	-
Other Receivable	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	3,425	390	500	325	-	-
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	286,364	19,535	8,635	74,668	-	19,006
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 289,789	$ 19,925	$ 9,135	$ 74,993	$ -	$ 19,006

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities	$ -	$ -	$ -	$ -	$ -	$ -
Accounts Payable	825	3	-	3	-	-
Income Taxes Payable	-	-	-	-	-	20
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	400	-	400	-	-
Total Liabilities	825	403	-	403	-	20
Members' Equity
Membership Contributions	289,764	20,181	34,546	75,280	-	49,067
Capital Contribution	11,379	2,293	2,247	2,610	-	4,000
Distribution to RSE Collection or its affiliates	-	(281)	(1,165)	(313)	-	(2,346)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(12,179)	(2,670)	(26,492)	(2,988)	-	(31,735)
Members' Equity / (Deficit)	288,964	19,523	9,135	74,591	-	18,986
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 289,789	$ 19,925	$ 9,135	$ 74,993	$-	$ 19,006

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2025 (audited)

	Series #PUNK2981	Series #WOW2221	Series #NIKON1	Series #LOTF	Series #DOOD6778	Series #BAKC7820
Assets
Current Assets
Cash and Cash Equivalents	$ 600	$ -	$ 300	$ 400	$ 501	$ 557
Pre-paid Insurance	-	-	25	25	-	-
Other Receivable	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	415	-	-	-	-
Total Current Assets	600	415	325	425	501	557
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	95,252	6,726	23,920	8,913	6,647	4,885
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 95,852	$ 7,141	$ 24,245	$ 9,339	$ 7,148	$ 5,442

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities	$ -	$ -	$ -	$ -	$ -	$ -
Accounts Payable	-	-	3	3	-	-
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	-	-	3	3	-	-
Members' Equity
Membership Contributions	290,600	26,027	24,500	11,792	28,860	29,343
Capital Contribution	1,069	2,357	2,033	1,616	2,362	6,613
Distribution to RSE Collection or its affiliates	(3)	(1,252)	(281)	(292)	(1,302)	(1,434)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(195,814)	(19,991)	(2,010)	(3,780)	(22,772)	(29,080)
Members' Equity / (Deficit)	95,852	7,141	24,242	9,336	7,148	5,442
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 95,852	$ 7,141	$ 24,245	$ 9,339	$ 7,148	$ 5,442

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2025 (audited)

	Series #NBAJAM	Series #SANDBOX1	Series #WOW6586	Series #AZUKI6704	Series #58PELE4	Series #OBAMABALL
Assets
Current Assets
Cash and Cash Equivalents	$ 400	$ 500	$ -	$ 500	$ 320	$ 320
Pre-paid Insurance	25	-	-	-	25	25
Other Receivable	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	425	500	-	500	346	346
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	8,930	11,550	12,140	30,452	42,082	77,700
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 9,355	$ 12,050	$ 12,140	$ 30,952	$ 42,427	$ 78,046

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities	$ -	$ -	$ -	$ -	$ -	$ -
Accounts Payable	3	-	-	-	3	3
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	333	-
Total Liabilities	3	-	-	-	336	3
Members' Equity
Membership Contributions	42,692	101,987	50,269	30,952	42,600	99,600
Capital Contribution	2,808	3,659	1,980	1,033	1,894	3,453
Distribution to RSE Collection or its affiliates	(292)	(2,626)	(1,222)	-	(198)	(198)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(35,855)	(90,970)	(38,888)	(1,033)	(2,205)	(24,812)
Members' Equity / (Deficit)	9,353	12,050	12,140	30,952	42,091	78,043
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 9,355	$ 12,050	$ 12,140	$ 30,952	$ 42,427	$ 78,046

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2025 (audited)

	Series #BART	Series #HOMER	Series #SI1	Series #GOLD1	Series #VERSTAPP1	Series #96TIGER
Assets
Current Assets
Cash and Cash Equivalents	$ 320	$ 320	$ 402	$ 381	$ 402	$ 326
Pre-paid Insurance	25	25	25	25	25	25
Other Receivable	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	346	346	427	406	427	352
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	13,769	17,482	7,700	13,769	29,402	26,840
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 14,115	$ 17,827	$ 8,127	$ 14,175	$ 29,829	$ 27,192

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities	$ -	$ -	$ -	$ -	$ -	$ -
Accounts Payable	3	3	3	3	3	3
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	3	3	3	3	3	3
Members' Equity
Membership Contributions	18,000	18,000	8,300	14,574	30,002	49,637
Capital Contribution	1,953	1,953	1,602	1,732	2,152	2,440
Distribution to RSE Collection or its affiliates	(198)	(198)	(198)	(424)	(198)	(124)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(5,643)	(1,931)	(1,579)	(1,710)	(2,129)	(24,765)
Members' Equity / (Deficit)	14,112	17,825	8,125	14,173	29,826	27,189
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 14,115	$ 17,827	$ 8,127	$ 14,175	$ 29,829	$ 27,192

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2025 (audited)

	Series #88ZELDA	Series #STARWARS3	Series #YEEZY	Series #MAYC9114	Series #VFRNDS1	Series #MBIRD2754
Assets
Current Assets
Cash and Cash Equivalents	$ 402	$ 402	$ -	$ -	$ 66	$ 500
Pre-paid Insurance	25	25	25	-	25	-
Other Receivable	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	427	427	25	-	91	500
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	54,000	20,000	33,614	18,266	250,000	6,340
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 54,427	$ 20,427	$ 33,639	$ 18,266	$ 250,091	$ 6,840

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities	$ -	$ -	$ -	$ -	$ -	$ -
Accounts Payable	3	3	3	-	3	-
Income Taxes Payable	-	-	-	135	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	667	400	-	-	-	-
Total Liabilities	669	403	3	135	3	-
Members' Equity
Membership Contributions	54,600	23,400	32,824	84,902	250,545	58,900
Capital Contribution	2,417	1,909	3,299	13,887	1,934	15,788
Distribution to RSE Collection or its affiliates	(198)	(198)	(424)	(1,483)	-	-
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(3,060)	(5,086)	(2,062)	(79,174)	(2,391)	(67,849)
Members' Equity / (Deficit)	53,758	20,025	33,637	18,132	250,089	6,840
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 54,427	$ 20,427	$ 33,639	$ 18,266	$ 250,091	$ 6,840

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2025 (audited)

	Series #VEEFRND1	Series #TREASURE	Series #KENNERSET	Series #LEDZEPP1	Series #VEEVIPER
Assets
Current Assets
Cash and Cash Equivalents	$ 500	$ 300	$ 323	$ 402	$ 400
Pre-paid Insurance	-	25	25	25	25
Other Receivable	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-
Total Current Assets	500	325	348	427	425
Other Assets
Collection Assets - Deposit	-	-	-	-	-
Collection Assets - Owned	6,720	18,998	6,625	42,000	70,000
Other Assets	-	-	-	-	-
TOTAL ASSETS	$ 7,220	$ 19,324	$ 6,973	$ 42,427	$ 70,425

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities	$ -	$ -	$ -	$ -	$ -
Accounts Payable	-	3	3	3	3
Income Taxes Payable	-	-	-	-	-
Insurance Payable	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-
Total Liabilities	-	3	3	3	3
Members' Equity
Membership Contributions	32,764	19,531	10,851	42,600	70,909
Capital Contribution	10,733	1,573	1,682	2,176	1,754
Distribution to RSE Collection or its affiliates	(2,892)	(232)	(198)	(198)	(509)
Distribution to Series	-	-	-	-	-
Accumulated Surplus / (Deficit)	(33,386)	(1,550)	(5,365)	(2,153)	(1,732)
Members' Equity / (Deficit)	7,220	19,321	6,971	42,425	70,423
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 7,220	$ 19,324	$ 6,973	$ 42,427	$ 70,425

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2025 (audited)

	Series #BEEPLE1	Series #WARHOL1	Series #GAMEBOY	Series #CROESUS	Series #SACHS1	Series #32RUTH
Assets
Current Assets
Cash and Cash Equivalents	$ 500	$ 2,800	$ 400	$ 429	$ 500	$ 327
Pre-paid Insurance	-	25	25	25	25	25
Other Receivable	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	500	2,826	425	454	525	353
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	23,139	124,950	5,499	57,729	3,547	85,074
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 23,639	$ 127,776	$ 5,924	$ 58,183	$ 4,072	$ 85,427

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities	$ -	$ -	$ -	$ -	$ -	$ -
Accounts Payable	-	3	3	3	-	3
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	500	204	545	400
Total Liabilities	-	3	503	206	545	403
Members' Equity
Membership Contributions	66,810	163,666	20,909	58,505	20,785	85,600
Capital Contribution	12,869	1,926	2,034	2,275	7,382	2,869
Distribution to RSE Collection or its affiliates	(2,981)	(747)	(509)	(477)	(1,602)	(198)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(53,060)	(37,072)	(17,012)	(2,327)	(23,038)	(3,246)
Members' Equity / (Deficit)	23,639	127,773	5,422	57,976	3,527	85,025
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 23,639	$ 127,776	$ 5,924	$ 58,183	$ 4,072	$ 85,427

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2025 (audited)

	Series #ELON1	Series #105.ETH	Series #R2D2	Series #VADER	Series #WARHOL2	Series #JEKYLL
Assets
Current Assets
Cash and Cash Equivalents	$ 400	$ 500	$ 300	$ 334	$ 2,178	$ 400
Pre-paid Insurance	25	-	25	25	25	25
Other Receivable	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	425	500	325	360	2,203	425
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	6,000	21,537	7,806	6,066	46,200	16,498
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 6,425	$ 22,037	$ 8,131	$ 6,425	$ 48,403	$ 16,924

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities	$ -	$ -	$ -	$ -	$ -	$ -
Accounts Payable	3	-	3	3	3	3
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	400	400	1,500	-
Total Liabilities	3	-	403	403	1,503	3
Members' Equity
Membership Contributions	6,718	39,100	8,344	6,638	62,941	17,131
Capital Contribution	1,679	4,591	1,564	1,537	1,839	1,511
Distribution to RSE Collection or its affiliates	(318)	(2,359)	(238)	(238)	-	(232)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(1,656)	(19,294)	(1,941)	(1,914)	(17,879)	(1,488)
Members' Equity / (Deficit)	6,423	22,037	7,729	6,023	46,901	16,921
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 6,425	$ 22,037	$ 8,131	$ 6,425	$ 48,403	$ 16,924

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2025 (audited)

	Series #BUFFETT1	Series #DRACULA10	Series #PAPPY1	Series #1857COIN	Series #ANDYPELE
Assets
Current Assets
Cash and Cash Equivalents	$ 367	$ 308	$ 771	$ 400	$ 235
Pre-paid Insurance	25	25	25	25	25
Other Receivable	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-
Total Current Assets	393	333	796	425	260
Other Assets
Collection Assets - Deposit	-	-	-	-	-
Collection Assets - Owned	13,033	20,400	11,856	22,900	24,165
Other Assets	-	-	-	-	-
TOTAL ASSETS	$ 13,425	$ 20,733	$ 12,652	$ 23,325	$ 24,425

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities	$ -	$ -	$ -	$ -	$ -
Accounts Payable	3	3	-	3	3
Income Taxes Payable	-	-	-	-	-
Insurance Payable	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-
Total Liabilities	3	3	-	3	3
Members' Equity
Membership Contributions	13,999	35,880	13,360	23,663	24,877
Capital Contribution	1,475	1,605	2,232	1,773	1,325
Distribution to RSE Collection or its affiliates	(599)	(480)	(1,300)	(363)	(477)
Distribution to Series	-	-	-	-	-
Accumulated Surplus / (Deficit)	(1,452)	(16,274)	(1,640)	(1,750)	(1,302)
Members' Equity / (Deficit)	13,423	20,731	12,652	23,323	24,423
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 13,425	$ 20,733	$ 12,652	$ 23,325	$ 24,425

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2025 (audited)

	Series #BOBAFETT	Series #ELVIS	Series #GBOYCOLOR	Series #JETFIRE	Series #POPEBALL	Series #RABBIT
Assets
Current Assets
Cash and Cash Equivalents	$ 355	$ 320	$ 331	$ 300	$ 300	$ 300
Pre-paid Insurance	25	25	25	25	25	25
Other Receivable	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	380	346	356	325	325	325
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	23,005	34,882	3,250	6,561	17,387	40,248
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 23,385	$ 35,227	$ 3,606	$ 6,886	$ 17,712	$ 40,574

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities	$ -	$ -	$ -	$ -	$ -	$ -
Accounts Payable	3	3	3	3	3	3
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	500	-	75	-	1,000
Total Liabilities	3	503	3	78	3	1,003
Members' Equity
Membership Contributions	23,723	35,400	5,738	7,179	18,164	40,781
Capital Contribution	1,721	2,182	1,492	1,501	1,686	1,500
Distribution to RSE Collection or its affiliates	(363)	(198)	(238)	(318)	(477)	(232)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(1,698)	(2,659)	(3,388)	(1,553)	(1,663)	(2,477)
Members' Equity / (Deficit)	23,383	34,725	3,604	6,809	17,710	39,571
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 23,385	$ 35,227	$ 3,606	$ 6,886	$ 17,712	$ 40,574

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2025 (audited)

	Series #GRATEFUL1	Series #BOBAPROTO	Series #ARSHAM1	Series #SCARFACE
Assets
Current Assets
Cash and Cash Equivalents	$ 362	$ 332	$ -	$ 330
Pre-paid Insurance	25	25	25	25
Other Receivable	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-
Total Current Assets	387	357	25	355
Other Assets
Collection Assets - Deposit	-	-	-	-
Collection Assets - Owned	110,038	138,867	120,560	17,571
Other Assets	-	-	-	-
TOTAL ASSETS	$ 110,425	$ 139,224	$ 120,585	$ 17,925

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities	$ -	$ -	$ -	$ -
Accounts Payable	3	3	825	3
Income Taxes Payable	-	-	-	-
Insurance Payable	-	-	-	-
Due to the Manager or its Affiliates	-	49	-	-
Total Liabilities	3	52	825	3
Members' Equity
Membership Contributions	110,900	139,817	121,160	18,383
Capital Contribution	2,880	3,173	9,102	964
Distribution to RSE Collection or its affiliates	(500)	(667)	-	(483)
Distribution to Series	-	-	-	-
Accumulated Surplus / (Deficit)	(2,857)	(3,150)	(10,502)	(941)
Members' Equity / (Deficit)	110,423	139,173	119,760	17,923
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 110,425	$ 139,224	$ 120,585	$ 17,925

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2025 (audited)

	Series #ARSHAM2	Series #LEBRON	Series #94VTTT	Series #52MANTLE	Series #71MAYS	Series #RLEXPEPSI
Assets
Current Assets
Cash and Cash Equivalents	$ 2,850	$ -	$ 12,900	$ 1,450	$ 1,600	$ 300
Pre-paid Insurance	25	25	25	25	25	25
Other Receivable	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	2,875	25	12,925	1,475	1,625	325
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	300,850	450,460	569,935	125,000	52,500	16,800
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 303,725	$ 450,485	$ 582,861	$ 126,475	$ 54,125	$ 17,125

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities	$ -	$ -	$ -	$ -	$ -	$ -
Accounts Payable	825	3	485	3	3	3
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	500	545
Total Liabilities	825	3	485	3	503	548
Members' Equity
Membership Contributions	303,700	453,700	582,350	126,600	54,100	17,100
Capital Contribution	3,274	603	672	9,837	6,365	4,370
Distribution to RSE Collection or its affiliates	-	(3,300)	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(4,074)	(520)	(647)	(9,965)	(6,843)	(4,892)
Members' Equity / (Deficit)	302,900	450,483	582,375	126,473	53,623	16,577
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 303,725	$ 450,485	$ 582,861	$ 126,475	$ 54,125	$ 17,125

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2025 (audited)

	Series #TWOCITIES	Series #FROST	Series #BIRKINBLU	Series #SMURF
Assets
Current Assets
Cash and Cash Equivalents	$ 1,495	$ 1,695	$ -	$ 1,250
Pre-paid Insurance	25	25	-	25
Other Receivable	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-
Total Current Assets	1,520	1,720	-	1,275
Other Assets
Collection Assets - Deposit	-	-	-	-
Collection Assets - Owned	12,100	10,100	-	29,500
Other Assets	-	-	-	-
TOTAL ASSETS	$ 13,620	$ 11,820	$ -	$ 30,775

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities	$ -	$ -	$ -	$ -
Accounts Payable	3	3	-	3
Income Taxes Payable	-	-	-	-
Insurance Payable	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-
Total Liabilities	3	3	-	3
Members' Equity
Membership Contributions	13,800	12,000	-	30,750
Capital Contribution	4,083	4,056	-	5,026
Distribution to RSE Collection or its affiliates	(205)	(205)	-	-
Distribution to Series	-	-	-	-
Accumulated Surplus / (Deficit)	(4,060)	(4,033)	-	(5,003)
Members' Equity / (Deficit)	13,618	11,818	-	30,773
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 13,620	$ 11,820	$ -	$ 30,775

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2025 (audited)

	Series #EINSTEIN	Series #HONUS	Series #75ALI	Series #BIRKINBOR
Assets
Current Assets
Cash and Cash Equivalents	$ 1,750	$ 5,300	$ 938	$ 1,203
Pre-paid Insurance	25	25	25	25
Other Receivable	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-
Total Current Assets	1,775	5,325	963	1,228
Other Assets
Collection Assets - Deposit	-	-	-	-
Collection Assets - Owned	11,100	500,028	44,065	41,280
Other Assets	-	-	-	-
TOTAL ASSETS	$ 12,875	$ 505,353	$ 45,028	$ 42,508

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities	$ -	$ -	$ -	$ -
Accounts Payable	3	173	3	3
Income Taxes Payable	-	-	-	-
Insurance Payable	-	-	-	-
Due to the Manager or its Affiliates	-	-	1,000	-
Total Liabilities	3	172	1,003	3
Members' Equity
Membership Contributions	13,000	505,328	45,040	51,250
Capital Contribution	4,062	27,236	5,977	6,294
Distribution to RSE Collection or its affiliates	(150)	-	-	(47)
Distribution to Series	-	-	-	-
Accumulated Surplus / (Deficit)	(4,039)	(27,383)	(6,991)	(14,991)
Members' Equity / (Deficit)	12,873	505,181	44,026	42,506
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 12,875	$ 505,353	$ 45,028	$ 42,508

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2025 (audited)

	Series #SPIDER1	Series #BATMAN3	Series #ULYSSES	Series #ROOSEVELT	Series #56MANTLE	Series #AGHOWL
Assets
Current Assets
Cash and Cash Equivalents	$ 1,003	$ 1,003	$ 1,950	$ 400	$ 1,050	$ 1,703
Pre-paid Insurance	25	25	25	25	25	25
Other Receivable	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	1,028	1,028	1,975	425	1,075	1,728
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	20,000	75,000	17,920	17,200	9,000	15,600
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 21,028	$ 76,028	$ 19,895	$ 17,625	$ 10,075	$ 17,328

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities	$ -	$ -	$ -	$ -	$ -	$ -
Accounts Payable	3	3	3	3	3	3
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	400	500	-	-	-	-
Total Liabilities	402	503	3	3	3	3
Members' Equity
Membership Contributions	21,050	76,050	24,050	17,797	9,400	17,500
Capital Contribution	3,816	4,625	3,769	3,729	4,749	3,714
Distribution to RSE Collection or its affiliates	(47)	(47)	-	(197)	-	(197)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(4,193)	(5,102)	(7,926)	(3,706)	(4,076)	(3,691)
Members' Equity / (Deficit)	20,626	75,526	19,893	17,623	10,073	17,326
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 21,028	$ 76,028	$ 19,895	$ 17,625	$ 10,075	$ 17,328

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2025 (audited)

	Series #18ZION	Series #SNOOPY	Series #APOLLO11	Series #YOKO	Series #HIMALAYA
Assets
Current Assets
Cash and Cash Equivalents	$ 605	$ 800	$ 1,050	$ 1,750	$ 1,203
Pre-paid Insurance	25	25	25	25	25
Other Receivable	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-
Total Current Assets	630	825	1,075	1,775	1,228
Other Assets
Collection Assets - Deposit	-	-	-	-	-
Collection Assets - Owned	3,750	24,000	30,000	12,600	130,000
Other Assets	-	-	-	-	-
TOTAL ASSETS	$ 4,380	$ 24,825	$ 31,075	$ 14,375	$ 131,228

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities	$ -	$ -	$ -	$ -	$ -
Accounts Payable	3	3	3	3	3
Income Taxes Payable	-	-	-	-	-
Insurance Payable	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	500	-	400
Total Liabilities	3	3	503	3	403
Members' Equity
Membership Contributions	14,150	24,745	31,050	14,500	131,250
Capital Contribution	4,078	4,069	4,708	3,478	9,615
Distribution to RSE Collection or its affiliates	-	-	-	(150)	(47)
Distribution to Series	-	-	-	-	-
Accumulated Surplus / (Deficit)	(13,851)	(3,991)	(5,186)	(3,455)	(9,992)
Members' Equity / (Deficit)	4,378	24,823	30,573	14,373	130,826
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 4,380	$ 24,825	$ 31,075	$ 14,375	$ 131,228

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2025 (audited)

	Series #55CLEMENTE	Series #LOTR	Series #CATCHER	Series #BOND1	Series #SUPER21	Series #BIRKINTAN
Assets
Current Assets
Cash and Cash Equivalents	$ 594	$ 563	$ 213	$ 463	$ 277	$ 456
Pre-paid Insurance	25	25	25	25	25	25
Other Receivable	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	620	589	239	489	302	481
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	36,006	27,600	11,600	28,665	7,023	25,244
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 36,625	$ 28,189	$ 11,839	$ 29,154	$ 7,325	$ 25,725

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities	$ -	$ -	$ -	$ -	$ -	$ -
Accounts Payable	3	3	3	3	3	3
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	477	-	400	-	-
Total Liabilities	3	479	2	402	3	2
Members' Equity
Membership Contributions	36,600	28,200	11,850	37,600	7,300	25,700
Capital Contribution	4,796	3,533	3,392	3,619	3,325	4,480
Distribution to RSE Collection or its affiliates	-	(37)	(37)	(37)	-	-
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(4,773)	(3,987)	(3,369)	(12,432)	(3,302)	(4,457)
Members' Equity / (Deficit)	36,623	27,709	11,836	28,751	7,323	25,723
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 36,625	$ 28,189	$ 11,839	$ 29,154	$ 7,325	$ 25,725

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2025 (audited)

	Series #GMTBLACK1	Series #61JFK	Series #LINCOLN	Series #STARWARS1	Series #68MAYS
Assets
Current Assets
Cash and Cash Equivalents	$ 604	$ 334	$ 209	$ 269	$ 437
Pre-paid Insurance	25	25	25	25	25
Other Receivable	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-
Total Current Assets	629	360	235	294	463
Other Assets
Collection Assets - Deposit	-	-	-	-	-
Collection Assets - Owned	25,030	16,350	64,925	10,000	32,083
Other Assets	-	-	-	-	-
TOTAL ASSETS	$ 25,660	$ 16,710	$ 65,160	$ 10,294	$ 32,546

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities	$ -	$ -	$ -	$ -	$ -
Accounts Payable	3	3	3	3	3
Income Taxes Payable	-	-	-	-	-
Insurance Payable	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-
Total Liabilities	3	3	3	2	2
Members' Equity
Membership Contributions	25,700	16,750	64,700	10,400	32,600
Capital Contribution	3,915	3,318	5,065	3,509	4,318
Distribution to RSE Collection or its affiliates	(66)	(66)	(66)	(131)	(80)
Distribution to Series	-	-	-	-	-
Accumulated Surplus / (Deficit)	(3,892)	(3,296)	(4,543)	(3,486)	(4,295)
Members' Equity / (Deficit)	25,657	16,707	65,157	10,291	32,543
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 25,660	$ 16,710	$ 65,160	$ 10,294	$ 32,546

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2025 (audited)

	Series #56TEDWILL	Series #CAPTAIN3	Series #CHURCHILL	Series #SHKSPR4	Series #03KOBE	Series #03JORDAN
Assets
Current Assets
Cash and Cash Equivalents	$ 520	$ 77	$ 220	$ 400	$ -	$ 436
Pre-paid Insurance	25	25	25	25	-	25
Other Receivable	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	546	102	246	425	-	462
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	80,000	35,523	6,600	105,100	-	33,000
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 80,546	$ 35,625	$ 6,846	$ 105,525	$ -	$ 33,462

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities	$ -	$ -	$ -	$ -	$ -	$ -
Accounts Payable	3	3	3	3	-	3
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	3	3	3	3	-	3
Members' Equity
Membership Contributions	80,600	35,666	6,900	105,705	-	33,600
Capital Contribution	6,051	3,388	3,828	4,639	-	4,280
Distribution to RSE Collection or its affiliates	(80)	(66)	(80)	(205)	-	(80)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(6,028)	(3,365)	(3,805)	(4,616)	-	(4,341)
Members' Equity / (Deficit)	80,543	35,623	6,843	105,523	-	33,459
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 80,546	$ 35,625	$ 6,846	$ 105,525	$ -	$ 33,462

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2025 (audited)

	Series #39TEDWILL	Series #94JETER	Series #2020TOPPS	Series #05LATOUR	Series #16SCREAG	Series #14DRC
Assets
Current Assets
Cash and Cash Equivalents	$ 600	$ 460	$ 150	$ 430	$ 430	$ 430
Pre-paid Insurance	25	25	25	25	25	25
Other Receivable	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	625	486	175	456	456	456
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	27,750	39,000	98,000	7,442	31,944	45,980
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 28,375	$ 39,486	$ 98,175	$ 7,897	$ 32,400	$ 46,436

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities	$ -	$ -	$ -	$ -	$ -	$ -
Accounts Payable	3	3	3	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	3	3	2	-	-	-
Members' Equity
Membership Contributions	27,220	39,600	98,150	8,042	32,544	46,580
Capital Contribution	5,182	4,467	6,445	2,777	3,241	3,506
Distribution to RSE Collection or its affiliates	-	(140)	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(4,029)	(4,444)	(6,422)	(2,921)	(3,385)	(3,651)
Members' Equity / (Deficit)	28,373	39,483	98,173	7,897	32,400	46,436
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 28,375	$ 39,486	$ 98,175	$ 7,897	$ 32,400	$ 46,436

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2025 (audited)

	Series #86RICE	Series #57MANTLE	Series #SOBLACK	Series #GATSBY	Series #93DAYTONA
Assets
Current Assets
Cash and Cash Equivalents	$ 460	$ 400	$ 520	$ 520	$ 600
Pre-paid Insurance	25	25	25	25	25
Other Receivable	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-
Total Current Assets	486	425	546	546	625
Other Assets
Collection Assets - Deposit	-	-	-	-	-
Collection Assets - Owned	20,000	8,000	50,253	185,100	37,000
Other Assets	-	-	-	-	-
TOTAL ASSETS	$ 20,486	$ 8,425	$ 50,799	$ 185,646	$ 37,625

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities	$ -	$ -	$ -	$ -	$ -
Accounts Payable	3	3	3	3	3
Income Taxes Payable	-	-	-	-	-
Insurance Payable	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	500	-	-
Total Liabilities	3	3	503	3	3
Members' Equity
Membership Contributions	20,600	7,420	50,853	185,700	37,600
Capital Contribution	3,755	4,512	5,439	5,151	3,819
Distribution to RSE Collection or its affiliates	(140)	(202)	(80)	(80)	-
Distribution to Series	-	-	-	-	-
Accumulated Surplus / (Deficit)	(3,733)	(3,307)	(5,916)	(5,128)	(3,796)
Members' Equity / (Deficit)	20,483	8,423	50,297	185,643	37,623
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 20,486	$ 8,425	$ 50,799	$ 185,646	$ 37,625

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2025 (audited)

	Series #09TROUT	Series #57STARR	Series #03KOBE2	Series #16PETRUS	Series #ALICE
Assets
Current Assets
Cash and Cash Equivalents	$ 400	$ 400	$ 316	$ 430	$ 520
Pre-paid Insurance	25	25	25	25	25
Other Receivable	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-
Total Current Assets	425	425	342	456	546
Other Assets
Collection Assets - Deposit	-	-	-	-	-
Collection Assets - Owned	73,200	8,000	15,000	38,236	9,300
Other Assets	-	-	-	-	-
TOTAL ASSETS	$ 73,625	$ 8,425	$ 15,342	$ 38,692	$ 9,846

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities	$ -	$ -	$ -	$ -	$ -
Accounts Payable	3	3	3	-	3
Income Taxes Payable	-	-	-	-	-
Insurance Payable	-	-	-	-	-
Due to the Manager or its Affiliates	500	-	-	-	-
Total Liabilities	503	3	2	-	3
Members' Equity
Membership Contributions	221,063	7,420	21,629	38,836	9,900
Capital Contribution	15,238	4,377	3,568	3,200	2,900
Distribution to RSE Collection or its affiliates	(202)	(202)	(229)	(170)	(80)
Distribution to Series	-	-	-	-	-
Accumulated Surplus / (Deficit)	(162,976)	(3,172)	(9,628)	(3,174)	(2,877)
Members' Equity / (Deficit)	73,123	8,423	15,339	38,692	9,843
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 73,625	$ 8,425	$ 15,342	$ 38,692	$ 9,846

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2025 (audited)

	Series #SPIDER10	Series #62MANTLE	Series #BATMAN6	Series #79STELLA	Series #TKAM
Assets
Current Assets
Cash and Cash Equivalents	$ 400	$ 460	$ 320	$ 572	$ 534
Pre-paid Insurance	25	25	25	25	25
Other Receivable	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-
Total Current Assets	425	486	346	598	560
Other Assets
Collection Assets - Deposit	-	-	-	-	-
Collection Assets - Owned	18,000	132,000	20,400	61,528	28,600
Other Assets	-	-	-	-	-
TOTAL ASSETS	$ 18,425	$ 132,486	$ 20,746	$ 62,125	$ 29,160

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities	$ -	$ -	$ -	$ -	$ -
Accounts Payable	3	3	3	3	3
Income Taxes Payable	-	-	-	-	-
Insurance Payable	-	-	-	-	-
Due to the Manager or its Affiliates	-	545	-	-	-
Total Liabilities	3	548	3	3	3
Members' Equity
Membership Contributions	18,602	132,600	23,900	62,100	29,200
Capital Contribution	2,923	7,656	2,972	4,873	2,976
Distribution to RSE Collection or its affiliates	(202)	(140)	(80)	-	(66)
Distribution to Series	-	-	-	-	-
Accumulated Surplus / (Deficit)	(2,900)	(8,179)	(6,049)	(4,850)	(2,953)
Members' Equity / (Deficit)	18,423	131,938	20,743	62,123	29,157
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 18,425	$ 132,486	$ 20,746	$ 62,125	$ 29,160

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2025 (audited)

	Series #DIMAGGIO2	Series #13BEAUX	Series #ANMLFARM	Series #00BRADY
Assets
Current Assets
Cash and Cash Equivalents	$ 321	$ 400	$ 100	$ 339
Pre-paid Insurance	25	25	25	25
Other Receivable	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-
Total Current Assets	346	425	125	365
Other Assets
Collection Assets - Deposit	-	-	-	-
Collection Assets - Owned	15,100	21,877	8,800	35,184
Other Assets	-	-	-	-
TOTAL ASSETS	$ 15,446	$ 22,302	$ 8,925	$ 35,548

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities	$ -	$ -	$ -	$ -
Accounts Payable	3	-	3	3
Income Taxes Payable	-	-	-	-
Insurance Payable	-	-	-	-
Due to the Manager or its Affiliates	545	-	-	-
Total Liabilities	548	-	2	2
Members' Equity
Membership Contributions	18,254	22,621	8,966	35,752
Capital Contribution	2,950	2,791	2,840	3,897
Distribution to RSE Collection or its affiliates	(229)	(344)	(66)	(229)
Distribution to Series	-	-	-	-
Accumulated Surplus / (Deficit)	(6,077)	(2,765)	(2,817)	(3,874)
Members' Equity / (Deficit)	14,898	22,302	8,923	35,546
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 15,446	$ 22,302	$ 8,925	$ 35,548

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2025 (audited)

	Series #85NES	Series #69KAREEM	Series #59JFK	Series #04LEBRON	Series #GOLDENEYE
Assets
Current Assets
Cash and Cash Equivalents	$ 400	$ 256	$ 400	$ 316	$ 326
Pre-paid Insurance	25	25	25	25	25
Other Receivable	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-
Total Current Assets	425	281	425	342	351
Other Assets
Collection Assets - Deposit	-	-	-	-	-
Collection Assets - Owned	26,000	23,261	23,100	44,000	22,874
Other Assets	-	-	-	-	-
TOTAL ASSETS	$ 26,425	$ 23,542	$ 23,525	$ 44,342	$ 23,225

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities	$ -	$ -	$ -	$ -	$ -
Accounts Payable	3	3	3	3	3
Income Taxes Payable	-	-	-	-	-
Insurance Payable	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-
Total Liabilities	3	3	3	2	3
Members' Equity
Membership Contributions	26,859	23,829	23,702	44,629	23,442
Capital Contribution	3,622	3,463	2,856	4,165	3,450
Distribution to RSE Collection or its affiliates	(459)	(229)	(202)	(229)	(242)
Distribution to Series	-	-	-	-	-
Accumulated Surplus / (Deficit)	(3,599)	(3,524)	(2,833)	(4,226)	(3,427)
Members' Equity / (Deficit)	26,423	23,539	23,523	44,339	23,223
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 26,425	$ 23,542	$ 23,525	$ 44,342	$ 23,225

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2025 (audited)

	Series #MOONSHOE	Series #03LEBRON2	Series #GRAPES	Series #98KANGA	Series #06BRM
Assets
Current Assets
Cash and Cash Equivalents	$ 420	$ 236	$ 400	$ -	$ 400
Pre-paid Insurance	25	25	25	-	25
Other Receivable	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-
Total Current Assets	446	262	425	-	425
Other Assets
Collection Assets - Deposit	-	-	-	-	-
Collection Assets - Owned	150,000	50,400	31,100	-	15,720
Other Assets	-	-	-	-	-
TOTAL ASSETS	$ 150,446	$ 50,662	$ 31,525	$ -	$ 16,145

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities	$ -	$ -	$ -	$ -	$ -
Accounts Payable	3	3	3	-	-
Income Taxes Payable	-	-	-	-	-
Insurance Payable	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-
Total Liabilities	3	3	3	-	-
Members' Equity
Membership Contributions	150,600	90,728	31,702	-	16,464
Capital Contribution	7,086	5,626	2,866	-	2,615
Distribution to RSE Collection or its affiliates	(180)	(180)	(202)	-	(344)
Distribution to Series	-	-	-	-	-
Accumulated Surplus / (Deficit)	(7,063)	(45,514)	(2,843)	-	(2,589)
Members' Equity / (Deficit)	150,443	50,659	31,523	-	16,145
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 150,446	$ 50,662	$ 31,525	$ -	$ 16,145

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2025 (audited)

	Series #DUNE	Series #86FLEER	Series #WILDGUN	Series #13GIANNIS	Series #04MESSI	Series #AVENGE57
Assets
Current Assets
Cash and Cash Equivalents	$ 460	$ -	$ 400	$ 236	$ -	$ 400
Pre-paid Insurance	25	13	25	25	-	25
Other Receivable	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	486	13	425	262	-	425
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	10,600	-	24,000	19,727	-	17,000
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 11,086	$ 13	$ 24,425	$ 19,989	$ -	$ 17,425

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities	$ -	$ -	$ -	$ -	$ -	$ -
Accounts Payable	3	1	3	3	-	3
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	333	-	-	-	-	-
Total Liabilities	336	1	3	3	-	3
Members' Equity
Membership Contributions	11,200	-	24,629	20,228	-	17,602
Capital Contribution	3,417	7,096	3,436	3,216	-	2,678
Distribution to RSE Collection or its affiliates	(140)	(242)	(229)	(180)	-	(202)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(3,727)	(6,843)	(3,413)	(3,277)	-	(2,655)
Members' Equity / (Deficit)	10,750	12	24,423	19,987	-	17,423
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 11,086	$ 13	$ 24,425	$ 19,989	$ -	$ 17,425

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2025 (audited)

	Series #03TACHE	Series #99TMB2	Series #BULLSRING	Series #70AARON	Series #96CHARZRD
Assets
Current Assets
Cash and Cash Equivalents	$ 400	$ 340	$ 900	$ 340	$ 348
Pre-paid Insurance	25	25	-	25	25
Other Receivable	-	-	320,000	-	-
Due From the Manager or its Affiliates	-	-	-	-	-
Total Current Assets	425	366	320,900	366	374
Other Assets
Collection Assets - Deposit	-	-	-	-	-
Collection Assets - Owned	70,192	50,380	-	16,202	29,700
Other Assets	-	-	-	-	-
TOTAL ASSETS	$ 70,617	$ 50,746	$ 320,900	$ 16,568	$ 30,074

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities	$ -	$ -	$ -	$ -	$ -
Accounts Payable	-	3	3	3	3
Income Taxes Payable	-	-	12,421	-	-
Insurance Payable	-	-	-	-	-
Due to the Manager or its Affiliates	-	400	-	-	400
Total Liabilities	-	402	12,423	3	403
Members' Equity
Membership Contributions	70,936	50,900	250,742	16,722	58,546
Capital Contribution	3,447	4,421	11,429	3,158	4,417
Distribution to RSE Collection or its affiliates	(344)	(180)	(242)	(180)	(152)
Distribution to Series	-	-	-	-	-
Accumulated Surplus / (Deficit)	(3,421)	(4,798)	46,548	(3,136)	(33,141)
Members' Equity / (Deficit)	70,617	50,343	308,477	16,565	29,671
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 70,617	$ 50,746	$ 320,900	$ 16,568	$ 30,074

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2025 (audited)

	Series #01TIGER	Series #ICECLIMB	Series #09COBB	Series #96JORDAN2	Series #JUNGLEBOX	Series #59FLASH
Assets
Current Assets
Cash and Cash Equivalents	$ 366	$ 400	$ 367	$ 216	$ 418	$ 367
Pre-paid Insurance	25	25	25	25	25	25
Other Receivable	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	391	425	393	242	444	393
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	15,682	70,000	27,681	48,648	30,130	58,033
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 16,074	$ 70,425	$ 28,074	$ 48,890	$ 30,574	$ 58,425

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities	$ -	$ -	$ -	$ -	$ -	$ -
Accounts Payable	3	3	3	3	3	3
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	500	-	-
Total Liabilities	3	3	3	503	3	2
Members' Equity
Membership Contributions	16,200	70,642	28,200	49,269	30,700	58,721
Capital Contribution	3,156	4,773	3,533	4,384	3,493	2,834
Distribution to RSE Collection or its affiliates	(152)	(242)	(152)	(321)	(152)	(321)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(3,133)	(4,750)	(3,510)	(4,945)	(3,470)	(2,811)
Members' Equity / (Deficit)	16,071	70,423	28,071	48,387	30,571	58,423
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 16,074	$ 70,425	$ 28,074	$ 48,890	$ 30,574	$ 58,425

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2025 (audited)

	Series #FOSSILBOX	Series #POKEBLUE	Series #98GTA	Series #PICNIC	Series #DOMINOS	Series #09CURRY
Assets
Current Assets
Cash and Cash Equivalents	$ 355	$ 422	$ 355	$ 400	$ 300	$ 216
Pre-paid Insurance	25	25	25	25	25	25
Other Receivable	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	380	447	380	425	325	242
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	18,045	20,027	13,245	34,103	8,600	17,500
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 18,425	$ 20,474	$ 13,625	$ 34,528	$ 8,925	$ 17,742

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities	$ -	$ -	$ -	$ -	$ -	$ -
Accounts Payable	3	3	3	3	3	3
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	400	500	545	-
Total Liabilities	3	3	403	503	548	3
Members' Equity
Membership Contributions	18,721	20,600	13,921	48,602	9,221	23,726
Capital Contribution	3,100	3,144	3,261	4,488	2,423	3,205
Distribution to RSE Collection or its affiliates	(321)	(152)	(321)	(202)	(321)	(321)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(3,077)	(3,121)	(3,638)	(18,862)	(2,946)	(8,872)
Members' Equity / (Deficit)	18,423	20,471	13,223	34,026	8,377	17,739
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 18,425	$ 20,474	$ 13,625	$ 34,528	$ 8,925	$ 17,742

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2025 (audited)

	Series #09BEAUX	Series #KEROUAC	Series #62BOND	Series #71TOPPS
Assets
Current Assets
Cash and Cash Equivalents	$ 426	$ 400	$ 711	$ 500
Pre-paid Insurance	25	25	25	25
Other Receivable	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-
Total Current Assets	451	425	736	525
Other Assets
Collection Assets - Deposit	-	-	-	-
Collection Assets - Owned	29,475	85,100	76,917	50,951
Other Assets	-	-	-	-
TOTAL ASSETS	$ 29,926	$ 85,525	$ 77,653	$ 51,476

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities	$ -	$ -	$ -	$ -
Accounts Payable	-	3	3	3
Income Taxes Payable	-	-	-	-
Insurance Payable	-	-	-	-
Due to the Manager or its Affiliates	-	-	400	-
Total Liabilities	-	3	403	3
Members' Equity
Membership Contributions	30,075	85,702	77,780	61,051
Capital Contribution	2,680	2,964	2,887	4,369
Distribution to RSE Collection or its affiliates	(174)	(202)	(152)	-
Distribution to Series	-	-	-	-
Accumulated Surplus / (Deficit)	(2,655)	(2,941)	(3,264)	(13,946)
Members' Equity / (Deficit)	29,926	85,523	77,251	51,474
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 29,926	$ 85,525	$ 77,653	$ 51,476

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2025 (audited)

	Series #DEATON	Series #98ZELDA	Series #03JORDAN2	Series #91JORDAN	Series #17DUJAC
Assets
Current Assets
Cash and Cash Equivalents	$ 400	$ 494	$ 300	$ 275	$ -
Pre-paid Insurance	25	25	25	25	-
Other Receivable	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-
Total Current Assets	425	520	325	300	-
Other Assets
Collection Assets - Deposit	-	-	-	-	-
Collection Assets - Owned	250,000	9,063	36,306	67,506	-
Other Assets	-	-	-	-	-
TOTAL ASSETS	$ 250,425	$ 9,582	$ 36,631	$ 67,806	$ -

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities	$ -	$ -	$ -	$ -	$ -
Accounts Payable	-	3	3	3	-
Income Taxes Payable	-	-	-	-	-
Insurance Payable	-	-	-	-	-
Due to the Manager or its Affiliates	-	667	-	-	-
Total Liabilities	-	669	3	3	-
Members' Equity
Membership Contributions	252,730	20,600	36,926	68,185	-
Capital Contribution	30,319	3,143	3,649	4,695	-
Distribution to RSE Collection or its affiliates	(2,330)	-	(321)	(321)	-
Distribution to Series	-	-	-	-	-
Accumulated Surplus / (Deficit)	(30,293)	(14,830)	(3,626)	(4,756)	-
Members' Equity / (Deficit)	250,425	8,913	36,629	67,803	-
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 250,425	$ 9,582	$ 36,631	$ 67,806	$ -

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2025 (audited)

	Series #FAUBOURG2	Series #MOSASAUR	Series #03LEBRON3	Series #95TOPSUN	Series #09TROUT2
Assets
Current Assets
Cash and Cash Equivalents	$ -	$ 400	$ 416	$ 468	$ 453
Pre-paid Insurance	-	25	25	25	25
Other Receivable	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-
Total Current Assets	-	425	442	493	478
Other Assets
Collection Assets - Deposit	-	-	-	-	-
Collection Assets - Owned	-	17,813	204,551	19,500	12,400
Other Assets	-	-	-	-	-
TOTAL ASSETS	$ -	$ 18,238	$ 204,993	$ 19,993	$ 12,878

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities	$ -	$ -	$ -	$ -	$ -
Accounts Payable	-	3,000	3	3	3
Income Taxes Payable	-	-	-	-	-
Insurance Payable	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-
Total Liabilities	-	3,000	3	3	3
Members' Equity
Membership Contributions	-	20,543	205,051	50,600	50,600
Capital Contribution	-	6,915	8,906	3,859	3,887
Distribution to RSE Collection or its affiliates	-	(2,330)	-	(132)	(132)
Distribution to Series	-	-	-	-	-
Accumulated Surplus / (Deficit)	-	(9,889)	(8,967)	(34,336)	(41,479)
Members' Equity / (Deficit)	-	15,238	204,990	19,991	12,876
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ -	$ 18,238	$ 204,993	$ 19,993	$ 12,878

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2025 (audited)

	Series #59BOND	Series #OPEECHEE	Series #ROCKETBOX	Series #94JORDAN	Series #18LUKA	Series #FANFOUR5
Assets
Current Assets
Cash and Cash Equivalents	$ 348	$ 500	$ 325	$ 307	$ 304	$ 378
Pre-paid Insurance	25	25	25	25	25	25
Other Receivable	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	374	525	350	333	329	404
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	68,684	150,042	25,175	73,506	18,550	72,200
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 69,058	$ 150,567	$ 25,525	$ 73,838	$ 18,879	$ 72,604

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities	$ -	$ -	$ -	$ -	$ -	$ -
Accounts Payable	3	3	3	3	3	3
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	400	400	-	500	-	-
Total Liabilities	403	403	3	503	3	3
Members' Equity
Membership Contributions	69,184	253,051	25,821	74,217	22,922	72,700
Capital Contribution	2,714	10,112	3,098	4,692	2,947	2,628
Distribution to RSE Collection or its affiliates	(152)	-	(321)	(321)	(132)	(122)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(3,091)	(112,998)	(3,075)	(5,253)	(6,860)	(2,605)
Members' Equity / (Deficit)	68,655	150,165	25,523	73,336	18,877	72,602
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 69,058	$ 150,567	$ 25,525	$ 73,838	$ 18,879	$ 72,604

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2025 (audited)

	Series #11BELAIR	Series #76PAYTON	Series #85MJPROMO	Series #96KOBE	Series #99CHARZRD
Assets
Current Assets
Cash and Cash Equivalents	$ 400	$ 464	$ 284	$ 295	$ -
Pre-paid Insurance	25	25	25	25	-
Other Receivable	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-
Total Current Assets	425	489	309	320	-
Other Assets
Collection Assets - Deposit	-	-	-	-	-
Collection Assets - Owned	18,995	53,504	22,600	17,500	-
Other Assets	-	-	-	-	-
TOTAL ASSETS	$ 19,420	$ 53,993	$ 22,910	$ 17,820	$ -

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities	$ -	$ -	$ -	$ -	$ -
Accounts Payable	-	3	3	3	-
Income Taxes Payable	-	-	-	-	-
Insurance Payable	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	500	-	-
Total Liabilities	-	3	503	3	-
Members' Equity
Membership Contributions	19,739	54,100	23,100	67,990	-
Capital Contribution	2,257	3,931	2,956	4,221	-
Distribution to RSE Collection or its affiliates	(344)	(132)	(132)	(122)	-
Distribution to Series	-	-	-	-	-
Accumulated Surplus / (Deficit)	(2,232)	(3,908)	(3,517)	(54,272)	-
Members' Equity / (Deficit)	19,420	53,991	22,407	17,818	-
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 19,420	$ 53,993	$ 22,910	$ 17,820	$ -

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2025 (audited)

	Series #MARADONA	Series #POKEYELOW	Series #POKELUGIA	Series #VANHALEN
Assets
Current Assets
Cash and Cash Equivalents	$ 329	$ 468	$ 468	$ 300
Pre-paid Insurance	25	25	25	25
Other Receivable	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-
Total Current Assets	354	493	493	325
Other Assets
Collection Assets - Deposit	-	-	-	-
Collection Assets - Owned	11,282	14,850	76,100	54,306
Other Assets	-	-	-	-
TOTAL ASSETS	$ 11,636	$ 15,343	$ 76,593	$ 54,631

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities	$ -	$ -	$ -	$ -
Accounts Payable	3	3	3	3
Income Taxes Payable	-	-	-	-
Insurance Payable	-	-	-	-
Due to the Manager or its Affiliates	333	-	400	500
Total Liabilities	336	3	403	503
Members' Equity
Membership Contributions	11,932	47,100	95,600	54,926
Capital Contribution	2,598	3,530	5,041	2,647
Distribution to RSE Collection or its affiliates	(321)	(132)	(132)	(321)
Distribution to Series	-	-	-	-
Accumulated Surplus / (Deficit)	(2,909)	(35,157)	(24,318)	(3,124)
Members' Equity / (Deficit)	11,301	15,341	76,191	54,129
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 11,636	$ 15,343	$ 76,593	$ 54,631

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2025 (audited)

	Series #05MJLJ	Series #81MONTANA	Series #00MOUTON	Series #07DURANT	Series #56AARON	Series #85LEMIEUX
Assets
Current Assets
Cash and Cash Equivalents	$ -	$ 378	$ 426	$ 303	$ 377	$ 319
Pre-paid Insurance	-	25	25	25	25	25
Other Receivable	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	-	404	451	328	403	344
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	-	63,100	23,449	20,250	41,099	46,800
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ -	$ 63,504	$ 23,900	$ 20,578	$ 41,502	$ 47,144

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities	$ -	$ -	$ -	$ -	$ -	$ -
Accounts Payable	-	3	-	3	3	3
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	-	3	-	3	3	3
Members' Equity
Membership Contributions	-	63,600	24,049	114,953	41,599	78,717
Capital Contribution	-	4,126	1,980	6,762	3,146	4,204
Distribution to RSE Collection or its affiliates	-	(122)	(174)	(197)	(123)	(181)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	-	(4,104)	(1,955)	(100,941)	(3,123)	(35,599)
Members' Equity / (Deficit)	-	63,501	23,900	20,575	41,500	47,141
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ -	$ 63,504	$ 23,900	$ 20,578	$ 41,502	$ 47,144

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2025 (audited)

	Series #87JORDAN	Series #AC23	Series #APPLE1	Series #GWLOTTO	Series #GYMBOX	Series #HUCKFINN
Assets
Current Assets
Cash and Cash Equivalents	$ 300	$ 420	$ 300	$ 377	$ 386	$ 478
Pre-paid Insurance	25	25	25	25	25	25
Other Receivable	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	325	446	325	403	412	504
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	26,000	24,000	742,908	26,209	15,157	11,000
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 26,325	$ 24,446	$ 743,233	$ 26,611	$ 15,569	$ 11,504

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities	$ -	$ -	$ -	$ -	$ -	$ -
Accounts Payable	3	3	3	3	3	3
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	600	-	-	-	-
Total Liabilities	3	603	3	3	3	3
Members' Equity
Membership Contributions	45,812	24,600	745,208	26,709	15,657	18,700
Capital Contribution	3,241	2,180	21,347	2,071	2,379	2,029
Distribution to RSE Collection or its affiliates	(265)	(180)	(2,000)	(123)	(114)	(122)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(22,465)	(2,757)	(21,325)	(2,048)	(2,356)	(9,106)
Members' Equity / (Deficit)	26,323	23,843	743,230	26,609	15,566	11,501
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 26,325	$ 24,446	$ 743,233	$ 26,611	$ 15,569	$ 11,504

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2025 (audited)

	Series #NEOBOX	Series #NEWTON	Series #NICKLAUS1	Series #POKEMON2	Series #POKERED	Series #RIVIERA
Assets
Current Assets
Cash and Cash Equivalents	$ -	$ 400	$ 478	$ 486	$ 477	$ 386
Pre-paid Insurance	-	25	25	25	25	25
Other Receivable	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	-	425	504	512	503	412
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	-	255,100	34,499	237,500	34,500	22,812
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ -	$ 255,525	$ 35,003	$ 238,012	$ 35,003	$ 23,224

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities	$ -	$ -	$ -	$ -	$ -	$ -
Accounts Payable	-	3	3	3	3	3
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	500	-	-	-	-
Total Liabilities	-	503	3	3	3	3
Members' Equity
Membership Contributions	-	255,821	35,099	375,600	35,100	23,312
Capital Contribution	-	3,282	2,960	13,238	3,245	2,303
Distribution to RSE Collection or its affiliates	-	(321)	(122)	(114)	(123)	(114)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	-	(3,759)	(2,938)	(150,715)	(3,222)	(2,280)
Members' Equity / (Deficit)	-	255,023	35,000	238,009	35,000	23,221
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ -	$ 255,525	$ 35,003	$ 238,012	$ 35,003	$ 23,224

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2025 (audited)

	Series #SMB3	Series #WALDEN	Series #WZRDOFOZ	Series #60ALI	Series #TORNEK	Series #DIMAGGIO3
Assets
Current Assets
Cash and Cash Equivalents	$ 477	$ 486	$ 468	$ 452	$ 600	$ 486
Pre-paid Insurance	25	25	25	25	25	25
Other Receivable	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	503	512	493	477	625	512
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	16,000	17,100	80,100	70,500	153,000	415,000
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 16,503	$ 17,612	$ 80,593	$ 70,977	$ 153,625	$ 415,512

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities	$ -	$ -	$ -	$ -	$ -	$ -
Accounts Payable	3	3	3	3	3	3
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	545
Total Liabilities	3	3	3	3	3	548
Members' Equity
Membership Contributions	22,100	17,700	80,700	210,873	153,600	415,600
Capital Contribution	2,819	2,024	2,404	7,813	6,132	14,994
Distribution to RSE Collection or its affiliates	(123)	(114)	(132)	(123)	-	(114)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(8,296)	(2,001)	(2,381)	(147,590)	(6,109)	(15,517)
Members' Equity / (Deficit)	16,500	17,609	80,591	70,974	153,623	414,964
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 16,503	$ 17,612	$ 80,593	$ 70,977	$ 153,625	$ 415,512

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2025 (audited)

	Series #POKEMON3	Series #58PELE3	Series #09CURRY2	Series #85ERVING	Series #80ALI	Series #BATMAN2
Assets
Current Assets
Cash and Cash Equivalents	$ -	$ 378	$ 300	$ 300	$ 377	$ 420
Pre-paid Insurance	-	25	25	25	25	25
Other Receivable	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	-	404	325	325	403	446
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	-	180,778	294,000	37,499	60,299	76,000
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ -	$ 181,181	$ 294,325	$ 37,825	$ 60,702	$ 76,446

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities	$ -	$ -	$ -	$ -	$ -	$ -
Accounts Payable	-	3	3	3	3	3
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	667	333	-	-	500
Total Liabilities	-	669	336	3	3	503
Members' Equity
Membership Contributions	-	181,278	453,655	38,006	60,799	76,600
Capital Contribution	-	7,240	15,272	2,848	3,799	2,506
Distribution to RSE Collection or its affiliates	-	(122)	(205)	(206)	(123)	(180)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	-	(7,884)	(174,732)	(2,826)	(3,776)	(2,983)
Members' Equity / (Deficit)	-	180,512	293,990	37,822	60,700	75,943
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ -	$ 181,181	$ 294,325	$ 37,825	$ 60,702	$ 76,446

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2025 (audited)

	Series #FLASH123	Series #85GPK	Series #HGWELLS
Assets
Current Assets
Cash and Cash Equivalents	$ 420	$ 312	$ 486
Pre-paid Insurance	25	25	25
Other Receivable	-	-	-
Due From the Manager or its Affiliates	-	-	-
Total Current Assets	446	337	512
Other Assets
Collection Assets - Deposit	-	-	-
Collection Assets - Owned	19,800	7,000	40,100
Other Assets	-	-	-
TOTAL ASSETS	$ 20,246	$ 7,337	$ 40,612

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities	$ -	$ -	$ -
Accounts Payable	3	3	3
Income Taxes Payable	-	-	-
Insurance Payable	-	-	-
Due to the Manager or its Affiliates	-	-	-
Total Liabilities	3	3	3
Members' Equity
Membership Contributions	25,600	11,380	40,700
Capital Contribution	2,018	5,273	2,053
Distribution to RSE Collection or its affiliates	(180)	(201)	(114)
Distribution to Series	-	-	-
Accumulated Surplus / (Deficit)	(7,195)	(9,117)	(2,030)
Members' Equity / (Deficit)	20,243	7,335	40,609
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 20,246	$ 7,337	$ 40,612

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2025 (audited)

	Series #66ORR	Series #CONGRESS	Series #GRIFFEYJR	Series #01HALO	Series #87ZELDA	Series #EINSTEIN2
Assets
Current Assets
Cash and Cash Equivalents	$ 456	$ 400	$ 419	$ 415	$ 357	$ 420
Pre-paid Insurance	25	25	25	25	25	25
Other Receivable	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	482	425	444	440	383	446
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	42,306	98,300	10,200	6,750	100,063	70,000
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 42,787	$ 98,725	$ 10,644	$ 7,190	$ 100,446	$ 70,446

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities	$ -	$ -	$ -	$ -	$ -	$ -
Accounts Payable	3	3	3	3	3	3
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	667	-
Total Liabilities	3	3	3	3	669	3
Members' Equity
Membership Contributions	43,083	99,021	15,546	14,350	100,600	70,600
Capital Contribution	4,473	2,378	2,745	2,330	5,583	2,198
Distribution to RSE Collection or its affiliates	(321)	(321)	(181)	(123)	(180)	(180)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(4,451)	(2,355)	(7,468)	(9,370)	(6,227)	(2,176)
Members' Equity / (Deficit)	42,785	98,723	10,641	7,187	99,776	70,443
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 42,787	$ 98,725	$ 10,644	$ 7,190	$ 100,446	$ 70,446

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2025 (audited)

	Series #SANTANA	Series #01TIGER2	Series #86JORDAN2	Series #TOPPSTRIO	Series #81BIRD	Series #97KOBE
Assets
Current Assets
Cash and Cash Equivalents	$ 446	$ 318	$ 549	$ 300	$ 346	$ 410
Pre-paid Insurance	25	25	25	25	25	25
Other Receivable	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	472	344	574	325	372	435
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	57,500	6,783	60,000	26,211	29,470	58,056
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 57,972	$ 7,127	$ 60,574	$ 26,536	$ 29,841	$ 58,491

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities	$ -	$ -	$ -	$ -	$ -	$ -
Accounts Payable	3	3	3	3	3	3
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	500	-	-	400	-	-
Total Liabilities	503	3	3	403	3	3
Members' Equity
Membership Contributions	58,100	15,901	74,352	29,200	29,200	58,613
Capital Contribution	2,194	2,384	3,798	9,373	3,747	3,355
Distribution to RSE Collection or its affiliates	(154)	(201)	(147)	(265)	(154)	(147)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(2,671)	(10,960)	(17,431)	(12,173)	(2,954)	(3,332)
Members' Equity / (Deficit)	57,469	7,124	60,572	26,134	29,839	58,489
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 57,972	$ 7,127	$ 60,574	$ 26,536	$ 29,841	$ 58,491

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2025 (audited)

	Series #XMEN94	Series #09RBLEROY	Series #04MESSI2	Series #THEROCK	Series #XLXMEN1	Series #03LEBRON5
Assets
Current Assets
Cash and Cash Equivalents	$ 359	$ 400	$ 400	$ 396	$ 359	$ 477
Pre-paid Insurance	25	25	25	25	25	25
Other Receivable	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	384	425	425	421	384	503
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	57,649	96,285	27,500	5,009	34,500	24,000
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 58,033	$ 96,710	$ 27,925	$ 5,430	$ 34,884	$ 24,503

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities	$ -	$ -	$ -	$ -	$ -	$ -
Accounts Payable	3	-	3	3	3	3
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	863	-	-	-	1,045	-
Total Liabilities	866	-	3	3	1,048	3
Members' Equity
Membership Contributions	58,155	97,029	32,581	11,380	57,600	74,190
Capital Contribution	2,224	2,755	3,035	6,518	2,081	4,609
Distribution to RSE Collection or its affiliates	(147)	(344)	(201)	(201)	(147)	(123)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(3,064)	(2,730)	(7,492)	(12,269)	(25,697)	(54,176)
Members' Equity / (Deficit)	57,168	96,710	27,923	5,428	33,836	24,500
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 58,033	$ 96,710	$ 27,925	$ 5,430	$ 34,884	$ 24,503

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2025 (audited)

	Series #METEORITE	Series #SLASH	Series #00BRADY2	Series #89TMNT	Series #NESWWF	Series #PUNK9670
Assets
Current Assets
Cash and Cash Equivalents	$ 400	$ 600	$ 660	$ 305	$ 373	$ 596
Pre-paid Insurance	25	25	25	25	25	-
Other Receivable	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	425	625	685	331	398	596
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	272,500	50,000	97,500	5,100	15,027	62,103
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 272,925	$ 50,625	$ 98,185	$ 5,431	$ 15,425	$ 62,700

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities	$ -	$ -	$ -	$ -	$ -	$ -
Accounts Payable	3,000	-	3	3	3	-
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	400	500	-	-
Total Liabilities	3,000	-	403	503	3	-
Members' Equity
Membership Contributions	275,230	50,600	314,153	20,647	15,685	62,700
Capital Contribution	6,745	1,976	9,665	2,406	2,189	3,256
Distribution to RSE Collection or its affiliates	(2,330)	-	(154)	(247)	(285)	(2,017)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(9,719)	(1,951)	(225,882)	(17,878)	(2,166)	(1,240)
Members' Equity / (Deficit)	269,925	50,625	97,783	4,928	15,423	62,700
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 272,925	$ 50,625	$ 98,185	$ 5,431	$ 15,425	$ 62,700

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2025 (audited)

	Series #18ALLEN	Series #CASTLEII	Series #BAYC601	Series #60MANTLE	Series #PUNK8103
Assets
Current Assets
Cash and Cash Equivalents	$ 431	$ 373	$ -	$ 486	$ 600
Pre-paid Insurance	25	25	-	25	-
Other Receivable	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-
Total Current Assets	457	398	-	512	600
Other Assets
Collection Assets - Deposit	-	-	-	-	-
Collection Assets - Owned	32,522	8,100	90,442	800,000	174,000
Other Assets	-	-	-	-	-
TOTAL ASSETS	$ 32,978	$ 8,498	$ 90,442	$ 800,512	$ 174,600

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities	$ -	$ -	$ -	$ -	$ -
Accounts Payable	3	3	-	3	-
Income Taxes Payable	-	-	-	-	-
Insurance Payable	-	-	-	-	-
Due to the Manager or its Affiliates	400	667	-	-	-
Total Liabilities	403	669	-	3	-
Members' Equity
Membership Contributions	33,100	15,685	144,426	800,600	500,600
Capital Contribution	2,739	2,182	19,808	25,458	4,578
Distribution to RSE Collection or its affiliates	(147)	(285)	(3,366)	(114)	(3,373)
Distribution to Series	-	-	-	-	-
Accumulated Surplus / (Deficit)	(3,116)	(9,753)	(70,426)	(25,435)	(327,205)
Members' Equity / (Deficit)	32,576	7,829	90,443	800,509	174,600
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 32,978	$ 8,498	$ 90,442	$ 800,512	$ 174,600

Series #GHOST1	Series #BROSGRIMM	Series #KIRBY	Series #03RONALDO

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2025 (audited)

Assets
Current Assets
Cash and Cash Equivalents	$ 380	$ 500	$ 373	$ -
Pre-paid Insurance	25	25	25	-
Other Receivable	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-
Total Current Assets	406	525	398	-
Other Assets
Collection Assets - Deposit	-	-	-	-
Collection Assets - Owned	11,657	112,833	50,027	-
Other Assets	-	-	-	-
TOTAL ASSETS	$ 12,063	$ 113,358	$ 50,425	$ -

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities	$ -	$ -	$ -	$ -
Accounts Payable	3	3	3	-
Income Taxes Payable	-	-	-	-
Insurance Payable	-	-	-	-
Due to the Manager or its Affiliates	-	1,000	-	-
Total Liabilities	3	1,003	3	-
Members' Equity
Membership Contributions	12,161	113,333	50,685	-
Capital Contribution	1,829	2,352	2,967	-
Distribution to RSE Collection or its affiliates	(124)	-	(285)	-
Distribution to Series	-	-	-	-
Accumulated Surplus / (Deficit)	(1,806)	(3,329)	(2,945)	-
Members' Equity / (Deficit)	12,060	112,356	50,423	-
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 12,063	$ 113,358	$ 50,425	$ -

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2025 (audited)

	Series #MARX	Series #09HARDEN	Series #MEEB15511	Series #90BATMAN	Series #93JETER	Series #SIMPSONS1
Assets
Current Assets
Cash and Cash Equivalents	$ 486	$ 353	$ 500	$ 373	$ 427	$ 373
Pre-paid Insurance	25	25	-	25	25	25
Other Receivable	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	512	378	500	398	453	398
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	54,066	3,000	8,635	10,000	10,200	10,800
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 54,578	$ 3,378	$ 9,135	$ 10,398	$ 10,653	$ 11,198

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities	$ -	$ -	$ -	$ -	$ -	$ -
Accounts Payable	3	3	-	3	3	3
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	3	3	-	3	3	3
Members' Equity
Membership Contributions	105,700	23,756	68,282	50,685	15,340	15,685
Capital Contribution	2,254	2,358	4,460	2,957	3,095	2,116
Distribution to RSE Collection or its affiliates	(114)	(147)	(3,269)	(285)	(123)	(285)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(53,265)	(22,591)	(60,338)	(42,961)	(7,662)	(6,321)
Members' Equity / (Deficit)	54,576	3,376	9,135	10,396	10,650	11,196
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 54,578	$ 3,378	$ 9,135	$ 10,398	$ 10,653	$ 11,198

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2025 (audited)

	Series #SPIDER129	Series #NESDK3	Series #BAYC7359	Series #CURIO10	Series #WILDTHING	Series #1776
Assets
Current Assets
Cash and Cash Equivalents	$ 356	$ 314	$ -	$ 500	$ 400	$ 400
Pre-paid Insurance	25	25	-	-	25	25
Other Receivable	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	382	339	-	500	425	425
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	31,200	100,086	-	11,110	10,400	1,451,500
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 31,582	$ 100,425	$ -	$ 11,610	$ 10,825	$ 1,451,925

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities	$ -	$ -	$ -	$ -	$ -	$ -
Accounts Payable	3	3	-	-	3	3
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	500
Total Liabilities	3	3	-	-	3	503
Members' Equity
Membership Contributions	36,646	100,685	-	67,819	15,747	1,457,055
Capital Contribution	1,891	4,952	-	4,060	1,823	9,893
Distribution to RSE Collection or its affiliates	(124)	(285)	-	(2,882)	(247)	(5,155)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(6,834)	(4,929)	-	(57,388)	(6,500)	(10,371)
Members' Equity / (Deficit)	31,579	100,423	-	11,610	10,823	1,451,423
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 31,582	$ 100,425	$-	$ 11,610	$ 10,825	$ 1,451,925

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2025 (audited)

	Series #98JORDAN2	Series #MACALLAN1	Series #BAYC9159	Series #FANTASY7	Series #SURFER4
Assets
Current Assets
Cash and Cash Equivalents	$ 776	$ 60	$ -	$ 352	$ 300
Pre-paid Insurance	25	25	-	25	25
Other Receivable	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-
Total Current Assets	801	86	-	377	325
Other Assets
Collection Assets - Deposit	-	-	-	-	-
Collection Assets - Owned	288,908	11,914	91,891	15,500	42,000
Other Assets	-	-	-	-	-
TOTAL ASSETS	$ 289,710	$ 12,000	$ 91,891	$ 15,877	$ 42,325

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities	$ -	$ -	$ -	$ -	$ -
Accounts Payable	3	-	-	3	3
Income Taxes Payable	-	-	-	-	-
Insurance Payable	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	667	-
Total Liabilities	3	-	-	669	3
Members' Equity
Membership Contributions	289,798	12,514	189,100	35,632	67,800
Capital Contribution	10,033	1,653	26,701	3,436	1,952
Distribution to RSE Collection or its affiliates	(114)	-	(2,722)	(232)	(292)
Distribution to Series	-	-	-	-	-
Accumulated Surplus / (Deficit)	(10,011)	(2,167)	(121,188)	(23,628)	(27,137)
Members' Equity / (Deficit)	289,707	12,000	91,891	15,208	42,323
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 289,710	$ 12,000	$ 91,891	$ 15,877	$ 42,325

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2025 (audited)

	Series #OHTANI2	Series #WILT100	Series #PENGUIN	Series #KARUIZAWA	Series #KOMBAT	Series #APPLELISA
Assets
Current Assets
Cash and Cash Equivalents	$ -	$ 400	$ 300	$ 60	$ 300	$ 300
Pre-paid Insurance	-	25	25	25	25	25
Other Receivable	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	-	425	325	86	325	325
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	-	100,000	52,289	52,000	25,000	96,049
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ -	$ 100,425	$ 52,614	$ 52,086	$ 25,325	$ 96,374

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities	$ -	$ -	$ -	$ -	$ -	$ -
Accounts Payable	-	3	3	-	3	3
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	600	-	400	-
Total Liabilities	-	3	603	-	403	3
Members' Equity
Membership Contributions	-	100,638	52,881	58,468	80,158	96,587
Capital Contribution	-	4,142	1,901	2,160	3,527	3,277
Distribution to RSE Collection or its affiliates	-	(238)	(292)	-	(292)	(238)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	-	(4,119)	(2,478)	(8,543)	(58,470)	(3,254)
Members' Equity / (Deficit)	-	100,423	52,012	52,086	24,923	96,372
TOTAL LIABILITIES AND MEMBERS' EQUITY	$-	$ 100,425	$ 52,614	$ 52,086	$ 25,325	$ 96,374

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2025 (audited)

	Series #98MANNING	Series #GIJOE	Series #BEATLES1	Series #SQUIG5847	Series #PACQUIAO	Series #83JOBS
Assets
Current Assets
Cash and Cash Equivalents	$ 400	$ 338	$ 253	$ 500	$ 400	$ 500
Pre-paid Insurance	25	25	25	-	25	25
Other Receivable	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	425	363	278	500	425	525
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	7,500	37,726	20,906	37,715	4,200	67,566
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 7,925	$ 38,089	$ 21,184	$ 38,215	$ 4,625	$ 68,092

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities	$ -	$ -	$ -	$ -	$ -	$ -
Accounts Payable	3	3	3	-	3	3
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	500	-	-	545
Total Liabilities	3	3	503	-	3	548
Members' Equity
Membership Contributions	19,638	38,295	21,439	56,740	14,782	68,066
Capital Contribution	2,150	2,559	2,248	2,341	2,027	4,762
Distribution to RSE Collection or its affiliates	(238)	(232)	(233)	(1,198)	(232)	-
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(13,627)	(2,536)	(2,772)	(19,668)	(11,954)	(5,285)
Members' Equity / (Deficit)	7,923	38,086	20,681	38,215	4,623	67,544
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 7,925	$ 38,089	$ 21,184	$ 38,215	$ 4,625	$ 68,092

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2025 (audited)

	Series #BATMAN181	Series #POPEYE	Series #PUNK5883	Series #HAMILTON1	Series #OBIWAN
Assets
Current Assets
Cash and Cash Equivalents	$ 350	$ 323	$ 600	$ 400	$ 324
Pre-paid Insurance	25	25	-	25	25
Other Receivable	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-
Total Current Assets	375	349	600	425	349
Other Assets
Collection Assets - Deposit	-	-	-	-	-
Collection Assets - Owned	41,051	90,077	90,643	25,000	6,000
Other Assets	-	-	-	-	-
TOTAL ASSETS	$ 41,426	$ 90,425	$ 91,243	$ 25,425	$ 6,349

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities	$ -	$ -	$ -	$ -	$ -
Accounts Payable	3	3	-	3	3
Income Taxes Payable	-	-	-	-	-
Insurance Payable	-	-	-	-	-
Due to the Manager or its Affiliates	500	-	-	400	400
Total Liabilities	503	3	-	403	403
Members' Equity
Membership Contributions	41,639	90,632	560,600	29,432	10,631
Capital Contribution	1,815	3,736	4,416	2,544	1,914
Distribution to RSE Collection or its affiliates	(238)	(232)	(3,286)	(232)	(232)
Distribution to Series	-	-	-	-	-
Accumulated Surplus / (Deficit)	(2,293)	(3,713)	(470,487)	(6,721)	(6,366)
Members' Equity / (Deficit)	40,924	90,423	91,243	25,023	5,947
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 41,426	$ 90,425	$ 91,243	$ 25,425	$ 6,349

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2025 (audited)

	Series #SMB2	Series #GIANNIS2	Series #86BONDS	Series #MOBYDICK	Series #03SERENA
Assets
Current Assets
Cash and Cash Equivalents	$ 266	$ 2,130	$ 365	$ 400	$ 400
Pre-paid Insurance	25	25	25	25	25
Other Receivable	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-
Total Current Assets	291	2,155	390	425	425
Other Assets
Collection Assets - Deposit	-	-	-	-	-
Collection Assets - Owned	280,134	360,670	6,535	60,100	40,375
Other Assets	-	-	-	-	-
TOTAL ASSETS	$ 280,425	$ 362,825	$ 6,925	$ 60,525	$ 40,800

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities	$ -	$ -	$ -	$ -	$ -
Accounts Payable	3	3	3	3	3
Income Taxes Payable	-	-	-	-	-
Insurance Payable	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	400	-	-
Total Liabilities	3	3	403	3	3
Members' Equity
Membership Contributions	280,632	362,953	7,101	60,738	75,632
Capital Contribution	9,018	9,075	1,806	1,882	3,293
Distribution to RSE Collection or its affiliates	(232)	(154)	(201)	(238)	(232)
Distribution to Series	-	-	-	-	-
Accumulated Surplus / (Deficit)	(8,995)	(9,052)	(2,183)	(1,859)	(37,895)
Members' Equity / (Deficit)	280,423	362,822	6,523	60,523	40,798
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 280,425	$ 362,825	$ 6,925	$ 60,525	$ 40,800

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2025 (audited)

	Series #BAYC4612	Series #18OSAKA	Series #05RODGERS	Series #IROBOT	Series #LEICAGOLD	Series #FORTNITE
Assets
Current Assets
Cash and Cash Equivalents	$ -	$ 300	$ 476	$ 369	$ 72	$ 300
Pre-paid Insurance	-	25	25	25	25	25
Other Receivable	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	-	325	502	394	97	325
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	95,207	5,200	50,000	5,131	28,051	10,800
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 95,207	$ 5,525	$ 50,502	$ 5,525	$ 28,148	$ 11,125

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities	$ -	$ -	$ -	$ -	$ -	$ -
Accounts Payable	-	3	3	3	3	3
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	1,000	400	-
Total Liabilities	-	3	3	1,003	403	3
Members' Equity
Membership Contributions	660,600	10,647	50,600	5,732	28,356	13,876
Capital Contribution	20,244	1,856	2,654	1,675	2,973	2,151
Distribution to RSE Collection or its affiliates	(3,806)	(247)	(124)	(232)	(233)	(233)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(581,830)	(6,733)	(2,631)	(2,652)	(3,350)	(4,671)
Members' Equity / (Deficit)	95,207	5,523	50,499	4,523	27,745	11,123
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 95,207	$ 5,525	$ 50,502	$ 5,525	$ 28,148	$ 11,125

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2025 (audited)

	Series #IOMMI	Series #MARIO64	Series #GWTW	Series #NEWWORLD	Series #JAWA	Series #GWLETTER
Assets
Current Assets
Cash and Cash Equivalents	$ 600	$ 346	$ 380	$ 369	$ 338	$ 400
Pre-paid Insurance	25	25	25	25	25	25
Other Receivable	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	625	372	405	394	363	425
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	50,000	102,143	21,323	6,500	18,000	135,000
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 50,625	$ 102,515	$ 21,728	$ 6,894	$ 18,363	$ 135,425

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities	$ -	$ -	$ -	$ -	$ -	$ -
Accounts Payable	-	3	3	3	3	3
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	500	-	-	-
Total Liabilities	-	3	503	3	3	3
Members' Equity
Membership Contributions	50,600	102,723	21,850	11,357	25,695	135,632
Capital Contribution	1,756	3,911	1,688	1,661	2,154	2,047
Distribution to RSE Collection or its affiliates	-	(233)	(147)	(232)	(232)	(232)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(1,731)	(3,888)	(2,165)	(5,895)	(9,257)	(2,024)
Members' Equity / (Deficit)	50,625	102,512	21,226	6,891	18,360	135,423
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 50,625	$ 102,515	$ 21,728	$ 6,894	$ 18,363	$ 135,425

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2025 (audited)

	Series #MARIOKART	Series #96KOBE2	Series #SHOWCASE4	Series #BAYC8827	Series #BRADBURY
Assets
Current Assets
Cash and Cash Equivalents	$ 300	$ 346	$ 703	$ -	$ 369
Pre-paid Insurance	25	25	25	-	25
Other Receivable	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-
Total Current Assets	325	372	728	-	394
Other Assets
Collection Assets - Deposit	-	-	-	-	-
Collection Assets - Owned	27,500	168,000	67,036	139,643	13,881
Other Assets	-	-	-	-	-
TOTAL ASSETS	$ 27,825	$ 168,372	$ 67,764	$ 139,643	$ 14,275

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities	$ -	$ -	$ -	$ -	$ -
Accounts Payable	3	3	3	-	3
Income Taxes Payable	-	-	-	9	-
Insurance Payable	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-
Total Liabilities	3	3	3	9	3
Members' Equity
Membership Contributions	66,724	221,063	68,051	770,600	14,482
Capital Contribution	3,212	12,304	1,833	17,207	1,655
Distribution to RSE Collection or its affiliates	(281)	(154)	(313)	(2,753)	(232)
Distribution to Series	-	-	-	-	-
Accumulated Surplus / (Deficit)	(41,833)	(64,844)	(1,810)	(645,420)	(1,632)
Members' Equity / (Deficit)	27,823	168,369	67,761	139,634	14,273
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 27,825	$ 168,372	$ 67,764	$ 139,643	$ 14,275

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2025 (audited)

	Series #MACALLAN2	Series #BEATLES2	Series #92TIGER	Series #DOOD6921	Series #HIRST1	Series #GRIFFEY2
Assets
Current Assets
Cash and Cash Equivalents	$ 400	$ 300	$ 374	$ 600	$ 500	$ 322
Pre-paid Insurance	25	25	25	-	25	25
Other Receivable	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	425	325	400	600	525	348
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	28,600	18,125	64,026	10,159	14,798	9,600
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 29,025	$ 18,450	$ 64,425	$ 10,759	$ 15,323	$ 9,948

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities	$ -	$ -	$ -	$ -	$ -	$ -
Accounts Payable	-	3	3	-	3	3
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	477	-
Total Liabilities	-	3	3	-	479	3
Members' Equity
Membership Contributions	29,200	22,767	64,757	39,600	17,980	14,302
Capital Contribution	2,132	2,042	2,787	1,083	3,017	1,893
Distribution to RSE Collection or its affiliates	(540)	(357)	(357)	(10)	(1,467)	(201)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(1,767)	(6,004)	(2,764)	(29,914)	(4,686)	(6,049)
Members' Equity / (Deficit)	29,025	18,448	64,423	10,759	14,844	9,945
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 29,025	$ 18,450	$ 64,425	$ 10,759	$ 15,323	$ 9,948

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2025 (audited)

	Series #SKYWALKER	Series #85GPK2	Series #19HAALAND	Series #MEGALODON	Series #KELLER	Series #GODFATHER
Assets
Current Assets
Cash and Cash Equivalents	$ 300	$ 300	$ 381	$ 400	$ 300	$ 400
Pre-paid Insurance	25	25	25	25	25	25
Other Receivable	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	325	325	407	425	325	425
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	14,388	22,839	16,250	450,000	11,560	10,600
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 14,713	$ 23,164	$ 16,657	$ 450,425	$ 11,885	$ 11,025

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities	$ -	$ -	$ -	$ -	$ -	$ -
Accounts Payable	3	3	3	3,000	3	3
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	400	-	-	-	500	333
Total Liabilities	403	3	3	3,000	503	336
Members' Equity
Membership Contributions	14,969	23,496	37,357	453,570	12,092	11,424
Capital Contribution	1,876	2,017	2,236	7,461	1,622	1,806
Distribution to RSE Collection or its affiliates	(281)	(357)	(424)	(3,170)	(232)	(424)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(2,253)	(1,994)	(22,515)	(10,436)	(2,099)	(2,116)
Members' Equity / (Deficit)	14,311	23,161	16,654	447,425	11,383	10,690
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 14,713	$ 23,164	$ 16,657	$ 450,425	$ 11,885	$ 11,025

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2025 (audited)

	Series #MAYC5750	Series #SUPREMEPB	Series #MJTICKET	Series #COOLCAT	Series #BLASTOISE	Series #MACALLAN3
Assets
Current Assets
Cash and Cash Equivalents	$ -	$ 300	$ 351	$ 515	$ 376	$ 400
Pre-paid Insurance	-	25	25	25	25	25
Other Receivable	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	-	325	376	540	402	425
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	19,174	54,995	29,012	18,085	216,412	18,794
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 19,174	$ 55,320	$ 29,389	$ 18,625	$ 216,813	$ 19,219

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities	$ -	$ -	$ -	$ -	$ -	$ -
Accounts Payable	-	3	3	3	3	-
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	545	-	-	-	-
Total Liabilities	-	548	3	3	3	-
Members' Equity
Membership Contributions	57,126	55,652	140,757	18,600	216,912	19,795
Capital Contribution	6,334	2,364	3,794	1,504	4,867	2,593
Distribution to RSE Collection or its affiliates	(3,632)	(357)	(357)	-	(124)	(1,446)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(40,654)	(2,887)	(114,808)	(1,481)	(4,845)	(1,723)
Members' Equity / (Deficit)	19,174	54,772	29,386	18,623	216,811	19,219
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 19,174	$ 55,320	$ 29,389	$ 18,625	$ 216,813	$ 19,219

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2025 (audited)

	Series #SUPERMAN6	Series #MOONPASS	Series #90FANTASY	Consolidated
Assets
Current Assets
Cash and Cash Equivalents	$ 308	$ 369	$ 402	$ 235,364
Pre-paid Insurance	25	48	25	8,511
Other Receivable	-	-	-	320,000
Due From the Manager or its Affiliates	-	-	-	415
Total Current Assets	333	417	427	564,291
Other Assets
Collection Assets - Deposit	-	-	-	-
Collection Assets - Owned	20,442	4,531	3,600	23,814,548
Other Assets	-	-	-	-
TOTAL ASSETS	$ 20,775	$ 4,948	$ 4,027	$ 24,378,839

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities	$ -	$ -	$ -	$ -
Accounts Payable	3	3	3	43,201
Income Taxes Payable	-	-	-	19,941
Insurance Payable	-	-	-	-
Due to the Manager or its Affiliates	600	400	667	150,636
Total Liabilities	603	403	669	213,778
Members' Equity
Membership Contributions	21,230	5,547	12,600	29,782,875
Capital Contribution	1,550	1,494	1,603	4,717,753
Distribution to RSE Collection or its affiliates	(480)	(647)	(198)	(38,950)
Distribution to Series	-	-	-	-
Accumulated Surplus / (Deficit)	(2,127)	(1,848)	(10,646)	(10,296,618)
Members' Equity / (Deficit)	20,173	4,546	3,358	24,165,060
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 20,775	$ 4,948	$ 4,027	$ 24,378,839

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2026 (unaudited)

	Series #69BM1	Series #55PS1	Series #90FM1	Series #83FB1	Series #98DV1	Series #93XJ1
Expenses, gains, losses, interest and other investing income
Storage	$ (900)	$ (900)	$ -	$ (900)	$ -	$ (900)
Transportation	-	-	-	-	-	-
Insurance	(88)	(88)	-	(88)	-	(88)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(141)	(141)	-	(141)	-	(141)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	(7,806)	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(1,130)	(1,130)	-	(8,936)	-	(1,130)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (1,130)	$ (1,130)	$ -	$ (8,936)	$ -	$ (1,130)

Basic and Diluted (Loss) per Membership Interest	$ (0.56)	$ (0.56)	$ -	$ (1.79)	$ -	$ (0.23)
Weighted Average Membership Interests	2,000	2,000	-	5,000	-	5,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2026 (unaudited)

	Series #91MV1	Series #92LD1	Series #94DV1	Series #72MC1	Series #11BM1	Series #63CC1
Expenses, gains, losses, interest and other investing income
Storage	$ (900)	$ (900)	$ (900)	$ (900)	$ (900)	$ (900)
Transportation	-	-	-	-	-	-
Insurance	(88)	(88)	(88)	(88)	(88)	(88)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(141)	(141)	(141)	(141)	(141)	(141)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	(8,042)	-	-	-	(888)
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(1,130)	(9,171)	(1,130)	(1,130)	(1,130)	(2,018)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (1,130)	$ (9,171)	$ (1,130)	$ (1,130)	$ (1,130)	$ (2,018)

Basic and Diluted (Loss) per Membership Interest	$ (0.56)	$ (3.06)	$ (0.56)	$ (0.56)	$ (0.56)	$ (1.01)
Weighted Average Membership Interests	2,000	3,000	2,000	2,000	2,000	2,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2026 (unaudited)

	Series #76PT1	Series #75RA1	Series #65AG1	Series #90MM1	Series #61JE1	Series #65FM1
Expenses, gains, losses, interest and other investing income
Storage	$ -	$ (900)	$ (900)	$ -	$ (900)	$ (900)
Transportation	-	-	-	-	-	-
Insurance	-	(88)	(88)	-	(88)	(88)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	-	(141)	(141)	-	(141)	(141)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	-	(1,130)	(1,130)	-	(1,130)	(1,130)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ -	$ (1,130)	$ (1,130)	$ -	$ (1,130)	$ (1,130)

Basic and Diluted (Loss) per Membership Interest	$ -	$ (0.38)	$ (0.56)	$ -	$ (0.38)	$ (0.56)
Weighted Average Membership Interests	-	3,000	2,000	-	3,000	2,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2026 (unaudited)

	Series #99SS1	Series #94FS1	Series #61MG1	Series #92CC1	Series #88LL1	Series #MEEB11275
Expenses, gains, losses, interest and other investing income
Storage	$ (900)	$ (900)	$ (900)	$ (900)	$ -	$ -
Transportation	-	-	-	-	-	-
Insurance	(88)	(88)	(88)	(88)	-	-
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(141)	(141)	(141)	(141)	-	(141)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(1,130)	(1,130)	(1,130)	(1,130)	-	(141)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (1,130)	$ (1,130)	$ (1,130)	$ (1,130)	$ -	$ (141)

Basic and Diluted (Loss) per Membership Interest	$ (1.13)	$ (0.56)	$ (0.23)	$ (0.56)	$ -	$ (0.01)
Weighted Average Membership Interests	1,000	2,000	5,000	2,000	-	20,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2026 (unaudited)

	Series #82TAYLOR	Series #HOLMES	Series #HULK180	Series #05JAYZ	Series #JUSTINIAN	Series #67ICEBOWL
Expenses, gains, losses, interest and other investing income
Storage	$ (3)	$ (3)	$ (3)	$ (3)	$ (3)	$ (3)
Transportation	-	-	-	-	-	-
Insurance	(88)	(88)	(88)	(88)	(88)	(88)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(141)	(141)	(141)	(141)	(141)	(141)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	(4,230)	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(233)	(233)	(233)	(4,463)	(233)	(233)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (233)	$ (233)	$ (233)	$ (4,463)	$ (233)	$ (233)

Basic and Diluted (Loss) per Membership Interest	$ (0.12)	$ (0.09)	$ (0.02)	$ (1.21)	$ (0.12)	$ (0.12)
Weighted Average Membership Interests	2,000	2,500	10,000	3,700	2,000	2,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2026 (unaudited)

	Series #DKCOUNTRY	Series #FALCON	Series #MARIOWRLD	Series #82AV1	Series #SUPERBWL1	Series #MEEB7985
Expenses, gains, losses, interest and other investing income
Storage	$ (3)	$ (3)	$ (3)	$ (900)	$ (3)	$ -
Transportation	-	-	-	-	-	-
Insurance	(88)	(88)	(88)	(88)	(88)	-
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(141)	(141)	(141)	(141)	(141)	(141)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(233)	(233)	(233)	(1,130)	(233)	(141)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (233)	$ (233)	$ (233)	$ (1,130)	$ (233)	$ (141)

Basic and Diluted (Loss) per Membership Interest	$ (0.08)	$ (0.02)	$ (0.01)	$ (0.08)	$ (0.06)	$ (0.02)
Weighted Average Membership Interests	3,000	10,000	33,000	14,875	4,000	7,600

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2026 (unaudited)

	Series #BONDWATCH	Series #95FF1	Series #MAYC857	Series #PUNK2981	Series #WOW2221	Series #NIKON1
Expenses, gains, losses, interest and other investing income
Storage	$ (3)	$ -	$ -	$ -	$ -	$ (3)
Transportation	-	-	-	-	-	-
Insurance	(88)	-	-	-	-	(88)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(141)	-	(141)	(141)	(141)	(141)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	(0)	-	(20)	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(233)	-	(141)	(141)	(161)	(233)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (233)	$ -	$ (141)	$ (141)	$ (161)	$ (233)

Basic and Diluted (Loss) per Membership Interest	$ (0.01)	$ -	$ (0.01)	$ (0.00)	$ (0.04)	$ (0.03)
Weighted Average Membership Interests	20,000	-	10,800	62,000	4,000	7,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2026 (unaudited)

	Series #LOTF	Series #DOOD6778	Series #BAKC7820	Series #NBAJAM	Series #SANDBOX1	Series #WOW6586
Expenses, gains, losses, interest and other investing income
Storage	$ (3)	$ -	$ -	$ (3)	$ -	$ -
Transportation	-	-	-	-	-	-
Insurance	(88)	-	-	(88)	-	-
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(141)	(141)	(141)	(141)	(141)	(141)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(233)	(141)	(141)	(233)	(141)	(141)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (233)	$ (141)	$ (141)	$ (233)	$ (141)	$ (141)

Basic and Diluted (Loss) per Membership Interest	$ (0.12)	$ (0.02)	$ (0.02)	$ (0.02)	$ (0.01)	$ (0.01)
Weighted Average Membership Interests	2,000	6,000	6,200	9,400	21,000	10,400

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2026 (unaudited)

	Series #AZUKI6704	Series #58PELE4	Series #OBAMABALL	Series #BART	Series #HOMER	Series #SI1
Expenses, gains, losses, interest and other investing income
Storage	$ -	$ (3)	$ (3)	$ (3)	$ (3)	$ (3)
Transportation	-	-	-	-	-	-
Insurance	-	(88)	(88)	(88)	(88)	(88)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(141)	(141)	(141)	(141)	(141)	(141)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(141)	(233)	(233)	(233)	(233)	(233)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (141)	$ (233)	$ (233)	$ (233)	$ (233)	$ (233)

Basic and Diluted (Loss) per Membership Interest	$ (0.02)	$ (0.03)	$ (0.02)	$ (0.08)	$ (0.08)	$ (0.05)
Weighted Average Membership Interests	6,400	8,000	10,500	3,000	3,000	5,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2026 (unaudited)

	Series #GOLD1	Series #VERSTAPP1	Series #96TIGER	Series #88ZELDA	Series #STARWARS3	Series #YEEZY
Expenses, gains, losses, interest and other investing income
Storage	$ (3)	$ (3)	$ (3)	$ (3)	$ (3)	$ (3)
Transportation	-	-	-	-	-	-
Insurance	(88)	(88)	(88)	(88)	(88)	(88)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(141)	(140)	(141)	(141)	(141)	(141)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	(4,562)	(1,840)	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(233)	(4,793)	(2,073)	(233)	(233)	(233)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (233)	$ (4,793)	$ (2,073)	$ (233)	$ (233)	$ (233)

Basic and Diluted (Loss) per Membership Interest	$ (0.06)	$ (1.20)	$ (0.19)	$ (0.02)	$ (0.09)	$ (0.05)
Weighted Average Membership Interests	4,000	4,000	11,000	12,000	2,600	5,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2026 (unaudited)

	Series #MAYC9114	Series #VFRNDS1	Series #MBIRD2754	Series #VEEFRND1	Series #TREASURE	Series #KENNERSET
Expenses, gains, losses, interest and other investing income
Storage	$ -	$ (3)	$ -	$ -	$ (3)	$ (3)
Transportation	-	-	-	-	-	-
Insurance	-	(88)	-	-	(88)	(88)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(141)	(141)	(141)	(141)	(141)	(141)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	(10,263)	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(10,404)	(233)	(141)	(141)	(233)	(233)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (10,404)	$ (233)	$ (141)	$ (141)	$ (233)	$ (233)

Basic and Diluted (Loss) per Membership Interest	$ (0.59)	$ (0.01)	$ (0.01)	$ (0.02)	$ (0.05)	$ (0.19)
Weighted Average Membership Interests	17,500	27,500	12,000	6,720	4,500	1,250

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2026 (unaudited)

	Series #LEDZEPP1	Series #VEEVIPER	Series #BEEPLE1	Series #WARHOL1	Series #GAMEBOY	Series #CROESUS
Expenses, gains, losses, interest and other investing income
Storage	$ (3)	$ (3)	$ -	$ (3)	$ (3)	$ (3)
Transportation	-	-	-	-	-	-
Insurance	(88)	(88)	-	(88)	(88)	(88)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(141)	(141)	(141)	(141)	(141)	(141)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(233)	(233)	(141)	(233)	(233)	(233)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (233)	$ (233)	$ (141)	$ (233)	$ (233)	$ (233)

Basic and Diluted (Loss) per Membership Interest	$ (0.03)	$ (0.02)	$ (0.01)	$ (0.01)	$ (0.05)	$ (0.03)
Weighted Average Membership Interests	8,000	15,000	13,600	17,000	4,500	8,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2026 (unaudited)

	Series #SACHS1	Series #32RUTH	Series #ELON1	Series #105.ETH	Series #R2D2	Series #VADER
Expenses, gains, losses, interest and other investing income
Storage	$ -	$ (3)	$ (3)	$ -	$ (3)	$ (3)
Transportation	-	-	-	-	-	-
Insurance	(88)	(88)	(88)	-	(88)	(88)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(141)	(141)	(141)	(141)	(141)	(141)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	(9,127)	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(230)	(233)	(233)	(9,268)	(233)	(233)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (230)	$ (233)	$ (233)	$ (9,268)	$ (233)	$ (233)

Basic and Diluted (Loss) per Membership Interest	$ (0.11)	$ (0.01)	$ (0.06)	$ (0.93)	$ (0.12)	$ (0.16)
Weighted Average Membership Interests	2,150	19,000	3,750	10,000	2,000	1,500

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2026 (unaudited)

	Series #WARHOL2	Series #JEKYLL	Series #BUFFETT1	Series #DRACULA10	Series #PAPPY1	Series #1857COIN
Expenses, gains, losses, interest and other investing income
Storage	$ (3)	$ (3)	$ (3)	$ (3)	$ (73)	$ (3)
Transportation	-	-	-	-	-	-
Insurance	(88)	(88)	(88)	(88)	(88)	(88)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(141)	(141)	(141)	(141)	(141)	(141)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(233)	(233)	(233)	(233)	(302)	(233)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (233)	$ (233)	$ (233)	$ (233)	$ (302)	$ (233)

Basic and Diluted (Loss) per Membership Interest	$ (0.04)	$ (0.05)	$ (0.05)	$ (0.06)	$ (0.15)	$ (0.05)
Weighted Average Membership Interests	6,500	5,000	5,000	4,000	2,000	5,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2026 (unaudited)

	Series #ANDYPELE	Series #BOBAFETT	Series #ELVIS	Series #GBOYCOLOR	Series #JETFIRE	Series #POPEBALL
Expenses, gains, losses, interest and other investing income
Storage	$ (3)	$ (3)	$ (3)	$ (3)	$ (3)	$ (3)
Transportation	-	-	-	-	-	-
Insurance	(88)	(88)	(88)	(88)	(88)	(88)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(141)	(141)	(141)	(141)	(141)	(141)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(233)	(233)	(233)	(233)	(233)	(233)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (233)	$ (233)	$ (233)	$ (233)	$ (233)	$ (233)

Basic and Diluted (Loss) per Membership Interest	$ (0.04)	$ (0.09)	$ (0.05)	$ (0.14)	$ (0.14)	$ (0.05)
Weighted Average Membership Interests	6,500	2,600	5,000	1,625	1,700	4,750

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2026 (unaudited)

	Series #RABBIT	Series #GRATEFUL1	Series #BOBAPROTO	Series #ARSHAM1	Series #SCARFACE	Series #ARSHAM2
Expenses, gains, losses, interest and other investing income
Storage	$ (3)	$ (3)	$ (3)	$ (900)	$ (3)	$ (900)
Transportation	-	-	-	-	-	-
Insurance	(88)	(88)	(88)	(88)	(74)	(88)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(141)	(141)	(141)	(141)	(108)	(141)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	7,430	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	(23,867)	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(233)	(233)	(24,100)	(1,130)	7,245	(1,130)
Provision for Income Taxes	-	-	-	-	(1,379)	-
Net Income / (Loss)	$ (233)	$ (233)	$ (24,100)	$ (1,130)	$ 5,866	$ (1,130)

Basic and Diluted (Loss) per Membership Interest	$ (0.02)	$ (0.02)	$ (1.61)	$ (0.17)	$ 2.93	$ (0.04)
Weighted Average Membership Interests	10,000	12,500	15,000	6,750	2,000	31,500

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2026 (unaudited)

	Series #LEBRON	Series #94VTTT	Series #52MANTLE	Series #71MAYS	Series #RLEXPEPSI	Series #TWOCITIES
Expenses, gains, losses, interest and other investing income
Storage	$ (3)	$ (750)	$ (3)	$ (3)	$ (3)	$ (3)
Transportation	-	-	-	-	-	-
Insurance	(88)	(88)	(88)	(88)	(88)	(88)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(141)	(141)	(141)	(141)	(141)	(141)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(233)	(980)	(233)	(233)	(233)	(233)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (233)	$ (980)	$ (233)	$ (233)	$ (233)	$ (233)

Basic and Diluted (Loss) per Membership Interest	$ (0.00)	$ (0.03)	$ (0.02)	$ (0.12)	$ (0.12)	$ (1.16)
Weighted Average Membership Interests	50,000	29,500	10,000	2,000	2,000	200

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2026 (unaudited)

	Series #FROST	Series #BIRKINBLU	Series #SMURF	Series #EINSTEIN	Series #HONUS	Series #75ALI
Expenses, gains, losses, interest and other investing income
Storage	$ (3)	$ -	$ (3)	$ (1)	$ (3)	$ (3)
Transportation	-	-	-	-	-	-
Insurance	(88)	-	(88)	(29)	(88)	(88)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(141)	-	(141)	(28)	(141)	(141)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	3,900	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(233)	-	(233)	3,841	(233)	(233)
Provision for Income Taxes	-	-	-	(209)	-	-
Net Income / (Loss)	$ (233)	$ -	$ (233)	$ 3,633	$ (233)	$ (233)

Basic and Diluted (Loss) per Membership Interest	$ (1.16)	$ -	$ (0.12)	$ 1.82	$ (0.02)	$ (0.23)
Weighted Average Membership Interests	200	-	2,000	2,000	10,000	1,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2026 (unaudited)

	Series #BIRKINBOR	Series #SPIDER1	Series #BATMAN3	Series #ULYSSES	Series #ROOSEVELT	Series #56MANTLE
Expenses, gains, losses, interest and other investing income
Storage	$ (3)	$ (3)	$ (3)	$ (3)	$ (3)	$ (3)
Transportation	-	-	-	-	-	-
Insurance	(88)	(88)	(88)	(88)	(88)	(88)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(141)	(141)	(141)	(141)	(141)	(141)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(233)	(233)	(233)	(233)	(233)	(233)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (233)	$ (233)	$ (233)	$ (233)	$ (233)	$ (233)

Basic and Diluted (Loss) per Membership Interest	$ (0.12)	$ (0.23)	$ (0.23)	$ (0.47)	$ (0.23)	$ (0.02)
Weighted Average Membership Interests	2,000	1,000	1,000	500	1,000	10,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2026 (unaudited)

	Series #AGHOWL	Series #18ZION	Series #SNOOPY	Series #APOLLO11	Series #YOKO	Series #HIMALAYA
Expenses, gains, losses, interest and other investing income
Storage	$ (3)	$ (3)	$ (3)	$ (3)	$ (3)	$ (3)
Transportation	-	-	-	-	-	-
Insurance	(88)	(88)	(88)	(88)	(88)	(88)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(141)	(141)	(141)	(141)	(141)	(141)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	(99,000)
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(233)	(233)	(233)	(233)	(233)	(99,233)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (233)	$ (233)	$ (233)	$ (233)	$ (233)	$ (99,233)

Basic and Diluted (Loss) per Membership Interest	$ (0.47)	$ (0.47)	$ (0.12)	$ (0.23)	$ (1.16)	$ (49.62)
Weighted Average Membership Interests	500	500	2,000	1,000	200	2,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2026 (unaudited)

	Series #55CLEMENTE	Series #LOTR	Series #CATCHER	Series #BOND1	Series #SUPER21	Series #BIRKINTAN
Expenses, gains, losses, interest and other investing income
Storage	$ (3)	$ (3)	$ (3)	$ (3)	$ (3)	$ (3)
Transportation	-	-	-	-	-	-
Insurance	(88)	(88)	(88)	(88)	(88)	(88)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(141)	(141)	(141)	(141)	(141)	(141)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(233)	(233)	(233)	(233)	(233)	(233)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (233)	$ (233)	$ (233)	$ (233)	$ (233)	$ (233)

Basic and Diluted (Loss) per Membership Interest	$ (0.23)	$ (0.23)	$ (0.47)	$ (0.23)	$ (0.03)	$ (0.23)
Weighted Average Membership Interests	1,000	1,000	500	1,000	8,500	1,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2026 (unaudited)

	Series #GMTBLACK1	Series #61JFK	Series #LINCOLN	Series #STARWARS1	Series #68MAYS	Series #56TEDWILL
Expenses, gains, losses, interest and other investing income
Storage	$ (3)	$ (3)	$ (3)	$ (3)	$ (3)	$ (3)
Transportation	-	-	-	-	-	-
Insurance	(88)	(88)	(88)	(88)	(88)	(88)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(141)	(141)	(141)	(141)	(141)	(141)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(233)	(233)	(233)	(233)	(233)	(233)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (233)	$ (233)	$ (233)	$ (233)	$ (233)	$ (233)

Basic and Diluted (Loss) per Membership Interest	$ (0.23)	$ (0.12)	$ (0.06)	$ (0.02)	$ (0.12)	$ (0.12)
Weighted Average Membership Interests	1,000	2,000	4,000	12,000	2,000	2,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2026 (unaudited)

	Series #CAPTAIN3	Series #CHURCHILL	Series #SHKSPR4	Series #03KOBE	Series #03JORDAN	Series #39TEDWILL
Expenses, gains, losses, interest and other investing income
Storage	$ (3)	$ (3)	$ (3)	$ -	$ (3)	$ (3)
Transportation	-	-	-	-	-	-
Insurance	(88)	(88)	(88)	-	(88)	(88)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(141)	(141)	(141)	-	(141)	(141)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(233)	(233)	(233)	-	(233)	(233)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (233)	$ (233)	$ (233)	$ -	$ (233)	$ (233)

Basic and Diluted (Loss) per Membership Interest	$ (0.23)	$ (0.03)	$ (0.23)	$ -	$ (0.12)	$ (0.04)
Weighted Average Membership Interests	1,000	7,500	1,000	-	2,000	5,600

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2026 (unaudited)

	Series #94JETER	Series #2020TOPPS	Series #05LATOUR	Series #16SCREAG	Series #14DRC	Series #86RICE
Expenses, gains, losses, interest and other investing income
Storage	$ (3)	$ (3)	$ (13)	$ (13)	$ (13)	$ (3)
Transportation	-	-	-	-	-	-
Insurance	(88)	(88)	(88)	(88)	(88)	(88)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(141)	(141)	(141)	(141)	(141)	(141)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(233)	(233)	(243)	(243)	(243)	(233)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (233)	$ (233)	$ (243)	$ (243)	$ (243)	$ (233)

Basic and Diluted (Loss) per Membership Interest	$ (0.23)	$ (0.02)	$ (0.24)	$ (0.24)	$ (0.24)	$ (0.01)
Weighted Average Membership Interests	1,000	10,000	1,000	1,000	1,000	23,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2026 (unaudited)

	Series #57MANTLE	Series #SOBLACK	Series #GATSBY	Series #93DAYTONA	Series #09TROUT	Series #57STARR
Expenses, gains, losses, interest and other investing income
Storage	$ (3)	$ (3)	$ (3)	$ (3)	$ (3)	$ (3)
Transportation	-	-	-	-	-	-
Insurance	(88)	(88)	(88)	(88)	(88)	(88)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(141)	(141)	(141)	(141)	(141)	(141)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	(25,139)	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(233)	(233)	(233)	(233)	(25,371)	(233)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (233)	$ (233)	$ (233)	$ (233)	$ (25,371)	$ (233)

Basic and Diluted (Loss) per Membership Interest	$ (0.03)	$ (0.23)	$ (0.06)	$ (0.12)	$ (2.26)	$ (0.03)
Weighted Average Membership Interests	8,000	1,000	4,000	2,000	11,250	8,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2026 (unaudited)

	Series #03KOBE2	Series #16PETRUS	Series #ALICE	Series #SPIDER10	Series #62MANTLE	Series #BATMAN6
Expenses, gains, losses, interest and other investing income
Storage	$ (3)	$ (13)	$ (3)	$ (3)	$ (3)	$ (3)
Transportation	-	-	-	-	-	-
Insurance	(88)	(88)	(88)	(88)	(88)	(88)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(141)	(141)	(141)	(141)	(141)	(141)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(233)	(243)	(233)	(233)	(233)	(233)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (233)	$ (243)	$ (233)	$ (233)	$ (233)	$ (233)

Basic and Diluted (Loss) per Membership Interest	$ (0.04)	$ (0.03)	$ (0.02)	$ (0.06)	$ (0.04)	$ (0.12)
Weighted Average Membership Interests	5,750	9,000	12,000	4,200	6,000	2,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2026 (unaudited)

	Series #79STELLA	Series #TKAM	Series #DIMAGGIO2	Series #13BEAUX	Series #ANMLFARM	Series #00BRADY
Expenses, gains, losses, interest and other investing income
Storage	$ (3)	$ (3)	$ (3)	$ (13)	$ (3)	$ (3)
Transportation	-	-	-	-	-	-
Insurance	(88)	(88)	(88)	(88)	(88)	(88)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(141)	(141)	(141)	(141)	(141)	(141)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(233)	(233)	(233)	(243)	(233)	(233)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (233)	$ (233)	$ (233)	$ (243)	$ (233)	$ (233)

Basic and Diluted (Loss) per Membership Interest	$ (0.02)	$ (0.12)	$ (0.12)	$ (0.05)	$ (0.23)	$ (0.06)
Weighted Average Membership Interests	13,800	2,000	2,000	5,100	1,000	3,750

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2026 (unaudited)

	Series #85NES	Series #69KAREEM	Series #59JFK	Series #04LEBRON	Series #GOLDENEYE	Series #MOONSHOE
Expenses, gains, losses, interest and other investing income
Storage	$ (3)	$ (3)	$ (3)	$ (3)	$ (3)	$ (3)
Transportation	-	-	-	-	-	-
Insurance	(88)	(88)	(88)	(88)	(88)	(88)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(141)	(141)	(141)	(141)	(141)	(141)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	(3,261)	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(233)	(3,494)	(233)	(233)	(233)	(233)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (233)	$ (3,494)	$ (233)	$ (233)	$ (233)	$ (233)

Basic and Diluted (Loss) per Membership Interest	$ (0.03)	$ (1.40)	$ (0.12)	$ (0.05)	$ (0.05)	$ (0.01)
Weighted Average Membership Interests	8,000	2,500	2,000	5,000	5,000	18,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2026 (unaudited)

	Series #03LEBRON2	Series #GRAPES	Series #98KANGA	Series #06BRM	Series #DUNE	Series #86FLEER
Expenses, gains, losses, interest and other investing income
Storage	$ (3)	$ (3)	$ -	$ (13)	$ (3)	$ -
Transportation	-	-	-	-	-	-
Insurance	(88)	(88)	-	(88)	(88)	-
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(141)	(141)	-	(141)	(141)	-
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(233)	(233)	-	(243)	(233)	-
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (233)	$ (233)	$ -	$ (243)	$ (233)	$ -

Basic and Diluted (Loss) per Membership Interest	$ (0.05)	$ (0.12)	$ -	$ (0.13)	$ (0.23)	$ -
Weighted Average Membership Interests	5,000	2,000	-	1,850	1,000	-

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2026 (unaudited)

	Series #WILDGUN	Series #13GIANNIS	Series #04MESSI	Series #AVENGE57	Series #03TACHE	Series #99TMB2
Expenses, gains, losses, interest and other investing income
Storage	$ (3)	$ (3)	$ -	$ (3)	$ (13)	$ (3)
Transportation	-	-	-	-	-	-
Insurance	(88)	(88)	-	(88)	(88)	(88)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(141)	(141)	-	(141)	(141)	(141)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	(3,785)
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(233)	(233)	-	(233)	(243)	(4,018)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (233)	$ (233)	$ -	$ (233)	$ (243)	$ (4,018)

Basic and Diluted (Loss) per Membership Interest	$ (0.06)	$ (0.05)	$ -	$ (0.01)	$ (0.02)	$ (0.40)
Weighted Average Membership Interests	4,000	5,000	-	20,000	15,600	10,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2026 (unaudited)

	Series #BULLSRING	Series #70AARON	Series #96CHARZRD	Series #01TIGER	Series #ICECLIMB	Series #09COBB
Expenses, gains, losses, interest and other investing income
Storage	$ -	$ (3)	$ (2)	$ (3)	$ (3)	$ (3)
Transportation	-	-	-	-	-	-
Insurance	-	(88)	(44)	(88)	(88)	(88)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	-	(141)	(51)	(141)	(141)	(141)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	45,300	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	-	(233)	45,204	(233)	(233)	(233)
Provision for Income Taxes	-	-	(2,570)	-	-	-
Net Income / (Loss)	$ -	$ (233)	$ 42,634	$ (233)	$ (233)	$ (233)

Basic and Diluted (Loss) per Membership Interest	$ -	$ (0.04)	$ 6.56	$ (0.13)	$ (0.02)	$ (0.03)
Weighted Average Membership Interests	-	6,000	6,500	1,850	10,000	8,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2026 (unaudited)

	Series #96JORDAN2	Series #JUNGLEBOX	Series #59FLASH	Series #FOSSILBOX	Series #POKEBLUE	Series #98GTA
Expenses, gains, losses, interest and other investing income
Storage	$ (3)	$ (3)	$ (3)	$ (3)	$ (3)	$ (3)
Transportation	-	-	-	-	-	-
Insurance	(88)	(88)	(88)	(88)	(88)	(88)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(141)	(141)	(141)	(141)	(141)	(141)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	(3,165)
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(233)	(233)	(233)	(233)	(233)	(3,398)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (233)	$ (233)	$ (233)	$ (233)	$ (233)	$ (3,398)

Basic and Diluted (Loss) per Membership Interest	$ (0.02)	$ (0.03)	$ (0.02)	$ (0.06)	$ (0.10)	$ (1.08)
Weighted Average Membership Interests	10,800	6,900	10,000	4,200	2,400	3,150

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2026 (unaudited)

	Series #PICNIC	Series #DOMINOS	Series #09CURRY	Series #09BEAUX	Series #KEROUAC	Series #62BOND
Expenses, gains, losses, interest and other investing income
Storage	$ (3)	$ (3)	$ (3)	$ (13)	$ (3)	$ (3)
Transportation	-	-	-	-	-	-
Insurance	(88)	(88)	(88)	(88)	(88)	(88)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(141)	(141)	(141)	(141)	(141)	(141)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(233)	(233)	(233)	(243)	(233)	(233)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (233)	$ (233)	$ (233)	$ (243)	$ (233)	$ (233)

Basic and Diluted (Loss) per Membership Interest	$ (0.12)	$ (0.12)	$ (0.09)	$ (0.04)	$ (0.05)	$ (0.02)
Weighted Average Membership Interests	2,000	2,000	2,500	6,800	4,900	15,500

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2026 (unaudited)

	Series #71TOPPS	Series #DEATON	Series #98ZELDA	Series #03JORDAN2	Series #91JORDAN	Series #17DUJAC
Expenses, gains, losses, interest and other investing income
Storage	$ (3)	$ -	$ (3)	$ (3)	$ (3)	$ -
Transportation	-	-	-	-	-	-
Insurance	(88)	(88)	(88)	(88)	(88)	-
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(141)	(141)	(141)	(141)	(141)	-
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(233)	(230)	(233)	(233)	(233)	-
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (233)	$ (230)	$ (233)	$ (233)	$ (233)	$ -

Basic and Diluted (Loss) per Membership Interest	$ (0.01)	$ (0.02)	$ (0.05)	$ (0.02)	$ (0.02)	$ -
Weighted Average Membership Interests	17,000	11,400	5,000	10,000	10,000	-

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2026 (unaudited)

	Series #FAUBOURG2	Series #MOSASAUR	Series #03LEBRON3	Series #95TOPSUN	Series #09TROUT2	Series #59BOND
Expenses, gains, losses, interest and other investing income
Storage	$ -	$ (1,000)	$ (3)	$ (3)	$ (3)	$ (3)
Transportation	-	-	-	-	-	-
Insurance	-	(88)	(88)	(88)	(88)	(88)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	-	(141)	(141)	(141)	(141)	(141)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	(41,720)	-	(5,250)	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	-	(1,230)	(41,953)	(233)	(5,483)	(233)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ -	$ (1,230)	$ (41,953)	$ (233)	$ (5,483)	$ (233)

Basic and Diluted (Loss) per Membership Interest	$ -	$ (0.20)	$ (4.20)	$ (0.02)	$ (0.49)	$ (0.02)
Weighted Average Membership Interests	-	6,000	10,000	10,000	11,200	10,250

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2026 (unaudited)

	Series #OPEECHEE	Series #ROCKETBOX	Series #94JORDAN	Series #18LUKA	Series #FANFOUR5	Series #11BELAIR
Expenses, gains, losses, interest and other investing income
Storage	$ (3)	$ (3)	$ (3)	$ (3)	$ (3)	$ (13)
Transportation	-	-	-	-	-	-
Insurance	(88)	(88)	(88)	(88)	(88)	(88)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(141)	(141)	(141)	(141)	(141)	(141)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	(11,049)	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(233)	(233)	(233)	(11,281)	(233)	(243)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (233)	$ (233)	$ (233)	$ (11,281)	$ (233)	$ (243)

Basic and Diluted (Loss) per Membership Interest	$ (0.02)	$ (0.05)	$ (0.02)	$ (2.13)	$ (0.02)	$ (0.12)
Weighted Average Membership Interests	10,000	4,750	10,000	5,300	10,000	2,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2026 (unaudited)

	Series #76PAYTON	Series #85MJPROMO	Series #96KOBE	Series #99CHARZRD	Series #MARADONA	Series #POKEYELOW
Expenses, gains, losses, interest and other investing income
Storage	$ (3)	$ (3)	$ (3)	$ -	$ (3)	$ (3)
Transportation	-	-	-	-	-	-
Insurance	(88)	(88)	(88)	-	(88)	(88)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(141)	(141)	(141)	-	(141)	(141)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	(325)	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(233)	(558)	(233)	-	(233)	(233)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (233)	$ (558)	$ (233)	$ -	$ (233)	$ (233)

Basic and Diluted (Loss) per Membership Interest	$ (0.02)	$ (0.16)	$ (0.03)	$ -	$ (0.12)	$ (0.02)
Weighted Average Membership Interests	10,000	3,500	7,000	-	2,000	11,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2026 (unaudited)

	Series #POKELUGIA	Series #VANHALEN	Series #05MJLJ	Series #81MONTANA	Series #00MOUTON	Series #07DURANT
Expenses, gains, losses, interest and other investing income
Storage	$ (1)	$ (3)	$ -	$ (3)	$ (13)	$ (3)
Transportation	-	-	-	-	-	-
Insurance	(15)	(88)	-	(88)	(88)	(88)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(17)	(141)	-	(141)	(141)	(141)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	38,900	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	(14,538)	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	38,868	(233)	-	(14,771)	(243)	(233)
Provision for Income Taxes	(3,095)	-	-	-	-	-
Net Income / (Loss)	$ 35,773	$ (233)	$ -	$ (14,771)	$ (243)	$ (233)

Basic and Diluted (Loss) per Membership Interest	$ 3.58	$ (0.05)	$ -	$ (1.48)	$ (0.12)	$ (0.03)
Weighted Average Membership Interests	10,000	5,000	-	10,000	2,000	9,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2026 (unaudited)

	Series #56AARON	Series #85LEMIEUX	Series #87JORDAN	Series #AC23	Series #APPLE1	Series #GWLOTTO
Expenses, gains, losses, interest and other investing income
Storage	$ (3)	$ (3)	$ (3)	$ (3)	$ (3)	$ (3)
Transportation	-	-	-	-	-	-
Insurance	(88)	(88)	(88)	(88)	(88)	(88)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(141)	(141)	(141)	(141)	(141)	(141)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	(1,419)	(950)	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(233)	(1,652)	(1,183)	(233)	(233)	(233)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (233)	$ (1,652)	$ (1,183)	$ (233)	$ (233)	$ (233)

Basic and Diluted (Loss) per Membership Interest	$ (0.02)	$ (0.09)	$ (0.12)	$ (0.06)	$ (0.01)	$ (0.09)
Weighted Average Membership Interests	10,000	17,500	10,000	4,000	33,000	2,500

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2026 (unaudited)

	Series #GYMBOX	Series #HUCKFINN	Series #NEOBOX	Series #NEWTON	Series #NICKLAUS1	Series #POKEMON2
Expenses, gains, losses, interest and other investing income
Storage	$ (3)	$ (3)	$ -	$ (3)	$ (3)	$ (3)
Transportation	-	-	-	-	-	-
Insurance	(88)	(88)	-	(88)	(88)	(88)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(141)	(141)	-	(141)	(141)	(141)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	(12,179)	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(233)	(233)	-	(233)	(12,412)	(233)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (233)	$ (233)	$ -	$ (233)	$ (12,412)	$ (233)

Basic and Diluted (Loss) per Membership Interest	$ (0.08)	$ (0.12)	$ -	$ (0.01)	$ (3.10)	$ (0.01)
Weighted Average Membership Interests	3,000	2,000	-	30,000	4,000	41,500

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2026 (unaudited)

	Series #POKERED	Series #RIVIERA	Series #SMB3	Series #WALDEN	Series #WZRDOFOZ	Series #60ALI
Expenses, gains, losses, interest and other investing income
Storage	$ (3)	$ (3)	$ (3)	$ (3)	$ (3)	$ (3)
Transportation	-	-	-	-	-	-
Insurance	(88)	(88)	(88)	(88)	(88)	(88)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(141)	(141)	(141)	(141)	(141)	(141)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	(5,000)	-	-	(20,883)
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(233)	(233)	(5,233)	(233)	(233)	(21,116)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (233)	$ (233)	$ (5,233)	$ (233)	$ (233)	$ (21,116)

Basic and Diluted (Loss) per Membership Interest	$ (0.02)	$ (0.04)	$ (1.05)	$ (0.12)	$ (0.04)	$ (0.90)
Weighted Average Membership Interests	10,000	6,000	5,000	2,000	6,000	23,500

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2026 (unaudited)

	Series #TORNEK	Series #DIMAGGIO3	Series #POKEMON3	Series #58PELE3	Series #09CURRY2	Series #85ERVING
Expenses, gains, losses, interest and other investing income
Storage	$ (3)	$ (3)	$ -	$ (3)	$ (3)	$ (3)
Transportation	-	-	-	-	-	-
Insurance	(88)	(88)	-	(88)	(88)	(88)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(141)	(141)	-	(141)	(141)	(141)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	(123,369)	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(233)	(233)	-	(123,602)	(233)	(233)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (233)	$ (233)	$ -	$ (123,602)	$ (233)	$ (233)

Basic and Diluted (Loss) per Membership Interest	$ (0.01)	$ (0.01)	$ -	$ (10.99)	$ (0.01)	$ (0.02)
Weighted Average Membership Interests	33,000	22,500	-	11,250	21,000	10,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2026 (unaudited)

	Series #80ALI	Series #BATMAN2	Series #FLASH123	Series #85GPK	Series #HGWELLS	Series #66ORR
Expenses, gains, losses, interest and other investing income
Storage	$ (3)	$ (3)	$ (3)	$ (3)	$ (3)	$ (3)
Transportation	-	-	-	-	-	-
Insurance	(88)	(88)	(88)	(88)	(88)	(88)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(141)	(141)	(141)	(141)	(141)	(141)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(233)	(233)	(233)	(233)	(233)	(233)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (233)	$ (233)	$ (233)	$ (233)	$ (233)	$ (233)

Basic and Diluted (Loss) per Membership Interest	$ (0.02)	$ (0.03)	$ (0.06)	$ (0.23)	$ (0.03)	$ (0.02)
Weighted Average Membership Interests	10,000	8,500	3,625	1,000	7,500	10,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2026 (unaudited)

	Series #CONGRESS	Series #GRIFFEYJR	Series #01HALO	Series #87ZELDA	Series #EINSTEIN2	Series #SANTANA
Expenses, gains, losses, interest and other investing income
Storage	$ (3)	$ (3)	$ (3)	$ (3)	$ (3)	$ (3)
Transportation	-	-	-	-	-	-
Insurance	(88)	(88)	(88)	(88)	(88)	(88)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(141)	(141)	(141)	(141)	(141)	(141)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	(2,250)	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(233)	(233)	(2,483)	(233)	(233)	(233)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (233)	$ (233)	$ (2,483)	$ (233)	$ (233)	$ (233)

Basic and Diluted (Loss) per Membership Interest	$ (0.05)	$ (0.09)	$ (0.99)	$ (0.02)	$ (0.05)	$ (0.02)
Weighted Average Membership Interests	5,000	2,500	2,500	10,000	5,000	15,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2026 (unaudited)

	Series #01TIGER2	Series #86JORDAN2	Series #TOPPSTRIO	Series #81BIRD	Series #97KOBE	Series #XMEN94
Expenses, gains, losses, interest and other investing income
Storage	$ (3)	$ (3)	$ (3)	$ (3)	$ (3)	$ (3)
Transportation	-	-	-	-	-	-
Insurance	(88)	(88)	(88)	(88)	(88)	(88)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(141)	(141)	(141)	(141)	(141)	(141)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	(4,200)	(5,385)	(9,344)	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(233)	(4,433)	(5,617)	(9,576)	(233)	(233)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (233)	$ (4,433)	$ (5,617)	$ (9,576)	$ (233)	$ (233)

Basic and Diluted (Loss) per Membership Interest	$ (0.12)	$ (0.44)	$ (1.12)	$ (1.92)	$ (0.02)	$ (0.02)
Weighted Average Membership Interests	2,000	10,000	5,000	5,000	10,000	10,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2026 (unaudited)

	Series #09RBLEROY	Series #04MESSI2	Series #THEROCK	Series #XLXMEN1	Series #03LEBRON5	Series #METEORITE
Expenses, gains, losses, interest and other investing income
Storage	$ (13)	$ (3)	$ (3)	$ (3)	$ (3)	$ (1,000)
Transportation	-	-	-	-	-	-
Insurance	(88)	(88)	(88)	(88)	(88)	(88)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(141)	(141)	(141)	(141)	(141)	(141)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	(3,444)	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(243)	(233)	(3,677)	(233)	(233)	(1,230)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (243)	$ (233)	$ (3,677)	$ (233)	$ (233)	$ (1,230)

Basic and Diluted (Loss) per Membership Interest	$ (0.06)	$ (0.05)	$ (3.68)	$ (0.03)	$ (0.03)	$ (0.07)
Weighted Average Membership Interests	4,300	5,000	1,000	8,000	8,500	17,500

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2026 (unaudited)

	Series #SLASH	Series #00BRADY2	Series #89TMNT	Series #NESWWF	Series #PUNK9670	Series #18ALLEN
Expenses, gains, losses, interest and other investing income
Storage	$ -	$ (3)	$ (3)	$ (3)	$ -	$ (3)
Transportation	-	-	-	-	-	-
Insurance	(88)	(88)	(88)	(88)	-	(88)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(141)	(141)	(141)	(141)	(141)	(141)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(230)	(233)	(233)	(233)	(141)	(233)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (230)	$ (233)	$ (233)	$ (233)	$ (141)	$ (233)

Basic and Diluted (Loss) per Membership Interest	$ (0.02)	$ (0.01)	$ (0.12)	$ (0.04)	$ (0.02)	$ (0.02)
Weighted Average Membership Interests	13,000	32,500	2,000	6,000	7,200	12,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2026 (unaudited)

	Series #CASTLEII	Series #BAYC601	Series #60MANTLE	Series #PUNK8103	Series #GHOST1	Series #BROSGRIMM
Expenses, gains, losses, interest and other investing income
Storage	$ (3)	$ -	$ (3)	$ -	$ (3)	$ (3)
Transportation	-	-	-	-	-	-
Insurance	(88)	-	(88)	-	(88)	(88)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(141)	(141)	(141)	(141)	(141)	(141)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	(3,400)	(30,600)	-	-	(1,457)	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(3,633)	(30,741)	(233)	(141)	(1,690)	(233)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (3,633)	$ (30,741)	$ (233)	$ (141)	$ (1,690)	$ (233)

Basic and Diluted (Loss) per Membership Interest	$ (1.82)	$ (1.86)	$ (0.01)	$ (0.00)	$ (0.84)	$ (0.05)
Weighted Average Membership Interests	2,000	16,500	42,500	60,000	2,000	5,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2026 (unaudited)

	Series #KIRBY	Series #03RONALDO	Series #MARX	Series #09HARDEN	Series #MEEB15511	Series #90BATMAN
Expenses, gains, losses, interest and other investing income
Storage	$ (3)	$ -	$ (3)	$ (3)	$ -	$ (3)
Transportation	-	-	-	-	-	-
Insurance	(88)	-	(88)	(88)	-	(88)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(141)	-	(141)	(141)	(141)	(141)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(233)	-	(233)	(233)	(141)	(233)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (233)	$ -	$ (233)	$ (233)	$ (141)	$ (233)

Basic and Diluted (Loss) per Membership Interest	$ (0.02)	$ -	$ (0.03)	$ (0.12)	$ (0.01)	$ (0.02)
Weighted Average Membership Interests	10,000	-	8,000	2,000	15,000	10,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2026 (unaudited)

	Series #93JETER	Series #SIMPSONS1	Series #SPIDER129	Series #NESDK3	Series #BAYC7359	Series #CURIO10
Expenses, gains, losses, interest and other investing income
Storage	$ (3)	$ (3)	$ (3)	$ (3)	$ -	$ -
Transportation	-	-	-	-	-	-
Insurance	(88)	(88)	(88)	(88)	-	-
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(141)	(141)	(141)	(141)	-	(141)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	(9,700)	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(233)	(233)	(9,933)	(233)	-	(141)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (233)	$ (233)	$ (9,933)	$ (233)	$ -	$ (141)

Basic and Diluted (Loss) per Membership Interest	$ (0.23)	$ (0.12)	$ (0.99)	$ (0.01)	$ -	$ (0.01)
Weighted Average Membership Interests	1,000	2,000	10,000	22,800	-	10,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2026 (unaudited)

	Series #WILDTHING	Series #1776	Series #98JORDAN2	Series #MACALLAN1	Series #BAYC9159	Series #FANTASY7
Expenses, gains, losses, interest and other investing income
Storage	$ (3)	$ (3)	$ (3)	$ (13)	$ -	$ (3)
Transportation	-	-	-	-	-	-
Insurance	(88)	(88)	(88)	(88)	-	(88)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(141)	(141)	(141)	(141)	(141)	(141)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	(78)	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(233)	(233)	(233)	(243)	(219)	(233)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (233)	$ (233)	$ (233)	$ (243)	$ (219)	$ (233)

Basic and Diluted (Loss) per Membership Interest	$ (0.12)	$ (0.00)	$ (0.01)	$ (0.24)	$ (0.01)	$ (0.02)
Weighted Average Membership Interests	2,000	80,000	16,500	1,000	39,000	10,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2026 (unaudited)

	Series #SURFER4	Series #OHTANI2	Series #WILT100	Series #PENGUIN	Series #KARUIZAWA	Series #KOMBAT
Expenses, gains, losses, interest and other investing income
Storage	$ (3)	$ -	$ (3)	$ (3)	$ (13)	$ (3)
Transportation	-	-	-	-	-	-
Insurance	(88)	-	(88)	(88)	(88)	(88)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(141)	-	(141)	(141)	(141)	(141)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	(9,750)	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(233)	-	(233)	(233)	(9,993)	(233)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (233)	$ -	$ (233)	$ (233)	$ (9,993)	$ (233)

Basic and Diluted (Loss) per Membership Interest	$ (0.02)	$ -	$ (0.02)	$ (0.02)	$ (0.77)	$ (0.02)
Weighted Average Membership Interests	10,000	-	11,500	10,000	13,000	10,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2026 (unaudited)

	Series #APPLELISA	Series #98MANNING	Series #GIJOE	Series #BEATLES1	Series #SQUIG5847	Series #PACQUIAO
Expenses, gains, losses, interest and other investing income
Storage	$ (3)	$ (3)	$ (3)	$ (3)	$ -	$ (3)
Transportation	-	-	-	-	-	-
Insurance	(88)	(88)	(88)	(88)	-	(88)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(141)	(141)	(141)	(141)	(141)	(141)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(233)	(233)	(233)	(233)	(141)	(233)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (233)	$ (233)	$ (233)	$ (233)	$ (141)	$ (233)

Basic and Diluted (Loss) per Membership Interest	$ (0.02)	$ (0.12)	$ (0.05)	$ (0.04)	$ (0.02)	$ (0.12)
Weighted Average Membership Interests	10,000	2,000	5,000	6,000	6,000	2,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2026 (unaudited)

	Series #83JOBS	Series #BATMAN181	Series #POPEYE	Series #PUNK5883	Series #HAMILTON1	Series #OBIWAN
Expenses, gains, losses, interest and other investing income
Storage	$ (3)	$ (3)	$ (3)	$ -	$ (3)	$ (3)
Transportation	-	-	-	-	-	-
Insurance	(88)	(88)	(88)	-	(88)	(88)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(141)	(141)	(141)	(141)	(141)	(141)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(233)	(233)	(233)	(141)	(233)	(233)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (233)	$ (233)	$ (233)	$ (141)	$ (233)	$ (233)

Basic and Diluted (Loss) per Membership Interest	$ (0.02)	$ (0.05)	$ (0.02)	$ (0.00)	$ (0.05)	$ (0.12)
Weighted Average Membership Interests	10,000	5,000	11,000	40,000	5,000	2,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2026 (unaudited)

	Series #SMB2	Series #GIANNIS2	Series #86BONDS	Series #MOBYDICK	Series #03SERENA	Series #BAYC4612
Expenses, gains, losses, interest and other investing income
Storage	$ (3)	$ (3)	$ (3)	$ (3)	$ (3)	$ -
Transportation	-	-	-	-	-	-
Insurance	(88)	(88)	(88)	(88)	(88)	-
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(141)	(141)	(141)	(141)	(141)	(141)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	(318,980)	-	-	(16,981)	(39)
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(233)	(319,213)	(233)	(233)	(17,213)	(180)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (233)	$ (319,213)	$ (233)	$ (233)	$ (17,213)	$ (180)

Basic and Diluted (Loss) per Membership Interest	$ (0.01)	$ (7.69)	$ (0.12)	$ (0.02)	$ (2.03)	$ (0.00)
Weighted Average Membership Interests	20,000	41,500	2,000	10,000	8,500	100,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2026 (unaudited)

	Series #18OSAKA	Series #05RODGERS	Series #IROBOT	Series #LEICAGOLD	Series #FORTNITE	Series #IOMMI
Expenses, gains, losses, interest and other investing income
Storage	$ (3)	$ (3)	$ (3)	$ (3)	$ (3)	$ -
Transportation	-	-	-	-	-	-
Insurance	(88)	(88)	(88)	(88)	(88)	(88)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(141)	(141)	(141)	(141)	(141)	(141)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	(5,021)	(40,885)	-	-	(3,300)	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(5,254)	(41,118)	(233)	(233)	(3,533)	(230)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (5,254)	$ (41,118)	$ (233)	$ (233)	$ (3,533)	$ (230)

Basic and Diluted (Loss) per Membership Interest	$ (2.02)	$ (5.87)	$ (0.23)	$ (0.06)	$ (1.77)	$ (0.04)
Weighted Average Membership Interests	2,600	7,000	1,000	4,000	2,000	6,500

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2026 (unaudited)

	Series #MARIO64	Series #GWTW	Series #NEWWORLD	Series #JAWA	Series #GWLETTER	Series #MARIOKART
Expenses, gains, losses, interest and other investing income
Storage	$ (3)	$ (3)	$ (3)	$ (3)	$ (3)	$ (3)
Transportation	-	-	-	-	-	-
Insurance	(88)	(88)	(88)	(88)	(88)	(88)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(141)	(141)	(141)	(141)	(141)	(141)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(233)	(233)	(233)	(233)	(233)	(233)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (233)	$ (233)	$ (233)	$ (233)	$ (233)	$ (233)

Basic and Diluted (Loss) per Membership Interest	$ (0.02)	$ (0.05)	$ (0.12)	$ (0.03)	$ (0.03)	$ (0.05)
Weighted Average Membership Interests	12,500	5,000	2,000	9,000	7,500	5,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2026 (unaudited)

	Series #96KOBE2	Series #SHOWCASE4	Series #BAYC8827	Series #BRADBURY	Series #MACALLAN2	Series #BEATLES2
Expenses, gains, losses, interest and other investing income
Storage	$ (3)	$ (3)	$ -	$ (3)	$ (13)	$ (3)
Transportation	-	-	-	-	-	-
Insurance	(88)	(88)	-	(88)	(88)	(88)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(141)	(141)	(141)	(141)	(141)	(141)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	(51,000)	-	(74)	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(51,233)	(233)	(215)	(233)	(243)	(233)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (51,233)	$ (233)	$ (215)	$ (233)	$ (243)	$ (233)

Basic and Diluted (Loss) per Membership Interest	$ (2.28)	$ (0.02)	$ (0.00)	$ (0.12)	$ (0.05)	$ (0.09)
Weighted Average Membership Interests	22,500	11,000	82,000	2,000	5,000	2,500

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2026 (unaudited)

	Series #92TIGER	Series #DOOD6921	Series #HIRST1	Series #GRIFFEY2	Series #SKYWALKER	Series #85GPK2
Expenses, gains, losses, interest and other investing income
Storage	$ (3)	$ -	$ (3)	$ (3)	$ (3)	$ (3)
Transportation	-	-	-	-	-	-
Insurance	(88)	-	(88)	(88)	(88)	(88)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(141)	(141)	(141)	(141)	(141)	(141)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	(10,760)
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(233)	(141)	(233)	(233)	(233)	(10,993)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (233)	$ (141)	$ (233)	$ (233)	$ (233)	$ (10,993)

Basic and Diluted (Loss) per Membership Interest	$ (0.02)	$ (0.01)	$ (0.05)	$ (0.12)	$ (0.05)	$ (2.20)
Weighted Average Membership Interests	10,000	11,000	5,000	2,000	5,000	5,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2026 (unaudited)

	Series #19HAALAND	Series #MEGALODON	Series #KELLER	Series #GODFATHER	Series #MAYC5750	Series #SUPREMEPB
Expenses, gains, losses, interest and other investing income
Storage	$ (3)	$ (1,000)	$ (3)	$ (3)	$ -	$ (3)
Transportation	-	-	-	-	-	-
Insurance	(88)	(88)	(88)	(88)	-	(88)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(141)	(141)	(141)	(141)	(141)	(141)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	(71)	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(233)	(1,230)	(233)	(233)	(212)	(233)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (233)	$ (1,230)	$ (233)	$ (233)	$ (212)	$ (233)

Basic and Diluted (Loss) per Membership Interest	$ (0.05)	$ (0.04)	$ (0.08)	$ (0.23)	$ (0.02)	$ (0.02)
Weighted Average Membership Interests	5,000	30,000	3,000	1,000	10,000	10,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2026 (unaudited)

	Series #MJTICKET	Series #COOLCAT	Series #BLASTOISE	Series #MACALLAN3	Series #SUPERMAN6	Series #MOONPASS
Expenses, gains, losses, interest and other investing income
Storage	$ (3)	$ (3)	$ (3)	$ (73)	$ (3)	$ (3)
Transportation	-	-	-	-	-	-
Insurance	(88)	(88)	(88)	(88)	(88)	(88)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(141)	(141)	(141)	(141)	(141)	(141)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(233)	(233)	(233)	(302)	(233)	(233)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (233)	$ (233)	$ (233)	$ (302)	$ (233)	$ (233)

Basic and Diluted (Loss) per Membership Interest	$ (0.01)	$ (0.06)	$ (0.00)	$ (0.07)	$ (0.08)	$ (0.18)
Weighted Average Membership Interests	20,000	4,000	50,000	4,100	3,000	1,300

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2026 (unaudited)

	Series #90FANTASY	Consolidated
Expenses, gains, losses, interest and other investing income
Storage	$ (3)	$ (39,262)
Transportation	-	(640)
Insurance	(88)	(28,465)
Maintenance	-	-
Bookkeeping and Accounting Fees	(141)	(48,589)
Marketing Expense	-	-
Banking Fees	-	-
Interest expense	-	-
Transaction Fee	-	-
Gain on Sale	-	95,530
Loss on Sale	-	-
Loss on Sale of Digital Assets	-	-
Loss on Impairment	-	(1,006,485)
Investment Income/(Loss)	-	-
Income / (Loss) Before Income Taxes	(233)	(1,027,911)
Provision for Income Taxes	-	(7,252)
Net Income / (Loss)	$ (233)	$ (1,035,163)

Basic and Diluted (Loss) per Membership Interest	$ (0.08)
Weighted Average Membership Interests	3,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #69BM1	Series #85FT1	Series #88LJ1	Series #55PS1	Series #95BL1	Series #89PS1
Expenses, gains, losses, interest and other investing income
Storage	$ (900)	$ -	$ -	$ (900)	$ -	$ -
Transportation	-	-	-	-	-	-
Insurance	(69)	-	-	(69)	-	-
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(134)	-	-	(134)	-	-
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(1,103)	-	-	(1,103)	-	-
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (1,103)	$ -	$ -	$ (1,103)	$ -	$ -

Basic and Diluted (Loss) per Membership Interest	$ (0.55)	$ -	$ -	$ (0.55)	$ -	$ -
Weighted Average Membership Interests	2,000	-	-	2,000	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #90FM1	Series #83FB1	Series #98DV1	Series #93XJ1	Series #02AX1	Series #99LE1
Expenses, gains, losses, interest and other investing income
Storage	$ (900)	$ (900)	$ (900)	$ (900)	$ -	$ -
Transportation	-	-	-	-	-	-
Insurance	(69)	(69)	(69)	(69)	-	-
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(134)	(134)	(134)	(134)	-	-
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(1,103)	(1,103)	(1,103)	(1,103)	-	-
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (1,103)	$ (1,103)	$ (1,103)	$ (1,103)	$ -	$ -

Basic and Diluted (Loss) per Membership Interest	$ (0.55)	$ (0.22)	$ (0.55)	$ (0.22)	$ -	$ -
Weighted Average Membership Interests	2,000	5,000	2,000	5,000	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #91MV1	Series #92LD1	Series #94DV1	Series #72MC1	Series #11BM1	Series #80LC1
Expenses, gains, losses, interest and other investing income
Storage	$ (900)	$ (900)	$ (900)	$ (900)	$ (900)	$ -
Transportation	-	-	-	-	-	-
Insurance	(69)	(69)	(69)	(69)	(69)	-
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(134)	(134)	(134)	(134)	(134)	-
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	(25,000)	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(1,103)	(1,103)	(1,103)	(26,103)	(1,103)	-
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (1,103)	$ (1,103)	$ (1,103)	$ (26,103)	$ (1,103)	$ -

Basic and Diluted (Loss) per Membership Interest	$ (0.55)	$ (0.37)	$ (0.55)	$ (13.05)	$ (0.55)	$ -
Weighted Average Membership Interests	2,000	3,000	2,000	2,000	2,000	-

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #02BZ1	Series #88BM1	Series #63CC1	Series #76PT1	Series #75RA1	Series #65AG1
Expenses, gains, losses, interest and other investing income
Storage	$ -	$ -	$ (900)	$ (900)	$ (900)	$ (900)
Transportation	-	-	-	-	-	-
Insurance	-	-	(69)	(69)	(69)	(69)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	-	-	(134)	(134)	(134)	(134)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	-	-	(1,103)	(1,103)	(1,103)	(1,103)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ -	$ -	$ (1,103)	$ (1,103)	$ (1,103)	$ (1,103)

Basic and Diluted (Loss) per Membership Interest	$ -	$ -	$ (0.55)	$ (0.37)	$ (0.37)	$ (0.55)
Weighted Average Membership Interests	-	-	2,000	3,000	3,000	2,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #93FS1	Series #90MM1	Series #61JE1	Series #65FM1	Series #88PT1	Series #94LD1
Expenses, gains, losses, interest and other investing income
Storage	$ -	$ (900)	$ (900)	$ (900)	$ -	$ -
Transportation	-	-	-	-	-	-
Insurance	-	(69)	(69)	(69)	-	-
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	-	(134)	(134)	(134)	-	-
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	-	(1,103)	(1,103)	(1,103)	-	-
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ -	$ (1,103)	$ (1,103)	$ (1,103)	$ -	$ -

Basic and Diluted (Loss) per Membership Interest	$ -	$ (0.22)	$ (0.37)	$ (0.55)	$ -	$ -
Weighted Average Membership Interests	-	5,000	3,000	2,000	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #99SS1	Series #94FS1	Series #61MG1	Series #92CC1	Series #89FT1	Series #80PN1
Expenses, gains, losses, interest and other investing income
Storage	$ (900)	$ (900)	$ (900)	$ (900)	$ -	$ -
Transportation	-	-	-	-	-	-
Insurance	(69)	(69)	(69)	(69)	-	-
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(134)	(134)	(134)	(134)	-	-
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(1,103)	(1,103)	(1,103)	(1,103)	-	-
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (1,103)	$ (1,103)	$ (1,103)	$ (1,103)	$ -	$ -

Basic and Diluted (Loss) per Membership Interest	$ (1.10)	$ (0.55)	$ (0.22)	$ (0.55)	$ -	$ -
Weighted Average Membership Interests	1,000	2,000	5,000	2,000	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #89FG2	Series #88LL1	Series #MEEB11275	Series #82TAYLOR	Series #HOLMES	Series #HULK180
Expenses, gains, losses, interest and other investing income
Storage	$ -	$ (900)	$ -	$ (4)	$ (4)	$ (4)
Transportation	-	-	-	-	-	-
Insurance	-	(69)	-	(83)	(83)	(83)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	-	(134)	(134)	(134)	(134)	(134)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	-	(1,103)	(134)	(221)	(221)	(221)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ -	$ (1,103)	$ (134)	$ (221)	$ (221)	$ (221)

Basic and Diluted (Loss) per Membership Interest	$ -	$ (0.55)	$ (0.01)	$ (0.11)	$ (0.09)	$ (0.02)
Weighted Average Membership Interests	-	2,000	20,000	2,000	2,500	10,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #05JAYZ	Series #JUSTINIAN	Series #67ICEBOWL	Series #DKCOUNTRY	Series #FALCON	Series #MARIOWRLD
Expenses, gains, losses, interest and other investing income
Storage	$ (4)	$ (4)	$ (4)	$ (4)	$ (4)	$ (4)
Transportation	-	-	-	-	-	-
Insurance	(83)	(83)	(83)	(83)	(83)	(83)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(134)	(134)	(134)	(134)	(134)	(134)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(221)	(221)	(221)	(221)	(221)	(221)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (221)	$ (221)	$ (221)	$ (221)	$ (221)	$ (221)

Basic and Diluted (Loss) per Membership Interest	$ (0.06)	$ (0.11)	$ (0.11)	$ (0.07)	$ (0.02)	$ (0.01)
Weighted Average Membership Interests	3,700	2,000	2,000	3,000	10,000	33,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #82AV1	Series #SUPERBWL1	Series #MEEB7985	Series #BONDWATCH	Series #95FF1	Series #MAYC857
Expenses, gains, losses, interest and other investing income
Storage	$ (900)	$ (4)	$ -	$ (4)	$ (900)	$ -
Transportation	-	-	-	-	-	-
Insurance	(69)	(83)	-	(69)	(69)	-
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(134)	(134)	(134)	(134)	(134)	(134)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	(35)
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(1,103)	(221)	(134)	(207)	(1,103)	(169)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (1,103)	$ (221)	$ (134)	$ (207)	$ (1,103)	$ (169)

Basic and Diluted (Loss) per Membership Interest	$ (0.07)	$ (0.06)	$ (0.02)	$ (0.01)	$ (0.09)	$ (0.02)
Weighted Average Membership Interests	14,875	4,000	7,600	20,000	12,000	10,800

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #PUNK2981	Series #WOW2221	Series #NIKON1	Series #LOTF	Series #DOOD6778	Series #BAKC7820
Expenses, gains, losses, interest and other investing income
Storage	$ -	$ -	$ (4)	$ (4)	$ -	$ -
Transportation	-	-	-	-	-	-
Insurance	-	-	(83)	(83)	-	-
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(134)	(134)	(134)	(134)	(134)	(134)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	(1)	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(134)	(135)	(221)	(221)	(134)	(134)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (134)	$ (135)	$ (221)	$ (221)	$ (134)	$ (134)

Basic and Diluted (Loss) per Membership Interest	$ (0.00)	$ (0.03)	$ (0.03)	$ (0.11)	$ (0.02)	$ (0.02)
Weighted Average Membership Interests	62,000	4,000	7,000	2,000	6,000	6,200

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #NBAJAM	Series #SANDBOX1	Series #WOW6586	Series #AZUKI6704	Series #58PELE4	Series #OBAMABALL
Expenses, gains, losses, interest and other investing income
Storage	$ (4)	$ -	$ -	$ -	$ (4)	$ (4)
Transportation	-	-	-	-	-	-
Insurance	(83)	-	-	-	(83)	(83)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(134)	(134)	(134)	(134)	(134)	(134)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	(5,250)	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(221)	(5,384)	(134)	(134)	(221)	(221)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (221)	$ (5,384)	$ (134)	$ (134)	$ (221)	$ (221)

Basic and Diluted (Loss) per Membership Interest	$ (0.02)	$ (0.26)	$ (0.01)	$ (0.02)	$ (0.03)	$ (0.02)
Weighted Average Membership Interests	9,400	21,000	10,400	6,400	8,000	10,500

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #BART	Series #HOMER	Series #SI1	Series #GOLD1	Series #VERSTAPP1	Series #96TIGER
Expenses, gains, losses, interest and other investing income
Storage	$ (4)	$ (4)	$ (4)	$ (4)	$ (4)	$ (4)
Transportation	-	-	-	-	-	-
Insurance	(83)	(83)	(83)	(83)	(83)	(83)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(134)	(134)	(134)	(134)	(134)	(134)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(221)	(221)	(221)	(221)	(221)	(221)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (221)	$ (221)	$ (221)	$ (221)	$ (221)	$ (221)

Basic and Diluted (Loss) per Membership Interest	$ (0.07)	$ (0.07)	$ (0.04)	$ (0.06)	$ (0.06)	$ (0.02)
Weighted Average Membership Interests	3,000	3,000	5,000	4,000	4,000	11,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #88ZELDA	Series #STARWARS3	Series #YEEZY	Series #MAYC9114	Series #VFRNDS1	Series #MBIRD2754
Expenses, gains, losses, interest and other investing income
Storage	$ (4)	$ (4)	$ (4)	$ -	$ (4)	$ -
Transportation	-	-	-	-	-	-
Insurance	(83)	(83)	(83)	-	(83)	-
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(134)	(134)	(134)	(134)	(134)	(134)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	(22,597)	-	(1,537)
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(221)	(221)	(221)	(22,731)	(221)	(1,672)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (221)	$ (221)	$ (221)	$ (22,731)	$ (221)	$ (1,672)

Basic and Diluted (Loss) per Membership Interest	$ (0.02)	$ (0.09)	$ (0.04)	$ (1.30)	$ (0.01)	$ (0.14)
Weighted Average Membership Interests	12,000	2,600	5,000	17,500	27,500	12,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #VEEFRND1	Series #TREASURE	Series #MACWORLD1	Series #KENNERSET	Series #LEDZEPP1	Series #VEEVIPER
Expenses, gains, losses, interest and other investing income
Storage	$ -	$ (4)	$ -	$ (4)	$ (4)	$ (4)
Transportation	-	-	-	-	-	-
Insurance	-	(83)	-	(83)	(83)	(83)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(134)	(134)	-	(134)	(134)	(134)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	(784)	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(918)	(221)	-	(221)	(221)	(221)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (918)	$ (221)	$ -	$ (221)	$ (221)	$ (221)

Basic and Diluted (Loss) per Membership Interest	$ (0.14)	$ (0.05)	$ -	$ (0.18)	$ (0.03)	$ (0.01)
Weighted Average Membership Interests	6,720	4,500	-	1,250	8,000	15,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #BEEPLE1	Series #WARHOL1	Series #GAMEBOY	Series #CROESUS	Series #SACHS1	Series #32RUTH
Expenses, gains, losses, interest and other investing income
Storage	$ -	$ (4)	$ (4)	$ (4)	$ -	$ (4)
Transportation	-	-	-	-	-	-
Insurance	-	(83)	(83)	(69)	(69)	(83)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(134)	(134)	(134)	(134)	(134)	(134)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	(1,251)	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(134)	(221)	(1,472)	(207)	(203)	(221)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (134)	$ (221)	$ (1,472)	$ (207)	$ (203)	$ (221)

Basic and Diluted (Loss) per Membership Interest	$ (0.01)	$ (0.01)	$ (0.33)	$ (0.03)	$ (0.09)	$ (0.01)
Weighted Average Membership Interests	13,600	17,000	4,500	8,000	2,150	19,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #ELON1	Series #105.ETH	Series #R2D2	Series #VADER	Series #WARHOL2	Series #JEKYLL
Expenses, gains, losses, interest and other investing income
Storage	$ (4)	$ -	$ (4)	$ (4)	$ (4)	$ (4)
Transportation	-	-	-	-	-	-
Insurance	(83)	-	(83)	(83)	(83)	(83)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(134)	(134)	(134)	(134)	(134)	(134)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(221)	(134)	(221)	(221)	(221)	(221)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (221)	$ (134)	$ (221)	$ (221)	$ (221)	$ (221)

Basic and Diluted (Loss) per Membership Interest	$ (0.06)	$ (0.01)	$ (0.11)	$ (0.15)	$ (0.03)	$ (0.04)
Weighted Average Membership Interests	3,750	10,000	2,000	1,500	6,500	5,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #BUFFETT1	Series #DRACULA10	Series #PAPPY1	Series #1857COIN	Series #94CSI	Series #ANDYPELE
Expenses, gains, losses, interest and other investing income
Storage	$ (4)	$ (4)	$ (73)	$ (4)	$ -	$ (4)
Transportation	-	-	-	-	-	-
Insurance	(83)	(83)	(69)	(69)	-	(69)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(134)	(134)	(134)	(134)	-	(134)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	(4,800)	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(221)	(5,021)	(276)	(207)	-	(207)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (221)	$ (5,021)	$ (276)	$ (207)	$ -	$ (207)

Basic and Diluted (Loss) per Membership Interest	$ (0.04)	$ (1.26)	$ (0.14)	$ (0.04)	$ -	$ (0.03)
Weighted Average Membership Interests	5,000	4,000	2,000	5,000	-	6,500

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #BOBAFETT	Series #ELVIS	Series #GBOYCOLOR	Series #JETFIRE	Series #POPEBALL	Series #RABBIT
Expenses, gains, losses, interest and other investing income
Storage	$ (4)	$ (4)	$ (4)	$ (4)	$ (4)	$ (4)
Transportation	-	-	-	-	-	-
Insurance	(83)	(83)	(83)	(83)	(83)	(83)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(134)	(134)	(134)	(134)	(134)	(134)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(221)	(221)	(221)	(221)	(221)	(221)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (221)	$ (221)	$ (221)	$ (221)	$ (221)	$ (221)

Basic and Diluted (Loss) per Membership Interest	$ (0.09)	$ (0.04)	$ (0.14)	$ (0.13)	$ (0.05)	$ (0.02)
Weighted Average Membership Interests	2,600	5,000	1,625	1,700	4,750	10,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #54AARON	Series #GRATEFUL1	Series #BOBAPROTO	Series #BATMAN	Series #ARSHAM1	Series #SCARFACE
Expenses, gains, losses, interest and other investing income
Storage	$ -	$ (4)	$ (4)	$ -	$ (900)	$ (3)
Transportation	-	-	-	-	-	-
Insurance	-	(83)	(83)	-	(69)	(83)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	-	(134)	(134)	-	(134)	(134)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	-	(221)	(221)	-	(1,103)	(220)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ -	$ (221)	$ (221)	$ -	$ (1,103)	$ (220)

Basic and Diluted (Loss) per Membership Interest	$ -	$ (0.02)	$ (0.01)	$ -	$ (0.16)	$ (0.11)
Weighted Average Membership Interests	-	12,500	15,000	-	6,750	2,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #ARSHAM2	Series #LEBRON	Series #94VTTT	Series #52MANTLE	Series #71MAYS	Series #RLEXPEPSI
Expenses, gains, losses, interest and other investing income
Storage	$ (750)	$ (2)	$ (150)	$ (4)	$ (4)	$ (4)
Transportation	-	-	-	-	-	-
Insurance	(69)	(42)	(69)	(83)	(83)	(69)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(134)	(134)	(134)	(134)	(134)	(134)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(953)	(178)	(353)	(221)	(221)	(207)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (953)	$ (178)	$ (353)	$ (221)	$ (221)	$ (207)

Basic and Diluted (Loss) per Membership Interest	$ (0.03)	$ (0.00)	$ (0.01)	$ (0.02)	$ (0.11)	$ (0.10)
Weighted Average Membership Interests	31,500	50,000	29,500	10,000	2,000	2,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #10COBB	Series #POTTER	Series #TWOCITIES	Series #FROST	Series #BIRKINBLU	Series #SMURF
Expenses, gains, losses, interest and other investing income
Storage	$ -	$ -	$ (4)	$ (4)	$ (3)	$ (4)
Transportation	-	-	-	-	-	-
Insurance	-	-	(83)	(83)	(55)	(69)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	-	-	(134)	(134)	(73)	(134)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	12,500	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	-	-	(221)	(221)	12,369	(207)
Provision for Income Taxes	-	-	-	-	(1,934)	-
Net Income / (Loss)	$ -	$ -	$ (221)	$ (221)	$ 10,436	$ (207)

Basic and Diluted (Loss) per Membership Interest	$ -	$ -	$ (1.11)	$ (1.11)	$ 10.44	$ (0.10)
Weighted Average Membership Interests	-	-	200	200	1,000	2,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #70RLEX	Series #EINSTEIN	Series #HONUS	Series #75ALI	Series #BIRKINBOR	Series #33RUTH
Expenses, gains, losses, interest and other investing income
Storage	$ -	$ (4)	$ (4)	$ (4)	$ (4)	$ -
Transportation	-	-	-	-	-	-
Insurance	-	(83)	(83)	(83)	(83)	-
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	-	(134)	(134)	(134)	(134)	-
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	(8,720)	-
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	-	(221)	(221)	(221)	(8,941)	-
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ -	$ (221)	$ (221)	$ (221)	$ (8,941)	$ -

Basic and Diluted (Loss) per Membership Interest	$ -	$ (0.11)	$ (0.02)	$ (0.22)	$ (4.47)	$ -
Weighted Average Membership Interests	-	2,000	10,000	1,000	2,000	-

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #SPIDER1	Series #BATMAN3	Series #ULYSSES	Series #ROOSEVELT	Series #56MANTLE	Series #AGHOWL
Expenses, gains, losses, interest and other investing income
Storage	$ (4)	$ (4)	$ (4)	$ (4)	$ (4)	$ (4)
Transportation	-	-	-	-	-	-
Insurance	(83)	(83)	(83)	(83)	(83)	(83)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(134)	(134)	(134)	(134)	(134)	(134)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(221)	(221)	(221)	(221)	(221)	(221)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (221)	$ (221)	$ (221)	$ (221)	$ (221)	$ (221)

Basic and Diluted (Loss) per Membership Interest	$ (0.22)	$ (0.22)	$ (0.44)	$ (0.22)	$ (0.02)	$ (0.44)
Weighted Average Membership Interests	1,000	1,000	500	1,000	10,000	500

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #18ZION	Series #SNOOPY	Series #APOLLO11	Series #YOKO	Series #HIMALAYA	Series #38DIMAGGIO
Expenses, gains, losses, interest and other investing income
Storage	$ (4)	$ (4)	$ (4)	$ (4)	$ (4)	$ -
Transportation	-	-	-	-	-	-
Insurance	(83)	(69)	(83)	(83)	(83)	-
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(134)	(134)	(134)	(134)	(134)	-
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(221)	(207)	(221)	(221)	(221)	-
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (221)	$ (207)	$ (221)	$ (221)	$ (221)	$ -

Basic and Diluted (Loss) per Membership Interest	$ (0.44)	$ (0.10)	$ (0.22)	$ (1.11)	$ (0.11)	$ -
Weighted Average Membership Interests	500	2,000	1,000	200	2,000	-

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #55CLEMENTE	Series #LOTR	Series #CATCHER	Series #BOND1	Series #SUPER21	Series #BIRKINTAN
Expenses, gains, losses, interest and other investing income
Storage	$ (4)	$ (4)	$ (4)	$ (4)	$ (4)	$ (4)
Transportation	-	-	-	-	-	-
Insurance	(83)	(83)	(83)	(83)	(83)	(83)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(134)	(134)	(134)	(134)	(134)	(134)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(221)	(221)	(221)	(221)	(221)	(221)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (221)	$ (221)	$ (221)	$ (221)	$ (221)	$ (221)

Basic and Diluted (Loss) per Membership Interest	$ (0.22)	$ (0.22)	$ (0.44)	$ (0.22)	$ (0.03)	$ (0.22)
Weighted Average Membership Interests	1,000	1,000	500	1,000	8,500	1,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #GMTBLACK1	Series #61JFK	Series #POKEMON1	Series #LINCOLN	Series #STARWARS1	Series #68MAYS
Expenses, gains, losses, interest and other investing income
Storage	$ (4)	$ (4)	$ -	$ (4)	$ (4)	$ (4)
Transportation	-	-	-	-	-	-
Insurance	(69)	(83)	-	(83)	(83)	(83)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(134)	(134)	-	(134)	(134)	(134)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(207)	(221)	-	(221)	(221)	(221)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (207)	$ (221)	$ -	$ (221)	$ (221)	$ (221)

Basic and Diluted (Loss) per Membership Interest	$ (0.21)	$ (0.11)	$ -	$ (0.06)	$ (0.02)	$ (0.11)
Weighted Average Membership Interests	1,000	2,000	-	4,000	12,000	2,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #56TEDWILL	Series #CAPTAIN3	Series #CHURCHILL	Series #SHKSPR4	Series #03KOBE	Series #03JORDAN
Expenses, gains, losses, interest and other investing income
Storage	$ (4)	$ (4)	$ (4)	$ (4)	$ -	$ (4)
Transportation	-	-	-	-	-	-
Insurance	(83)	(83)	(83)	(83)	-	(83)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(134)	(134)	(134)	(134)	-	(134)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(221)	(221)	(221)	(221)	-	(221)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (221)	$ (221)	$ (221)	$ (221)	$ -	$ (221)

Basic and Diluted (Loss) per Membership Interest	$ (0.11)	$ (0.22)	$ (0.03)	$ (0.22)	$ -	$ (0.11)
Weighted Average Membership Interests	2,000	1,000	7,500	1,000	-	2,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #39TEDWILL	Series #94JETER	Series #2020TOPPS	Series #05LATOUR	Series #16SCREAG	Series #14DRC
Expenses, gains, losses, interest and other investing income
Storage	$ (4)	$ (4)	$ (4)	$ (12)	$ (12)	$ (12)
Transportation	-	-	-	-	-	-
Insurance	(83)	(83)	(83)	(69)	(69)	(69)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(134)	(134)	(134)	(134)	(134)	(134)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(221)	(221)	(221)	(215)	(215)	(215)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (221)	$ (221)	$ (221)	$ (215)	$ (215)	$ (215)

Basic and Diluted (Loss) per Membership Interest	$ (0.04)	$ (0.22)	$ (0.02)	$ (0.22)	$ (0.22)	$ (0.22)
Weighted Average Membership Interests	5,600	1,000	10,000	1,000	1,000	1,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #86RICE	Series #57MANTLE	Series #FAUBOURG	Series #SOBLACK	Series #GATSBY	Series #93DAYTONA
Expenses, gains, losses, interest and other investing income
Storage	$ (4)	$ (4)	$ -	$ (4)	$ (4)	$ (4)
Transportation	-	-	-	-	-	-
Insurance	(83)	(83)	-	(83)	(83)	(69)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(134)	(134)	-	(134)	(134)	(134)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(221)	(221)	-	(221)	(221)	(207)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (221)	$ (221)	$ -	$ (221)	$ (221)	$ (207)

Basic and Diluted (Loss) per Membership Interest	$ (0.01)	$ (0.03)	$ -	$ (0.22)	$ (0.06)	$ (0.10)
Weighted Average Membership Interests	23,000	8,000	-	1,000	4,000	2,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #09TROUT	Series #57STARR	Series #03KOBE2	Series #JOBSMAC	Series #16PETRUS	Series #ALICE
Expenses, gains, losses, interest and other investing income
Storage	$ (4)	$ (4)	$ (4)	$ -	$ (12)	$ (4)
Transportation	-	-	-	-	-	-
Insurance	(83)	(83)	(83)	-	(69)	(83)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(134)	(134)	(134)	-	(134)	(134)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(221)	(221)	(221)	-	(215)	(221)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (221)	$ (221)	$ (221)	$ -	$ (215)	$ (221)

Basic and Diluted (Loss) per Membership Interest	$ (0.02)	$ (0.03)	$ (0.04)	$ -	$ (0.02)	$ (0.02)
Weighted Average Membership Interests	11,250	8,000	5,750	-	9,000	12,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #SPIDER10	Series #62MANTLE	Series #BATMAN6	Series #CLEMENTE2	Series #79STELLA	Series #TKAM
Expenses, gains, losses, interest and other investing income
Storage	$ (4)	$ (4)	$ (4)	$ -	$ (4)	$ (4)
Transportation	-	-	-	-	-	-
Insurance	(83)	(83)	(83)	-	(69)	(83)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(134)	(134)	(134)	-	(134)	(134)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(221)	(221)	(221)	-	(207)	(221)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (221)	$ (221)	$ (221)	$ -	$ (207)	$ (221)

Basic and Diluted (Loss) per Membership Interest	$ (0.05)	$ (0.04)	$ (0.11)	$ -	$ (0.02)	$ (0.11)
Weighted Average Membership Interests	4,200	6,000	2,000	-	13,800	2,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #DIMAGGIO2	Series #13BEAUX	Series #88MARIO	Series #ANMLFARM	Series #NASA1	Series #00BRADY
Expenses, gains, losses, interest and other investing income
Storage	$ (4)	$ (12)	$ -	$ (4)	$ -	$ (4)
Transportation	-	-	-	-	-	-
Insurance	(69)	(69)	-	(83)	-	(83)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(134)	(134)	-	(134)	-	(134)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	(2,604)	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(2,811)	(215)	-	(221)	-	(221)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (2,811)	$ (215)	$ -	$ (221)	$ -	$ (221)

Basic and Diluted (Loss) per Membership Interest	$ (1.41)	$ (0.04)	$ -	$ (0.22)	$ -	$ (0.06)
Weighted Average Membership Interests	2,000	5,100	-	1,000	-	3,750

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #85NES	Series #69KAREEM	Series #59JFK	Series #04LEBRON	Series #85JORDAN	Series #GOLDENEYE
Expenses, gains, losses, interest and other investing income
Storage	$ (4)	$ (4)	$ (4)	$ (4)	$ -	$ (4)
Transportation	-	-	-	-	-	-
Insurance	(83)	(83)	(83)	(83)	-	(83)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(134)	(134)	(134)	(134)	-	(134)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(221)	(221)	(221)	(221)	-	(221)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (221)	$ (221)	$ (221)	$ (221)	$ -	$ (221)

Basic and Diluted (Loss) per Membership Interest	$ (0.03)	$ (0.09)	$ (0.11)	$ (0.04)	$ -	$ (0.04)
Weighted Average Membership Interests	8,000	2,500	2,000	5,000	-	5,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #MOONSHOE	Series #03LEBRON2	Series #GRAPES	Series #34GEHRIG	Series #98KANGA	Series #06BRM
Expenses, gains, losses, interest and other investing income
Storage	$ (4)	$ (4)	$ (4)	$ -	$ (4)	$ (12)
Transportation	-	-	-	-	-	-
Insurance	(83)	(83)	(83)	-	(83)	(69)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(134)	(134)	(134)	-	(134)	(134)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(221)	(221)	(221)	-	(221)	(215)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (221)	$ (221)	$ (221)	$ -	$ (221)	$ (215)

Basic and Diluted (Loss) per Membership Interest	$ (0.01)	$ (0.04)	$ (0.11)	$ -	$ (0.01)	$ (0.12)
Weighted Average Membership Interests	18,000	5,000	2,000	5,000	21,250	1,850

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #DUNE	Series #86FLEER	Series #WILDGUN	Series #13GIANNIS	Series #04MESSI	Series #AVENGE57
Expenses, gains, losses, interest and other investing income
Storage	$ (4)	$ (4)	$ (4)	$ (4)	$ (4)	$ (4)
Transportation	-	-	-	-	-	-
Insurance	(83)	(83)	(83)	(83)	(83)	(83)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(134)	(134)	(134)	(134)	(134)	(134)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(221)	(221)	(221)	(221)	(221)	(221)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (221)	$ (221)	$ (221)	$ (221)	$ (221)	$ (221)

Basic and Diluted (Loss) per Membership Interest	$ (0.22)	$ (0.01)	$ (0.06)	$ (0.04)	$ (0.02)	$ (0.01)
Weighted Average Membership Interests	1,000	16,500	4,000	5,000	9,000	20,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #03TACHE	Series #99TMB2	Series #PUNCHOUT	Series #BULLSRING	Series #70AARON	Series #96CHARZRD
Expenses, gains, losses, interest and other investing income
Storage	$ (12)	$ (4)	$ -	$ (4)	$ (4)	$ (4)
Transportation	-	-	-	-	-	-
Insurance	(69)	(83)	-	(83)	(83)	(83)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(134)	(134)	-	(134)	(134)	(134)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(215)	(221)	-	(221)	(221)	(221)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (215)	$ (221)	$ -	$ (221)	$ (221)	$ (221)

Basic and Diluted (Loss) per Membership Interest	$ (0.01)	$ (0.02)	$ -	$ (0.01)	$ (0.04)	$ (0.03)
Weighted Average Membership Interests	15,600	10,000	-	30,000	6,000	6,500

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #01TIGER	Series #ICECLIMB	Series #09COBB	Series #96JORDAN2	Series #JUNGLEBOX	Series #59FLASH
Expenses, gains, losses, interest and other investing income
Storage	$ (4)	$ (4)	$ (4)	$ (4)	$ (4)	$ (4)
Transportation	-	-	-	-	-	-
Insurance	(83)	(83)	(83)	(83)	(83)	(83)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(134)	(134)	(134)	(134)	(134)	(134)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(221)	(221)	(221)	(221)	(221)	(221)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (221)	$ (221)	$ (221)	$ (221)	$ (221)	$ (221)

Basic and Diluted (Loss) per Membership Interest	$ (0.12)	$ (0.02)	$ (0.03)	$ (0.02)	$ (0.03)	$ (0.02)
Weighted Average Membership Interests	1,850	10,000	8,000	10,800	6,900	10,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #FOSSILBOX	Series #POKEBLUE	Series #98GTA	Series #PICNIC	Series #DOMINOS	Series #09CURRY
Expenses, gains, losses, interest and other investing income
Storage	$ (4)	$ (4)	$ (4)	$ (4)	$ (4)	$ (4)
Transportation	-	-	-	-	-	-
Insurance	(83)	(83)	(83)	(83)	(69)	(83)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(134)	(134)	(134)	(134)	(134)	(134)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	(4,420)	-	(3,500)
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(221)	(221)	(221)	(4,641)	(207)	(3,721)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (221)	$ (221)	$ (221)	$ (4,641)	$ (207)	$ (3,721)

Basic and Diluted (Loss) per Membership Interest	$ (0.05)	$ (0.09)	$ (0.07)	$ (2.32)	$ (0.10)	$ (1.49)
Weighted Average Membership Interests	4,200	2,400	3,150	2,000	2,000	2,500

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #84JORDAN	Series #09BEAUX	Series #KEROUAC	Series #FEDERAL	Series #62BOND	Series #71TOPPS
Expenses, gains, losses, interest and other investing income
Storage	$ -	$ (12)	$ (4)	$ -	$ (4)	$ (4)
Transportation	-	-	-	-	-	-
Insurance	-	(69)	(83)	-	(83)	(83)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	-	(134)	(134)	-	(134)	(134)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	-	(215)	(221)	-	(221)	(221)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ -	$ (215)	$ (221)	$ -	$ (221)	$ (221)

Basic and Diluted (Loss) per Membership Interest	$ -	$ (0.03)	$ (0.05)	$ -	$ (0.01)	$ (0.01)
Weighted Average Membership Interests	-	6,800	4,900	-	15,500	17,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #DEATON	Series #98ZELDA	Series #03JORDAN2	Series #91JORDAN	Series #79GRETZKY	Series #17DUJAC
Expenses, gains, losses, interest and other investing income
Storage	$ -	$ (4)	$ (4)	$ (4)	$ -	$ (10)
Transportation	-	-	-	-	-	-
Insurance	(83)	(83)	(83)	(83)	-	(55)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(134)	(134)	(134)	(134)	-	(95)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	12,268
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(217)	(221)	(221)	(221)	-	12,108
Provision for Income Taxes	-	-	-	-	-	(2,172)
Net Income / (Loss)	$ (217)	$ (221)	$ (221)	$ (221)	$ -	$ 9,936

Basic and Diluted (Loss) per Membership Interest	$ (0.02)	$ (0.04)	$ (0.02)	$ (0.02)	$ -	$ 3.06
Weighted Average Membership Interests	11,400	5,000	10,000	10,000	-	3,250

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #FAUBOURG2	Series #MOSASAUR	Series #92JORDAN	Series #03LEBRON3	Series #95TOPSUN	Series #09TROUT2
Expenses, gains, losses, interest and other investing income
Storage	$ -	$ (1,000)	$ -	$ (4)	$ (4)	$ (4)
Transportation	-	-	-	-	-	-
Insurance	-	(83)	-	(83)	(83)	(83)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	-	(134)	-	(134)	(134)	(134)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	-	(1,217)	-	(221)	(221)	(221)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ -	$ (1,217)	$ -	$ (221)	$ (221)	$ (221)

Basic and Diluted (Loss) per Membership Interest	$ -	$ (0.20)	$ -	$ (0.02)	$ (0.02)	$ (0.02)
Weighted Average Membership Interests	-	6,000	-	10,000	10,000	11,200

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #59BOND	Series #OPEECHEE	Series #ROCKETBOX	Series #94JORDAN	Series #18LUKA	Series #FANFOUR5
Expenses, gains, losses, interest and other investing income
Storage	$ (4)	$ (4)	$ (4)	$ (4)	$ (4)	$ (4)
Transportation	-	-	-	-	-	-
Insurance	(83)	(83)	(83)	(83)	(83)	(83)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(134)	(134)	(134)	(134)	(134)	(134)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	(60,509)	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(221)	(60,730)	(221)	(221)	(221)	(221)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (221)	$ (60,730)	$ (221)	$ (221)	$ (221)	$ (221)

Basic and Diluted (Loss) per Membership Interest	$ (0.02)	$ (6.07)	$ (0.05)	$ (0.02)	$ (0.04)	$ (0.02)
Weighted Average Membership Interests	10,250	10,000	4,750	10,000	5,300	10,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #16KOBE	Series #11BELAIR	Series #76PAYTON	Series #85MJPROMO	Series #96KOBE	Series #99CHARZRD
Expenses, gains, losses, interest and other investing income
Storage	$ -	$ (12)	$ (4)	$ (4)	$ (4)	$ (4)
Transportation	-	-	-	-	-	-
Insurance	-	(69)	(83)	(83)	(83)	(83)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	-	(134)	(134)	(134)	(134)	(134)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	(4,200)	-
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	-	(215)	(221)	(221)	(4,421)	(221)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ -	$ (215)	$ (221)	$ (221)	$ (4,421)	$ (221)

Basic and Diluted (Loss) per Membership Interest	$ -	$ (0.11)	$ (0.02)	$ (0.06)	$ (0.63)	$ (0.01)
Weighted Average Membership Interests	-	2,000	10,000	3,500	7,000	35,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #68RYAN	Series #MARADONA	Series #POKEYELOW	Series #POKELUGIA	Series #VANHALEN	Series #48JACKIE
Expenses, gains, losses, interest and other investing income
Storage	$ -	$ (4)	$ (4)	$ (4)	$ (4)	$ -
Transportation	-	-	-	-	-	-
Insurance	-	(83)	(83)	(83)	(83)	-
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	-	(134)	(134)	(134)	(134)	-
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	(3,750)	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	-	(221)	(3,971)	(221)	(221)	-
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ -	$ (221)	$ (3,971)	$ (221)	$ (221)	$ -

Basic and Diluted (Loss) per Membership Interest	$ -	$ (0.11)	$ (0.36)	$ (0.02)	$ (0.04)	$ -
Weighted Average Membership Interests	-	2,000	11,000	10,000	5,000	-

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #05MJLJ	Series #81MONTANA	Series #00MOUTON	Series #07DURANT	Series #56AARON	Series #85LEMIEUX
Expenses, gains, losses, interest and other investing income
Storage	$ -	$ (4)	$ (12)	$ (4)	$ (4)	$ (4)
Transportation	-	-	-	-	-	-
Insurance	-	(83)	(69)	(83)	(83)	(83)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	-	(134)	(134)	(134)	(134)	(134)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	-	(221)	(215)	(221)	(221)	(221)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ -	$ (221)	$ (215)	$ (221)	$ (221)	$ (221)

Basic and Diluted (Loss) per Membership Interest	$ -	$ (0.02)	$ (0.11)	$ (0.02)	$ (0.02)	$ (0.01)
Weighted Average Membership Interests	-	10,000	2,000	9,000	10,000	17,500

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #87JORDAN	Series #AC23	Series #APPLE1	Series #GWLOTTO	Series #GYMBOX	Series #HUCKFINN
Expenses, gains, losses, interest and other investing income
Storage	$ (4)	$ (4)	$ (4)	$ (4)	$ (4)	$ (4)
Transportation	-	-	-	-	-	-
Insurance	(83)	(83)	(83)	(83)	(83)	(83)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(134)	(134)	(134)	(134)	(134)	(134)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(221)	(221)	(221)	(221)	(221)	(221)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (221)	$ (221)	$ (221)	$ (221)	$ (221)	$ (221)

Basic and Diluted (Loss) per Membership Interest	$ (0.02)	$ (0.06)	$ (0.01)	$ (0.09)	$ (0.07)	$ (0.11)
Weighted Average Membership Interests	10,000	4,000	33,000	2,500	3,000	2,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #NEOBOX	Series #NEWTON	Series #NICKLAUS1	Series #POKEMON2	Series #POKERED	Series #RIVIERA
Expenses, gains, losses, interest and other investing income
Storage	$ (3)	$ (4)	$ (4)	$ (4)	$ (4)	$ (4)
Transportation	-	-	-	-	-	-
Insurance	(69)	(83)	(83)	(83)	(83)	(69)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(105)	(134)	(134)	(134)	(134)	(134)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	(50)	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	(1,000)	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(1,227)	(221)	(221)	(221)	(221)	(207)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (1,227)	$ (221)	$ (221)	$ (221)	$ (221)	$ (207)

Basic and Diluted (Loss) per Membership Interest	$ (0.12)	$ (0.01)	$ (0.06)	$ (0.01)	$ (0.02)	$ (0.03)
Weighted Average Membership Interests	10,000	30,000	4,000	41,500	10,000	6,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #SMB3	Series #WALDEN	Series #WZRDOFOZ	Series #60ALI	Series #TORNEK	Series #DIMAGGIO3
Expenses, gains, losses, interest and other investing income
Storage	$ (4)	$ (4)	$ (4)	$ (4)	$ (4)	$ (4)
Transportation	-	-	-	-	-	-
Insurance	(83)	(83)	(83)	(83)	(69)	(83)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(134)	(134)	(134)	(134)	(134)	(134)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	(3,500)	-	-	(139,799)	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(3,721)	(221)	(221)	(140,020)	(207)	(221)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (3,721)	$ (221)	$ (221)	$ (140,020)	$ (207)	$ (221)

Basic and Diluted (Loss) per Membership Interest	$ (0.74)	$ (0.11)	$ (0.04)	$ (5.96)	$ (0.01)	$ (0.01)
Weighted Average Membership Interests	5,000	2,000	6,000	23,500	33,000	22,500

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #POKEMON3	Series #58PELE3	Series #09CURRY2	Series #85ERVING	Series #80ALI	Series #BATMAN2
Expenses, gains, losses, interest and other investing income
Storage	$ (4)	$ (4)	$ (4)	$ (4)	$ (4)	$ (4)
Transportation	-	-	-	-	-	-
Insurance	(83)	(83)	(83)	(83)	(83)	(83)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(134)	(134)	(134)	(134)	(134)	(134)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(221)	(221)	(221)	(221)	(221)	(221)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (221)	$ (221)	$ (221)	$ (221)	$ (221)	$ (221)

Basic and Diluted (Loss) per Membership Interest	$ (0.04)	$ (0.02)	$ (0.01)	$ (0.02)	$ (0.02)	$ (0.03)
Weighted Average Membership Interests	5,000	11,250	21,000	10,000	10,000	8,500

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #FLASH123	Series #99MJRETRO	Series #85GPK	Series #IPOD	Series #HGWELLS	Series #85JORDAN2
Expenses, gains, losses, interest and other investing income
Storage	$ (4)	$ -	$ (4)	$ -	$ (4)	$ -
Transportation	-	-	-	-	-	-
Insurance	(83)	-	(83)	-	(83)	-
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(134)	-	(134)	-	(134)	-
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	(1,774)	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(221)	-	(1,995)	-	(221)	-
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (221)	$ -	$ (1,995)	$ -	$ (221)	$ -

Basic and Diluted (Loss) per Membership Interest	$ (0.06)	$ -	$ (2.00)	$ -	$ (0.03)	$ -
Weighted Average Membership Interests	3,625	10,000	1,000	-	7,500	-

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #66ORR	Series #CONGRESS	Series #GRIFFEYJR	Series #01HALO	Series #87ZELDA	Series #EINSTEIN2
Expenses, gains, losses, interest and other investing income
Storage	$ (4)	$ (4)	$ (4)	$ (4)	$ (4)	$ (4)
Transportation	-	-	-	-	-	-
Insurance	(83)	(83)	(83)	(83)	(83)	(83)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(134)	(134)	(134)	(134)	(134)	(134)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(221)	(221)	(221)	(221)	(221)	(221)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (221)	$ (221)	$ (221)	$ (221)	$ (221)	$ (221)

Basic and Diluted (Loss) per Membership Interest	$ (0.02)	$ (0.04)	$ (0.09)	$ (0.09)	$ (0.02)	$ (0.04)
Weighted Average Membership Interests	10,000	5,000	2,500	2,500	10,000	5,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #SANTANA	Series #01TIGER2	Series #86JORDAN2	Series #TOPPSTRIO	Series #81BIRD	Series #97KOBE
Expenses, gains, losses, interest and other investing income
Storage	$ (4)	$ (4)	$ (4)	$ (4)	$ (4)	$ (4)
Transportation	-	-	-	-	-	-
Insurance	(83)	(83)	(83)	(83)	(83)	(83)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(134)	(134)	(134)	(134)	(134)	(134)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(221)	(221)	(221)	(221)	(221)	(221)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (221)	$ (221)	$ (221)	$ (221)	$ (221)	$ (221)

Basic and Diluted (Loss) per Membership Interest	$ (0.01)	$ (0.11)	$ (0.02)	$ (0.04)	$ (0.04)	$ (0.02)
Weighted Average Membership Interests	15,000	2,000	10,000	5,000	5,000	10,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #XMEN94	Series #09RBLEROY	Series #04MESSI2	Series #THEROCK	Series #XLXMEN1	Series #03LEBRON5
Expenses, gains, losses, interest and other investing income
Storage	$ (4)	$ (12)	$ (4)	$ (4)	$ (4)	$ (4)
Transportation	-	-	-	-	-	-
Insurance	(83)	(69)	(83)	(83)	(83)	(83)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(134)	(134)	(134)	(134)	(134)	(134)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	(9,150)
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(221)	(215)	(221)	(221)	(221)	(9,371)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (221)	$ (215)	$ (221)	$ (221)	$ (221)	$ (9,371)

Basic and Diluted (Loss) per Membership Interest	$ (0.02)	$ (0.05)	$ (0.04)	$ (0.22)	$ (0.03)	$ (1.10)
Weighted Average Membership Interests	10,000	4,300	5,000	1,000	8,000	8,500

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #METEORITE	Series #SLASH	Series #00BRADY2	Series #89TMNT	Series #NESWWF	Series #PUNK9670
Expenses, gains, losses, interest and other investing income
Storage	$ (1,000)	$ -	$ (4)	$ (4)	$ (4)	$ -
Transportation	-	-	-	-	-	-
Insurance	(83)	(83)	(83)	(83)	(83)	-
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(134)	(134)	(134)	(134)	(134)	(134)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	(16,250)	(900)	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(1,217)	(217)	(16,471)	(1,121)	(221)	(134)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (1,217)	$ (217)	$ (16,471)	$ (1,121)	$ (221)	$ (134)

Basic and Diluted (Loss) per Membership Interest	$ (0.07)	$ (0.02)	$ (0.51)	$ (0.56)	$ (0.04)	$ (0.02)
Weighted Average Membership Interests	17,500	13,000	32,500	2,000	6,000	7,200

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #18ALLEN	Series #CASTLEII	Series #36OWENS	Series #BAYC601	Series #60MANTLE	Series #PUNK8103
Expenses, gains, losses, interest and other investing income
Storage	$ (4)	$ (4)	$ -	$ -	$ (4)	$ -
Transportation	-	-	-	-	-	-
Insurance	(83)	(83)	-	-	(83)	-
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(134)	(134)	-	(134)	(134)	(134)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	(6,927)	-	(208)	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(221)	(7,148)	-	(342)	(221)	(134)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (221)	$ (7,148)	$ -	$ (342)	$ (221)	$ (134)

Basic and Diluted (Loss) per Membership Interest	$ (0.02)	$ (3.57)	$ -	$ (0.02)	$ (0.01)	$ (0.00)
Weighted Average Membership Interests	12,000	2,000	-	16,500	42,500	60,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #GHOST1	Series #BROSGRIMM	Series #HENDERSON	Series #KIRBY	Series #03RONALDO	Series #HONUS2
Expenses, gains, losses, interest and other investing income
Storage	$ (4)	$ (4)	$ -	$ (4)	$ (4)	$ -
Transportation	-	-	-	-	-	-
Insurance	(83)	(83)	-	(83)	(83)	-
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(134)	(134)	-	(134)	(134)	-
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(221)	(221)	-	(221)	(221)	-
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (221)	$ (221)	$ -	$ (221)	$ (221)	$ -

Basic and Diluted (Loss) per Membership Interest	$ (0.11)	$ (0.04)	$ -	$ (0.02)	$ (0.02)	$ -
Weighted Average Membership Interests	2,000	5,000	27,000	10,000	12,500	-

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #MARX	Series #09HARDEN	Series #MEEB15511	Series #90BATMAN	Series #93JETER	Series #SIMPSONS1
Expenses, gains, losses, interest and other investing income
Storage	$ (4)	$ (4)	$ -	$ (4)	$ (4)	$ (4)
Transportation	-	-	-	-	-	-
Insurance	(83)	(83)	-	(83)	(83)	(83)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(134)	(134)	(134)	(134)	(134)	(134)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	(51,034)	(3,000)	-	-	(1,754)	-
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(51,255)	(3,221)	(134)	(221)	(1,975)	(221)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (51,255)	$ (3,221)	$ (134)	$ (221)	$ (1,975)	$ (221)

Basic and Diluted (Loss) per Membership Interest	$ (6.41)	$ (1.61)	$ (0.01)	$ (0.02)	$ (1.98)	$ (0.11)
Weighted Average Membership Interests	8,000	2,000	15,000	10,000	1,000	2,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #SPIDER129	Series #NESDK3	Series #BAYC7359	Series #CURIO10	Series #WILDTHING	Series #1776
Expenses, gains, losses, interest and other investing income
Storage	$ (4)	$ (4)	$ -	$ -	$ (4)	$ (4)
Transportation	-	-	-	-	-	-
Insurance	(83)	(83)	-	-	(83)	(83)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(134)	(134)	(134)	(134)	(134)	(134)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	(41,566)	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(221)	(221)	(41,701)	(134)	(221)	(221)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (221)	$ (221)	$ (41,701)	$ (134)	$ (221)	$ (221)

Basic and Diluted (Loss) per Membership Interest	$ (0.02)	$ (0.01)	$ (2.19)	$ (0.01)	$ (0.11)	$ (0.00)
Weighted Average Membership Interests	10,000	22,800	19,000	10,000	2,000	80,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #98JORDAN2	Series #MACALLAN1	Series #BAYC9159	Series #FANTASY7	Series #SURFER4	Series #OHTANI1
Expenses, gains, losses, interest and other investing income
Storage	$ (4)	$ (12)	$ -	$ (4)	$ (4)	$ -
Transportation	-	-	-	-	-	-
Insurance	(83)	(69)	-	(83)	(83)	-
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(134)	(134)	(134)	(134)	(134)	-
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	(73)	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(221)	(215)	(207)	(221)	(221)	-
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (221)	$ (215)	$ (207)	$ (221)	$ (221)	$ -

Basic and Diluted (Loss) per Membership Interest	$ (0.01)	$ (0.22)	$ (0.01)	$ (0.02)	$ (0.02)	$ -
Weighted Average Membership Interests	16,500	1,000	39,000	10,000	10,000	-

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #OHTANI2	Series #WILT100	Series #PENGUIN	Series #KARUIZAWA	Series #KOMBAT	Series #APPLELISA
Expenses, gains, losses, interest and other investing income
Storage	$ -	$ (4)	$ (4)	$ (12)	$ (4)	$ (4)
Transportation	-	-	-	-	-	-
Insurance	-	(83)	(83)	(69)	(83)	(83)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	-	(134)	(134)	(134)	(134)	(134)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	-	(221)	(221)	(215)	(221)	(221)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ -	$ (221)	$ (221)	$ (215)	$ (221)	$ (221)

Basic and Diluted (Loss) per Membership Interest	$ -	$ (0.02)	$ (0.02)	$ (0.02)	$ (0.02)	$ (0.02)
Weighted Average Membership Interests	-	11,500	10,000	13,000	10,000	10,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #98MANNING	Series #GIJOE	Series #BEATLES1	Series #SQUIG5847	Series #PACQUIAO	Series #83JOBS
Expenses, gains, losses, interest and other investing income
Storage	$ (4)	$ (4)	$ (4)	$ -	$ (4)	$ (4)
Transportation	-	-	-	-	-	(86)
Insurance	(83)	(83)	(83)	-	(83)	(83)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(134)	(134)	(134)	(134)	(134)	(134)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	(4,000)	-	-	-	(2,100)	-
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(4,221)	(221)	(221)	(134)	(2,321)	(307)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (4,221)	$ (221)	$ (221)	$ (134)	$ (2,321)	$ (307)

Basic and Diluted (Loss) per Membership Interest	$ (2.11)	$ (0.04)	$ (0.04)	$ (0.02)	$ (1.16)	$ (0.03)
Weighted Average Membership Interests	2,000	5,000	6,000	6,000	2,000	10,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #BATMAN181	Series #HOBBIT	Series #POPEYE	Series #PUNK5883	Series #HAMILTON1	Series #OBIWAN
Expenses, gains, losses, interest and other investing income
Storage	$ (4)	$ -	$ (4)	$ -	$ (4)	$ (4)
Transportation	-	-	-	-	-	-
Insurance	(83)	-	(83)	-	(83)	(83)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(134)	-	(134)	(134)	(134)	(134)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(221)	-	(221)	(134)	(221)	(221)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (221)	$ -	$ (221)	$ (134)	$ (221)	$ (221)

Basic and Diluted (Loss) per Membership Interest	$ (0.04)	$ -	$ (0.02)	$ (0.00)	$ (0.04)	$ (0.11)
Weighted Average Membership Interests	5,000	-	11,000	40,000	5,000	2,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #SMB2	Series #GIANNIS2	Series #86BONDS	Series #IPADPROTO	Series #MOBYDICK	Series #03SERENA
Expenses, gains, losses, interest and other investing income
Storage	$ (4)	$ (4)	$ (4)	$ -	$ (4)	$ (4)
Transportation	-	-	-	-	-	-
Insurance	(83)	(83)	(83)	-	(83)	(83)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(134)	(134)	(134)	-	(134)	(134)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	(10,625)
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(221)	(221)	(221)	-	(221)	(10,846)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (221)	$ (221)	$ (221)	$ -	$ (221)	$ (10,846)

Basic and Diluted (Loss) per Membership Interest	$ (0.01)	$ (0.01)	$ (0.11)	$ -	$ (0.02)	$ (1.28)
Weighted Average Membership Interests	20,000	41,500	2,000	-	10,000	8,500

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #BAYC4612	Series #18OSAKA	Series #05RODGERS	Series #IROBOT	Series #LEICAGOLD	Series #FORTNITE
Expenses, gains, losses, interest and other investing income
Storage	$ -	$ (4)	$ (4)	$ (4)	$ (4)	$ (4)
Transportation	-	-	-	-	-	-
Insurance	-	(83)	(83)	(83)	(83)	(83)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(134)	(134)	(134)	(134)	(134)	(134)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	(73)	-	-	-	-	(2,543)
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(207)	(221)	(221)	(221)	(221)	(2,764)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (207)	$ (221)	$ (221)	$ (221)	$ (221)	$ (2,764)

Basic and Diluted (Loss) per Membership Interest	$ (0.00)	$ (0.09)	$ (0.03)	$ (0.22)	$ (0.06)	$ (1.38)
Weighted Average Membership Interests	100,000	2,600	7,000	1,000	4,000	2,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #IOMMI	Series #MARIO64	Series #GWTW	Series #NEWWORLD	Series #JAWA	Series #GWLETTER
Expenses, gains, losses, interest and other investing income
Storage	$ -	$ (4)	$ (4)	$ (4)	$ (4)	$ (4)
Transportation	-	-	-	-	-	-
Insurance	(83)	(83)	(83)	(83)	(83)	(83)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(134)	(134)	(134)	(134)	(134)	(134)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(217)	(221)	(221)	(221)	(221)	(221)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (217)	$ (221)	$ (221)	$ (221)	$ (221)	$ (221)

Basic and Diluted (Loss) per Membership Interest	$ (0.03)	$ (0.02)	$ (0.04)	$ (0.11)	$ (0.02)	$ (0.03)
Weighted Average Membership Interests	6,500	12,500	5,000	2,000	9,000	7,500

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #MARIOKART	Series #96KOBE2	Series #SHOWCASE4	Series #BAYC8827	Series #15COBB	Series #BRADBURY
Expenses, gains, losses, interest and other investing income
Storage	$ (4)	$ (4)	$ (4)	$ -	$ -	$ (4)
Transportation	-	-	-	-	-	-
Insurance	(83)	(83)	(83)	-	-	(83)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(134)	(134)	(134)	(134)	-	(134)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	(100)	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(221)	(221)	(221)	(235)	-	(221)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (221)	$ (221)	$ (221)	$ (235)	$ -	$ (221)

Basic and Diluted (Loss) per Membership Interest	$ (0.04)	$ (0.01)	$ (0.02)	$ (0.00)	$ -	$ (0.11)
Weighted Average Membership Interests	5,000	22,500	11,000	82,000	-	2,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #MACALLAN2	Series #BEATLES2	Series #92TIGER	Series #DOOD6921	Series #HIRST1	Series #GRIFFEY2
Expenses, gains, losses, interest and other investing income
Storage	$ (12)	$ (4)	$ (4)	$ -	$ (4)	$ (4)
Transportation	-	-	-	-	-	-
Insurance	(69)	(83)	(83)	-	(69)	(83)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(134)	(134)	(134)	(134)	(134)	(134)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(215)	(221)	(221)	(134)	(207)	(221)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (215)	$ (221)	$ (221)	$ (134)	$ (207)	$ (221)

Basic and Diluted (Loss) per Membership Interest	$ (0.04)	$ (0.09)	$ (0.02)	$ (0.01)	$ (0.04)	$ (0.11)
Weighted Average Membership Interests	5,000	2,500	10,000	11,000	5,000	2,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #SKYWALKER	Series #85GPK2	Series #19HAALAND	Series #MEGALODON	Series #KELLER	Series #GODFATHER
Expenses, gains, losses, interest and other investing income
Storage	$ (4)	$ (4)	$ (4)	$ (1,000)	$ (4)	$ (4)
Transportation	-	-	-	-	-	-
Insurance	(83)	(83)	(83)	(83)	(83)	(83)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(134)	(134)	(134)	(134)	(134)	(134)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	(3,800)	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(221)	(221)	(4,021)	(1,217)	(221)	(221)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (221)	$ (221)	$ (4,021)	$ (1,217)	$ (221)	$ (221)

Basic and Diluted (Loss) per Membership Interest	$ (0.04)	$ (0.04)	$ (0.80)	$ (0.04)	$ (0.07)	$ (0.22)
Weighted Average Membership Interests	5,000	5,000	5,000	30,000	3,000	1,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #MAYC5750	Series #SUPREMEPB	Series #MJTICKET	Series #COOLCAT	Series #BLASTOISE	Series #MACALLAN3
Expenses, gains, losses, interest and other investing income
Storage	$ -	$ (4)	$ (4)	$ (4)	$ (4)	$ (73)
Transportation	-	-	-	-	-	-
Insurance	-	(83)	(83)	(83)	(83)	(69)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(134)	(134)	(134)	(134)	(134)	(134)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	(52)	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(187)	(221)	(221)	(221)	(221)	(276)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (187)	$ (221)	$ (221)	$ (221)	$ (221)	$ (276)

Basic and Diluted (Loss) per Membership Interest	$ (0.02)	$ (0.02)	$ (0.01)	$ (0.06)	$ (0.00)	$ (0.07)
Weighted Average Membership Interests	10,000	10,000	20,000	4,000	50,000	4,100

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #SUPERMAN6	Series #MOONPASS	Series #90FANTASY	Consolidated
Expenses, gains, losses, interest and other investing income
Storage	$ (4)	$ (4)	$ (4)	$ (45,179)
Transportation	-	-	-	(2,842)
Insurance	(83)	(83)	(83)	(44,367)
Maintenance	-	-	-	-
Bookkeeping and Accounting Fees	(134)	(134)	(134)	(48,775)
Marketing Expense	-	-	-	-
Banking Fees	-	-	-	-
Interest expense	-	-	-	-
Other Taxes	-	-	-	(50)
Gain on Sale	-	-	-	24,768
Loss on Sale	-	-	-	(1,000)
Loss on Sale of Digital Assets	-	-	-	-
Loss on Impairment	-	-	-	(448,187)
Investment Income / (Loss)	-	-	-	-
Income / (Loss) Before Income Taxes	(221)	(221)	(221)	(565,631)
Provision for Income Taxes	-	-	-	(4,106)
Net Income / (Loss)	$ (221)	$ (221)	$ (221)	$ (569,737)

Basic and Diluted (Loss) per Membership Interest	$ (0.07)	$ (0.17)	$ (0.07)
Weighted Average Membership Interests	3,000	1,300	3,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2026 and 2025 (unaudited)

	Series #69BM1	Series #55PS1	Series #90FM1	Series #83FB1	Series #98DV1	Series #93XJ1
Balance January 1, 2026	$ 109,183	$ 409,801	$ -	$ 334,492	$ (825)	$ 488,987
Distribution	-	-	-	-	-	-
Membership Contributions	(1)	-	-	-	-	1
Capital Contribution	844	844	-	843	825	843
Distribution to RSE Collection	1	(1)	-	-	-	(1)
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(1,130)	(1,130)	-	(8,936)	-	(1,130)
Balance June 30, 2026	$ 108,898	$ 409,514	$ -	$ 326,399	$ -	$ 488,700

	Series #91MV1	Series #92LD1	Series #94DV1	Series #72MC1	Series #11BM1	Series #63CC1
Balance January 1, 2026	$ 35,621	$ 157,416	$ 53,972	$ 78,190	$ 80,987	$ 121,485
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	844	1,156	843	843	843	843
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(1,130)	(9,171)	(1,130)	(1,130)	(1,130)	(2,018)
Balance June 30, 2026	$ 35,335	$ 149,400	$ 53,685	$ 77,903	$ 80,700	$ 120,311

	Series #76PT1	Series #75RA1	Series #65AG1	Series #90MM1	Series #61JE1	Series #65FM1
Balance January 1, 2026	$ 0	$ 77,752	$ 173,186	$ 0	$ 237,487	$ 77,497
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	(1)
Capital Contribution	-	843	844	-	843	844
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	-	(1,130)	(1,130)	-	(1,130)	(1,130)
Balance June 30, 2026	$ 0	$ 77,465	$ 172,901	$ 0	$ 237,200	$ 77,210

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2026 and 2025 (unaudited)

	Series #99SS1	Series #94FS1	Series #61MG1	Series #92CC1	Series #88LL1	Series #MEEB11275
Balance January 1, 2026	$ 131,492	$ 140,644	$ 328,987	$ 47,800	$ 0	$ 3,862
Distribution	-	-	-	-	-	-
Membership Contributions	1	-	(1)	-	-	-
Capital Contribution	843	844	844	844	-	-
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(1,130)	(1,130)	(1,130)	(1,130)	-	(141)
Balance June 30, 2026	$ 131,206	$ 140,358	$ 328,701	$ 47,514	$ 0	$ 3,721

	Series #82TAYLOR	Series #HOLMES	Series #HULK180	Series #05JAYZ	Series #JUSTINIAN	Series #67ICEBOWL
Balance January 1, 2026	$ 7,922	$ 17,173	$ 22,399	$ 6,797	$ 14,903	$ 7,923
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	21	21	21	21	21	21
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(233)	(233)	(233)	(4,463)	(233)	(233)
Balance June 30, 2026	$ 7,710	$ 16,961	$ 22,187	$ 2,355	$ 14,691	$ 7,711

	Series #DKCOUNTRY	Series #FALCON	Series #MARIOWRLD	Series #82AV1	Series #SUPERBWL1	Series #MEEB7985
Balance January 1, 2026	$ 13,888	$ 25,931	$ 125,399	$ 288,964	$ 19,523	$ 9,135
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	21	21	21	844	21	-
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(233)	(233)	(233)	(1,130)	(233)	(141)
Balance June 30, 2026	$ 13,676	$ 25,719	$ 125,188	$ 288,678	$ 19,311	$ 8,994

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2026 and 2025 (unaudited)

	Series #BONDWATCH	Series #95FF1	Series #MAYC857	Series #PUNK2981	Series #WOW2221	Series #NIKON1
Balance January 1, 2026	$ 74,590	$ -	$ 18,986	$ 95,852	$ 7,141	$ 24,242
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	21	-	141	-	141	21
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(233)	-	(141)	(141)	(161)	(233)
Balance June 30, 2026	$ 74,378	$ -	$ 18,986	$ 95,711	$ 7,121	$ 24,030

	Series #LOTF	Series #DOOD6778	Series #BAKC7820	Series #NBAJAM	Series #SANDBOX1	Series #WOW6586
Balance January 1, 2026	$ 9,337	$ 7,147	$ 5,442	$ 9,353	$ 12,050	$ 12,140
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	1
Capital Contribution	21	-	-	21	-	141
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(233)	(141)	(141)	(233)	(141)	(141)
Balance June 30, 2026	$ 9,125	$ 7,006	$ 5,301	$ 9,141	$ 11,909	$ 12,140

	Series #AZUKI6704	Series #58PELE4	Series #OBAMABALL	Series #BART	Series #HOMER	Series #SI1
Balance January 1, 2026	$ 30,952	$ 42,092	$ 78,043	$ 14,112	$ 17,824	$ 8,124
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	-	21	21	21	21	21
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(141)	(233)	(233)	(233)	(233)	(233)
Balance June 30, 2026	$ 30,811	$ 41,880	$ 77,831	$ 13,900	$ 17,612	$ 7,912

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2026 and 2025 (unaudited)

	Series #GOLD1	Series #VERSTAPP1	Series #96TIGER	Series #88ZELDA	Series #STARWARS3	Series #YEEZY
Balance January 1, 2026	$ 14,172	$ 29,826	$ 27,188	$ 53,758	$ 20,025	$ 33,637
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	(1)	-	-	-
Capital Contribution	21	21	22	21	21	207
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(233)	(4,793)	(2,073)	(233)	(233)	(233)
Balance June 30, 2026	$ 13,960	$ 25,054	$ 25,137	$ 53,546	$ 19,813	$ 33,611

	Series #MAYC9114	Series #VFRNDS1	Series #MBIRD2754	Series #VEEFRND1	Series #TREASURE	Series #KENNERSET
Balance January 1, 2026	$ 18,133	$ 250,088	$ 6,840	$ 7,220	$ 19,322	$ 6,970
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	141	142	-	-	21	21
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(10,404)	(233)	(141)	(141)	(233)	(233)
Balance June 30, 2026	$ 7,870	$ 249,997	$ 6,699	$ 7,079	$ 19,110	$ 6,758

	Series #LEDZEPP1	Series #VEEVIPER	Series #BEEPLE1	Series #WARHOL1	Series #GAMEBOY	Series #CROESUS
Balance January 1, 2026	$ 42,425	$ 70,422	$ 23,639	$ 127,773	$ 5,421	$ 57,976
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	21	21	-	21	21	21
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(233)	(233)	(141)	(233)	(233)	(233)
Balance June 30, 2026	$ 42,213	$ 70,210	$ 23,498	$ 127,561	$ 5,209	$ 57,764

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2026 and 2025 (unaudited)

	Series #SACHS1	Series #32RUTH	Series #ELON1	Series #105.ETH	Series #R2D2	Series #VADER
Balance January 1, 2026	$ 3,527	$ 85,025	$ 6,423	$ 22,037	$ 7,729	$ 6,023
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	19	21	21	-	21	21
Distribution to RSE Collection	(1)	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(230)	(233)	(233)	(9,268)	(233)	(233)
Balance June 30, 2026	$ 3,316	$ 84,813	$ 6,211	$ 12,769	$ 7,517	$ 5,811

	Series #WARHOL2	Series #JEKYLL	Series #BUFFETT1	Series #DRACULA10	Series #PAPPY1	Series #1857COIN
Balance January 1, 2026	$ 46,901	$ 16,922	$ 13,423	$ 20,731	$ 12,652	$ 23,322
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	21	21	21	21	19	21
Distribution to RSE Collection	-	-	-	-	(1)	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(233)	(233)	(233)	(233)	(302)	(233)
Balance June 30, 2026	$ 46,689	$ 16,710	$ 13,211	$ 20,519	$ 12,367	$ 23,110

	Series #ANDYPELE	Series #BOBAFETT	Series #ELVIS	Series #GBOYCOLOR	Series #JETFIRE	Series #POPEBALL
Balance January 1, 2026	$ 24,422	$ 23,383	$ 34,725	$ 3,604	$ 6,809	$ 17,710
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	21	21	21	21	21	21
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(233)	(233)	(233)	(233)	(233)	(233)
Balance June 30, 2026	$ 24,211	$ 23,171	$ 34,513	$ 3,392	$ 6,597	$ 17,498

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2026 and 2025 (unaudited)

	Series #RABBIT	Series #GRATEFUL1	Series #BOBAPROTO	Series #ARSHAM1	Series #SCARFACE	Series #ARSHAM2
Balance January 1, 2026	$ 39,572	$ 110,422	$ 139,173	$ 119,759	$ 17,923	$ 302,900
Distribution	-	-	-	-	(23,951)	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	21	21	21	1,330	160	844
Distribution to RSE Collection	-	-	1	-	(1)	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(233)	(233)	(24,100)	(1,130)	5,866	(1,130)
Balance June 30, 2026	$ 39,360	$ 110,210	$ 115,095	$ 119,960	$ (3)	$ 302,615

	Series #LEBRON	Series #94VTTT	Series #52MANTLE	Series #71MAYS	Series #RLEXPEPSI	Series #TWOCITIES
Balance January 1, 2026	$ 450,483	$ 582,375	$ 126,474	$ 53,622	$ 16,578	$ 13,617
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	207	(131)	21	21	21	21
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(233)	(980)	(233)	(233)	(233)	(233)
Balance June 30, 2026	$ 450,457	$ 581,265	$ 126,262	$ 53,410	$ 16,366	$ 13,405

	Series #FROST	Series #BIRKINBLU	Series #SMURF	Series #EINSTEIN	Series #HONUS	Series #75ALI
Balance January 1, 2026	$ 11,818	$ 0	$ 30,773	$ 12,872	$ 505,181	$ 44,027
Distribution	-	-	-	(16,540)	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	21	-	21	36	21	21
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(233)	-	(233)	3,633	(233)	(233)
Balance June 30, 2026	$ 11,606	$ 0	$ 30,561	$ 1	$ 504,969	$ 43,815

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2026 and 2025 (unaudited)

	Series #BIRKINBOR	Series #SPIDER1	Series #BATMAN3	Series #ULYSSES	Series #ROOSEVELT	Series #56MANTLE
Balance January 1, 2026	$ 42,506	$ 20,626	$ 75,526	$ 19,894	$ 17,623	$ 10,072
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	21	21	21	21	21	21
Distribution to RSE Collection	-	1	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(233)	(233)	(233)	(233)	(233)	(233)
Balance June 30, 2026	$ 42,294	$ 20,415	$ 75,314	$ 19,682	$ 17,411	$ 9,860

	Series #AGHOWL	Series #18ZION	Series #SNOOPY	Series #APOLLO11	Series #YOKO	Series #HIMALAYA
Balance January 1, 2026	$ 17,326	$ 4,378	$ 24,824	$ 30,572	$ 14,374	$ 130,826
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	21	21	21	21	21	21
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(233)	(233)	(233)	(233)	(233)	(99,233)
Balance June 30, 2026	$ 17,114	$ 4,166	$ 24,612	$ 30,360	$ 14,162	$ 31,614

	Series #55CLEMENTE	Series #LOTR	Series #CATCHER	Series #BOND1	Series #SUPER21	Series #BIRKINTAN
Balance January 1, 2026	$ 36,623	$ 27,709	$ 11,837	$ 28,750	$ 7,323	$ 25,723
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	21	21	207	21	21	21
Distribution to RSE Collection	-	-	1	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(233)	(233)	(233)	(233)	(233)	(233)
Balance June 30, 2026	$ 36,411	$ 27,497	$ 11,812	$ 28,539	$ 7,111	$ 25,511

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2026 and 2025 (unaudited)

	Series #GMTBLACK1	Series #61JFK	Series #LINCOLN	Series #STARWARS1	Series #68MAYS	Series #56TEDWILL
Balance January 1, 2026	$25,657	$16,706	$65,156	$10,292	$32,543	$80,543
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	21	21	21	21	21	21
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(233)	(233)	(233)	(233)	(233)	(233)
Balance June 30, 2026	$25,445	$16,494	$64,944	$10,080	$32,331	$80,331

	Series #CAPTAIN3	Series #CHURCHILL	Series #SHKSPR4	Series #03KOBE	Series #03JORDAN	Series #39TEDWILL
Balance January 1, 2026	$ 35,622	$ 6,842	$ 105,523	$ 0	$ 33,460	$ 28,373
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	131	21	21	-	21	21
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(233)	(233)	(233)	-	(233)	(233)
Balance June 30, 2026	$ 35,520	$ 6,630	$ 105,311	$ 0	$ 33,248	$ 28,161

	Series #94JETER	Series #2020TOPPS	Series #05LATOUR	Series #16SCREAG	Series #14DRC	Series #86RICE
Balance January 1, 2026	$ 39,484	$ 98,173	$ 7,898	$ 32,400	$ 46,435	$ 20,483
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	1	-	-	-
Capital Contribution	21	58	18	18	19	21
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(233)	(233)	(243)	(243)	(243)	(233)
Balance June 30, 2026	$ 39,272	$ 97,998	$ 7,674	$ 32,176	$ 46,212	$ 20,271

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2026 and 2025 (unaudited)

	Series #57MANTLE	Series #SOBLACK	Series #GATSBY	Series #93DAYTONA	Series #09TROUT	Series #57STARR
Balance January 1, 2026	$ 8,423	$ 50,296	$ 185,643	$ 37,622	$ 73,123	$ 8,424
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	21	21	21	21	21	21
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(233)	(233)	(233)	(233)	(25,371)	(233)
Balance June 30, 2026	$ 8,211	$ 50,084	$ 185,431	$ 37,410	$ 47,773	$ 8,212

	Series #03KOBE2	Series #16PETRUS	Series #ALICE	Series #SPIDER10	Series #62MANTLE	Series #BATMAN6
Balance January 1, 2026	$ 15,339	$ 38,692	$ 9,844	$ 18,424	$ 131,938	$ 20,743
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	21	18	21	21	21	21
Distribution to RSE Collection	1	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(233)	(243)	(233)	(233)	(233)	(233)
Balance June 30, 2026	$ 15,128	$ 38,468	$ 9,632	$ 18,212	$ 131,726	$ 20,531

	Series #79STELLA	Series #TKAM	Series #DIMAGGIO2	Series #13BEAUX	Series #ANMLFARM	Series #00BRADY
Balance January 1, 2026	$ 62,122	$ 29,157	$ 14,898	$ 22,302	$ 8,923	$ 35,546
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	(1)	-
Capital Contribution	21	21	21	18	108	21
Distribution to RSE Collection	-	-	-	-	1	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(233)	(233)	(233)	(243)	(233)	(233)
Balance June 30, 2026	$ 61,910	$ 28,945	$ 14,686	$ 22,077	$ 8,798	$ 35,334

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2026 and 2025 (unaudited)

	Series #85NES	Series #69KAREEM	Series #59JFK	Series #04LEBRON	Series #GOLDENEYE	Series #MOONSHOE
Balance January 1, 2026	$ 26,423	$ 23,538	$ 23,523	$ 44,338	$ 23,223	$ 150,444
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	21	21	21	21	21	21
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(233)	(3,494)	(233)	(233)	(233)	(233)
Balance June 30, 2026	$ 26,211	$ 20,066	$ 23,311	$ 44,126	$ 23,011	$ 150,232

	Series #03LEBRON2	Series #GRAPES	Series #98KANGA	Series #06BRM	Series #DUNE	Series #86FLEER
Balance January 1, 2026	$ 50,660	$ 31,523	$ -	$ 16,145	$ 10,751	$ 12
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	21	21	-	18	21	(12)
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(233)	(233)	-	(243)	(233)	-
Balance June 30, 2026	$ 50,448	$ 31,311	$ -	$ 15,920	$ 10,539	$ -

	Series #WILDGUN	Series #13GIANNIS	Series #04MESSI	Series #AVENGE57	Series #03TACHE	Series #99TMB2
Balance January 1, 2026	$ 24,423	$ 19,988	$ (1)	$ 17,423	$ 70,617	$ 50,344
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	21	21	-	21	18	21
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(233)	(233)	-	(233)	(243)	(4,018)
Balance June 30, 2026	$ 24,211	$ 19,776	$ (1)	$ 17,211	$ 70,392	$ 46,347

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2026 and 2025 (unaudited)

	Series #BULLSRING	Series #70AARON	Series #96CHARZRD	Series #01TIGER	Series #ICECLIMB	Series #09COBB
Balance January 1, 2026	$ 308,477	$ 16,564	$ 29,670	$ 16,071	$ 70,423	$ 28,071
Distribution	(308,477)	-	(72,345)	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	-	21	73	21	21	21
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	-	(233)	42,634	(233)	(233)	(233)
Balance June 30, 2026	$ -	$ 16,353	$ 32	$ 15,859	$ 70,211	$ 27,859

	Series #96JORDAN2	Series #JUNGLEBOX	Series #59FLASH	Series #FOSSILBOX	Series #POKEBLUE	Series #98GTA
Balance January 1, 2026	$ 48,386	$ 30,570	$ 58,423	$ 18,423	$ 20,471	$ 13,222
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	1	-	-	-
Capital Contribution	21	21	21	21	21	21
Distribution to RSE Collection	-	-	(1)	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(233)	(233)	(233)	(233)	(233)	(3,398)
Balance June 30, 2026	$ 48,175	$ 30,358	$ 58,211	$ 18,211	$ 20,259	$ 9,845

	Series #PICNIC	Series #DOMINOS	Series #09CURRY	Series #09BEAUX	Series #KEROUAC	Series #62BOND
Balance January 1, 2026	$ 34,026	$ 8,378	$ 17,739	$ 29,926	$ 85,523	$ 77,251
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	21	21	21	18	21	21
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(233)	(233)	(233)	(243)	(233)	(233)
Balance June 30, 2026	$ 33,814	$ 8,166	$ 17,527	$ 29,701	$ 85,311	$ 77,039

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2026 and 2025 (unaudited)

	Series #71TOPPS	Series #DEATON	Series #98ZELDA	Series #03JORDAN2	Series #91JORDAN	Series #17DUJAC
Balance January 1, 2026	$ 51,474	$ 250,426	$ 8,912	$ 36,629	$ 67,803	$ -
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	21	18	21	21	21	-
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(233)	(230)	(233)	(233)	(233)	-
Balance June 30, 2026	$ 51,262	$ 250,215	$ 8,701	$ 36,417	$ 67,591	$ -

	Series #FAUBOURG2	Series #MOSASAUR	Series #03LEBRON3	Series #95TOPSUN	Series #09TROUT2	Series #59BOND
Balance January 1, 2026	$ 0	$ 15,239	$ 204,989	$ 19,991	$ 12,875	$ 68,655
Distribution	-	-	-	-	-	-
Membership Contributions	-	1	(1)	-	-	-
Capital Contribution	-	18	22	21	21	21
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	-	(1,230)	(41,953)	(233)	(5,483)	(233)
Balance June 30, 2026	$ 0	$ 14,028	$ 163,058	$ 19,779	$ 7,413	$ 68,443

	Series #OPEECHEE	Series #ROCKETBOX	Series #94JORDAN	Series #18LUKA	Series #FANFOUR5	Series #11BELAIR
Balance January 1, 2026	$ 150,164	$ 25,523	$ 73,336	$ 18,876	$ 72,602	$ 19,420
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	21	21	21	21	21	19
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(233)	(233)	(233)	(11,281)	(233)	(243)
Balance June 30, 2026	$ 149,952	$ 25,311	$ 73,124	$ 7,616	$ 72,390	$ 19,196

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2026 and 2025 (unaudited)

	Series #76PAYTON	Series #85MJPROMO	Series #96KOBE	Series #99CHARZRD	Series #MARADONA	Series #POKEYELOW
Balance January 1, 2026	$ 53,992	$ 22,407	$ 17,818	$ 0	$ 11,300	$ 15,341
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	21	21	21	-	21	21
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(233)	(558)	(233)	-	(233)	(233)
Balance June 30, 2026	$ 53,780	$ 21,870	$ 17,606	$ 0	$ 11,088	$ 15,129

	Series #POKELUGIA	Series #VANHALEN	Series #05MJLJ	Series #81MONTANA	Series #00MOUTON	Series #07DURANT
Balance January 1, 2026	$ 76,190	$ 54,129	$ 1	$ 63,502	$ 23,900	$ 20,576
Distribution	(111,900)	-	-	-	-	-
Membership Contributions	-	1	-	-	-	-
Capital Contribution	10	207	-	21	19	21
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	35,773	(233)	-	(14,771)	(243)	(233)
Balance June 30, 2026	$ 73	$ 54,104	$ 1	$ 48,752	$ 23,676	$ 20,364

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2026 and 2025 (unaudited)

	Series #56AARON	Series #85LEMIEUX	Series #87JORDAN	Series #AC23	Series #APPLE1	Series #GWLOTTO
Balance January 1, 2026	$ 41,501	$ 47,141	$ 26,322	$ 23,843	$ 743,230	$ 26,609
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	21	21	21	21	21	21
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(233)	(1,652)	(1,183)	(233)	(233)	(233)
Balance June 30, 2026	$ 41,289	$ 45,510	$ 25,160	$ 23,631	$ 743,018	$ 26,397

	Series #GYMBOX	Series #HUCKFINN	Series #NEOBOX	Series #NEWTON	Series #NICKLAUS1	Series #POKEMON2
Balance January 1, 2026	$ 15,567	$ 11,503	$ 0	$ 255,024	$ 35,000	$ 238,010
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	1	-	-
Capital Contribution	21	21	-	21	21	21
Distribution to RSE Collection	-	-	-	(1)	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(233)	(233)	-	(233)	(12,412)	(233)
Balance June 30, 2026	$ 15,355	$ 11,291	$ 0	$ 254,812	$ 22,609	$ 237,798

	Series #POKERED	Series #RIVIERA	Series #SMB3	Series #WALDEN	Series #WZRDOFOZ	Series #60ALI
Balance January 1, 2026	$ 35,001	$ 23,222	$ 16,501	$ 17,610	$ 80,591	$ 70,975
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	21	21	21	21	21	21
Distribution to RSE Collection	-	-	-	-	1	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(233)	(233)	(5,233)	(233)	(233)	(21,116)
Balance June 30, 2026	$ 34,789	$ 23,010	$ 11,289	$ 17,398	$ 80,380	$ 49,880

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2026 and 2025 (unaudited)

	Series #TORNEK	Series #DIMAGGIO3	Series #POKEMON3	Series #58PELE3	Series #09CURRY2	Series #85ERVING
Balance January 1, 2026	$ 153,622	$ 414,964	$ 1	$ 180,512	$ 293,989	$ 37,821
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	21	21	-	21	21	21
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(233)	(233)	-	(123,602)	(233)	(233)
Balance June 30, 2026	$ 153,410	$ 414,752	$ 1	$ 56,932	$ 293,777	$ 37,609

	Series #80ALI	Series #BATMAN2	Series #FLASH123	Series #85GPK	Series #HGWELLS	Series #66ORR
Balance January 1, 2026	$ 60,700	$ 75,943	$ 20,242	$ 7,335	$ 40,609	$ 42,784
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	21	21	21	21	21	21
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(233)	(233)	(233)	(233)	(233)	(233)
Balance June 30, 2026	$ 60,488	$ 75,731	$ 20,030	$ 7,123	$ 40,397	$ 42,572

	Series #CONGRESS	Series #GRIFFEYJR	Series #01HALO	Series #87ZELDA	Series #EINSTEIN2	Series #SANTANA
Balance January 1, 2026	$ 98,723	$ 10,641	$ 7,187	$ 99,777	$ 70,442	$ 57,469
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	21	21	21	21	21	21
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(233)	(233)	(2,483)	(233)	(233)	(233)
Balance June 30, 2026	$ 98,511	$ 10,429	$ 4,725	$ 99,565	$ 70,230	$ 57,258

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2026 and 2025 (unaudited)

	Series #01TIGER2	Series #86JORDAN2	Series #TOPPSTRIO	Series #81BIRD	Series #97KOBE	Series #XMEN94
Balance January 1, 2026	$ 7,124	$ 60,572	$ 26,134	$ 29,839	$ 58,489	$ 57,168
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	21	21	21	21	21	21
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(233)	(4,433)	(5,617)	(9,576)	(233)	(233)
Balance June 30, 2026	$ 6,913	$ 56,160	$ 20,538	$ 20,284	$ 58,277	$ 56,956

	Series #09RBLEROY	Series #04MESSI2	Series #THEROCK	Series #XLXMEN1	Series #03LEBRON5	Series #METEORITE
Balance January 1, 2026	$ 96,710	$ 27,923	$ 5,428	$ 33,837	$ 24,501	$ 269,926
Distribution	-	-	-	-	-	-
Membership Contributions	(1)	-	-	-	-	-
Capital Contribution	19	21	21	21	21	18
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(243)	(233)	(3,677)	(233)	(233)	(1,230)
Balance June 30, 2026	$ 96,485	$ 27,711	$ 1,772	$ 33,625	$ 24,289	$ 268,715

	Series #SLASH	Series #00BRADY2	Series #89TMNT	Series #NESWWF	Series #PUNK9670	Series #18ALLEN
Balance January 1, 2026	$ 50,625	$ 97,783	$ 4,928	$ 15,423	$ 62,699	$ 32,575
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	1	-	-	-
Capital Contribution	19	21	21	21	-	21
Distribution to RSE Collection	-	-	(1)	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(230)	(233)	(233)	(233)	(141)	(233)
Balance June 30, 2026	$ 50,414	$ 97,571	$ 4,716	$ 15,211	$ 62,558	$ 32,363

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2026 and 2025 (unaudited)

	Series #CASTLEII	Series #BAYC601	Series #60MANTLE	Series #PUNK8103	Series #GHOST1	Series #BROSGRIMM
Balance January 1, 2026	$ 7,829	$ 90,443	$ 800,509	$ 174,602	$ 12,060	$ 112,356
Distribution	-	-	-	-	-	-
Membership Contributions	-	(1)	-	-	-	-
Capital Contribution	21	142	21	-	21	21
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(3,633)	(30,741)	(233)	(141)	(1,690)	(233)
Balance June 30, 2026	$ 4,217	$ 59,843	$ 800,297	$ 174,461	$ 10,391	$ 112,144

	Series #KIRBY	Series #03RONALDO	Series #MARX	Series #09HARDEN	Series #MEEB15511	Series #90BATMAN
Balance January 1, 2026	$ 50,422	$ 1	$ 54,575	$ 3,376	$ 9,134	$ 10,396
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	21	-	21	21	-	21
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(233)	-	(233)	(233)	(141)	(233)
Balance June 30, 2026	$ 50,210	$ 1	$ 54,363	$ 3,164	$ 8,993	$ 10,184

	Series #93JETER	Series #SIMPSONS1	Series #SPIDER129	Series #NESDK3	Series #BAYC7359	Series #CURIO10
Balance January 1, 2026	$ 10,650	$ 11,195	$ 31,579	$ 100,423	$ 1	$ 11,610
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	21	21	21	21	-	-
Distribution to RSE Collection	-	-	1	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(233)	(233)	(9,933)	(233)	-	(141)
Balance June 30, 2026	$ 10,438	$ 10,983	$ 21,668	$ 100,211	$ 1	$ 11,469

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2026 and 2025 (unaudited)

	Series #WILDTHING	Series #1776	Series #98JORDAN2	Series #MACALLAN1	Series #BAYC9159	Series #FANTASY7
Balance January 1, 2026	$ 10,823	$ 1,451,422	$ 289,706	$ 11,999	$ 91,890	$ 15,208
Distribution	-	-	-	-	-	-
Membership Contributions	-	(1)	(1)	-	-	-
Capital Contribution	21	22	22	144	141	21
Distribution to RSE Collection	-	1	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(233)	(233)	(233)	(243)	(219)	(233)
Balance June 30, 2026	$ 10,611	$ 1,451,211	$ 289,494	$ 11,901	$ 91,812	$ 14,996

	Series #SURFER4	Series #OHTANI2	Series #WILT100	Series #PENGUIN	Series #KARUIZAWA	Series #KOMBAT
Balance January 1, 2026	$ 42,324	$ (1)	$ 100,424	$ 52,013	$ 52,086	$ 24,923
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	21	-	21	21	144	21
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(233)	-	(233)	(233)	(9,993)	(233)
Balance June 30, 2026	$ 42,112	$ (1)	$ 100,212	$ 51,801	$ 42,238	$ 24,711

	Series #APPLELISA	Series #98MANNING	Series #GIJOE	Series #BEATLES1	Series #SQUIG5847	Series #PACQUIAO
Balance January 1, 2026	$ 96,373	$ 7,923	$ 38,086	$ 20,682	$ 38,214	$ 4,623
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	21	21	21	21	-	21
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(233)	(233)	(233)	(233)	(141)	(233)
Balance June 30, 2026	$ 96,161	$ 7,711	$ 37,874	$ 20,470	$ 38,073	$ 4,411

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2026 and 2025 (unaudited)

	Series #83JOBS	Series #BATMAN181	Series #POPEYE	Series #PUNK5883	Series #HAMILTON1	Series #OBIWAN
Balance January 1, 2026	$ 67,542	$ 40,923	$ 90,422	$ 91,243	$ 25,023	$ 5,947
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	1	-
Capital Contribution	21	21	21	-	207	21
Distribution to RSE Collection	-	-	-	-	(1)	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(233)	(233)	(233)	(141)	(233)	(233)
Balance June 30, 2026	$ 67,330	$ 40,711	$ 90,210	$ 91,102	$ 24,997	$ 5,735

	Series #SMB2	Series #GIANNIS2	Series #86BONDS	Series #MOBYDICK	Series #03SERENA	Series #BAYC4612
Balance January 1, 2026	$ 280,423	$ 362,823	$ 6,523	$ 60,523	$ 40,799	$ 95,209
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	21	21	21	21	21	141
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(233)	(319,213)	(233)	(233)	(17,213)	(180)
Balance June 30, 2026	$ 280,211	$ 43,631	$ 6,311	$ 60,311	$ 23,606	$ 95,170

	Series #18OSAKA	Series #05RODGERS	Series #IROBOT	Series #LEICAGOLD	Series #FORTNITE	Series #IOMMI
Balance January 1, 2026	$ 5,522	$ 50,499	$ 4,522	$ 27,746	$ 11,123	$ 50,625
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	(1)	-	-
Capital Contribution	21	21	21	136	21	19
Distribution to RSE Collection	-	-	-	1	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(5,254)	(41,118)	(233)	(233)	(3,533)	(230)
Balance June 30, 2026	$ 290	$ 9,402	$ 4,310	$ 27,649	$ 7,611	$ 50,414

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2026 and 2025 (unaudited)

	Series #MARIO64	Series #GWTW	Series #NEWWORLD	Series #JAWA	Series #GWLETTER	Series #MARIOKART
Balance January 1, 2026	$ 102,511	$ 21,226	$ 6,891	$ 18,360	$ 135,423	$ 27,823
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	21	21	21	21	21	21
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(233)	(233)	(233)	(233)	(233)	(233)
Balance June 30, 2026	$ 102,299	$ 21,014	$ 6,679	$ 18,148	$ 135,211	$ 27,611

	Series #96KOBE2	Series #SHOWCASE4	Series #BAYC8827	Series #BRADBURY	Series #MACALLAN2	Series #BEATLES2
Balance January 1, 2026	$ 168,368	$ 67,761	$ 139,635	$ 14,272	$ 29,025	$ 18,448
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	21	21	141	21	18	21
Distribution to RSE Collection	-	-	-	-	1	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(51,233)	(233)	(215)	(233)	(243)	(233)
Balance June 30, 2026	$ 117,157	$ 67,549	$ 139,561	$ 14,060	$ 28,801	$ 18,236

	Series #92TIGER	Series #DOOD6921	Series #HIRST1	Series #GRIFFEY2	Series #SKYWALKER	Series #85GPK2
Balance January 1, 2026	$ 64,422	$ 10,759	$ 14,843	$ 9,945	$ 14,312	$ 23,161
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	21	-	21	21	21	21
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(233)	(141)	(233)	(233)	(233)	(10,993)
Balance June 30, 2026	$ 64,210	$ 10,618	$ 14,631	$ 9,733	$ 14,100	$ 12,189

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2026 and 2025 (unaudited)

	Series #19HAALAND	Series #MEGALODON	Series #KELLER	Series #GODFATHER	Series #MAYC5750	Series #SUPREMEPB
Balance January 1, 2026	$ 16,653	$ 447,425	$ 11,382	$ 10,690	$ 19,174	$ 54,772
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	(1)
Capital Contribution	21	19	21	21	141	22
Distribution to RSE Collection	-	-	-	-	-	1
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(233)	(1,230)	(233)	(233)	(212)	(233)
Balance June 30, 2026	$ 16,441	$ 446,215	$ 11,170	$ 10,478	$ 19,103	$ 54,561

	Series #MJTICKET	Series #COOLCAT	Series #BLASTOISE	Series #MACALLAN3	Series #SUPERMAN6	Series #MOONPASS
Balance January 1, 2026	$ 29,386	$ 18,623	$ 216,810	$ 19,220	$ 20,173	$ 4,545
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	21	21	21	19	21	21
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(233)	(233)	(233)	(302)	(233)	(233)
Balance June 30, 2026	$ 29,174	$ 18,411	$ 216,598	$ 18,936	$ 19,962	$ 4,333

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2026 and 2025 (unaudited)

	Series #90FANTASY	Consolidated
Balance January 1, 2026	$ 3,357	$ 24,165,077
Distribution	-	(533,213)
Membership Contributions	-	(2)
Capital Contribution	21	76,153
Distribution to RSE Collection	-	4
Distribution to Series	-	-
Net Income/(Loss)	(233)	(1,035,163)
Balance June 30, 2026	$ 3,145	$ 22,672,857

	Series #69BM1	Series #85FT1	Series #88LJ1	Series #55PS1	Series #95BL1	Series #89PS1
Balance January 1, 2025	$ 109,230	$ -	$ -	$ 408,981	$ -	$ -
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	964	-	-	1,831	-	-
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(1,103)	-	-	(1,103)	-	-
Balance June 30, 2025	$ 109,091	$ -	$ -	$ 409,709	$ -	$ -

	Series #90FM1	Series #83FB1	Series #98DV1	Series #93XJ1	Series #02AX1	Series #99LE1
Balance January 1, 2025	$ 14,518	$ 334,538	$ 124,291	$ 489,034	$ -	$ (301)
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	964	965	964	964	-	301
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(1,103)	(1,103)	(1,103)	(1,103)	-	-
Balance June 30, 2025	$ 14,379	$ 334,400	$ 124,152	$ 488,896	$ -	$ -

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2026 and 2025 (unaudited)

	Series #91MV1	Series #92LD1	Series #94DV1	Series #72MC1	Series #11BM1	Series #80LC1
Balance January 1, 2025	$ 35,668	$ 157,763	$ 54,018	$ 102,070	$ 81,034	$ (150)
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	964	664	964	2,131	964	150
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(1,103)	(1,103)	(1,103)	(26,103)	(1,103)	-
Balance June 30, 2025	$ 35,529	$ 157,323	$ 53,879	$ 78,097	$ 80,895	$ -

	Series #02BZ1	Series #88BM1	Series #63CC1	Series #76PT1	Series #75RA1	Series #65AG1
Balance January 1, 2025	$ -	$ -	$ 121,532	$ 184,049	$ 77,799	$ 172,066
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	-	-	964	964	964	2,131
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	-	-	(1,103)	(1,103)	(1,103)	(1,103)
Balance June 30, 2025	$ -	$ -	$ 121,393	$ 183,910	$ 77,661	$ 173,094

	Series #93FS1	Series #90MM1	Series #61JE1	Series #65FM1	Series #88PT1	Series #94LD1
Balance January 1, 2025	$ -	$ 24,233	$ 237,533	$ 77,544	$ -	$ (301)
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	-	965	965	964	-	301
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	-	(1,103)	(1,103)	(1,103)	-	-
Balance June 30, 2025	$ -	$ 24,095	$ 237,395	$ 77,404	$ -	$ -

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2026 and 2025 (unaudited)

	Series #99SS1	Series #94FS1	Series #61MG1	Series #92CC1	Series #89FT1	Series #80PN1
Balance January 1, 2025	$ 131,538	$ 140,691	$ 329,034	$ 47,847	$ -	$ -
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	964	964	964	964	-	-
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(1,103)	(1,103)	(1,103)	(1,103)	-	-
Balance June 30, 2025	$ 131,399	$ 140,552	$ 328,895	$ 47,708	$ -	$ -

	Series #89FG2	Series #88LL1	Series #MEEB11275	Series #82TAYLOR	Series #HOLMES	Series #HULK180
Balance January 1, 2025	$ -	$ 282,262	$ 3,863	$ 7,905	$ 17,155	$ 24,805
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	-	965	134	220	220	221
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	-	(1,103)	(134)	(221)	(221)	(221)
Balance June 30, 2025	$ -	$ 282,123	$ 3,863	$ 7,904	$ 17,154	$ 24,805

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2026 and 2025 (unaudited)

	Series #05JAYZ	Series #JUSTINIAN	Series #67ICEBOWL	Series #DKCOUNTRY	Series #FALCON	Series #MARIOWRLD
Balance January 1, 2025	$ 6,780	$ 14,885	$ 7,906	$ 13,871	$ 25,913	$ 125,383
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	220	221	220	220	220	220
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(221)	(221)	(221)	(221)	(221)	(221)
Balance June 30, 2025	$ 6,779	$ 14,885	$ 7,905	$ 13,870	$ 25,912	$ 125,382

	Series #82AV1	Series #SUPERBWL1	Series #MEEB7985	Series #BONDWATCH	Series #95FF1	Series #MAYC857
Balance January 1, 2025	$ 289,011	$ 19,506	$ 9,136	$ 74,559	$ 112,267	$ 19,197
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	964	220	134	220	964	134
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(1,103)	(221)	(134)	(207)	(1,103)	(169)
Balance June 30, 2025	$ 288,872	$ 19,505	$ 9,135	$ 74,572	$ 112,128	$ 19,161

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2026 and 2025 (unaudited)

	Series #PUNK2981	Series #WOW2221	Series #NIKON1	Series #LOTF	Series #DOOD6778	Series #BAKC7820
Balance January 1, 2025	$ 95,851	$ 7,142	$ 24,225	$ 11,505	$ 7,147	$ 10,287
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	135	134	220	221	134	135
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(134)	(135)	(221)	(221)	(134)	(134)
Balance June 30, 2025	$ 95,852	$ 7,141	$ 24,224	$ 11,505	$ 7,148	$ 10,288

	Series #NBAJAM	Series #SANDBOX1	Series #WOW6586	Series #AZUKI6704	Series #58PELE4	Series #OBAMABALL
Balance January 1, 2025	$ 9,335	$ 21,500	$ 12,140	$ 30,952	$ 42,075	$ 78,026
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	220	134	134	134	220	220
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(221)	(5,384)	(134)	(134)	(221)	(221)
Balance June 30, 2025	$ 9,334	$ 16,250	$ 12,140	$ 30,952	$ 42,074	$ 78,025

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2026 and 2025 (unaudited)

	Series #BART	Series #HOMER	Series #SI1	Series #GOLD1	Series #VERSTAPP1	Series #96TIGER
Balance January 1, 2025	$ 14,095	$ 17,807	$ 8,107	$ 14,155	$ 29,809	$ 27,172
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	220	220	220	220	221	220
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(221)	(221)	(221)	(221)	(221)	(221)
Balance June 30, 2025	$ 14,094	$ 17,806	$ 8,106	$ 14,154	$ 29,808	$ 27,171

	Series #88ZELDA	Series #STARWARS3	Series #YEEZY	Series #MAYC9114	Series #VFRNDS1	Series #MBIRD2754
Balance January 1, 2025	$ 53,740	$ 22,808	$ 33,619	$ 40,740	$ 250,071	$ 8,377
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	220	220	221	134	220	134
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(221)	(221)	(221)	(22,731)	(221)	(1,672)
Balance June 30, 2025	$ 53,739	$ 22,808	$ 33,619	$ 18,142	$ 250,070	$ 6,840

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2026 and 2025 (unaudited)

	Series #VEEFRND1	Series #TREASURE	Series #MACWORLD1	Series #KENNERSET	Series #LEDZEPP1	Series #VEEVIPER
Balance January 1, 2025	$ 8,003	$ 19,304	$ 4	$ 6,953	$ 42,407	$ 70,405
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	134	221	(4)	220	220	220
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(918)	(221)	-	(221)	(221)	(221)
Balance June 30, 2025	$ 7,220	$ 19,303	$ -	$ 6,952	$ 42,406	$ 70,404

	Series #BEEPLE1	Series #WARHOL1	Series #GAMEBOY	Series #CROESUS	Series #SACHS1	Series #32RUTH
Balance January 1, 2025	$ 23,639	$ 127,756	$ 6,655	$ 57,945	$ 3,499	$ 85,008
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	134	220	220	220	214	220
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(134)	(221)	(1,472)	(207)	(203)	(221)
Balance June 30, 2025	$ 23,639	$ 127,755	$ 5,403	$ 57,958	$ 3,510	$ 85,007

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2026 and 2025 (unaudited)

	Series #ELON1	Series #105.ETH	Series #R2D2	Series #VADER	Series #WARHOL2	Series #JEKYLL
Balance January 1, 2025	$ 6,405	$ 40,372	$ 7,712	$ 6,006	$ 62,946	$ 16,904
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	221	135	220	220	221	221
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(221)	(134)	(221)	(221)	(221)	(221)
Balance June 30, 2025	$ 6,405	$ 40,372	$ 7,712	$ 6,006	$ 62,946	$ 16,903

	Series #BUFFETT1	Series #DRACULA10	Series #PAPPY1	Series #1857COIN	Series #94CSI	Series #ANDYPELE
Balance January 1, 2025	$ 13,405	$ 33,914	$ 12,623	$ 23,292	$ -	$ 24,392
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	220	220	360	220	-	220
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(221)	(5,021)	(276)	(207)	-	(207)
Balance June 30, 2025	$ 13,404	$ 29,113	$ 12,707	$ 23,304	$ -	$ 24,405

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2026 and 2025 (unaudited)

	Series #BOBAFETT	Series #ELVIS	Series #GBOYCOLOR	Series #JETFIRE	Series #POPEBALL	Series #RABBIT
Balance January 1, 2025	$ 23,365	$ 34,707	$ 3,586	$ 6,791	$ 17,693	$ 39,555
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	220	221	221	221	220	220
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(221)	(221)	(221)	(221)	(221)	(221)
Balance June 30, 2025	$ 23,364	$ 34,706	$ 3,586	$ 6,791	$ 17,692	$ 39,554

	Series #54AARON	Series #GRATEFUL1	Series #BOBAPROTO	Series #BATMAN	Series #ARSHAM1	Series #SCARFACE
Balance January 1, 2025	$ 3	$ 110,405	$ 139,155	$ -	$ 119,806	$ 17,906
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	(3)	220	220	-	964	220
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	-	(221)	(221)	-	(1,103)	(220)
Balance June 30, 2025	$ -	$ 110,404	$ 139,154	$ -	$ 119,667	$ 17,904

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2026 and 2025 (unaudited)

	Series #ARSHAM2	Series #LEBRON	Series #94VTTT	Series #52MANTLE	Series #71MAYS	Series #RLEXPEPSI
Balance January 1, 2025	$ 302,947	$ 450,400	$ 582,349	$ 126,457	$ 53,605	$ 16,546
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	964	244	212	220	220	220
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(953)	(178)	(353)	(221)	(221)	(207)
Balance June 30, 2025	$ 302,958	$ 450,466	$ 582,208	$ 126,456	$ 53,604	$ 16,559

	Series #10COBB	Series #POTTER	Series #TWOCITIES	Series #FROST	Series #BIRKINBLU	Series #SMURF
Balance January 1, 2025	$ 4	$ -	$ 13,600	$ 11,801	$ 56,756	$ 30,742
Distribution	-	-	-	-	(67,310)	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	(4)	-	220	220	119	220
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	-	-	(221)	(221)	10,436	(207)
Balance June 30, 2025	$ -	$ -	$ 13,599	$ 11,800	$ -	$ 30,754

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2026 and 2025 (unaudited)

	Series #70RLEX	Series #EINSTEIN	Series #HONUS	Series #75ALI	Series #BIRKINBOR	Series #33RUTH
Balance January 1, 2025	$ -	$ 12,855	$ 505,163	$ 44,010	$ 51,209	$ -
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	-	220	220	220	220	-
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	-	(221)	(221)	(221)	(8,941)	-
Balance June 30, 2025	$ -	$ 12,854	$ 505,162	$ 44,009	$ 42,488	$ -

	Series #SPIDER1	Series #BATMAN3	Series #ULYSSES	Series #ROOSEVELT	Series #56MANTLE	Series #AGHOWL
Balance January 1, 2025	$ 20,609	$ 75,508	$ 19,876	$ 17,606	$ 10,055	$ 17,308
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	221	221	220	220	220	221
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(221)	(221)	(221)	(221)	(221)	(221)
Balance June 30, 2025	$ 20,608	$ 75,507	$ 19,875	$ 17,605	$ 10,054	$ 17,307

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2026 and 2025 (unaudited)

	Series #18ZION	Series #SNOOPY	Series #APOLLO11	Series #YOKO	Series #HIMALAYA	Series #38DIMAGGIO
Balance January 1, 2025	$ 4,361	$ 24,793	$ 30,555	$ 14,357	$ 130,809	$ 3
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	220	221	220	220	220	(3)
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(221)	(207)	(221)	(221)	(221)	-
Balance June 30, 2025	$ 4,360	$ 24,806	$ 30,554	$ 14,356	$ 130,808	$ -

	Series #55CLEMENTE	Series #LOTR	Series #CATCHER	Series #BOND1	Series #SUPER21	Series #BIRKINTAN
Balance January 1, 2025	$ 36,605	$ 27,692	$ 11,820	$ 28,734	$ 7,305	$ 25,705
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	220	220	220	220	220	220
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(221)	(221)	(221)	(221)	(221)	(221)
Balance June 30, 2025	$ 36,604	$ 27,691	$ 11,819	$ 28,734	$ 7,304	$ 25,704

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2026 and 2025 (unaudited)

	Series #GMTBLACK1	Series #61JFK	Series #POKEMON1	Series #LINCOLN	Series #STARWARS1	Series #68MAYS
Balance January 1, 2025	$ 25,626	$ 16,690	$ -	$ 65,140	$ 10,274	$ 32,526
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	220	220	-	220	221	220
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(207)	(221)	-	(221)	(221)	(221)
Balance June 30, 2025	$ 25,639	$ 16,688	$ -	$ 65,139	$ 10,273	$ 32,526

	Series #56TEDWILL	Series #CAPTAIN3	Series #CHURCHILL	Series #SHKSPR4	Series #03KOBE	Series #03JORDAN
Balance January 1, 2025	$ 80,526	$ 35,605	$ 6,826	$ 105,506	$ 43,833	$ 33,442
Distribution	-	-	-	-	(43,832)	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	220	220	220	220	-	221
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(221)	(221)	(221)	(221)	-	(221)
Balance June 30, 2025	$ 80,526	$ 35,604	$ 6,825	$ 105,505	$ -	$ 33,441

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2026 and 2025 (unaudited)

	Series #39TEDWILL	Series #94JETER	Series #2020TOPPS	Series #05LATOUR	Series #16SCREAG	Series #14DRC
Balance January 1, 2025	$ 28,355	$ 39,466	$ 98,156	$ 7,869	$ 32,372	$ 46,408
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	221	220	220	239	238	238
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(221)	(221)	(221)	(215)	(215)	(215)
Balance June 30, 2025	$ 28,355	$ 39,465	$ 98,155	$ 7,892	$ 32,394	$ 46,430

	Series #86RICE	Series #57MANTLE	Series #FAUBOURG	Series #SOBLACK	Series #GATSBY	Series #93DAYTONA
Balance January 1, 2025	$ 20,466	$ 8,405	$ -	$ 50,279	$ 185,626	$ 37,592
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	220	220	-	220	221	220
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(221)	(221)	-	(221)	(221)	(207)
Balance June 30, 2025	$ 20,465	$ 8,404	$ -	$ 50,279	$ 185,625	$ 37,604

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2026 and 2025 (unaudited)

	Series #09TROUT	Series #57STARR	Series #03KOBE2	Series #JOBSMAC	Series #16PETRUS	Series #ALICE
Balance January 1, 2025	$ 73,106	$ 8,407	$ 15,322	$ -	$ 38,664	$ 9,828
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	220	220	220	-	238	220
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(221)	(221)	(221)	-	(215)	(221)
Balance June 30, 2025	$ 73,105	$ 8,407	$ 15,320	$ -	$ 38,687	$ 9,827

	Series #SPIDER10	Series #62MANTLE	Series #BATMAN6	Series #CLEMENTE2	Series #79STELLA	Series #TKAM
Balance January 1, 2025	$ 18,407	$ 131,921	$ 20,726	$ 4	$ 62,092	$ 29,141
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	220	220	220	(4)	220	220
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(221)	(221)	(221)	-	(207)	(221)
Balance June 30, 2025	$ 18,406	$ 131,920	$ 20,724	$ -	$ 62,104	$ 29,140

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2026 and 2025 (unaudited)

	Series #DIMAGGIO2	Series #13BEAUX	Series #88MARIO	Series #ANMLFARM	Series #NASA1	Series #00BRADY
Balance January 1, 2025	$ 17,471	$ 22,274	$ 5	$ 8,906	$ 4	$ 35,528
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	220	239	-	220	(4)	220
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(2,811)	(215)	-	(221)	-	(221)
Balance June 30, 2025	$ 14,880	$ 22,297	$ 5	$ 8,905	$ -	$ 35,527

	Series #85NES	Series #69KAREEM	Series #59JFK	Series #04LEBRON	Series #85JORDAN	Series #GOLDENEYE
Balance January 1, 2025	$ 26,406	$ 23,522	$ 23,506	$ 44,322	$ -	$ 23,206
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	220	220	220	220	-	220
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(221)	(221)	(221)	(221)	-	(221)
Balance June 30, 2025	$ 26,405	$ 23,520	$ 23,505	$ 44,320	$ -	$ 23,205

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2026 and 2025 (unaudited)

	Series #MOONSHOE	Series #03LEBRON2	Series #GRAPES	Series #34GEHRIG	Series #98KANGA	Series #06BRM
Balance January 1, 2025	$ 150,426	$ 50,642	$ 31,505	$ -	$ 149,759	$ 16,116
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	220	220	221	-	220	239
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(221)	(221)	(221)	-	(221)	(215)
Balance June 30, 2025	$ 150,426	$ 50,641	$ 31,505	$ -	$ 149,758	$ 16,140

	Series #DUNE	Series #86FLEER	Series #WILDGUN	Series #13GIANNIS	Series #04MESSI	Series #AVENGE57
Balance January 1, 2025	$ 10,734	$ 147,127	$ 24,405	$ 19,971	$ 40,410	$ 17,405
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	220	221	221	220	220	220
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(221)	(221)	(221)	(221)	(221)	(221)
Balance June 30, 2025	$ 10,733	$ 147,126	$ 24,404	$ 19,970	$ 40,409	$ 17,404

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2026 and 2025 (unaudited)

	Series #03TACHE	Series #99TMB2	Series #PUNCHOUT	Series #BULLSRING	Series #70AARON	Series #96CHARZRD
Balance January 1, 2025	$ 70,588	$ 50,327	$ -	$ 250,505	$ 16,548	$ 29,654
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	239	220	-	221	220	220
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(215)	(221)	-	(221)	(221)	(221)
Balance June 30, 2025	$ 70,612	$ 50,327	$ -	$ 250,505	$ 16,547	$ 29,653

	Series #01TIGER	Series #ICECLIMB	Series #09COBB	Series #96JORDAN2	Series #JUNGLEBOX	Series #59FLASH
Balance January 1, 2025	$ 16,053	$ 70,405	$ 28,054	$ 48,370	$ 30,553	$ 58,406
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	221	220	220	220	220	220
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(221)	(221)	(221)	(221)	(221)	(221)
Balance June 30, 2025	$ 16,052	$ 70,404	$ 28,053	$ 48,369	$ 30,552	$ 58,405

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2026 and 2025 (unaudited)

	Series #FOSSILBOX	Series #POKEBLUE	Series #98GTA	Series #PICNIC	Series #DOMINOS	Series #09CURRY
Balance January 1, 2025	$ 18,406	$ 20,455	$ 13,205	$ 38,428	$ 8,347	$ 21,222
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	220	220	220	220	220	220
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(221)	(221)	(221)	(4,641)	(207)	(3,721)
Balance June 30, 2025	$ 18,405	$ 20,453	$ 13,204	$ 34,007	$ 8,360	$ 17,720

	Series #84JORDAN	Series #09BEAUX	Series #KEROUAC	Series #FEDERAL	Series #62BOND	Series #71TOPPS
Balance January 1, 2025	$ -	$ 29,897	$ 85,506	$ 3	$ 77,234	$ 51,456
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	-	239	220	(3)	220	221
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	-	(215)	(221)	-	(221)	(221)
Balance June 30, 2025	$ -	$ 29,921	$ 85,505	$ -	$ 77,233	$ 51,456

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2026 and 2025 (unaudited)

	Series #DEATON	Series #98ZELDA	Series #03JORDAN2	Series #91JORDAN	Series #79GRETZKY	Series #17DUJAC
Balance January 1, 2025	$ 249,661	$ 10,833	$ 36,612	$ 67,786	$ -	$ 23,654
Distribution	-	-	-	-	-	(33,735)
Membership Contributions	-	-	-	-	-	-
Capital Contribution	965	220	220	220	-	150
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(217)	(221)	(221)	(221)	-	9,936
Balance June 30, 2025	$ 250,408	$ 10,832	$ 36,612	$ 67,785	$ -	$ 5

	Series #FAUBOURG2	Series #MOSASAUR	Series #92JORDAN	Series #03LEBRON3	Series #95TOPSUN	Series #09TROUT2
Balance January 1, 2025	$ 175,537	$ 15,474	$ -	$ 204,973	$ 50,474	$ 50,473
Distribution	(175,537)	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	-	1,964	-	220	220	220
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	-	(1,217)	-	(221)	(221)	(221)
Balance June 30, 2025	$ -	$ 16,220	$ -	$ 204,972	$ 50,474	$ 50,472

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2026 and 2025 (unaudited)

	Series #59BOND	Series #OPEECHEE	Series #ROCKETBOX	Series #94JORDAN	Series #18LUKA	Series #FANFOUR5
Balance January 1, 2025	$ 68,638	$ 210,656	$ 25,506	$ 73,319	$ 22,712	$ 72,584
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	221	220	220	220	220	220
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(221)	(60,730)	(221)	(221)	(221)	(221)
Balance June 30, 2025	$ 68,637	$ 150,146	$ 25,505	$ 73,318	$ 22,711	$ 72,583

	Series #16KOBE	Series #11BELAIR	Series #76PAYTON	Series #85MJPROMO	Series #96KOBE	Series #99CHARZRD
Balance January 1, 2025	$ -	$ 19,392	$ 53,974	$ 22,390	$ 22,000	$ 299,788
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	-	238	220	220	221	221
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	-	(215)	(221)	(221)	(4,421)	(221)
Balance June 30, 2025	$ -	$ 19,415	$ 53,973	$ 22,389	$ 17,799	$ 299,788

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2026 and 2025 (unaudited)

	Series #68RYAN	Series #MARADONA	Series #POKEYELOW	Series #POKELUGIA	Series #VANHALEN	Series #48JACKIE
Balance January 1, 2025	$ 2	$ 11,283	$ 25,673	$ 76,173	$ 54,111	$ 4
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	(2)	220	220	220	220	(4)
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	-	(221)	(3,971)	(221)	(221)	-
Balance June 30, 2025	$ -	$ 11,282	$ 21,922	$ 76,172	$ 54,110	$ -

	Series #05MJLJ	Series #81MONTANA	Series #00MOUTON	Series #07DURANT	Series #56AARON	Series #85LEMIEUX
Balance January 1, 2025	$ 57,006	$ 63,485	$ 23,872	$ 29,108	$ 41,483	$ 47,124
Distribution	(57,006)	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	-	220	238	221	220	220
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	-	(221)	(215)	(221)	(221)	(221)
Balance June 30, 2025	$ -	$ 63,485	$ 23,895	$ 29,108	$ 41,482	$ 47,123

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2026 and 2025 (unaudited)

	Series #87JORDAN	Series #AC23	Series #APPLE1	Series #GWLOTTO	Series #GYMBOX	Series #HUCKFINN
Balance January 1, 2025	$ 26,305	$ 23,825	$ 743,213	$ 26,591	$ 15,549	$ 11,485
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	220	220	220	221	221	221
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(221)	(221)	(221)	(221)	(221)	(221)
Balance June 30, 2025	$ 26,304	$ 23,824	$ 743,212	$ 26,591	$ 15,548	$ 11,484

	Series #NEOBOX	Series #NEWTON	Series #NICKLAUS1	Series #POKEMON2	Series #POKERED	Series #RIVIERA
Balance January 1, 2025	$ 34,384	$ 255,007	$ 34,983	$ 237,993	$ 34,984	$ 23,191
Distribution	(33,300)	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	175	220	220	220	220	220
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(1,227)	(221)	(221)	(221)	(221)	(207)
Balance June 30, 2025	$ 30	$ 255,006	$ 34,983	$ 237,992	$ 34,983	$ 23,204

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2026 and 2025 (unaudited)

	Series #SMB3	Series #WALDEN	Series #WZRDOFOZ	Series #60ALI	Series #TORNEK	Series #DIMAGGIO3
Balance January 1, 2025	$ 21,983	$ 17,592	$ 80,573	$ 210,757	$ 153,592	$ 414,947
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	221	221	220	220	220	220
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(3,721)	(221)	(221)	(140,020)	(207)	(221)
Balance June 30, 2025	$ 18,482	$ 17,591	$ 80,572	$ 70,957	$ 153,604	$ 414,947

	Series #POKEMON3	Series #58PELE3	Series #09CURRY2	Series #85ERVING	Series #80ALI	Series #BATMAN2
Balance January 1, 2025	$ 551,826	$ 180,495	$ 293,972	$ 37,804	$ 60,683	$ 75,927
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	220	220	220	220	220	220
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(221)	(221)	(221)	(221)	(221)	(221)
Balance June 30, 2025	$ 551,825	$ 180,494	$ 293,971	$ 37,804	$ 60,683	$ 75,925

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2026 and 2025 (unaudited)

	Series #FLASH123	Series #99MJRETRO	Series #85GPK	Series #IPOD	Series #HGWELLS	Series #85JORDAN2
Balance January 1, 2025	$ 20,225	$ -	$ 11,317	$ -	$ 40,592	$ -
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	220	-	221	-	220	-
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(221)	-	(1,995)	-	(221)	-
Balance June 30, 2025	$ 20,224	$ -	$ 9,542	$ -	$ 40,591	$ -

	Series #66ORR	Series #CONGRESS	Series #GRIFFEYJR	Series #01HALO	Series #87ZELDA	Series #EINSTEIN2
Balance January 1, 2025	$ 42,767	$ 98,706	$ 10,624	$ 7,169	$ 99,760	$ 70,426
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	220	220	220	221	220	220
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(221)	(221)	(221)	(221)	(221)	(221)
Balance June 30, 2025	$ 42,766	$ 98,705	$ 10,623	$ 7,168	$ 99,759	$ 70,424

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2026 and 2025 (unaudited)

	Series #SANTANA	Series #01TIGER2	Series #86JORDAN2	Series #TOPPSTRIO	Series #81BIRD	Series #97KOBE
Balance January 1, 2025	$ 57,452	$ 7,107	$ 60,555	$ 26,116	$ 29,821	$ 58,472
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	220	221	220	220	220	220
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(221)	(221)	(221)	(221)	(221)	(221)
Balance June 30, 2025	$ 57,452	$ 7,107	$ 60,554	$ 26,115	$ 29,821	$ 58,471

	Series #XMEN94	Series #09RBLEROY	Series #04MESSI2	Series #THEROCK	Series #XLXMEN1	Series #03LEBRON5
Balance January 1, 2025	$ 57,150	$ 96,681	$ 27,906	$ 5,410	$ 33,819	$ 33,633
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	221	239	220	220	220	221
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(221)	(215)	(221)	(221)	(221)	(9,371)
Balance June 30, 2025	$ 57,149	$ 96,705	$ 27,905	$ 5,409	$ 33,818	$ 24,482

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2026 and 2025 (unaudited)

	Series #METEORITE	Series #SLASH	Series #00BRADY2	Series #89TMNT	Series #NESWWF	Series #PUNK9670
Balance January 1, 2025	$ 270,161	$ 50,611	$ 114,016	$ 5,811	$ 15,405	$ 62,699
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	1,964	214	220	220	221	134
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(1,217)	(217)	(16,471)	(1,121)	(221)	(134)
Balance June 30, 2025	$ 270,908	$ 50,607	$ 97,765	$ 4,910	$ 15,405	$ 62,699

	Series #18ALLEN	Series #CASTLEII	Series #36OWENS	Series #BAYC601	Series #60MANTLE	Series #PUNK8103
Balance January 1, 2025	$ 32,558	$ 14,739	$ 4	$ 90,671	$ 800,492	$ 174,601
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	220	221	(4)	135	220	135
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(221)	(7,148)	-	(342)	(221)	(134)
Balance June 30, 2025	$ 32,557	$ 7,811	$ -	$ 90,463	$ 800,491	$ 174,600

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2026 and 2025 (unaudited)

	Series #GHOST1	Series #BROSGRIMM	Series #HENDERSON	Series #KIRBY	Series #03RONALDO	Series #HONUS2
Balance January 1, 2025	$ 12,042	$ 112,339	$ -	$ 50,405	$ 87,058	$ 3
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	220	220	-	220	220	(3)
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(221)	(221)	-	(221)	(221)	-
Balance June 30, 2025	$ 12,042	$ 112,338	$ -	$ 50,404	$ 87,058	$ -

	Series #MARX	Series #09HARDEN	Series #MEEB15511	Series #90BATMAN	Series #93JETER	Series #SIMPSONS1
Balance January 1, 2025	$ 105,592	$ 6,359	$ 9,135	$ 12,879	$ 12,386	$ 11,178
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	220	220	134	220	220	220
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(51,255)	(3,221)	(134)	(221)	(1,975)	(221)
Balance June 30, 2025	$ 54,558	$ 3,359	$ 9,134	$ 12,878	$ 10,631	$ 11,177

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2026 and 2025 (unaudited)

	Series #SPIDER129	Series #NESDK3	Series #BAYC7359	Series #CURIO10	Series #WILDTHING	Series #1776
Balance January 1, 2025	$ 31,562	$ 100,405	$ 85,522	$ 11,610	$ 10,805	$ 1,451,405
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	220	220	134	134	220	220
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(221)	(221)	(41,701)	(134)	(221)	(221)
Balance June 30, 2025	$ 31,561	$ 100,404	$ 43,955	$ 11,610	$ 10,804	$ 1,451,404

	Series #98JORDAN2	Series #MACALLAN1	Series #BAYC9159	Series #FANTASY7	Series #SURFER4	Series #OHTANI1
Balance January 1, 2025	$ 289,690	$ 11,971	$ 92,033	$ 15,190	$ 51,906	$ 6
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	220	239	134	221	221	(6)
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(221)	(215)	(207)	(221)	(221)	-
Balance June 30, 2025	$ 289,688	$ 11,994	$ 91,960	$ 15,190	$ 51,906	$ -

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2026 and 2025 (unaudited)

	Series #OHTANI2	Series #WILT100	Series #PENGUIN	Series #KARUIZAWA	Series #KOMBAT	Series #APPLELISA
Balance January 1, 2025	$ 91,591	$ 100,406	$ 51,996	$ 52,059	$ 24,906	$ 96,356
Distribution	(91,591)	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	-	221	220	238	220	220
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	-	(221)	(221)	(215)	(221)	(221)
Balance June 30, 2025	$ -	$ 100,406	$ 51,995	$ 52,081	$ 24,906	$ 96,356

	Series #98MANNING	Series #GIJOE	Series #BEATLES1	Series #SQUIG5847	Series #PACQUIAO	Series #83JOBS
Balance January 1, 2025	$ 19,406	$ 38,070	$ 20,665	$ 38,215	$ 6,705	$ 67,525
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	220	220	220	134	221	306
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(4,221)	(221)	(221)	(134)	(2,321)	(307)
Balance June 30, 2025	$ 15,405	$ 38,068	$ 20,664	$ 38,214	$ 4,605	$ 67,524

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2026 and 2025 (unaudited)

	Series #BATMAN181	Series #HOBBIT	Series #POPEYE	Series #PUNK5883	Series #HAMILTON1	Series #OBIWAN
Balance January 1, 2025	$ 40,906	$ 5	$ 90,405	$ 91,244	$ 25,006	$ 6,929
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	220	(5)	220	134	220	220
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(221)	-	(221)	(134)	(221)	(221)
Balance June 30, 2025	$ 40,905	$ -	$ 90,404	$ 91,243	$ 25,005	$ 6,928

	Series #SMB2	Series #GIANNIS2	Series #86BONDS	Series #IPADPROTO	Series #MOBYDICK	Series #03SERENA
Balance January 1, 2025	$ 280,405	$ 362,805	$ 6,506	$ 3	$ 60,506	$ 51,406
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	221	221	220	(3)	220	220
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(221)	(221)	(221)	-	(221)	(10,846)
Balance June 30, 2025	$ 280,405	$ 362,804	$ 6,506	$ -	$ 60,506	$ 40,780

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2026 and 2025 (unaudited)

	Series #BAYC4612	Series #18OSAKA	Series #05RODGERS	Series #IROBOT	Series #LEICAGOLD	Series #FORTNITE
Balance January 1, 2025	$ 95,375	$ 10,405	$ 50,481	$ 4,505	$ 27,728	$ 13,649
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	135	220	221	220	221	220
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(207)	(221)	(221)	(221)	(221)	(2,764)
Balance June 30, 2025	$ 95,302	$ 10,404	$ 50,480	$ 4,504	$ 27,727	$ 11,105

	Series #IOMMI	Series #MARIO64	Series #GWTW	Series #NEWWORLD	Series #JAWA	Series #GWLETTER
Balance January 1, 2025	$ 50,611	$ 102,494	$ 21,209	$ 9,595	$ 18,343	$ 135,406
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	214	220	220	220	220	220
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(217)	(221)	(221)	(221)	(221)	(221)
Balance June 30, 2025	$ 50,607	$ 102,494	$ 21,208	$ 9,594	$ 18,342	$ 135,405

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2026 and 2025 (unaudited)

	Series #MARIOKART	Series #96KOBE2	Series #SHOWCASE4	Series #BAYC8827	Series #15COBB	Series #BRADBURY
Balance January 1, 2025	$ 34,056	$ 168,352	$ 67,744	$ 139,824	$ 3	$ 14,255
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	220	220	220	135	(3)	220
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(221)	(221)	(221)	(235)	-	(221)
Balance June 30, 2025	$ 34,055	$ 168,352	$ 67,743	$ 139,724	$ -	$ 14,254

	Series #MACALLAN2	Series #BEATLES2	Series #92TIGER	Series #DOOD6921	Series #HIRST1	Series #GRIFFEY2
Balance January 1, 2025	$ 28,996	$ 22,416	$ 64,405	$ 10,759	$ 14,812	$ 9,928
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	239	220	220	134	220	220
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(215)	(221)	(221)	(134)	(207)	(221)
Balance June 30, 2025	$ 29,019	$ 22,415	$ 64,404	$ 10,759	$ 14,825	$ 9,927

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2026 and 2025 (unaudited)

	Series #SKYWALKER	Series #85GPK2	Series #19HAALAND	Series #MEGALODON	Series #KELLER	Series #GODFATHER
Balance January 1, 2025	$ 14,295	$ 23,144	$ 29,186	$ 447,661	$ 11,365	$ 10,672
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	220	220	220	1,964	220	221
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(221)	(221)	(4,021)	(1,217)	(221)	(221)
Balance June 30, 2025	$ 14,294	$ 23,144	$ 25,385	$ 448,408	$ 11,364	$ 10,672

	Series #MAYC5750	Series #SUPREMEPB	Series #MJTICKET	Series #COOLCAT	Series #BLASTOISE	Series #MACALLAN3
Balance January 1, 2025	$ 19,280	$ 54,755	$ 29,369	$ 18,605	$ 216,793	$ 19,192
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	134	220	220	220	220	360
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(187)	(221)	(221)	(221)	(221)	(276)
Balance June 30, 2025	$ 19,227	$ 54,754	$ 29,368	$ 18,604	$ 216,792	$ 19,275

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2026 and 2025 (unaudited)

	Series #SUPERMAN6	Series #MOONPASS	Series #90FANTASY	Consolidated
Balance January 1, 2025	$ 20,156	$ 4,529	$ 5,040	$ 27,295,451
Distribution	-	-	-	(502,311)
Membership Contributions	-	-	-	-
Capital Contribution	220	220	220	153,370
Distribution to RSE Collection	-	-	-	-
Distribution to Series	-	-	-	-
Net Income/(Loss)	(221)	(221)	(221)	(569,737)
Balance June 30, 2025	$ 20,155	$ 4,528	$ 5,039	$ 26,376,775

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2026 (unaudited)

	Series #69BM1	Series #55PS1	Series #90FM1	Series #83FB1	Series #98DV1	Series #93XJ1
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (1,130)	$ (1,130)	$ -	$ (8,936)	$ -	$ (1,130)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	844	844	-	844	825	844
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	7,806	-	-
Prepaid Insurance	25	25	-	25	-	25
Other Receivable	-	-	-	-	-	-
Accounts Payable	(225)	(225)	-	(225)	(825)	(225)
Insurance Payable	0	0	-	0	-	0
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	486	486	-	486	-	486
Net cash (used in) / provided by operating activities	-	-	-	0	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	0	-	-
Cash beginning of period	3,718	2,214	-	2,485	-	1,200
Cash end of period	$ 3,718	$ 2,214	$ -	$ 2,485	$ -	$ 1,200

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2026 (unaudited)

	Series #91MV1	Series #92LD1	Series #94DV1	Series #72MC1	Series #11BM1	Series #63CC1
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (1,130)	$ (9,171)	$ (1,130)	$ (1,130)	$ (1,130)	$ (2,018)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	844	1,156	844	844	844	844
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	8,042	-	-	-	888
Prepaid Insurance	25	25	25	25	25	25
Other Receivable	-	-	-	-	-	-
Accounts Payable	(225)	(225)	(225)	(225)	(225)	(225)
Insurance Payable	0	0	0	0	0	0
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	486	173	486	486	486	486
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	984	173	1,984	4,989	2,000	1,999
Cash end of period	$ 984	$ 173	$ 1,984	$ 4,989	$ 2,000	$ 1,999

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2026 (unaudited)

	Series #76PT1	Series #75RA1	Series #65AG1	Series #90MM1	Series #61JE1	Series #65FM1
Cash Flows from Operating Activities:
Net (Loss) / Income	$ -	$ (1,130)	$ (1,130)	$ -	$ (1,130)	$ (1,130)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	-	844	844	-	844	844
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Prepaid Insurance	-	25	25	-	25	25
Other Receivable	-	-	-	-	-	-
Accounts Payable	-	(225)	(225)	-	(225)	(225)
Insurance Payable	-	0	0	-	0	0
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	486	486	-	486	486
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	-	2,649	3,700	-	2,898	2,300
Cash end of period	$ -	$ 2,649	$ 3,700	$ -	$ 2,898	$ 2,300

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2026 (unaudited)

	Series #99SS1	Series #94FS1	Series #61MG1	Series #92CC1	Series #88LL1	Series #MEEB11275
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (1,130)	$ (1,130)	$ (1,130)	$ (1,130)	$ -	$ (141)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	844	844	844	844	-	-
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Prepaid Insurance	25	25	25	25	-	-
Other Receivable	-	-	-	-	-	-
Accounts Payable	(225)	(225)	(225)	(225)	-	-
Insurance Payable	0	0	0	0	-	-
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	486	486	486	486	-	141
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	3,064	2,962	4,197	2,412	-	500
Cash end of period	$ 3,064	$ 2,962	$ 4,197	$ 2,412	$ -	$ 500

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2026 (unaudited)

	Series #82TAYLOR	Series #HOLMES	Series #HULK180	Series #05JAYZ	Series #JUSTINIAN	Series #67ICEBOWL
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (233)	$ (233)	$ (233)	$ (4,463)	$ (233)	$ (233)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	21	21	21	21	21	21
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	4,230	-	-
Prepaid Insurance	25	25	25	25	25	25
Other Receivable	-	-	-	-	-	-
Accounts Payable	0	0	0	0	0	0
Insurance Payable	0	0	0	0	0	0
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	186	186	186	186	186	186
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	400	400	300	300	243	354
Cash end of period	$ 400	$ 400	$ 300	$ 300	$ 243	$ 354

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2026 (unaudited)

	Series #DKCOUNTRY	Series #FALCON	Series #MARIOWRLD	Series #82AV1	Series #SUPERBWL1	Series #MEEB7985
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (233)	$ (233)	$ (233)	$ (1,130)	$ (233)	$ (141)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	21	21	21	844	21	-
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Prepaid Insurance	25	25	25	25	25	-
Other Receivable	-	-	-	-	-	-
Accounts Payable	0	0	0	(225)	0	-
Insurance Payable	0	0	0	0	0	-
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	186	186	186	486	186	141
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	300	308	377	3,400	365	500
Cash end of period	$ 300	$ 308	$ 377	$ 3,400	$ 365	$ 500

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2026 (unaudited)

	Series #BONDWATCH	Series #95FF1	Series #MAYC857	Series #PUNK2981	Series #WOW2221	Series #NIKON1
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (233)	$ -	$ (141)	$ (141)	$ (161)	$ (233)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	21	-	141	-	141	21
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	0	-	20	-
Prepaid Insurance	25	-	-	-	-	25
Other Receivable	-	-	-	-	-	-
Accounts Payable	0	-	-	-	-	0
Insurance Payable	0	-	-	-	-	0
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	186	-	-	141	-	186
Net cash (used in) / provided by operating activities	-	-	-	-	0	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	0	-
Cash beginning of period	300	-	-	600	-	300
Cash end of period	$ 300	$ -	$ -	$ 600	$-	$ 300

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2026 (unaudited)

	Series #LOTF	Series #DOOD6778	Series #BAKC7820	Series #NBAJAM	Series #SANDBOX1	Series #WOW6586
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (233)	$ (141)	$ (141)	$ (233)	$ (141)	$ (141)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	21	-	-	21	-	141
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Prepaid Insurance	25	-	-	25	-	-
Other Receivable	-	-	-	-	-	-
Accounts Payable	0	-	-	0	-	-
Insurance Payable	0	-	-	0	-	-
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	186	141	141	186	141	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	400	501	557	400	500	-
Cash end of period	$ 400	$ 501	$ 557	$ 400	$ 500	$ -

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2026 (unaudited)

	Series #AZUKI6704	Series #58PELE4	Series #OBAMABALL	Series #BART	Series #HOMER	Series #SI1
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (141)	$ (233)	$ (233)	$ (233)	$ (233)	$ (233)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	-	21	21	21	21	21
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Prepaid Insurance	-	25	25	25	25	25
Other Receivable	-	-	-	-	-	-
Accounts Payable	-	0	0	0	0	0
Insurance Payable	-	0	0	0	0	0
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	141	186	186	186	186	186
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	500	320	320	320	320	402
Cash end of period	$ 500	$ 320	$ 320	$ 320	$ 320	$ 402

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2026 (unaudited)

	Series #GOLD1	Series #VERSTAPP1	Series #96TIGER	Series #88ZELDA	Series #STARWARS3	Series #YEEZY
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (233)	$ (4,793)	$ (2,073)	$ (233)	$ (233)	$ (233)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	21	21	21	21	21	208
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	4,562	1,840	-	-	-
Prepaid Insurance	25	25	25	25	25	25
Other Receivable	-	-	-	-	-	-
Accounts Payable	0	0	0	0	0	0
Insurance Payable	0	0	0	0	0	0
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	186	185	186	186	186	-
Net cash (used in) / provided by operating activities	-	0	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	0	-	-	-	-
Cash beginning of period	381	402	326	402	402	-
Cash end of period	$ 381	$ 402	$ 326	$ 402	$ 402	$ -

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2026 (unaudited)

	Series #MAYC9114	Series #VFRNDS1	Series #MBIRD2754	Series #VEEFRND1	Series #TREASURE	Series #KENNERSET
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (10,404)	$ (233)	$ (141)	$ (141)	$ (233)	$ (233)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	141	142	-	-	21	21
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	10,263	-	-	-	-	-
Prepaid Insurance	-	25	-	-	25	25
Other Receivable	-	-	-	-	-	-
Accounts Payable	-	0	-	-	0	0
Insurance Payable	-	0	-	-	0	0
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	66	141	141	186	186
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	-	66	500	500	300	323
Cash end of period	$ -	$ 66	$ 500	$ 500	$ 300	$ 323

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2026 (unaudited)

	Series #LEDZEPP1	Series #VEEVIPER	Series #BEEPLE1	Series #WARHOL1	Series #GAMEBOY	Series #CROESUS
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (233)	$ (233)	$ (141)	$ (233)	$ (233)	$ (233)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	21	21	-	21	21	21
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Prepaid Insurance	25	25	-	25	25	25
Other Receivable	-	-	-	-	-	-
Accounts Payable	0	0	-	0	0	0
Insurance Payable	0	0	-	0	0	0
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	186	186	141	186	186	186
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	402	400	500	2,800	400	429
Cash end of period	$ 402	$ 400	$ 500	$ 2,800	$ 400	$ 429

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2026 (unaudited)

	Series #SACHS1	Series #32RUTH	Series #ELON1	Series #105.ETH	Series #R2D2	Series #VADER
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (230)	$ (233)	$ (233)	$ (9,268)	$ (233)	$ (233)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	19	21	21	-	21	21
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	9,127	-	-
Prepaid Insurance	25	25	25	-	25	25
Other Receivable	-	-	-	-	-	-
Accounts Payable	-	0	0	-	0	0
Insurance Payable	0	0	0	-	0	0
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	186	186	186	141	186	186
Net cash (used in) / provided by operating activities	-	-	-	0	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	0	-	-
Cash beginning of period	500	327	400	500	300	334
Cash end of period	$ 500	$ 327	$ 400	$ 500	$ 300	$ 334

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2026 (unaudited)

	Series #WARHOL2	Series #JEKYLL	Series #BUFFETT1	Series #DRACULA10	Series #PAPPY1	Series #1857COIN
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (233)	$ (233)	$ (233)	$ (233)	$ (302)	$ (233)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	21	21	21	21	19	21
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Prepaid Insurance	25	25	25	25	25	25
Other Receivable	-	-	-	-	-	-
Accounts Payable	0	0	0	0	73	0
Insurance Payable	0	0	0	0	0	0
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	186	186	186	186	186	186
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	2,178	400	367	308	771	400
Cash end of period	$ 2,178	$ 400	$ 367	$ 308	$ 771	$ 400

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2026 (unaudited)

	Series #ANDYPELE	Series #BOBAFETT	Series #ELVIS	Series #GBOYCOLOR	Series #JETFIRE	Series #POPEBALL
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (233)	$ (233)	$ (233)	$ (233)	$ (233)	$ (233)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	21	21	21	21	21	21
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Prepaid Insurance	25	25	25	25	25	25
Other Receivable	-	-	-	-	-	-
Accounts Payable	0	0	0	0	0	0
Insurance Payable	0	0	0	0	0	0
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	186	186	186	186	186	186
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	235	355	320	331	300	300
Cash end of period	$ 235	$ 355	$ 320	$ 331	$ 300	$ 300

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2026 (unaudited)

	Series #RABBIT	Series #GRATEFUL1	Series #BOBAPROTO	Series #ARSHAM1	Series #SCARFACE	Series #ARSHAM2
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (233)	$ (233)	$ (24,100)	$ (1,130)	$ 5,866	$ (1,130)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	21	21	21	1,329	160	844
(Gain) / Loss on sale of Asset	-	-	-	-	(7,430)	-
Impairment loss on Collection Assets	-	-	23,867	-	-	-
Prepaid Insurance	25	25	25	25	25	25
Other Receivable	-	-	-	-	-	-
Accounts Payable	0	0	0	(225)	(1)	(225)
Insurance Payable	0	0	0	0	0	0
Income Taxes Payable	-	-	-	-	1,379	-
Due to the Manager or its Affiliates	186	186	186	-	-	486
Net cash (used in) / provided by operating activities	-	-	0	0	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	(1,213)
Proceeds from Sale of Collection Asset	-	-	-	-	25,000	-
Cash provided by / (used in) investing activities	-	-	-	-	25,000	(1,213)
Cash flow from financing activities:
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution of Sale of Assets to Members	-	-	-	-	(23,951)	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	(23,951)	-

Net change in cash	-	-	0	0	1,049	(1,213)
Cash beginning of period	300	362	332	-	330	2,850
Cash end of period	$ 300	$ 362	$ 332	$-	$ 1,379	$ 1,637

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2026 (unaudited)

	Series #LEBRON	Series #94VTTT	Series #52MANTLE	Series #71MAYS	Series #RLEXPEPSI	Series #TWOCITIES
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (233)	$ (980)	$ (233)	$ (233)	$ (233)	$ (233)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	208	(131)	21	21	21	21
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Prepaid Insurance	25	25	25	25	25	25
Other Receivable	-	-	-	-	-	-
Accounts Payable	0	600	0	0	0	0
Insurance Payable	0	0	0	0	0	0
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	486	186	186	186	186
Net cash (used in) / provided by operating activities	0	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	(485)	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	(485)	-	-	-	-
Cash flow from financing activities:
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	0	(485)	-	-	-	-
Cash beginning of period	-	12,900	1,450	1,600	300	1,495
Cash end of period	$-	$ 12,415	$ 1,450	$ 1,600	$ 300	$ 1,495

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2026 (unaudited)

	Series #FROST	Series #BIRKINBLU	Series #SMURF	Series #EINSTEIN	Series #HONUS	Series #75ALI
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (233)	$ -	$ (233)	$ 3,633	$ (233)	$ (233)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	21	-	21	36	21	21
(Gain) / Loss on sale of Asset	-	-	-	(3,900)	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Prepaid Insurance	25	-	25	25	25	25
Other Receivable	-	-	-	-	-	-
Accounts Payable	0	-	0	(2)	0	0
Insurance Payable	0	-	0	-	0	0
Income Taxes Payable	-	-	-	209	-	-
Due to the Manager or its Affiliates	186	-	186	-	186	186
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	15,000	-	-
Cash provided by / (used in) investing activities	-	-	-	15,000	-	-
Cash flow from financing activities:
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution of Sale of Assets to Members	-	-	-	(16,540)	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	(16,540)	-	-

Net change in cash	-	-	-	(1,540)	-	-
Cash beginning of period	1,695	-	1,250	1,750	5,300	938
Cash end of period	$ 1,695	$ -	$ 1,250	$ 210	$ 5,300	$ 938

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2026 (unaudited)

	Series #BIRKINBOR	Series #SPIDER1	Series #BATMAN3	Series #ULYSSES	Series #ROOSEVELT	Series #56MANTLE
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (233)	$ (233)	$ (233)	$ (233)	$ (233)	$ (233)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	21	21	21	21	21	21
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Prepaid Insurance	25	25	25	25	25	25
Other Receivable	-	-	-	-	-	-
Accounts Payable	0	0	0	0	0	0
Insurance Payable	0	0	0	0	0	0
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	186	186	186	186	186	186
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	1,203	1,003	1,003	1,950	400	1,050
Cash end of period	$ 1,203	$ 1,003	$ 1,003	$ 1,950	$ 400	$ 1,050

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2026 (unaudited)

	Series #AGHOWL	Series #18ZION	Series #SNOOPY	Series #APOLLO11	Series #YOKO	Series #HIMALAYA
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (233)	$ (233)	$ (233)	$ (233)	$ (233)	$ (99,233)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	21	21	21	21	21	21
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	99,000
Prepaid Insurance	25	25	25	25	25	25
Other Receivable	-	-	-	-	-	-
Accounts Payable	0	0	0	0	0	0
Insurance Payable	0	0	0	0	0	0
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	186	186	186	186	186	186
Net cash (used in) / provided by operating activities	-	-	-	-	-	0
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	0
Cash beginning of period	1,703	605	800	1,050	1,750	1,203
Cash end of period	$ 1,703	$ 605	$ 800	$ 1,050	$ 1,750	$ 1,203

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2026 (unaudited)

	Series #55CLEMENTE	Series #LOTR	Series #CATCHER	Series #BOND1	Series #SUPER21	Series #BIRKINTAN
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (233)	$ (233)	$ (233)	$ (233)	$ (233)	$ (233)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	21	21	207	21	21	21
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Prepaid Insurance	25	25	25	25	25	25
Other Receivable	-	-	-	-	-	-
Accounts Payable	0	0	0	0	0	0
Insurance Payable	0	0	0	0	0	0
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	186	186	-	186	186	186
Net cash (used in) / provided by operating activities	-	-	0	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	0	-	-	-
Cash beginning of period	594	563	213	463	277	456
Cash end of period	$ 594	$ 563	$ 213	$ 463	$ 277	$ 456

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2026 (unaudited)

	Series #GMTBLACK1	Series #61JFK	Series #LINCOLN	Series #STARWARS1	Series #68MAYS	Series #56TEDWILL
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (233)	$ (233)	$ (233)	$ (233)	$ (233)	$ (233)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	21	21	21	21	21	21
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Prepaid Insurance	25	25	25	25	25	25
Other Receivable	-	-	-	-	-	-
Accounts Payable	0	0	0	0	0	0
Insurance Payable	0	0	0	0	0	0
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	186	186	186	186	186	186
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	604	334	209	269	437	520
Cash end of period	$ 604	$ 334	$ 209	$ 269	$ 437	$ 520

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2026 (unaudited)

	Series #CAPTAIN3	Series #CHURCHILL	Series #SHKSPR4	Series #03KOBE	Series #03JORDAN	Series #39TEDWILL
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (233)	$ (233)	$ (233)	$ -	$ (233)	$ (233)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	131	21	21	-	21	21
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Prepaid Insurance	25	25	25	-	25	25
Other Receivable	-	-	-	-	-	-
Accounts Payable	0	0	0	-	0	0
Insurance Payable	0	0	0	-	0	0
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	77	186	186	-	186	186
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	77	220	400	-	436	600
Cash end of period	$ 77	$ 220	$ 400	$ -	$ 436	$ 600

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2026 (unaudited)

	Series #94JETER	Series #2020TOPPS	Series #05LATOUR	Series #16SCREAG	Series #14DRC	Series #86RICE
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (233)	$ (233)	$ (243)	$ (243)	$ (243)	$ (233)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	21	57	19	19	19	21
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Prepaid Insurance	25	25	25	25	25	25
Other Receivable	-	-	-	-	-	-
Accounts Payable	0	0	13	13	13	0
Insurance Payable	0	0	0	0	0	0
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	186	150	186	186	186	186
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	460	150	430	430	430	460
Cash end of period	$ 460	$ 150	$ 430	$ 430	$ 430	$ 460

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2026 (unaudited)

	Series #57MANTLE	Series #SOBLACK	Series #GATSBY	Series #93DAYTONA	Series #09TROUT	Series #57STARR
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (233)	$ (233)	$ (233)	$ (233)	$ (25,371)	$ (233)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	21	21	21	21	21	21
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	25,139	-
Prepaid Insurance	25	25	25	25	25	25
Other Receivable	-	-	-	-	-	-
Accounts Payable	0	0	0	0	0	0
Insurance Payable	0	0	0	0	0	0
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	186	186	186	186	186	186
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	400	520	520	600	400	400
Cash end of period	$ 400	$ 520	$ 520	$ 600	$ 400	$ 400

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2026 (unaudited)

	Series #03KOBE2	Series #16PETRUS	Series #ALICE	Series #SPIDER10	Series #62MANTLE	Series #BATMAN6
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (233)	$ (243)	$ (233)	$ (233)	$ (233)	$ (233)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	21	19	21	21	21	21
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Prepaid Insurance	25	25	25	25	25	25
Other Receivable	-	-	-	-	-	-
Accounts Payable	0	13	0	0	0	0
Insurance Payable	0	0	0	0	0	0
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	186	186	186	186	186	186
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	316	430	520	400	460	320
Cash end of period	$ 316	$ 430	$ 520	$ 400	$ 460	$ 320

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2026 (unaudited)

	Series #79STELLA	Series #TKAM	Series #DIMAGGIO2	Series #13BEAUX	Series #ANMLFARM	Series #00BRADY
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (233)	$ (233)	$ (233)	$ (243)	$ (233)	$ (233)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	21	21	21	19	107	21
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Prepaid Insurance	25	25	25	25	25	25
Other Receivable	-	-	-	-	-	-
Accounts Payable	0	0	0	13	0	0
Insurance Payable	0	0	0	0	0	0
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	186	186	186	186	100	186
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	572	534	321	400	100	339
Cash end of period	$ 572	$ 534	$ 321	$ 400	$ 100	$ 339

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2026 (unaudited)

	Series #85NES	Series #69KAREEM	Series #59JFK	Series #04LEBRON	Series #GOLDENEYE	Series #MOONSHOE
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (233)	$ (3,494)	$ (233)	$ (233)	$ (233)	$ (233)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	21	21	21	21	21	21
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	3,261	-	-	-	-
Prepaid Insurance	25	25	25	25	25	25
Other Receivable	-	-	-	-	-	-
Accounts Payable	0	0	0	0	0	0
Insurance Payable	0	0	0	0	0	0
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	186	186	186	186	186	186
Net cash (used in) / provided by operating activities	-	0	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	0	-	-	-	-
Cash beginning of period	400	256	400	316	326	420
Cash end of period	$ 400	$ 256	$ 400	$ 316	$ 326	$ 420

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2026 (unaudited)

	Series #03LEBRON2	Series #GRAPES	Series #98KANGA	Series #06BRM	Series #DUNE	Series #86FLEER
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (233)	$ (233)	$ -	$ (243)	$ (233)	$ -
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	21	21	-	19	21	(12)
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Prepaid Insurance	25	25	-	25	25	13
Other Receivable	-	-	-	-	-	-
Accounts Payable	0	0	-	13	0	(1)
Insurance Payable	0	0	-	0	0	-
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	186	186	-	186	186	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	236	400	-	400	460	-
Cash end of period	$ 236	$ 400	$ -	$ 400	$ 460	$ -

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2026 (unaudited)

	Series #WILDGUN	Series #13GIANNIS	Series #04MESSI	Series #AVENGE57	Series #03TACHE	Series #99TMB2
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (233)	$ (233)	$ -	$ (233)	$ (243)	$ (4,018)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	21	21	-	21	19	21
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	3,785
Prepaid Insurance	25	25	-	25	25	25
Other Receivable	-	-	-	-	-	-
Accounts Payable	0	0	-	0	13	0
Insurance Payable	0	0	-	0	0	0
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	186	186	-	186	186	186
Net cash (used in) / provided by operating activities	-	-	-	-	-	0
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	0
Cash beginning of period	400	236	-	400	400	340
Cash end of period	$ 400	$ 236	$ -	$ 400	$ 400	$ 340

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2026 (unaudited)

	Series #BULLSRING	Series #70AARON	Series #96CHARZRD	Series #01TIGER	Series #ICECLIMB	Series #09COBB
Cash Flows from Operating Activities:
Net (Loss) / Income	$ -	$ (233)	$ 42,634	$ (233)	$ (233)	$ (233)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	-	21	73	21	21	21
(Gain) / Loss on sale of Asset	-	-	(45,300)	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Prepaid Insurance	-	25	25	25	25	25
Other Receivable	320,000	-	-	-	-	-
Accounts Payable	(3)	0	(2)	0	0	0
Insurance Payable	-	0	-	0	0	0
Income Taxes Payable	(12,421)	-	2,570	-	-	-
Due to the Manager or its Affiliates	-	186	-	186	186	186
Net cash (used in) / provided by operating activities	307,577	-	0	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	75,000	-	-	-
Cash provided by / (used in) investing activities	-	-	75,000	-	-	-
Cash flow from financing activities:
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution of Sale of Assets to Members	(308,477)	-	(72,345)	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	(308,477)	-	(72,345)	-	-	-

Net change in cash	(900)	-	2,655	-	-	-
Cash beginning of period	900	340	348	366	400	367
Cash end of period	$ -	$ 340	$ 3,003	$ 366	$ 400	$ 367

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2026 (unaudited)

	Series #96JORDAN2	Series #JUNGLEBOX	Series #59FLASH	Series #FOSSILBOX	Series #POKEBLUE	Series #98GTA
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (233)	$ (233)	$ (233)	$ (233)	$ (233)	$ (3,398)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	21	21	21	21	21	21
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	3,165
Prepaid Insurance	25	25	25	25	25	25
Other Receivable	-	-	-	-	-	-
Accounts Payable	0	0	0	0	0	0
Insurance Payable	0	0	0	0	0	0
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	186	186	186	186	186	186
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	216	418	367	355	422	355
Cash end of period	$ 216	$ 418	$ 367	$ 355	$ 422	$ 355

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2026 (unaudited)

	Series #PICNIC	Series #DOMINOS	Series #09CURRY	Series #09BEAUX	Series #KEROUAC	Series #62BOND
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (233)	$ (233)	$ (233)	$ (243)	$ (233)	$ (233)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	21	21	21	19	21	21
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Prepaid Insurance	25	25	25	25	25	25
Other Receivable	-	-	-	-	-	-
Accounts Payable	0	0	0	13	0	0
Insurance Payable	0	0	0	0	0	0
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	186	186	186	186	186	186
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	400	300	216	426	400	711
Cash end of period	$ 400	$ 300	$ 216	$ 426	$ 400	$ 711

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2026 (unaudited)

	Series #71TOPPS	Series #DEATON	Series #98ZELDA	Series #03JORDAN2	Series #91JORDAN	Series #17DUJAC
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (233)	$ (230)	$ (233)	$ (233)	$ (233)	$ -
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	21	19	21	21	21	-
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Prepaid Insurance	25	25	25	25	25	-
Other Receivable	-	-	-	-	-	-
Accounts Payable	0	-	0	0	0	-
Insurance Payable	0	0	0	0	0	-
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	186	186	186	186	186	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	500	400	494	300	275	-
Cash end of period	$ 500	$ 400	$ 494	$ 300	$ 275	$ -

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2026 (unaudited)

	Series #FAUBOURG2	Series #MOSASAUR	Series #03LEBRON3	Series #95TOPSUN	Series #09TROUT2	Series #59BOND
Cash Flows from Operating Activities:
Net (Loss) / Income	$ -	$ (1,230)	$ (41,953)	$ (233)	$ (5,483)	$ (233)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	-	19	21	21	21	21
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	41,720	-	5,250	-
Prepaid Insurance	-	25	25	25	25	25
Other Receivable	-	-	-	-	-	-
Accounts Payable	-	1,000	0	0	0	0
Insurance Payable	-	0	0	0	0	0
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	186	186	186	186	186
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	-	400	416	468	453	348
Cash end of period	$ -	$ 400	$ 416	$ 468	$ 453	$ 348

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2026 (unaudited)

	Series #OPEECHEE	Series #ROCKETBOX	Series #94JORDAN	Series #18LUKA	Series #FANFOUR5	Series #11BELAIR
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (233)	$ (233)	$ (233)	$ (11,281)	$ (233)	$ (243)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	21	21	21	21	21	19
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	11,049	-	-
Prepaid Insurance	25	25	25	25	25	25
Other Receivable	-	-	-	-	-	-
Accounts Payable	0	0	0	0	0	13
Insurance Payable	0	0	0	0	0	0
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	186	186	186	186	186	186
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	500	325	307	304	378	400
Cash end of period	$ 500	$ 325	$ 307	$ 304	$ 378	$ 400

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2026 (unaudited)

	Series #76PAYTON	Series #85MJPROMO	Series #96KOBE	Series #99CHARZRD	Series #MARADONA	Series #POKEYELOW
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (233)	$ (558)	$ (233)	$ -	$ (233)	$ (233)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	21	21	21	-	21	21
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	325	-	-	-	-
Prepaid Insurance	25	25	25	-	25	25
Other Receivable	-	-	-	-	-	-
Accounts Payable	0	0	0	-	0	0
Insurance Payable	0	0	0	-	0	0
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	186	186	186	-	186	186
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	464	284	295	-	329	468
Cash end of period	$ 464	$ 284	$ 295	$ -	$ 329	$ 468

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2026 (unaudited)

	Series #POKELUGIA	Series #VANHALEN	Series #05MJLJ	Series #81MONTANA	Series #00MOUTON	Series #07DURANT
Cash Flows from Operating Activities:
Net (Loss) / Income	$ 35,773	$ (233)	$ -	$ (14,771)	$ (243)	$ (233)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	10	208	-	21	19	21
(Gain) / Loss on sale of Asset	(38,900)	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	14,538	-	-
Prepaid Insurance	25	25	-	25	25	25
Other Receivable	-	-	-	-	-	-
Accounts Payable	(3)	0	-	0	13	0
Insurance Payable	-	0	-	0	0	0
Income Taxes Payable	3,095	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	186	186	186
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	115,000	-	-	-	-	-
Cash provided by / (used in) investing activities	115,000	-	-	-	-	-
Cash flow from financing activities:
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution of Sale of Assets to Members	(111,900)	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	(111,900)	-	-	-	-	-

Net change in cash	3,100	-	-	-	-	-
Cash beginning of period	468	300	-	378	426	303
Cash end of period	$ 3,568	$ 300	$ -	$ 378	$ 426	$ 303

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2026 (unaudited)

	Series #56AARON	Series #85LEMIEUX	Series #87JORDAN	Series #AC23	Series #APPLE1	Series #GWLOTTO
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (233)	$ (1,652)	$ (1,183)	$ (233)	$ (233)	$ (233)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	21	21	21	21	21	21
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	1,419	950	-	-	-
Prepaid Insurance	25	25	25	25	25	25
Other Receivable	-	-	-	-	-	-
Accounts Payable	0	0	0	0	0	0
Insurance Payable	0	0	0	0	0	0
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	186	186	186	186	186	186
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	377	319	300	420	300	377
Cash end of period	$ 377	$ 319	$ 300	$ 420	$ 300	$ 377

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2026 (unaudited)

	Series #GYMBOX	Series #HUCKFINN	Series #NEOBOX	Series #NEWTON	Series #NICKLAUS1	Series #POKEMON2
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (233)	$ (233)	$ -	$ (233)	$ (12,412)	$ (233)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	21	21	-	21	21	21
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	12,179	-
Prepaid Insurance	25	25	-	25	25	25
Other Receivable	-	-	-	-	-	-
Accounts Payable	0	0	-	0	0	0
Insurance Payable	0	0	-	0	0	0
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	186	186	-	186	186	186
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	386	478	-	400	478	486
Cash end of period	$ 386	$ 478	$ -	$ 400	$ 478	$ 486

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2026 (unaudited)

	Series #POKERED	Series #RIVIERA	Series #SMB3	Series #WALDEN	Series #WZRDOFOZ	Series #60ALI
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (233)	$ (233)	$ (5,233)	$ (233)	$ (233)	$ (21,116)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	21	21	21	21	21	21
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	5,000	-	-	20,883
Prepaid Insurance	25	25	25	25	25	25
Other Receivable	-	-	-	-	-	-
Accounts Payable	0	0	0	0	0	0
Insurance Payable	0	0	0	0	0	0
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	186	186	186	186	186	186
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	477	386	477	486	468	452
Cash end of period	$ 477	$ 386	$ 477	$ 486	$ 468	$ 452

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2026 (unaudited)

	Series #TORNEK	Series #DIMAGGIO3	Series #POKEMON3	Series #58PELE3	Series #09CURRY2	Series #85ERVING
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (233)	$ (233)	$ -	$ (123,602)	$ (233)	$ (233)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	21	21	-	21	21	21
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	123,369	-	-
Prepaid Insurance	25	25	-	25	25	25
Other Receivable	-	-	-	-	-	-
Accounts Payable	0	0	-	0	0	0
Insurance Payable	0	0	-	0	0	0
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	186	186	-	186	186	186
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	600	486	-	378	300	300
Cash end of period	$ 600	$ 486	$ -	$ 378	$ 300	$ 300

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2026 (unaudited)

	Series #80ALI	Series #BATMAN2	Series #FLASH123	Series #85GPK	Series #HGWELLS	Series #66ORR
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (233)	$ (233)	$ (233)	$ (233)	$ (233)	$ (233)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	21	21	21	21	21	21
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Prepaid Insurance	25	25	25	25	25	25
Other Receivable	-	-	-	-	-	-
Accounts Payable	0	0	0	0	0	0
Insurance Payable	0	0	0	0	0	0
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	186	186	186	186	186	186
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	377	420	420	312	486	456
Cash end of period	$ 377	$ 420	$ 420	$ 312	$ 486	$ 456

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2026 (unaudited)

	Series #CONGRESS	Series #GRIFFEYJR	Series #01HALO	Series #87ZELDA	Series #EINSTEIN2	Series #SANTANA
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (233)	$ (233)	$ (2,483)	$ (233)	$ (233)	$ (233)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	21	21	21	21	21	21
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	2,250	-	-	-
Prepaid Insurance	25	25	25	25	25	25
Other Receivable	-	-	-	-	-	-
Accounts Payable	0	0	0	0	0	0
Insurance Payable	0	0	0	0	0	0
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	186	186	186	186	186	186
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	400	419	415	357	420	446
Cash end of period	$ 400	$ 419	$ 415	$ 357	$ 420	$ 446

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2026 (unaudited)

	Series #01TIGER2	Series #86JORDAN2	Series #TOPPSTRIO	Series #81BIRD	Series #97KOBE	Series #XMEN94
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (233)	$ (4,433)	$ (5,617)	$ (9,576)	$ (233)	$ (233)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	21	21	21	21	21	21
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	4,200	5,385	9,344	-	-
Prepaid Insurance	25	25	25	25	25	25
Other Receivable	-	-	-	-	-	-
Accounts Payable	0	0	0	0	0	0
Insurance Payable	0	0	0	0	0	0
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	186	186	186	186	186	186
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	318	549	300	346	410	359
Cash end of period	$ 318	$ 549	$ 300	$ 346	$ 410	$ 359

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2026 (unaudited)

	Series #09RBLEROY	Series #04MESSI2	Series #THEROCK	Series #XLXMEN1	Series #03LEBRON5	Series #METEORITE
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (243)	$ (233)	$ (3,677)	$ (233)	$ (233)	$ (1,230)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	19	21	21	21	21	19
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	3,444	-	-	-
Prepaid Insurance	25	25	25	25	25	25
Other Receivable	-	-	-	-	-	-
Accounts Payable	13	0	0	0	0	1,000
Insurance Payable	0	0	0	0	0	0
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	186	186	186	186	186	186
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	400	400	396	359	477	400
Cash end of period	$ 400	$ 400	$ 396	$ 359	$ 477	$ 400

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2026 (unaudited)

	Series #SLASH	Series #00BRADY2	Series #89TMNT	Series #NESWWF	Series #PUNK9670	Series #18ALLEN
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (230)	$ (233)	$ (233)	$ (233)	$ (141)	$ (233)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	19	21	21	21	-	21
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Prepaid Insurance	25	25	25	25	-	25
Other Receivable	-	-	-	-	-	-
Accounts Payable	-	0	0	0	-	0
Insurance Payable	0	0	0	0	-	0
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	186	186	186	186	141	186
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	600	660	305	373	596	431
Cash end of period	$ 600	$ 660	$ 305	$ 373	$ 596	$ 431

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2026 (unaudited)

	Series #CASTLEII	Series #BAYC601	Series #60MANTLE	Series #PUNK8103	Series #GHOST1	Series #BROSGRIMM
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (3,633)	$ (30,741)	$ (233)	$ (141)	$ (1,690)	$ (233)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	21	141	21	-	21	21
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	3,400	30,600	-	-	1,457	-
Prepaid Insurance	25	-	25	-	25	25
Other Receivable	-	-	-	-	-	-
Accounts Payable	0	-	0	-	0	0
Insurance Payable	0	-	0	-	0	0
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	186	-	186	141	186	186
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	373	-	486	600	380	500
Cash end of period	$ 373	$ -	$ 486	$ 600	$ 380	$ 500

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2026 (unaudited)

	Series #KIRBY	Series #03RONALDO	Series #MARX	Series #09HARDEN	Series #MEEB15511	Series #90BATMAN
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (233)	$ -	$ (233)	$ (233)	$ (141)	$ (233)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	21	0	21	21	-	21
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Prepaid Insurance	25	-	25	25	-	25
Other Receivable	-	-	-	-	-	-
Accounts Payable	0	-	0	0	-	0
Insurance Payable	0	-	0	0	-	0
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	186	-	186	186	141	186
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	373	-	486	353	500	373
Cash end of period	$ 373	$ -	$ 486	$ 353	$ 500	$ 373

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2026 (unaudited)

	Series #93JETER	Series #SIMPSONS1	Series #SPIDER129	Series #NESDK3	Series #BAYC7359	Series #CURIO10
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (233)	$ (233)	$ (9,933)	$ (233)	$ -	$ (141)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	21	21	21	21	-	-
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	9,700	-	-	-
Prepaid Insurance	25	25	25	25	-	-
Other Receivable	-	-	-	-	-	-
Accounts Payable	0	0	0	0	-	-
Insurance Payable	0	0	0	0	-	-
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	186	186	186	186	-	141
Net cash (used in) / provided by operating activities	-	-	0	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	0	-	-	-
Cash beginning of period	427	373	356	314	-	500
Cash end of period	$ 427	$ 373	$ 356	$ 314	$ -	$ 500

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2026 (unaudited)

	Series #WILDTHING	Series #1776	Series #98JORDAN2	Series #MACALLAN1	Series #BAYC9159	Series #FANTASY7
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (233)	$ (233)	$ (233)	$ (243)	$ (219)	$ (233)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	21	21	21	144	141	21
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	78	-
Prepaid Insurance	25	25	25	25	-	25
Other Receivable	-	-	-	-	-	-
Accounts Payable	0	0	0	13	-	0
Insurance Payable	0	0	0	0	-	0
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	186	186	186	60	-	186
Net cash (used in) / provided by operating activities	-	-	-	-	0	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	0	-
Cash beginning of period	400	400	776	60	-	352
Cash end of period	$ 400	$ 400	$ 776	$ 60	$-	$ 352

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2026 (unaudited)

	Series #SURFER4	Series #OHTANI2	Series #WILT100	Series #PENGUIN	Series #KARUIZAWA	Series #KOMBAT
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (233)	$ -	$ (233)	$ (233)	$ (9,993)	$ (233)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	21	-	21	21	144	21
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	9,750	-
Prepaid Insurance	25	-	25	25	25	25
Other Receivable	-	-	-	-	-	-
Accounts Payable	0	-	0	0	13	0
Insurance Payable	0	-	0	0	0	0
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	186	-	186	186	60	186
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	300	-	400	300	60	300
Cash end of period	$ 300	$ -	$ 400	$ 300	$ 60	$ 300

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2026 (unaudited)

	Series #APPLELISA	Series #98MANNING	Series #GIJOE	Series #BEATLES1	Series #SQUIG5847	Series #PACQUIAO
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (233)	$ (233)	$ (233)	$ (233)	$ (141)	$ (233)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	21	21	21	21	-	21
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Prepaid Insurance	25	25	25	25	-	25
Other Receivable	-	-	-	-	-	-
Accounts Payable	0	0	0	0	-	0
Insurance Payable	0	0	0	0	-	0
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	186	186	186	186	141	186
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	300	400	338	253	500	400
Cash end of period	$ 300	$ 400	$ 338	$ 253	$ 500	$ 400

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2026 (unaudited)

	Series #83JOBS	Series #BATMAN181	Series #POPEYE	Series #PUNK5883	Series #HAMILTON1	Series #OBIWAN
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (233)	$ (233)	$ (233)	$ (141)	$ (233)	$ (233)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	21	21	21	-	208	21
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Prepaid Insurance	25	25	25	-	25	25
Other Receivable	-	-	-	-	-	-
Accounts Payable	0	0	0	-	0	0
Insurance Payable	0	0	0	-	0	0
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	186	186	186	141	-	186
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	500	350	323	600	400	324
Cash end of period	$ 500	$ 350	$ 323	$ 600	$ 400	$ 324

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2026 (unaudited)

	Series #SMB2	Series #GIANNIS2	Series #86BONDS	Series #MOBYDICK	Series #03SERENA	Series #BAYC4612
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (233)	$ (319,213)	$ (233)	$ (233)	$ (17,213)	$ (180)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	21	21	21	21	21	141
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	318,980	-	-	16,981	39
Prepaid Insurance	25	25	25	25	25	-
Other Receivable	-	-	-	-	-	-
Accounts Payable	0	0	0	0	0	-
Insurance Payable	0	0	0	0	0	-
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	186	186	186	186	186	-
Net cash (used in) / provided by operating activities	-	0	-	-	0	0
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	0	-	-	0	0
Cash beginning of period	266	2,130	365	400	400	-
Cash end of period	$ 266	$ 2,130	$ 365	$ 400	$ 400	$-

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2026 (unaudited)

	Series #18OSAKA	Series #05RODGERS	Series #IROBOT	Series #LEICAGOLD	Series #FORTNITE	Series #IOMMI
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (5,254)	$ (41,118)	$ (233)	$ (233)	$ (3,533)	$ (230)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	21	21	21	136	21	19
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	5,021	40,885	-	-	3,300	-
Prepaid Insurance	25	25	25	25	25	25
Other Receivable	-	-	-	-	-	-
Accounts Payable	0	0	0	0	0	-
Insurance Payable	0	0	0	0	0	0
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	186	186	186	72	186	186
Net cash (used in) / provided by operating activities	0	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	0	-	-	-	-	-
Cash beginning of period	300	476	369	72	300	600
Cash end of period	$ 300	$ 476	$ 369	$ 72	$ 300	$ 600

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2026 (unaudited)

	Series #MARIO64	Series #GWTW	Series #NEWWORLD	Series #JAWA	Series #GWLETTER	Series #MARIOKART
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (233)	$ (233)	$ (233)	$ (233)	$ (233)	$ (233)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	21	21	21	21	21	21
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Prepaid Insurance	25	25	25	25	25	25
Other Receivable	-	-	-	-	-	-
Accounts Payable	0	0	0	0	0	0
Insurance Payable	0	0	0	0	0	0
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	186	186	186	186	186	186
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	346	380	369	338	400	300
Cash end of period	$ 346	$ 380	$ 369	$ 338	$ 400	$ 300

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2026 (unaudited)

	Series #96KOBE2	Series #SHOWCASE4	Series #BAYC8827	Series #BRADBURY	Series #MACALLAN2	Series #BEATLES2
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (51,233)	$ (233)	$ (215)	$ (233)	$ (243)	$ (233)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	21	21	141	21	19	21
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	51,000	-	74	-	-	-
Prepaid Insurance	25	25	-	25	25	25
Other Receivable	-	-	-	-	-	-
Accounts Payable	0	0	-	0	13	0
Insurance Payable	0	0	-	0	0	0
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	186	186	-	186	186	186
Net cash (used in) / provided by operating activities	-	-	0	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	0	-	-	-
Cash beginning of period	346	703	-	369	400	300
Cash end of period	$ 346	$ 703	$-	$ 369	$ 400	$ 300

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2026 (unaudited)

	Series #92TIGER	Series #DOOD6921	Series #HIRST1	Series #GRIFFEY2	Series #SKYWALKER	Series #85GPK2
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (233)	$ (141)	$ (233)	$ (233)	$ (233)	$ (10,993)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	21	-	21	21	21	21
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	10,760
Prepaid Insurance	25	-	25	25	25	25
Other Receivable	-	-	-	-	-	-
Accounts Payable	0	-	0	0	0	0
Insurance Payable	0	-	0	0	0	0
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	186	141	186	186	186	186
Net cash (used in) / provided by operating activities	-	-	-	-	-	0
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	0
Cash beginning of period	374	600	500	322	300	300
Cash end of period	$ 374	$ 600	$ 500	$ 322	$ 300	$ 300

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2026 (unaudited)

	Series #19HAALAND	Series #MEGALODON	Series #KELLER	Series #GODFATHER	Series #MAYC5750	Series #SUPREMEPB
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (233)	$ (1,230)	$ (233)	$ (233)	$ (212)	$ (233)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	21	19	21	21	141	21
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	71	-
Prepaid Insurance	25	25	25	25	-	25
Other Receivable	-	-	-	-	-	-
Accounts Payable	0	1,000	0	0	-	0
Insurance Payable	0	0	0	0	-	0
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	186	186	186	186	-	186
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	381	400	300	400	-	300
Cash end of period	$ 381	$ 400	$ 300	$ 400	$ -	$ 300

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2026 (unaudited)

	Series #MJTICKET	Series #COOLCAT	Series #BLASTOISE	Series #MACALLAN3	Series #SUPERMAN6	Series #MOONPASS
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (233)	$ (233)	$ (233)	$ (302)	$ (233)	$ (233)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	21	21	21	19	21	21
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Prepaid Insurance	25	25	25	25	25	25
Other Receivable	-	-	-	-	-	-
Accounts Payable	0	0	0	73	0	0
Insurance Payable	0	0	0	0	0	0
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	186	186	186	186	186	186
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	351	515	376	400	308	369
Cash end of period	$ 351	$ 515	$ 376	$ 400	$ 308	$ 369

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2026 (unaudited)

	Series #90FANTASY	Consolidated
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (233)	$ (1,035,163)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	21	76,153
(Gain) / Loss on sale of Asset	-	(95,530)
Impairment loss on Collection Assets	-	1,006,485
Prepaid Insurance	25	8,475
Other Receivable	-	320,000
Accounts Payable	0	(5,275)
Insurance Payable	0	5
Income Taxes Payable	-	(5,169)
Due to the Manager or its Affiliates	186	27,783
Net cash (used in) / provided by operating activities	-	297,765
Cash flow from investing activities:
Investment in Collection Asset	-	(1,698)
Proceeds from Sale of Collection Asset	-	230,000
Cash provided by / (used in) investing activities	-	228,302
Cash flow from financing activities:
Capital Contribution	-	-
Distribution to RSE Collection or its affiliates	-	-
Distribution of Sale of Assets to Members	-	(533,213)
Other Distribution to Members	-	-
Cash provided by / (used in) financing activities	-	(533,213)

Net change in cash	-	(7,146)
Cash beginning of period	402	228,002
Cash end of period	$ 402	$ 220,856
Supplemental Cash Flow Information:
Forgiveness of amounts due to manager and Contributed to the Company/Series		$ 38,093

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #69BM1	Series #85FT1	Series #88LJ1	Series #55PS1	Series #95BL1	Series #89PS1
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (1,103)	$ -	$ -	$ (1,103)	$ -	$ -
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	964	-	-	1,831	-	-
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	(8)	-	-	(8)	-	-
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	150	-	-	(717)	-	-
Insurance Payable	(3)	-	-	(3)	-	-
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	3,718	-	-	2,214	-	-
Cash end of period	$ 3,718	$ -	$ -	$ 2,214	$ -	$ -

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #90FM1	Series #83FB1	Series #98DV1	Series #93XJ1	Series #02AX1	Series #99LE1
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (1,103)	$ (1,103)	$ (1,103)	$ (1,103)	$ -	$ -
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	964	964	964	964	-	301
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	(8)	(8)	(8)	(8)	-	-
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	150	150	150	150	-	(300)
Insurance Payable	(3)	(3)	(3)	(3)	-	(1)
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	485	2,485	2,500	1,200	-	-
Cash end of period	$ 485	$ 2,485	$ 2,500	$ 1,200	$ -	$ -

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #91MV1	Series #92LD1	Series #94DV1	Series #72MC1	Series #11BM1	Series #80LC1
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (1,103)	$ (1,103)	$ (1,103)	$ (26,103)	$ (1,103)	$ -
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	964	664	964	2,131	964	150
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	25,000	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	(8)	(8)	(8)	(8)	(8)	-
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	150	450	150	(1,017)	150	(150)
Insurance Payable	(3)	(3)	(3)	(3)	(3)	-
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	984	173	1,984	4,989	2,000	-
Cash end of period	$ 984	$ 173	$ 1,984	$ 4,989	$ 2,000	$ -

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #02BZ1	Series #88BM1	Series #63CC1	Series #76PT1	Series #75RA1	Series #65AG1
Cash Flows from Operating Activities:
Net (Loss) / Income	$ -	$ -	$ (1,103)	$ (1,103)	$ (1,103)	$ (1,103)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	-	-	964	964	964	2,131
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	-	-	(8)	(8)	(8)	(8)
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	-	-	150	150	150	(1,017)
Insurance Payable	-	-	(3)	(3)	(3)	(3)
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	-	-	1,999	1,999	2,649	3,700
Cash end of period	$ -	$ -	$ 1,999	$ 1,999	$ 2,649	$ 3,700

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #93FS1	Series #90MM1	Series #61JE1	Series #65FM1	Series #88PT1	Series #94LD1
Cash Flows from Operating Activities:
Net (Loss) / Income	$ -	$ (1,103)	$ (1,103)	$ (1,103)	$ -	$ -
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	-	964	964	964	-	301
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	-	(8)	(8)	(8)	-	-
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	-	150	150	150	-	(300)
Insurance Payable	-	(3)	(3)	(3)	-	(1)
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	-	1,799	2,898	2,300	-	-
Cash end of period	$ -	$ 1,799	$ 2,898	$ 2,300	$ -	$ -

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #99SS1	Series #94FS1	Series #61MG1	Series #92CC1	Series #89FT1	Series #80PN1
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (1,103)	$ (1,103)	$ (1,103)	$ (1,103)	$ -	$ -
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	964	964	964	964	-	-
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	(8)	(8)	(8)	(8)	-	-
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	150	150	150	150	-	-
Insurance Payable	(3)	(3)	(3)	(3)	-	-
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	3,064	2,962	4,197	2,412	-	-
Cash end of period	$ 3,064	$ 2,962	$ 4,197	$ 2,412	$ -	$ -

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #89FG2	Series #88LL1	Series #MEEB11275	Series #82TAYLOR	Series #HOLMES	Series #HULK180
Cash Flows from Operating Activities:
Net (Loss) / Income	$ -	$ (1,103)	$ (134)	$ (221)	$ (221)	$ (221)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	-	964	134	220	220	220
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	-	(8)	-	6	6	6
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	-	150	-	(2)	(2)	(2)
Insurance Payable	-	(3)	-	(3)	(3)	(3)
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	-	5,204	500	400	400	300
Cash end of period	$ -	$ 5,204	$ 500	$ 400	$ 400	$ 300

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #05JAYZ	Series #JUSTINIAN	Series #67ICEBOWL	Series #DKCOUNTRY	Series #FALCON	Series #MARIOWRLD
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (221)	$ (221)	$ (221)	$ (221)	$ (221)	$ (221)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	220	220	220	220	220	220
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	6	6	6	6	6	6
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	(2)	(2)	(2)	(2)	(2)	(2)
Insurance Payable	(3)	(3)	(3)	(3)	(3)	(3)
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	300	243	354	300	308	377
Cash end of period	$ 300	$ 243	$ 354	$ 300	$ 308	$ 377

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #82AV1	Series #SUPERBWL1	Series #MEEB7985	Series #BONDWATCH	Series #95FF1	Series #MAYC857
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (1,103)	$ (221)	$ (134)	$ (207)	$ (1,103)	$ (169)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	964	220	134	220	964	134
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	35
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	(8)	6	-	(8)	(8)	-
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	150	(2)	-	(2)	150	-
Insurance Payable	(3)	(3)	-	(3)	(3)	-
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	3,400	365	500	300	4,532	-
Cash end of period	$ 3,400	$ 365	$ 500	$ 300	$ 4,532	$ -

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #PUNK2981	Series #WOW2221	Series #NIKON1	Series #LOTF	Series #DOOD6778	Series #BAKC7820
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (134)	$ (135)	$ (221)	$ (221)	$ (134)	$ (134)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	134	134	220	220	134	134
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	1	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	-	-	6	6	-	-
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	-	-	(2)	(2)	-	-
Insurance Payable	-	-	(3)	(3)	-	-
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	600	-	300	400	501	557
Cash end of period	$ 600	$ -	$ 300	$ 400	$ 501	$ 557

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #NBAJAM	Series #SANDBOX1	Series #WOW6586	Series #AZUKI6704	Series #58PELE4	Series #OBAMABALL
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (221)	$ (5,384)	$ (134)	$ (134)	$ (221)	$ (221)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	220	134	134	134	220	220
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	5,250	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	6	-	-	-	6	6
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	(2)	-	-	-	(2)	(2)
Insurance Payable	(3)	-	-	-	(3)	(3)
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	400	500	-	500	320	320
Cash end of period	$ 400	$ 500	$ -	$ 500	$ 320	$ 320

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #BART	Series #HOMER	Series #SI1	Series #GOLD1	Series #VERSTAPP1	Series #96TIGER
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (221)	$ (221)	$ (221)	$ (221)	$ (221)	$ (221)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	220	220	220	220	220	220
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	6	6	6	6	6	6
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	(2)	(2)	(2)	(2)	(2)	(2)
Insurance Payable	(3)	(3)	(3)	(3)	(3)	(3)
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	320	320	402	381	402	326
Cash end of period	$ 320	$ 320	$ 402	$ 381	$ 402	$ 326

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #88ZELDA	Series #STARWARS3	Series #YEEZY	Series #MAYC9114	Series #VFRNDS1	Series #MBIRD2754
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (221)	$ (221)	$ (221)	$ (22,731)	$ (221)	$ (1,672)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	220	220	220	134	220	134
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	22,597	-	1,537
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	6	6	6	-	6	-
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	(2)	(2)	(2)	-	(2)	-
Insurance Payable	(3)	(3)	(3)	-	(3)	-
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	402	402	-	-	66	500
Cash end of period	$ 402	$ 402	$ -	$ -	$ 66	$ 500

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #VEEFRND1	Series #TREASURE	Series #MACWORLD1	Series #KENNERSET	Series #LEDZEPP1	Series #VEEVIPER
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (918)	$ (221)	$ -	$ (221)	$ (221)	$ (221)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	134	220	(3)	220	220	220
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	784	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	-	6	7	6	6	6
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	-	(2)	(2)	(2)	(2)	(2)
Insurance Payable	-	(3)	(1)	(3)	(3)	(3)
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	500	300	-	323	402	400
Cash end of period	$ 500	$ 300	$ 0	$ 323	$ 402	$ 400

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #BEEPLE1	Series #WARHOL1	Series #GAMEBOY	Series #CROESUS	Series #SACHS1	Series #32RUTH
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (134)	$ (221)	$ (1,472)	$ (207)	$ (203)	$ (221)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	134	220	220	220	214	220
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	1,251	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	-	6	6	(8)	(8)	6
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	-	(2)	(2)	(2)	-	(2)
Insurance Payable	-	(3)	(3)	(3)	(3)	(3)
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	500	2,800	400	429	500	327
Cash end of period	$ 500	$ 2,800	$ 400	$ 429	$ 500	$ 327

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #ELON1	Series #105.ETH	Series #R2D2	Series #VADER	Series #WARHOL2	Series #JEKYLL
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (221)	$ (134)	$ (221)	$ (221)	$ (221)	$ (221)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	220	134	220	220	220	220
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	6	-	6	6	6	6
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	(2)	-	(2)	(2)	(2)	(2)
Insurance Payable	(3)	-	(3)	(3)	(3)	(3)
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	400	500	300	334	2,178	400
Cash end of period	$ 400	$ 500	$ 300	$ 334	$ 2,178	$ 400

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #BUFFETT1	Series #DRACULA10	Series #PAPPY1	Series #1857COIN	Series #94CSI	Series #ANDYPELE
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (221)	$ (5,021)	$ (276)	$ (207)	$ -	$ (207)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	220	220	360	220	-	220
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	4,800	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	6	6	(8)	(8)	-	(8)
Prepaid Storage	-	-	(73)	-	-	-
Accounts Payable	(2)	(2)	-	(2)	-	(2)
Insurance Payable	(3)	(3)	(3)	(3)	-	(3)
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	367	308	771	400	50	235
Cash end of period	$ 367	$ 308	$ 771	$ 400	$ 50	$ 235

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #BOBAFETT	Series #ELVIS	Series #GBOYCOLOR	Series #JETFIRE	Series #POPEBALL	Series #RABBIT
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (221)	$ (221)	$ (221)	$ (221)	$ (221)	$ (221)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	220	220	220	220	220	220
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	6	6	6	6	6	6
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	(2)	(2)	(2)	(2)	(2)	(2)
Insurance Payable	(3)	(3)	(3)	(3)	(3)	(3)
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	355	320	331	300	300	300
Cash end of period	$ 355	$ 320	$ 331	$ 300	$ 300	$ 300

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #54AARON	Series #GRATEFUL1	Series #BOBAPROTO	Series #BATMAN	Series #ARSHAM1	Series #SCARFACE
Cash Flows from Operating Activities:
Net (Loss) / Income	$ -	$ (221)	$ (221)	$ -	$ (1,103)	$ (220)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	(4)	220	220	-	964	220
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	7	6	6	-	(8)	6
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	(2)	(2)	(2)	-	150	(2)
Insurance Payable	(1)	(3)	(3)	-	(3)	(3)
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	-	362	332	-	-	330
Cash end of period	$ -	$ 362	$ 332	$ -	$ -	$ 330

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #ARSHAM2	Series #LEBRON	Series #94VTTT	Series #52MANTLE	Series #71MAYS	Series #RLEXPEPSI
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (953)	$ (178)	$ (353)	$ (221)	$ (221)	$ (207)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	964	244	212	220	220	220
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	(8)	(8)	(8)	6	6	(8)
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	-	2	150	(2)	(2)	(2)
Insurance Payable	(3)	-	(1)	(3)	(3)	(3)
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	60	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	(460)	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	(460)	-	-	-	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	(400)	-	-	-	-
Cash beginning of period	2,850	400	14,850	1,450	1,600	300
Cash end of period	$ 2,850	$ -	$ 14,850	$ 1,450	$ 1,600	$ 300

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #10COBB	Series #POTTER	Series #TWOCITIES	Series #FROST	Series #BIRKINBLU	Series #SMURF
Cash Flows from Operating Activities:
Net (Loss) / Income	$ -	$ -	$ (221)	$ (221)	$ 10,436	$ (207)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	(3)	-	220	220	119	220
(Gain) / Loss on sale of Asset	-	-	-	-	(12,500)	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Other Receivable	-	-	-	-	0	-
Prepaid Insurance	5	-	6	6	11	(8)
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	(1)	-	(2)	(2)	(4)	(2)
Insurance Payable	(1)	-	(3)	(3)	(3)	(3)
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	(1,940)	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	68,000	-
Cash provided by / (used in) investing activities	-	-	-	-	68,000	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	-	-	-	-	(67,310)	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	(67,310)	-

Net change in cash	-	-	-	-	(1,250)	-
Cash beginning of period	(0)	-	1,495	1,695	1,250	1,250
Cash end of period	$ -	$ -	$ 1,495	$ 1,695	$ -	$ 1,250

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #70RLEX	Series #EINSTEIN	Series #HONUS	Series #75ALI	Series #BIRKINBOR	Series #33RUTH
Cash Flows from Operating Activities:
Net (Loss) / Income	$ -	$ (221)	$ (221)	$ (221)	$ (8,941)	$ -
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	-	220	220	220	220	-
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	8,720	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	-	6	6	6	6	-
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	-	(2)	(2)	(2)	(2)	-
Insurance Payable	-	(3)	(3)	(3)	(3)	-
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	-	1,750	5,300	938	1,203	-
Cash end of period	$ -	$ 1,750	$ 5,300	$ 938	$ 1,203	$ -

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #SPIDER1	Series #BATMAN3	Series #ULYSSES	Series #ROOSEVELT	Series #56MANTLE	Series #AGHOWL
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (221)	$ (221)	$ (221)	$ (221)	$ (221)	$ (221)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	220	220	220	220	220	220
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	6	6	6	6	6	6
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	(2)	(2)	(2)	(2)	(2)	(2)
Insurance Payable	(3)	(3)	(3)	(3)	(3)	(3)
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	1,003	1,003	1,950	400	1,050	1,703
Cash end of period	$ 1,003	$ 1,003	$ 1,950	$ 400	$ 1,050	$ 1,703

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #18ZION	Series #SNOOPY	Series #APOLLO11	Series #YOKO	Series #HIMALAYA	Series #38DIMAGGIO
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (221)	$ (207)	$ (221)	$ (221)	$ (221)	$ -
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	220	220	220	220	220	(2)
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	6	(8)	6	6	6	5
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	(2)	(2)	(2)	(2)	(2)	(1)
Insurance Payable	(3)	(3)	(3)	(3)	(3)	(1)
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	605	800	1,050	1,750	1,203	-
Cash end of period	$ 605	$ 800	$ 1,050	$ 1,750	$ 1,203	$ -

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #55CLEMENTE	Series #LOTR	Series #CATCHER	Series #BOND1	Series #SUPER21	Series #BIRKINTAN
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (221)	$ (221)	$ (221)	$ (221)	$ (221)	$ (221)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	220	220	220	220	220	220
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	6	6	6	6	6	6
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	(2)	(2)	(2)	(2)	(2)	(2)
Insurance Payable	(3)	(3)	(3)	(3)	(3)	(3)
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	594	563	213	463	277	456
Cash end of period	$ 594	$ 563	$ 213	$ 463	$ 277	$ 456

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #GMTBLACK1	Series #61JFK	Series #POKEMON1	Series #LINCOLN	Series #STARWARS1	Series #68MAYS
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (207)	$ (221)	$ -	$ (221)	$ (221)	$ (221)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	220	220	-	220	220	220
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	(8)	6	-	6	6	6
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	(2)	(2)	-	(2)	(2)	(2)
Insurance Payable	(3)	(3)	-	(3)	(3)	(3)
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:	-	-
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	604	334	-	209	269	437
Cash end of period	$ 604	$ 334	$ -	$ 209	$ 269	$ 437

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #56TEDWILL	Series #CAPTAIN3	Series #CHURCHILL	Series #SHKSPR4	Series #03KOBE	Series #03JORDAN
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (221)	$ (221)	$ (221)	$ (221)	$ -	$ (221)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	220	220	220	220	-	220
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Other Receivable	-	-	-	-	43,500	-
Prepaid Insurance	6	6	6	6	14	6
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	(2)	(2)	(2)	(2)	(5)	(2)
Insurance Payable	(3)	(3)	(3)	(3)	(3)	(3)
Income Taxes Payable	-	-	-	-	(50)	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	43,456	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	-	-	-	-	(43,832)	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	(43,832)	-

Net change in cash	-	-	-	-	(377)	-
Cash beginning of period	520	77	220	400	377	436
Cash end of period	$ 520	$ 77	$ 220	$ 400	$ -	$ 436

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #39TEDWILL	Series #94JETER	Series #2020TOPPS	Series #05LATOUR	Series #16SCREAG	Series #14DRC
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (221)	$ (221)	$ (221)	$ (215)	$ (215)	$ (215)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	220	220	220	239	239	239
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	6	6	6	(8)	(8)	(8)
Prepaid Storage	-	-	-	(12)	(12)	(12)
Accounts Payable	(2)	(2)	(2)	-	-	-
Insurance Payable	(3)	(3)	(3)	(3)	(3)	(3)
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	600	460	150	430	430	430
Cash end of period	$ 600	$ 460	$ 150	$ 430	$ 430	$ 430

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #86RICE	Series #57MANTLE	Series #FAUBOURG	Series #SOBLACK	Series #GATSBY	Series #93DAYTONA
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (221)	$ (221)	$ -	$ (221)	$ (221)	$ (207)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	220	220	-	220	220	220
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	6	6	-	6	6	(8)
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	(2)	(2)	-	(2)	(2)	(2)
Insurance Payable	(3)	(3)	-	(3)	(3)	(3)
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	460	400	-	520	520	600
Cash end of period	$ 460	$ 400	$ -	$ 520	$ 520	$ 600

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #09TROUT	Series #57STARR	Series #03KOBE2	Series #JOBSMAC	Series #16PETRUS	Series #ALICE
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (221)	$ (221)	$ (221)	$ -	$ (215)	$ (221)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	220	220	220	(2)	239	220
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	6	6	6	5	(8)	6
Prepaid Storage	-	-	-	-	(12)	-
Accounts Payable	(2)	(2)	(2)	(1)	-	(2)
Insurance Payable	(3)	(3)	(3)	(1)	(3)	(3)
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:		-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	400	400	316	-	430	520
Cash end of period	$ 400	$ 400	$ 316	$ -	$ 430	$ 520

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #SPIDER10	Series #62MANTLE	Series #BATMAN6	Series #CLEMENTE2	Series #79STELLA	Series #TKAM
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (221)	$ (221)	$ (221)	$ -	$ (207)	$ (221)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	220	220	220	(4)	220	220
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	6	6	6	7	(8)	6
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	(2)	(2)	(2)	(2)	(2)	(2)
Insurance Payable	(3)	(3)	(3)	(1)	(3)	(3)
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	400	460	320	-	572	534
Cash end of period	$ 400	$ 460	$ 320	$ -	$ 572	$ 534

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #DIMAGGIO2	Series #13BEAUX	Series #88MARIO	Series #ANMLFARM	Series #NASA1	Series #00BRADY
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (2,811)	$ (215)	$ -	$ (221)	$ -	$ (221)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	220	239	-	220	(4)	220
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	2,604	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	(8)	(8)	-	6	-	6
Prepaid Storage	-	(12)	-	-	-	-
Accounts Payable	(2)	-	-	(2)	-	(2)
Insurance Payable	(3)	(3)	-	(3)	4	(3)
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	321	400	7,364	100	-	339
Cash end of period	$ 321	$ 400	$ 7,364	$ 100	$ -	$ 339

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #85NES	Series #69KAREEM	Series #59JFK	Series #04LEBRON	Series #85JORDAN	Series #GOLDENEYE
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (221)	$ (221)	$ (221)	$ (221)	$ -	$ (221)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	220	220	220	220	-	220
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	6	6	6	6	-	6
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	(2)	(2)	(2)	(2)	-	(2)
Insurance Payable	(3)	(3)	(3)	(3)	-	(3)
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	400	256	400	316	-	326
Cash end of period	$ 400	$ 256	$ 400	$ 316	$ -	$ 326

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #MOONSHOE	Series #03LEBRON2	Series #GRAPES	Series #34GEHRIG	Series #98KANGA	Series #06BRM
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (221)	$ (221)	$ (221)	$ -	$ (221)	$ (215)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	220	220	220	-	220	239
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	6	6	6	-	6	(8)
Prepaid Storage	-	-	-	-	-	(12)
Accounts Payable	(2)	(2)	(2)	-	(2)	-
Insurance Payable	(3)	(3)	(3)	-	(3)	(3)
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	420	236	400	-	420	400
Cash end of period	$ 420	$ 236	$ 400	$ -	$ 420	$ 400

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #DUNE	Series #86FLEER	Series #WILDGUN	Series #13GIANNIS	Series #04MESSI	Series #AVENGE57
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (221)	$ (221)	$ (221)	$ (221)	$ (221)	$ (221)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	220	220	220	220	220	220
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	6	6	6	6	6	6
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	(2)	(2)	(2)	(2)	(2)	(2)
Insurance Payable	(3)	(3)	(3)	(3)	(3)	(3)
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	460	721	400	236	805	400
Cash end of period	$ 460	$ 721	$ 400	$ 236	$ 805	$ 400

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #03TACHE	Series #99TMB2	Series #PUNCHOUT	Series #BULLSRING	Series #70AARON	Series #96CHARZRD
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (215)	$ (221)	$ -	$ (221)	$ (221)	$ (221)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	239	220	-	220	220	220
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	(8)	6	-	6	6	6
Prepaid Storage	(12)	-	-	-	-	-
Accounts Payable	-	(2)	-	(2)	(2)	(2)
Insurance Payable	(3)	(3)	-	(3)	(3)	(3)
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	400	340	-	900	340	348
Cash end of period	$ 400	$ 340	$ -	$ 900	$ 340	$ 348

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #01TIGER	Series #ICECLIMB	Series #09COBB	Series #96JORDAN2	Series #JUNGLEBOX	Series #59FLASH
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (221)	$ (221)	$ (221)	$ (221)	$ (221)	$ (221)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	220	220	220	220	220	220
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	6	6	6	6	6	6
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	(2)	(2)	(2)	(2)	(2)	(2)
Insurance Payable	(3)	(3)	(3)	(3)	(3)	(3)
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	366	400	367	216	418	367
Cash end of period	$ 366	$ 400	$ 367	$ 216	$ 418	$ 367

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #FOSSILBOX	Series #POKEBLUE	Series #98GTA	Series #PICNIC	Series #DOMINOS	Series #09CURRY
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (221)	$ (221)	$ (221)	$ (4,641)	$ (207)	$ (3,721)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	220	220	220	220	220	220
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	4,420	-	3,500
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	6	6	6	6	(8)	6
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	(2)	(2)	(2)	(2)	(2)	(2)
Insurance Payable	(3)	(3)	(3)	(3)	(3)	(3)
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	355	422	355	400	300	216
Cash end of period	$ 355	$ 422	$ 355	$ 400	$ 300	$ 216

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #84JORDAN	Series #09BEAUX	Series #KEROUAC	Series #FEDERAL	Series #62BOND	Series #71TOPPS
Cash Flows from Operating Activities:
Net (Loss) / Income	$ -	$ (215)	$ (221)	$ -	$ (221)	$ (221)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	-	239	220	(3)	220	220
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	-	(8)	6	7	6	6
Prepaid Storage	-	(12)	-	-	-	-
Accounts Payable	-	-	(2)	(2)	(2)	(2)
Insurance Payable	-	(3)	(3)	(1)	(3)	(3)
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	-	426	400	-	711	500
Cash end of period	$ -	$ 426	$ 400	$ -	$ 711	$ 500

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #DEATON	Series #98ZELDA	Series #03JORDAN2	Series #91JORDAN	Series #79GRETZKY	Series #17DUJAC
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (217)	$ (221)	$ (221)	$ (221)	$ -	$ 9,936
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	964	220	220	220	-	149
(Gain) / Loss on sale of Asset	-	-	-	-	-	(12,268)
Impairment loss on Collection Assets	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	6	6	6	6	-	(5)
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	(750)	(2)	(2)	(2)	-	-
Insurance Payable	(3)	(3)	(3)	(3)	-	(3)
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	(2,191)
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	35,500
Cash provided by / (used in) investing activities	-	-	-	-	-	35,500
Cash flow from financing activities:
Distribution of Sale of Assets to Members	-	-	-	-	-	(33,735)
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	(33,735)

Net change in cash	-	-	-	-	-	(426)
Cash beginning of period	400	494	300	275	-	426
Cash end of period	$ 400	$ 494	$ 300	$ 275	$ -	$ -

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #FAUBOURG2	Series #MOSASAUR	Series #92JORDAN	Series #03LEBRON3	Series #95TOPSUN	Series #09TROUT2
Cash Flows from Operating Activities:
Net (Loss) / Income	$ -	$ (1,217)	$ -	$ (221)	$ (221)	$ (221)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	-	1,964	-	220	220	220
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Other Receivable	180,000	-	-	-	-	-
Prepaid Insurance	14	6	-	6	6	6
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	(5)	(750)	-	(2)	(2)	(2)
Insurance Payable	(3)	(3)	-	(3)	(3)	(3)
Income Taxes Payable	(4,868)	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	175,137	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	(175,537)	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	(175,537)	-	-	-	-	-

Net change in cash	(400)	-	-	-	-	-
Cash beginning of period	400	400	-	416	468	453
Cash end of period	$ -	$ 400	$ -	$ 416	$ 468	$ 453

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #59BOND	Series #OPEECHEE	Series #ROCKETBOX	Series #94JORDAN	Series #18LUKA	Series #FANFOUR5
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (221)	$ (60,730)	$ (221)	$ (221)	$ (221)	$ (221)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	220	220	220	220	220	220
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	60,509	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	6	6	6	6	6	6
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	(2)	(2)	(2)	(2)	(2)	(2)
Insurance Payable	(3)	(3)	(3)	(3)	(3)	(3)
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	348	500	325	307	304	378
Cash end of period	$ 348	$ 500	$ 325	$ 307	$ 304	$ 378

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #16KOBE	Series #11BELAIR	Series #76PAYTON	Series #85MJPROMO	Series #96KOBE	Series #99CHARZRD
Cash Flows from Operating Activities:
Net (Loss) / Income	$ -	$ (215)	$ (221)	$ (221)	$ (4,421)	$ (221)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	-	239	220	220	220	220
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	4,200	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	-	(8)	6	6	6	6
Prepaid Storage	-	(12)	-	-	-	-
Accounts Payable	-	-	(2)	(2)	(2)	(2)
Insurance Payable	-	(3)	(3)	(3)	(3)	(3)
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	-	400	464	284	295	249
Cash end of period	$ -	$ 400	$ 464	$ 284	$ 295	$ 249

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #68RYAN	Series #MARADONA	Series #POKEYELOW	Series #POKELUGIA	Series #VANHALEN	Series #48JACKIE
Cash Flows from Operating Activities:
Net (Loss) / Income	$ -	$ (221)	$ (3,971)	$ (221)	$ (221)	$ -
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	(2)	220	220	220	220	(5)
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	3,750	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	5	6	6	6	6	7
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	(1)	(2)	(2)	(2)	(2)	(2)
Insurance Payable	(1)	(3)	(3)	(3)	(3)	-
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	-	329	468	468	300	-
Cash end of period	$ -	$ 329	$ 468	$ 468	$ 300	$ -

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #05MJLJ	Series #81MONTANA	Series #00MOUTON	Series #07DURANT	Series #56AARON	Series #85LEMIEUX
Cash Flows from Operating Activities:
Net (Loss) / Income	$ -	$ (221)	$ (215)	$ (221)	$ (221)	$ (221)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	-	220	239	220	220	220
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Other Receivable	56,650	-	-	-	-	-
Prepaid Insurance	14	6	(8)	6	6	6
Prepaid Storage	-	-	(12)	-	-	-
Accounts Payable	(5)	(2)	-	(2)	(2)	(2)
Insurance Payable	(3)	(3)	(3)	(3)	(3)	(3)
Income Taxes Payable	(50)	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	56,606	-	-	-	-	-
Cash flow from investing activities:			-	-	-	-
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	(57,006)	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	(57,006)	-	-	-	-	-

Net change in cash	(400)	-	-	-	-	-
Cash beginning of period	400	378	426	303	377	319
Cash end of period	$ -	$ 378	$ 426	$ 303	$ 377	$ 319

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #87JORDAN	Series #AC23	Series #APPLE1	Series #GWLOTTO	Series #GYMBOX	Series #HUCKFINN
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (221)	$ (221)	$ (221)	$ (221)	$ (221)	$ (221)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	220	220	220	220	220	220
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	6	6	6	6	6	6
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	(2)	(2)	(2)	(2)	(2)	(2)
Insurance Payable	(3)	(3)	(3)	(3)	(3)	(3)
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	300	420	300	377	386	478
Cash end of period	$ 300	$ 420	$ 300	$ 377	$ 386	$ 478

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #NEOBOX	Series #NEWTON	Series #NICKLAUS1	Series #POKEMON2	Series #POKERED	Series #RIVIERA
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (1,227)	$ (221)	$ (221)	$ (221)	$ (221)	$ (207)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	175	220	220	220	220	220
(Gain) / Loss on sale of Asset	1,000	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	9	6	6	6	6	(8)
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	(3)	(2)	(2)	(2)	(2)	(2)
Insurance Payable	(3)	(3)	(3)	(3)	(3)	(3)
Income Taxes Payable	50	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	33,000	-	-	-	-	-
Cash provided by / (used in) investing activities	33,000	-	-	-	-	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	(33,300)	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	(33,300)	-	-	-	-	-

Net change in cash	(300)	-	-	-	-	-
Cash beginning of period	378	400	478	486	477	386
Cash end of period	$ 78	$ 400	$ 478	$ 486	$ 477	$ 386

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #SMB3	Series #WALDEN	Series #WZRDOFOZ	Series #60ALI	Series #TORNEK	Series #DIMAGGIO3
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (3,721)	$ (221)	$ (221)	$ (140,020)	$ (207)	$ (221)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	220	220	220	220	220	220
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	3,500	-	-	139,799	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	6	6	6	6	(8)	6
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	(2)	(2)	(2)	(2)	(2)	(2)
Insurance Payable	(3)	(3)	(3)	(3)	(3)	(3)
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	477	486	468	452	600	486
Cash end of period	$ 477	$ 486	$ 468	$ 452	$ 600	$ 486

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #POKEMON3	Series #58PELE3	Series #09CURRY2	Series #85ERVING	Series #80ALI	Series #BATMAN2
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (221)	$ (221)	$ (221)	$ (221)	$ (221)	$ (221)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	220	220	220	220	220	220
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	6	6	6	6	6	6
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	(2)	(2)	(2)	(2)	(2)	(2)
Insurance Payable	(3)	(3)	(3)	(3)	(3)	(3)
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	486	378	300	300	377	420
Cash end of period	$ 486	$ 378	$ 300	$ 300	$ 377	$ 420

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #FLASH123	Series #99MJRETRO	Series #85GPK	Series #IPOD	Series #HGWELLS	Series #85JORDAN2
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (221)	$ -	$ (1,995)	$ -	$ (221)	$ -
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	220	-	220	-	220	-
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	1,774	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	6	-	6	-	6	-
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	(2)	-	(2)	-	(2)	-
Insurance Payable	(3)	-	(3)	-	(3)	-
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	420	-	312	-	486	-
Cash end of period	$ 420	$ -	$ 312	$ -	$ 486	$ -

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #66ORR	Series #CONGRESS	Series #GRIFFEYJR	Series #01HALO	Series #87ZELDA	Series #EINSTEIN2
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (221)	$ (221)	$ (221)	$ (221)	$ (221)	$ (221)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	220	220	220	220	220	220
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	6	6	6	6	6	6
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	(2)	(2)	(2)	(2)	(2)	(2)
Insurance Payable	(3)	(3)	(3)	(3)	(3)	(3)
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	456	400	419	415	357	420
Cash end of period	$ 456	$ 400	$ 419	$ 415	$ 357	$ 420

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #SANTANA	Series #01TIGER2	Series #86JORDAN2	Series #TOPPSTRIO	Series #81BIRD	Series #97KOBE
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (221)	$ (221)	$ (221)	$ (221)	$ (221)	$ (221)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	220	220	220	220	220	220
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	6	6	6	6	6	6
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	(2)	(2)	(2)	(2)	(2)	(2)
Insurance Payable	(3)	(3)	(3)	(3)	(3)	(3)
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	446	318	549	300	346	410
Cash end of period	$ 446	$ 318	$ 549	$ 300	$ 346	$ 410

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #XMEN94	Series #09RBLEROY	Series #04MESSI2	Series #THEROCK	Series #XLXMEN1	Series #03LEBRON5
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (221)	$ (215)	$ (221)	$ (221)	$ (221)	$ (9,371)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	220	239	220	220	220	220
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	9,150
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	6	(8)	6	6	6	6
Prepaid Storage	-	(12)	-	-	-	-
Accounts Payable	(2)	-	(2)	(2)	(2)	(2)
Insurance Payable	(3)	(3)	(3)	(3)	(3)	(3)
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	359	400	400	396	359	477
Cash end of period	$ 359	$ 400	$ 400	$ 396	$ 359	$ 477

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #METEORITE	Series #SLASH	Series #00BRADY2	Series #89TMNT	Series #NESWWF	Series #PUNK9670
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (1,217)	$ (217)	$ (16,471)	$ (1,121)	$ (221)	$ (134)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	1,964	214	220	220	220	134
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	16,250	900	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	6	6	6	6	6	-
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	(750)	-	(2)	(2)	(2)	-
Insurance Payable	(3)	(3)	(3)	(3)	(3)	-
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	400	600	660	305	373	596
Cash end of period	$ 400	$ 600	$ 660	$ 305	$ 373	$ 596

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #18ALLEN	Series #CASTLEII	Series #36OWENS	Series #BAYC601	Series #60MANTLE	Series #PUNK8103
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (221)	$ (7,148)	$ -	$ (342)	$ (221)	$ (134)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	220	220	(4)	134	220	134
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	6,927	-	208	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	6	6	9	-	6	-
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	(2)	(2)	(3)	-	(2)	-
Insurance Payable	(3)	(3)	(2)	-	(3)	-
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	431	373	-	-	486	600
Cash end of period	$ 431	$ 373	$ -	$ -	$ 486	$ 600

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #GHOST1	Series #BROSGRIMM	Series #HENDERSON	Series #KIRBY	Series #03RONALDO	Series #HONUS2
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (221)	$ (221)	$ -	$ (221)	$ (221)	$ -
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	220	220	-	220	220	(2)
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	6	6	-	6	6	5
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	(2)	(2)	-	(2)	(2)	(1)
Insurance Payable	(3)	(3)	-	(3)	(3)	(1)
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	380	500	-	373	652	-
Cash end of period	$ 380	$ 500	$ -	$ 373	$ 652	$ -

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #MARX	Series #09HARDEN	Series #MEEB15511	Series #90BATMAN	Series #93JETER	Series #SIMPSONS1
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (51,255)	$ (3,221)	$ (134)	$ (221)	$ (1,975)	$ (221)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	220	220	134	220	220	220
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	51,034	3,000	-	-	1,754	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	6	6	-	6	6	6
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	(2)	(2)	-	(2)	(2)	(2)
Insurance Payable	(3)	(3)	-	(3)	(3)	(3)
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	486	353	500	373	427	373
Cash end of period	$ 486	$ 353	$ 500	$ 373	$ 427	$ 373

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #SPIDER129	Series #NESDK3	Series #BAYC7359	Series #CURIO10	Series #WILDTHING	Series #1776
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (221)	$ (221)	$ (41,701)	$ (134)	$ (221)	$ (221)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	220	220	134	134	220	220
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	41,566	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	6	6	-	-	6	6
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	(2)	(2)	-	-	(2)	(2)
Insurance Payable	(3)	(3)	-	-	(3)	(3)
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	356	314	-	500	400	400
Cash end of period	$ 356	$ 314	$ -	$ 500	$ 400	$ 400

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #98JORDAN2	Series #MACALLAN1	Series #BAYC9159	Series #FANTASY7	Series #SURFER4	Series #OHTANI1
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (221)	$ (215)	$ (207)	$ (221)	$ (221)	$ -
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	220	239	134	220	220	(7)
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	73	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	6	(8)	-	6	6	14
Prepaid Storage	-	(12)	-	-	-	-
Accounts Payable	(2)	-	-	(2)	(2)	(5)
Insurance Payable	(3)	(3)	-	(3)	(3)	(2)
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	776	60	-	352	300	-
Cash end of period	$ 776	$ 60	$ -	$ 352	$ 300	$ -

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #OHTANI2	Series #WILT100	Series #PENGUIN	Series #KARUIZAWA	Series #KOMBAT	Series #APPLELISA
Cash Flows from Operating Activities:
Net (Loss) / Income	$ -	$ (221)	$ (221)	$ (215)	$ (221)	$ (221)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	-	220	220	239	220	220
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Other Receivable	97,440	-	-	-	-	-
Prepaid Insurance	14	6	6	(8)	6	6
Prepaid Storage	-	-	-	(12)	-	-
Accounts Payable	(5)	(2)	(2)	-	(2)	(2)
Insurance Payable	(2)	(3)	(3)	(3)	(3)	(3)
Income Taxes Payable	(6,232)	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	91,215	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	(91,591)	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	(91,591)	-	-	-	-	-

Net change in cash	(376)	-	-	-	-	-
Cash beginning of period	376	400	300	60	300	300
Cash end of period	$ -	$ 400	$ 300	$ 60	$ 300	$ 300

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #98MANNING	Series #GIJOE	Series #BEATLES1	Series #SQUIG5847	Series #PACQUIAO	Series #83JOBS
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (4,221)	$ (221)	$ (221)	$ (134)	$ (2,321)	$ (307)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	220	220	220	134	220	306
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	4,000	-	-	-	2,100	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	6	6	6	-	6	6
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	(2)	(2)	(2)	-	(2)	(2)
Insurance Payable	(3)	(3)	(3)	-	(3)	(3)
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	400	338	253	500	400	500
Cash end of period	$ 400	$ 338	$ 253	$ 500	$ 400	$ 500

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #BATMAN181	Series #HOBBIT	Series #POPEYE	Series #PUNK5883	Series #HAMILTON1	Series #OBIWAN
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (221)	$ -	$ (221)	$ (134)	$ (221)	$ (221)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	220	(5)	220	134	220	220
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	6	12	6	-	6	6
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	(2)	(4)	(2)	-	(2)	(2)
Insurance Payable	(3)	(2)	(3)	-	(3)	(3)
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	350	-	323	600	400	324
Cash end of period	$ 350	$ -	$ 323	$ 600	$ 400	$ 324

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #SMB2	Series #GIANNIS2	Series #86BONDS	Series #IPADPROTO	Series #MOBYDICK	Series #03SERENA
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (221)	$ (221)	$ (221)	$ -	$ (221)	$ (10,846)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	220	220	220	(3)	220	220
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	10,625
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	6	6	6	5	6	6
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	(2)	(2)	(2)	(1)	(2)	(2)
Insurance Payable	(3)	(3)	(3)	(0)	(3)	(3)
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	266	2,130	365	-	400	400
Cash end of period	$ 266	$ 2,130	$ 365	$ -	$ 400	$ 400

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #BAYC4612	Series #18OSAKA	Series #05RODGERS	Series #IROBOT	Series #LEICAGOLD	Series #FORTNITE
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (207)	$ (221)	$ (221)	$ (221)	$ (221)	$ (2,764)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	134	220	220	220	220	220
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	73	-	-	-	-	2,543
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	-	6	6	6	6	6
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	-	(2)	(2)	(2)	(2)	(2)
Insurance Payable	-	(3)	(3)	(3)	(3)	(3)
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	-	300	476	369	72	300
Cash end of period	$ -	$ 300	$ 476	$ 369	$ 72	$ 300

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #IOMMI	Series #MARIO64	Series #GWTW	Series #NEWWORLD	Series #JAWA	Series #GWLETTER
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (217)	$ (221)	$ (221)	$ (221)	$ (221)	$ (221)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	214	220	220	220	220	220
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	6	6	6	6	6	6
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	-	(2)	(2)	(2)	(2)	(2)
Insurance Payable	(3)	(3)	(3)	(3)	(3)	(3)
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	600	346	380	369	338	400
Cash end of period	$ 600	$ 346	$ 380	$ 369	$ 338	$ 400

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #MARIOKART	Series #96KOBE2	Series #SHOWCASE4	Series #BAYC8827	Series #15COBB	Series #BRADBURY
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (221)	$ (221)	$ (221)	$ (235)	$ -	$ (221)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	220	220	220	134	(1)	220
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	100	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	6	6	6	-	5	6
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	(2)	(2)	(2)	-	(2)	(2)
Insurance Payable	(3)	(3)	(3)	-	(1)	(3)
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	300	346	703	-	-	369
Cash end of period	$ 300	$ 346	$ 703	$ -	$ -	$ 369

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #MACALLAN2	Series #BEATLES2	Series #92TIGER	Series #DOOD6921	Series #HIRST1	Series #GRIFFEY2
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (215)	$ (221)	$ (221)	$ (134)	$ (207)	$ (221)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	239	220	220	134	220	220
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	(8)	6	6	-	(8)	6
Prepaid Storage	(12)	-	-	-	-	-
Accounts Payable	-	(2)	(2)	-	(2)	(2)
Insurance Payable	(3)	(3)	(3)	-	(3)	(3)
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	400	300	374	600	500	322
Cash end of period	$ 400	$ 300	$ 374	$ 600	$ 500	$ 322

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #SKYWALKER	Series #85GPK2	Series #19HAALAND	Series #MEGALODON	Series #KELLER	Series #GODFATHER
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (221)	$ (221)	$ (4,021)	$ (1,217)	$ (221)	$ (221)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	220	220	220	1,964	220	220
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	3,800	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	6	6	6	6	6	6
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	(2)	(2)	(2)	(750)	(2)	(2)
Insurance Payable	(3)	(3)	(3)	(3)	(3)	(3)
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	300	300	381	400	300	400
Cash end of period	$ 300	$ 300	$ 381	$ 400	$ 300	$ 400

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #MAYC5750	Series #SUPREMEPB	Series #MJTICKET	Series #COOLCAT	Series #BLASTOISE	Series #MACALLAN3
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (187)	$ (221)	$ (221)	$ (221)	$ (221)	$ (276)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	134	220	220	220	220	360
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	52	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	-	6	6	6	6	(8)
Prepaid Storage	-	-	-	-	-	(73)
Accounts Payable	-	(2)	(2)	(2)	(2)	-
Insurance Payable	-	(3)	(3)	(3)	(3)	(3)
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	-	300	351	515	376	400
Cash end of period	$ -	$ 300	$ 351	$ 515	$ 376	$ 400

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #SUPERMAN6	Series #MOONPASS	Series #90FANTASY	Consolidated
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (221)	$ (221)	$ (221)	$ (569,737)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	220	220	220	153,365
(Gain) / Loss on sale of Asset	-	-	-	(23,768)
Impairment loss on Collection Assets	-	-	-	448,187
Other Receivable	-	-	-	377,590
Prepaid Insurance	6	6	6	1,340
Prepaid Storage	-	-	-	(329)
Accounts Payable	(2)	(2)	(2)	(12,138)
Insurance Payable	(3)	(3)	(3)	(1,017)
Income Taxes Payable	-	-	-	(11,150)
Due from the Manager or its Affiliates	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	362,342
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	(459)
Proceeds from Sale of Collection Asset	-	-	-	136,500
Cash provided by / (used in) investing activities	-	-	-	136,041
Cash flow from financing activities:
Distribution of Sale of Assets to Members	-	-	-	(502,311)
Other Distribution to Members	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	(502,311)

Net change in cash	-	-	-	(3,929)
Cash beginning of period	308	369	402	251,413
Cash end of period	$ 308	$ 369	$ 402	$ 247,484
Supplemental Cash Flow Information:
Receivable from the Manager from sale of asset				$ 19,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE A - DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

RSE Collection, LLC (the “Company,” “RSE Collection,” “we,” “us,” or “our”) is a Delaware series limited liability company formed on August 24, 2016. The Company’s core business is the identification, acquisition, marketing and management of collectible items (including collectible automobiles, memorabilia and alcohol) and digital assets, collectively referred to as “Collectible Assets” or the “Asset Class,” for the benefit of the investors. The Company is wholly owned and managed by RSE Collection Manager, LLC, a Delaware limited liability company (the “Manager”). The Manager is a single-member Delaware limited liability company wholly owned by Rally Holdings LLC (“Rally Holdings” or the “Asset Manager”). Rally Holdings is a single-member Delaware limited liability company wholly owned by RSE Markets, Inc., a Delaware corporation (“RSE Markets”). RSE Markets was the manager of the Company and served as the asset manager until March 26, 2021, at which point RSE Collection Manager, LLC and Rally Holdings replaced RSE Markets as Manager and Asset Manager, respectively. The Asset Manager is a technology and marketing company that operates the Rally Rd.™ platform (the “Platform”) and manages the Company, through the Manager, and the assets owned by the Company in its role as the Asset Manager of each Series.

The Company issues membership interests (the “Interests”) in a number of separate individual series (each, a “Series”) of the Company (each, an “Offering”). There will be a separate closing with respect to each Offering (each, a “Closing”). Each Series will own a unique Collectible Asset (an “Underlying Asset”) and the assets and liabilities of each Series will be separate in accordance with Delaware law. A purchaser of Interests (an “Investor”) in any Series acquires a proportional share of assets, liabilities, profits, and losses as they pertain to a particular Series, and the sole assets and liabilities of any given Series at the time of an Offering related to that particular Series is a single Underlying Asset (plus any cash reserves for future Operating Expenses (as described in Note B – Summary of Significant Accounting Policies – Operating Expenses) as well as certain liabilities related to expenses pre-paid by the Asset Manager. Any individuals, dealers or auction company which owns an Underlying Asset prior to a purchase of an Underlying Asset by the Company in advance of a potential Offering or the Closing of an Offering from which proceeds are used to acquire the Underlying Asset are referred to as “Asset Sellers.” “Current Period” refers to the time period between January 1, 2026 and June 30, 2026. “Prior Period” refers to the time period between January 1, 2025 and June 30, 2025. “Prior Year” refers to the time period between January 1, 2025 and December 31, 2025.

All voting rights, except as specified in the Operating Agreement or required by law, remain with the Manager (e.g., determining the type and quantity of general maintenance and other expenses required for the appropriate upkeep of each Underlying Asset, determining how to best commercialize the applicable Underlying Assets, evaluating potential sale offers and the liquidation of a Series). The Manager manages the ongoing operations of each Series in accordance with the Operating Agreement.

Merger with RSE Archive, LLC

On December 31, 2024, the Company entered into an Agreement and Plan of Merger, dated as of December 31, 2024 (the “Merger Agreement”), by and among the Company; the Manager; RSE Archive, LLC, a Delaware series limited liability and an affiliate of the Company (“RSE Archive”); and RSE Archive Manager, LLC, a Delaware limited liability company and managing member of RSE Archive.  Pursuant to the Merger Agreement, RSE Archive merged with and into the Company, such that RSE Archive’s separate existence ceased, and each series of RSE Archive became a Series of the Company (the “Merger”).  The business of each such Series was and is continued by the Company without interruption, and information concerning the historical series of RSE Archive is presented in this Annual Report on Form 1-K and will continue to be presented in periodic and current reports of the Company filed pursuant to Regulation A. The members in each Series of the Company and each series of RSE Archive immediately prior to the Merger, and the relative rights, holdings, and obligations of each such member, were unchanged by the Merger.

Following the Merger, the Manager remained the managing member of the Company and is the managing member of each Series of the Company. The Merger was intended as a reorganization of affiliates to consolidate and reduce administrative and regulatory costs associated with the operation of the Company and RSE Archive, and therefore no consideration was paid in connection with the Merger.

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE A - DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (CONTINUED)

The transaction was accounted for as a non-substantive reorganization as the ownership of each Series and the ultimate ownership of RSE Archive did not change. The transaction was accounted for in accordance with ASC 805-50, Transactions Between Entities Under Common Control. As a result, all historical financial information of RSE Archive, LLC and of all Series of RSE Archive, LLC has been presented in these financial statements including the consolidated financial information

OPERATING AGREEMENT

General:

In accordance with the Operating Agreement, each Investor in a Series grants a power of attorney to the Manager. The Manager has the right to appoint officers of the Company and each Series.

Operating Expenses:

After the Closing of an Offering, each Series is responsible for its own Operating Expenses (as described in Note B – Summary of Significant Accounting Policies – Operating Expenses). Prior to the Closing, Operating Expenses are borne by the Manager or the Asset Manager and not reimbursed by the economic members of a particular Series. Should post-Closing Operating Expenses exceed revenues or cash reserves, the Manager or the Asset Manager may (a) pay such Operating Expenses and not seek reimbursement, (b) loan the amount of the Operating Expenses to the Series and be entitled to reimbursement of such amount from future revenues generated by the Series (the “Operating Expenses Reimbursement Obligation(s)”), on which the Manager or the Asset Manager may impose a rate of interest, and/or (c) cause additional Interests to be issued in order to cover such additional amounts, which Interests may be issued to existing or new Investors, and may include the Manager or its affiliates or the Asset Manager.

Fees:

Sourcing Fee: The Manager expects to receive a fee, as determined by the Manager, at the Closing of each successful Offering for its services of sourcing the Underlying Assets (the “Sourcing Fee”), which may be waived by the Manager in its sole discretion. The  amount of the maximum Sourcing Fee is determined by the Manager in its sole discretion and generally is calculated by reference to the difference between the Manager's estimate of the fair market value of the Underlying Asset at or prior to the time of an Offering (which estimate is based on the Manager's experience with assets in the same or a similar asset class, the value of comparable assets and other factors) and the purchase price that the Manager negotiated for the acquisition of the Underlying Asset. Any amount paid to the Manager as the Sourcing Fee in connection with an Offering is not capitalized as a cost of the related Underlying Asset but is instead recorded as a cost of the Offering.

Brokerage Fee:  With respect to Offerings, except in the case of Series #77LE1, the broker of record (the “BOR”) received a fee (the “Brokerage Fee”) of 1.0% of the cash proceeds from the Offering for facilitating the sale of securities for Offerings qualified as of and after March 6, 2019.

Custody Fee: Since January 2, 2024, the custodian of Interests (the “Custodian”) has been North Capital Private Securities Corporation (“NCPS”). NCPS, as Custodian, will not receive any compensation directly related to the Offering of any particular Series, but will instead receive an account opening fee and annual account maintenance fee with respect to each individual Investor, and such fees will not be an obligation to the Company or any Series. In the case of the offerings for the Series #77LE1, Series #69BM1, Series #85FT1, Series #88LJ1 and Series #55PS1, no custody agreement was yet in place and as such, no “Custody Fee” was paid to a custodian of Interests. Should a Custody Fee become applicable for the Interests in these Series in future, the Manager will pay and not be reimbursed for such Custody Fee. NCPS also operates the Public Private Execution Network Alternative Trading System (the “PPEX ATS”) used by the Company.

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE A - DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (CONTINUED)

Free Cash Flow Distributions:

At the discretion of the Manager, a Series may make distributions of Free Cash Flow (as described in Note E – Free Cash Flow Distributions and Management Fees) to both the holders of economic Interests in the form of a dividend and the Manager in the form of a Management Fee (as described in Note E – Free Cash Flow Distributions and Management Fees).

In the case that Free Cash Flow (as described in Note E – Free Cash Flow Distributions and Management Fees) is available for distribution and such distributions are made, at the sole discretion of the Manager, the Investors will receive no less than 50% of Free Cash Flow available for distribution and the Manager will receive up to 50% of Free Cash Flow available for distribution in the form of a Management Fee (as described in Note E – Free Cash Flow Distributions and Management Fees) for management of the applicable Underlying Asset. The Management Fee is accounted for as an expense to the relevant Series rather than a distribution from Free Cash Flow.

Success Fee:

Upon the sale of an Underlying Asset associated with a Series whose initial Offering commenced on or after January 1, 2023, if the Capital Proceeds, as defined in the Operating Agreement, are greater than an amount equal to 110% of the Offering Amount of the Series, as defined in the Operating Agreement, then the Asset Manager shall be entitled to be paid by the Series an amount (the “Success Fee”) calculated as follows:

•If the Capital Proceeds are equal to an amount greater than 110% of the Offering Amount of the related Series but less than or equal to 120% of the Offering Amount of such Series, then the Success Fee shall be an amount equal to 10% of the amount by which the Capital Proceeds exceed 110% of the Offering Amount; or

•If the Capital Proceeds are equal to an amount greater than 120% of the Offering Amount of the related Series, then the Success Fee shall be an amount equal to the sum of one percent (1%) of the Offering Amount plus twenty percent (20%) of the amount by which the Capital Proceeds exceed 120% of the Offering Amount.

The Asset Manager may, in its sole discretion, waive any or all of the Success Fee. All Offerings launched since January 1, 2023 are subject to a Success Fee.

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE A - DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (CONTINUED)

Other:

The Manager is responsible for covering its own expenses. Certain of the Underlying Assets, such as NFTs, are self-insured by the Manager, the Asset Manager and the Series that owns the underlying NFT, and all take the full risk of loss on these Underlying Assets

LIQUIDITY AND CAPITAL RESOURCES

The Company and each listed Series have experienced recurring net losses and negative operating cash flows since inception and neither the Company nor any Series has generated revenues or profits in the Current Period or Prior Period, except for certain Underlying Assets that were sold for gains and certain Series that generate investment income (see Note A – Description of Organization and Business Operations – Asset Dispositions).

On a total consolidated basis, the Company generated the following: Income / (Loss), Net Working Capital, and Retained Earnings / (Accumulated Deficits). Additionally, each listed Series for which an Underlying Asset was owned as of the end of the Current Period and the end of the Prior Period has incurred net losses since their respective dates of acquisition and have an accumulated deficit at the end of the Current Period and at the end of the Prior Year, except for certain Series that have net income in the Prior Period generated from receiving investment income.

Period	Income / (Loss)
Current Period	($1,035,163)
Prior Period	($569,737)

Period	Net Working Capital	Accumulated Deficit
Current Period	$(2,457)	($11,409,872)
Prior Year	$350,512	($10,296,618)

All of the liabilities on the balance sheet as of the end of the Current Period are obligations to third-parties or the Manager. All of these liabilities, other than ones for which the Manager does not seek reimbursement, will be covered through the proceeds of future Offerings for the various Series of Interests. Historically, the Company and the Series finance their business activities through capital contributions from the Manager or its affiliates and from members to the individual Series. Until such time as any Series has the capacity to generate income, cash flows from operations, or excess proceeds from Offerings, the Manager may cover any deficits through additional capital contributions or the issuance of additional Interests in any individual Series. In addition, parts of the proceeds of future Offerings may be used to create reserves for future Operating Expenses (as described in Note B – Summary of Significant Accounting Policies – Operating Expenses) for individual Series once the Offerings are closed at the sole discretion of the Manager. During the Prior Period, the Company financed certain activities through officer loans. See Note C – Related Party Transactions for additional information. There can be no assurance that the Manager or RSE Markets, Inc. will continue to fund operations or provide financial support to the Company and each listed Series. If the Company and each listed Series does not continue to obtain financing from the Manager or RSE Markets, Inc. they will be unable to pay their obligations as they come due, including the obligation of each listed Series. As a result, these conditions raise substantial doubt about the Company's and each listed Series' ability to continue as a going concern for the twelve months following the date of this filing.

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE A - DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (CONTINUED)

No revenue models have been demonstrated at the Company or Series level and we do not expect either the Company or any of its Series to generate any revenues from operations for some time. We will update the appropriate disclosure at such time as revenue models have been demonstrated. However, from time to time, the Company or a Series may receive income from other sources such as an NFT airdrop event or NFT conference, that are recognized as investment income. During the Current Period, no free cash flow distributions were made and no management fee was distributed. Each Series will continue to incur Operating Expenses (as described in Note B – Summary of Significant Accounting Policies – Operating Expenses) including, but not limited to storage, insurance, transportation and maintenance expenses, marketing expense and professional fees, on an ongoing basis.

Cash on the books of the Company is reserved for funding future pre-Closing Operating Expenses (as described in Note B – Summary of Significant Accounting Policies – Operating Expenses) or Acquisition Expenses (as described in Note B – Summary of Significant Accounting Policies – Capital Assets), as the case may be. Cash on the books of each Series is reserved for funding of post-Closing Operating Expenses. During the Current Period, the Manager paid for the Operating Expenses related to the Company and any Series that has closed Offerings and elected not to be reimbursed. When the Manager pays for certain Operating Expenses related to a Series that have closed Offerings and elects not to be reimbursed, these payments are accounted for as capital contributions and are further described in Note B – Summary of Significant Accounting Policies – Operating Expenses.

INITIAL OFFERINGS

All Series, for which a closing had occurred as of the date of the financial statements, that had commenced operations, were capitalized and had assets. Additionally, various Series have liabilities.  The table outlined in Note B – Summary of Significant Accounting Policies – Members’ Equity outlines all Offerings for which a Closing has occurred during the Current Period and the Prior Period.

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE A - DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (CONTINUED)

ASSET DISPOSITIONS

During the Current Period and Prior Period, the Company received purchase offers for the Underlying Assets listed in the tables below. Per the terms of the Operating Agreement, the Company, together with the Manager and the Manager’s Advisory Board has evaluated the offers in light of the preferences of Investors in the related Series as expressed by the nonbinding voting results of a poll of such Investors on the question whether to sell the Underlying Assets. The Manager has determined that it is in the interest of the Investors to sell the Underlying Asset. In certain instances, the Company may decide to sell an Underlying Asset that is on the books of the Company but for which no Offering has occurred and the Underlying Asset was not transferred to an applicable Series before the sale. In these instances, the anticipated Offering for the Series related to such Underlying Asset is cancelled and no securities are sold.

Underlying Assets sold during the Current Period are as follows:

Series	Underlying Asset	Date of Sale Agreement	Proceeds from Sale	Carrying Value	Gain/(loss) on Sale	Corporate Level Taxes on Sale (See Note F)	Total Initial Offering Price / Per Interest	Total Distribution to Investors / Per Interest
#POKELUGIA	2000 Neo Genesis 1st Edition Holo Lugia #9 Graded PSA GEM MINT 10	01/23/2026	$115,000	$76,100	$38,900	$3,095 (Net of $5,107 Net Loss Carryforward)	$110,000 / $11.00	$111,900 / $11.19
#EINSTEIN	First Edition of Philosopher-Scientist	02/06/2026	$15,000	$11,100	$3,900	$209 (Net of $848 Net Loss Carryforward)	$14,500 / $7.25	$16,540 / $8.27
#96CHARZRD	1996 Pokemon Japanese Base Set No Rarity Symbol Holo Charizard #6 PSA MINT 9	03/05/2026	$75,000	$29,700	$45,300	$2,570 (Net of $6,960 Net Loss Carryforward)	$65,000 / $10.00	$72,345 / $11.13
#SCARFACE	Al Pacino Screen Worn Tuxedo from Scarface	05/19/2026	$25,000	$17,571	$7,430	$1,379 (Net of $198 Net Loss Carryforward)	$20,000 / $10.00	$23,951 / $11.97
Total			$230,000	$134,471	$95,530	$7,252		$224,736

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE A - DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (CONTINUED)

Underlying Assets sold in the Prior Period:

Series	Underlying Asset	Date of Sale Agreement	Proceeds from Sale	Carrying Value	Gain/(loss) on Sale	Corporate Level Taxes on Sale (See Note F)	Total Initial Offering Price / Per Interest	Total Distribution to Investors / Per Interest
#BIRKINBLU	Bleu Saphir Lizard Hermès Birkin	4/9/2025	$68,000	$55,500	$12,500	$1,934 (Net of $1,268 Net Loss Carryforward)	$58,000 / $58.00	$67,310 / $67.31
#17DUJAC	Two cases of six (6) bottles of 2017 Chambertin, Domaine Dujac	5/8/2025	$35,500	$23,232	$12,268	$2,172 (Net of $413 Net Loss Carryforward)	$26,000 / $8.00	$33,735 / $10.38
#NEOBOX	2000 Pokémon Neo Genesis 1st Edition Set Sealed Booster Box	5/23/2025	$33,000	$34,000	($1,000)	$50	$45,000 / $4.50	$33,300 / $3.33
Total			$136,500	$112,732	$23,768	$4,156		$134,345

Note: Total Distribution to Interest Holders includes cash on balance sheet of Series and is net of corporate level taxes on gain on sale.

Upon disposition of the Underlying Asset, the Series is dissolved upon payment of their current corporate tax liabilities and any sales tax remittance.

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

1.Basis of Presentation

The accompanying financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”).

The consolidated financial statements include the accounts of the Company and the accounts of Series #77LE1. Interests in Series #77LE1 were issued under Rule 506(c) of Regulation D and were thus not qualified under the Company’s Offering Statement on Form 1-A, as amended (the “Offering Statement”), and thus separate financial statements for Series #77LE1 are not presented.

Any Offerings that have closed as of the date of the financial statements were conducted in accordance with Tier 2 of Regulation A and qualified under an Offering Statement. Upon the closing of a Series Offering, separate financial statements are presented for each such Series, and each is consolidated in the financial statements of the Company after eliminating inter-company balances and transactions. In the opinion of management, all adjustments necessary in order to make the financial statements not misleading have been included.

2.Use of Estimates:

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near-term due to one or more future confirming events.  Accordingly, the actual results could differ significantly from our estimates.

3.Cash and Cash Equivalents:

The Company considers all short-term investments with an original maturity of three months or less when purchased, or otherwise acquired, to be cash equivalents.

4.Offering Expenses:

Offering expenses (the “Offering Expenses”) related to the Offering for a specific Series consist of underwriting, legal, accounting, escrow, compliance, filing and other expenses incurred through the balance sheet date that are directly related to a proposed Offering and will generally be charged to members’ equity upon the completion of the proposed Offering. Expenses that are incurred prior to the Closing of an Offering for such Series that are funded by the Manager and will generally be reimbursed through the proceeds of the Offering related to the Series. However, the Manager has agreed to pay and not be reimbursed for Offering Expenses incurred with respect to the Offerings for all Series that have had a Closing as of the date of the financial statements and potentially other future Offerings.

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

5.Operating Expenses:

Operating Expenses (as described below) related to a particular Underlying Asset include storage, insurance, transportation (other than the initial transportation from the Underlying Asset’s location to the Manager’s storage facility prior to the Offering, which is treated as an Acquisition Expense (as described in Note B – Summary of Significant Accounting Policies – Capital Assets), maintenance, bookkeeping and accounting fees and other Underlying Asset specific expenses as detailed in the Manager’s allocation policy, together the “Operating Expenses”.  We distinguish between pre-Closing and post-Closing Operating Expenses. Operating Expenses are expensed as incurred.

Except as disclosed with respect to any future Offering, expenses of this nature that are incurred prior to the Closing of an Offering of Series of Interests, are funded by the Manager and are not reimbursed by the Company, the Series or economic members. Expenses in this case are treated as capital contributions from the Manager to the Company or Series and are summarized in the table below. During the Current Period and Prior Period, the Company incurred pre-closing Operating Expenses and individual Series that had closed Offerings incurred post-Closing Operating Expenses as presented in the Consolidated Statements of Operations.

Period	Pre-Closing Operating Expense Capital Contributions	Post-Closing Operating Expense Capital Contributions	Total
Current Period	$46,815	$29,338	$76,153
Prior Period	$44,821	$108,545	$153,365

During the Current Period and Prior Period, the Company incurred pre-Closing Operating Expenses and individual Series that had closed Offerings incurred post-Closing Operating Expenses not including gains/(loss) on sale and investment income as presented in the Consolidated Statements of Operations.

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE–B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

6.Capital Assets:

Underlying Assets are recorded at cost. The cost of the Underlying Assets includes the purchase price, including any deposits for the Underlying Asset funded by the Manager and “Acquisition Expenses,” which include transportation of the Underlying Asset to the Manager’s storage facility, pre-purchase inspection, pre-Offering refurbishment, or other costs as detailed in the Manager’s allocation policy.

The Company treats Underlying Assets as collectible and therefore the Company will not depreciate or amortize the Underlying Assets going forward. The Underlying Assets are considered long-lived assets as well as indefinite lived intangible assets and will be subject to an annual test for impairment. These Underlying Assets are reviewed for impairment annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the fair value of the asset. An impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. The following impairment charges were recognized during the Current Period and Prior Period.

Impairment in Current Period
#105.ETH	$ 9,127
#98GTA	3,165
#SMB3	5,000
#01HALO	2,250
#CASTLEII	3,400
#BAYC601	30,600
#GHOST1	1,457
#SPIDER129	9,700
#KARUIZAWA	9,750
#FORTNITE	3,300
#96KOBE2	51,000
#63CC1	888
#HIMALAYA	99,000
#81MONTANA	14,538
#83FB1	7,806
#92LD1	8,042
#09TROUT	25,139
#58PELE3	123,369
#03LEBRON3	41,720
#86JORDAN2	4,200
#87JORDAN	950
#85MJPROMO	325
#BOBAPROTO	23,867
#VERSTAPP1	4,562
#69KAREEM	3,261
#NICKLAUS1	12,179
#96TIGER	1,840
#GIANNIS2	318,980
#TOPPSTRIO	5,385

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE–B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Impairment in Current Period
#18OSAKA	5,021
#05JAYZ	4,230
#85GPK2	10,760
#99TMB2	3,785
#81BIRD	9,344
#18LUKA	11,049
#THEROCK	3,444
#03SERENA	16,981
#09TROUT2	5,250
#60ALI	20,883
#85LEMIEUX	1,419
#05RODGERS	40,885
#DOOD7387	5,666
#NOUN160	9,901
#AZUKI8467	14,766
#DLAND1	2,694
#CLNX13296	1,011
#SANDBOX2	2,663
#TOADZ3079	223
#TOADZ5028	260
#WWLAND1	909
#MAYC9114	10,263
#BAYC4612	39
#BAYC8827	74
#BAYC9159	78
#MAYC5750	71
#WOW2221	20
Total	1,006,485

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE–B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Impairment in Prior Period
#72MC1	$ 25,000
#SANDBOX1	5,250
#MAYC9114	22,597
#MBIRD2754	1,537
#VEEFRND1	784
#GAMEBOY	1,251
#DRACULA10	4,800
#BIRKINBOR	8,720
#DIMAGGIO2	2,604
#PICNIC	4,420
#09CURRY	3,500
#OPEECHEE	60,509
#96KOBE	4,200
#POKEYELOW	3,750
#SMB3	3,500
#60ALI	139,799
#85GPK	1,774
#03LEBRON5	9,150
#89TMNT	900
#00BRADY2	16,250
#CASTLEII	6,927
#MARX	51,034
#09HARDEN	3,000
#93JETER	1,754
#98MANNING	4,000
#PACQUIAO	2,100
#03SERENA	10,625
#FORTNITE	2,543
#19HAALAND	3,800
#BAYC7359	41,566
#MAYC857	35
#BAYC4612	73
#BAYC601	208
#BAYC8827	100
#BAYC9159	73
#MAYC5750	52
#WOW2221	1
Total	448,187

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE–B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The Underlying Assets are initially purchased by the Company, either prior to launching an Offering or through the exercising of a purchase option simultaneous with the Closing of an Offering for a particular Series. At Closing of an Offering for a Series of Interests the Underlying Assets, including capitalized Acquisition Expenses, are then transferred to the Series. Underlying Assets are transferred at cost less any impairment, and the Company receives cash from the Series from the proceeds of the Offering. The Company uses the proceeds of the transfer to pay off any debt or amounts owed under purchase options and Acquisition Expenses. Acquisition Expenses related to a particular Series, which are incurred prior to the Closing of an Offering are initially funded by the Manager but will be reimbursed with the proceeds from an Offering related to such Series, to the extent described in the applicable Offering document. The Company does, however, retain additional cash from the proceeds of the Offering on the Series balance sheet to cover Acquisition Expenses that are anticipated prior to the Closing but incurred after the Closing of an Offering. Acquisition Expenses are capitalized into the cost of the Underlying Asset as per the table below. The Series uses the remaining cash to repay any accrued interest on loans or marketing expenses related to the preparation of the marketing materials for a particular Offering, by distributing the applicable amount to the Company, accounted for as “Distribution to RSE Collection” on the balance sheet. Furthermore, the Series distributes the appropriate amounts for Brokerage Fee, the Custody Fee and, if applicable, the Sourcing Fee using cash from the Offering. Should a proposed Offering prove to be unsuccessful, the Company will not reimburse the Manager and these expenses will be accounted for as capital contributions, and the Acquisition Expenses will be expensed.

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The Company, through non-interest-bearing payments from the Manager or loans from officers of the Manager and third parties, has acquired Underlying Assets since the beginning of the Prior Period. For all Collectible Assets held as of the end of the Current Period and Prior Period, the following table presents all costs capitalized of Underlying Assets during the Current Period and Prior Period.

		Capitalized Costs
Applicable Series		Purchase Price / Down payment	Capitalized Costs	Impairment	Total
#77LE1	(1,3)	$ 69,400	$ 787	$ -	$ 70,187
#69BM1	(1)	102,395	3,871	-	106,266
#55PS1	(1)	405,000	3,386	-	408,386
#83FB1	(1)	330,000	2,806	(7,806)	325,000
#93XJ1	(1)	460,000	28,586	-	488,586
#91MV1	(1)	33,950	1,487	-	35,437
#92LD1	(1)	146,181	11,861	(8,042)	150,000
#94DV1	(1)	52,500	287	-	52,787
#72MC1	(1)	115,000	562	(41,562)	74,000
#11BM1	(1)	78,500	1,286	-	79,786
#63CC1	(1)	120,000	286	(888)	119,398
#75RA1	(1)	75,000	903	-	75,903
#65AG1	(1)	170,000	286	-	170,286
#61JE1	(1)	235,000	388	-	235,388
#65FM1	(1)	75,000	997	-	75,997
#99SS1	(1)	126,575	2,652	-	129,227
#94FS1	(1)	135,399	3,083	-	138,482
#61MG1	(1)	325,000	590	-	325,590
#92CC1	(1)	45,000	1,188	-	46,188
#MEEB11275	(1)	140,407	154	(137,198)	3,363
#82TAYLOR	(1)	10,200	-	(2,700)	7,500
#HOLMES	(1)	20,000	100	(3,350)	16,750
#HULK180	(1)	36,000	146	(14,070)	22,076
#05JAYZ	(1)	15,600	218	(13,573)	2,245
#JUSTINIAN	(1)	15,000	-	-	15,000
#67ICEBOWL	(1)	7,500	46	-	7,546
#DKCOUNTRY	(1)	13,200	366	-	13,566
#FALCON	(1)	42,834	110	(16,944)	26,000
#MARIOWRLD	(1)	144,000	143	(19,143)	125,000
#82AV1	(1)	285,000	1,364	-	286,364
#SUPERBWL1	(1)	19,500	35	-	19,535
#MEEB7985	(1)	33,962	84	(25,411)	8,635
#BONDWATCH	(1)	71,388	3,280	-	74,668
#MAYC857	(1)	48,492	5,745	(35,232)	19,005
#PUNK2981	(1)	290,000	-	(194,748)	95,252
#WOW2221	(1)	25,461	3,000	(21,756)	6,706
#NIKON1	(1)	23,438	481	-	23,920
#LOTF	(1)	11,000	100	(2,187)	8,913
#DOOD6778	(1)	28,342	17	(21,712)	6,647
#BAKC7820	(1)	28,743	49	(23,907)	4,885

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

		Capitalized Costs
Applicable Series		Purchase Price / Down payment	Capitalized Costs	Impairment	Total
#NBAJAM	(1)	42,000	-	(33,070)	8,930
#SANDBOX1	(1)	101,424	63	(89,937)	11,550
#WOW6586	(1)	49,742	4,426	(42,028)	12,140
#AZUKI6704	(1)	30,434	18	-	30,452
#58PELE4	(1)	42,000	82	-	42,082
#OBAMABALL	(1)	99,000	82	(21,382)	77,700
#BART	(1)	17,400	81	(3,712)	13,769
#HOMER	(1)	17,400	82	-	17,482
#SI1	(1)	7,700	-	-	7,700
#GOLD1	(1)	13,750	19	-	13,769
#VERSTAPP1	(1)	29,402	-	(4,562)	24,840
#96TIGER	(1)	49,037	150	(24,187)	25,000
#88ZELDA	(1)	54,000	-	-	54,000
#STARWARS3	(1)	22,800	-	(2,800)	20,000
#YEEZY	(1)	32,000	1,614	-	33,614
#MAYC9114	(1)	84,357	9,002	(85,355)	8,004
#VFRNDS1	(1)	250,000	-	-	250,000
#MBIRD2754	(1)	76,328	36	(70,025)	6,340
#VEEFRND1	(1)	39,054	51	(32,385)	6,720
#TREASURE	(1)	18,750	248	-	18,998
#KENNERSET	(1)	10,251	79	(3,705)	6,625
#LEDZEPP1	(1)	42,000	-	-	42,000
#VEEVIPER	(1)	70,000	-	-	70,000
#BEEPLE1	(1)	75,161	45	(52,067)	23,139
#WARHOL1	(1)	151,308	8,810	(35,169)	124,950
#GAMEBOY	(1)	20,000	-	(14,501)	5,499
#CROESUS	(1)	57,600	129	-	57,729
#SACHS1	(1)	24,588	43	(21,084)	3,547
#32RUTH	(1)	85,000	74	-	85,074
#ELON1	(1)	6,000	-	-	6,000
#105.ETH	(1)	54,946	1,308	(43,844)	12,410
#R2D2	(1)	7,696	110	-	7,806
#VADER	(1)	6,000	66	-	6,066
#WARHOL2	(1)	59,741	2,522	(16,063)	46,200
#JEKYLL	(1)	16,250	248	-	16,498
#BUFFETT1	(1)	13,000	33	-	13,033
#DRACULA10	(1)	35,000	92	(14,692)	20,400
#PAPPY1	(1)	11,827	29	-	11,856
#1857COIN	(1)	22,900	-	-	22,900
#ANDYPELE	(1)	24,000	165	-	24,165

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

		Capitalized Costs
Applicable Series		Purchase Price / Down payment	Capitalized Costs	Impairment	Total
#BOBAFETT	(1)	22,960	46	-	23,005
#ELVIS	(1)	34,800	82	-	34,882
#GBOYCOLOR	(1)	5,100	69	(1,919)	3,250
#JETFIRE	(1)	6,432	129	-	6,561
#POPEBALL	(1)	17,125	262	-	17,387
#RABBIT	(1)	40,000	248	-	40,248
#GRATEFUL1	(1)	110,000	38	-	110,038
#BOBAPROTO	(1)	138,750	117	(23,867)	115,000
#ARSHAM1	(1)	120,000	560	-	120,560
#ARSHAM2	(1)	300,000	2,063	-	302,063
#LEBRON	(1)	450,000	460	-	450,460
#94VTTT	(1)	567,500	2,921	-	570,421
#52MANTLE	(1)	125,000	-	-	125,000
#71MAYS	(1)	52,500	-	-	52,500
#RLEXPEPSI	(1)	16,800	-	-	16,800
#TWOCITIES	(1)	12,000	100	-	12,100
#FROST	(1)	10,000	100	-	10,100
#SMURF	(1)	29,500	-	-	29,500
#HONUS	(1)	500,028	-	-	500,028
#75ALI	(1)	44,000	65	-	44,065
#BIRKINBOR	(1)	50,000	-	(8,720)	41,280
#SPIDER1	(1)	20,000	-	-	20,000
#BATMAN3	(1)	75,000	-	-	75,000
#ULYSSES	(1)	22,000	100	(4,180)	17,920
#ROOSEVELT	(1)	17,000	200	-	17,200
#56MANTLE	(1)	9,000	-	-	9,000
#AGHOWL	(1)	15,500	100	-	15,600
#18ZION	(1)	13,500	45	(9,795)	3,750
#SNOOPY	(1)	24,000	-	-	24,000
#APOLLO11	(1)	30,000	-	-	30,000
#YOKO	(1)	12,500	100	-	12,600
#HIMALAYA	(1)	130,000	-	(99,000)	31,000
#55CLEMENTE	(1)	36,000	6	-	36,006
#LOTR	(1)	27,500	100	-	27,600
#CATCHER	(1)	11,500	100	-	11,600
#BOND1	(1)	37,000	100	(8,435)	28,665
#SUPER21	(1)	7,000	23	-	7,023
#BIRKINTAN	(1)	25,000	244	-	25,244
#GMTBLACK1	(1)	25,000	30	-	25,030
#61JFK	(1)	16,250	100	-	16,350

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

		Capitalized Costs
Applicable Series		Purchase Price / Down payment	Capitalized Costs	Impairment	Total
#LINCOLN	(1)	64,000	925	-	64,925
#STARWARS1	(1)	10,000	-	-	10,000
#68MAYS	(1)	32,000	83	-	32,083
#56TEDWILL	(1)	80,000	-	-	80,000
#CAPTAIN3	(1)	35,500	23	-	35,523
#CHURCHILL	(1)	6,500	100	-	6,600
#SHKSPR4	(1)	105,000	100	-	105,100
#03JORDAN	(1)	33,000	-	-	33,000
#39TEDWILL	(1)	27,750	-	-	27,750
#94JETER	(1)	39,000	-	-	39,000
#2020TOPPS	(1)	98,000	-	-	98,000
#05LATOUR	(1)	7,442	-	-	7,442
#16SCREAG	(1)	31,944	-	-	31,944
#14DRC	(1)	45,980	-	-	45,980
#86RICE	(1)	20,000	-	-	20,000
#57MANTLE	(1)	8,000	-	-	8,000
#SOBLACK	(1)	50,000	253	-	50,253
#GATSBY	(1)	185,000	100	-	185,100
#93DAYTONA	(1)	37,000	-	-	37,000
#09TROUT	(1)	225,000	-	(176,939)	48,061
#57STARR	(1)	8,000	-	-	8,000
#03KOBE2	(1)	21,000	-	(6,000)	15,000
#16PETRUS	(1)	38,236	-	-	38,236
#ALICE	(1)	9,200	100	-	9,300
#SPIDER10	(1)	18,000	-	-	18,000
#62MANTLE	(1)	132,000	-	-	132,000
#BATMAN6	(1)	23,500	-	(3,100)	20,400
#79STELLA	(1)	61,500	28	-	61,528
#TKAM	(1)	28,500	100	-	28,600
#DIMAGGIO2	(1)	17,625	79	(2,604)	15,100
#13BEAUX	(1)	21,877	-	-	21,877
#ANMLFARM	(1)	8,700	100	-	8,800
#00BRADY	(1)	35,123	61	-	35,184
#85NES	(1)	26,000	-	-	26,000
#69KAREEM	(1)	23,200	61	(3,261)	20,000
#59JFK	(1)	23,000	100	-	23,100
#04LEBRON	(1)	44,000	-	-	44,000
#GOLDENEYE	(1)	22,800	74	-	22,874
#MOONSHOE	(1)	150,000	-	-	150,000
#03LEBRON2	(1)	90,100	127	(39,827)	50,400

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

		Capitalized Costs
Applicable Series		Purchase Price / Down payment	Capitalized Costs	Impairment	Total
#GRAPES	(1)	31,000	100	-	31,100
#06BRM	(1)	15,720	-	-	15,720
#DUNE	(1)	10,500	100	-	10,600
#WILDGUN	(1)	24,000	-	-	24,000
#13GIANNIS	(1)	19,600	127	-	19,727
#AVENGE57	(1)	17,000	-	-	17,000
#03TACHE	(1)	70,192	-	-	70,192
#99TMB2	(1)	50,300	80	(3,785)	46,595
#70AARON	(1)	16,122	80	-	16,202
#01TIGER	(1)	15,600	82	-	15,682
#ICECLIMB	(1)	70,000	-	-	70,000
#09COBB	(1)	27,600	81	-	27,681
#96JORDAN2	(1)	47,880	768	-	48,648
#JUNGLEBOX	(1)	30,100	30	-	30,130
#59FLASH	(1)	58,000	33	-	58,033
#FOSSILBOX	(1)	18,000	45	-	18,045
#POKEBLUE	(1)	20,000	27	-	20,027
#98GTA	(1)	13,200	45	(3,165)	10,080
#PICNIC	(1)	48,000	-	(13,897)	34,103
#DOMINOS	(1)	8,468	132	-	8,600
#09CURRY	(1)	22,800	306	(5,606)	17,500
#09BEAUX	(1)	29,475	-	-	29,475
#KEROUAC	(1)	85,000	100	-	85,100
#62BOND	(1)	76,455	462	-	76,917
#71TOPPS	(1)	60,000	551	(9,600)	50,951
#DEATON	(1)	250,000	-	-	250,000
#98ZELDA	(1)	20,000	106	(11,043)	9,063
#03JORDAN2	(1)	36,000	306	-	36,306
#91JORDAN	(1)	67,200	306	-	67,506
#MOSASAUR	(1)	17,813	-	-	17,813
#03LEBRON3	(1)	204,000	551	(41,720)	162,831
#95TOPSUN	(1)	50,000	-	(30,500)	19,500
#09TROUT2	(1)	50,000	15	(42,865)	7,150
#59BOND	(1)	68,221	463	-	68,684
#OPEECHEE	(1)	252,000	551	(102,509)	150,042
#ROCKETBOX	(1)	25,100	75	-	25,175
#94JORDAN	(1)	73,200	306	-	73,506
#18LUKA	(1)	22,322	80	(14,901)	7,501
#FANFOUR5	(1)	72,000	200	-	72,200
#11BELAIR	(1)	18,995	-	-	18,995

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

		Capitalized Costs
Applicable Series		Purchase Price / Down payment	Capitalized Costs	Impairment	Total
#76PAYTON	(1)	53,500	4	-	53,504
#85MJPROMO	(1)	22,500	100	(325)	22,275
#96KOBE	(1)	67,200	290	(49,990)	17,500
#MARADONA	(1)	11,211	71	-	11,282
#POKEYELOW	(1)	46,500	-	(31,650)	14,850
#VANHALEN	(1)	54,000	306	-	54,306
#81MONTANA	(1)	63,000	100	(14,538)	48,562
#00MOUTON	(1)	23,449	-	-	23,449
#07DURANT	(1)	115,200	908	(95,858)	20,250
#56AARON	(1)	40,800	299	-	41,099
#85LEMIEUX	(1)	78,000	217	(32,836)	45,381
#87JORDAN	(1)	45,100	146	(20,196)	25,050
#AC23	(1)	24,000	-	-	24,000
#APPLE1	(1)	736,863	6,045	-	742,908
#GWLOTTO	(1)	25,713	496	-	26,209
#GYMBOX	(1)	15,000	157	-	15,157
#HUCKFINN	(1)	18,000	100	(7,100)	11,000
#NEWTON	(1)	255,000	100	-	255,100
#NICKLAUS1	(1)	34,499	-	(12,179)	22,320
#POKEMON2	(1)	375,000	-	(137,500)	237,500
#POKERED	(1)	34,500	-	-	34,500
#RIVIERA	(1)	22,680	132	-	22,812
#SMB3	(1)	21,500	-	(10,500)	11,000
#WALDEN	(1)	17,000	100	-	17,100
#WZRDOFOZ	(1)	80,000	100	-	80,100
#60ALI	(1)	210,000	299	(160,683)	49,617
#TORNEK	(1)	153,000	-	-	153,000
#DIMAGGIO3	(1)	415,000	-	-	415,000
#58PELE3	(1)	180,000	778	(123,369)	57,409
#09CURRY2	(1)	451,200	1,949	(159,149)	294,000
#85ERVING	(1)	37,200	299	-	37,499
#80ALI	(1)	60,000	299	-	60,299
#BATMAN2	(1)	76,000	-	-	76,000
#FLASH123	(1)	25,000	-	(5,200)	19,800
#85GPK	(1)	17,900	88	(10,988)	7,000
#HGWELLS	(1)	40,000	100	-	40,100
#66ORR	(1)	85,200	306	(43,200)	42,306
#CONGRESS	(1)	98,200	100	-	98,300
#GRIFFEYJR	(1)	30,000	-	(19,800)	10,200
#01HALO	(1)	13,750	63	(9,313)	4,500

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

		Capitalized Costs
Applicable Series		Purchase Price / Down payment	Capitalized Costs	Impairment	Total
#87ZELDA	(1)	100,000	63	-	100,063
#EINSTEIN2	(1)	70,000	-	-	70,000
#SANTANA	(1)	57,500	-	-	57,500
#01TIGER2	(1)	15,300	82	(8,599)	6,783
#86JORDAN2	(1)	73,200	456	(17,856)	55,800
#TOPPSTRIO	(1)	75,000	217	(54,391)	20,827
#81BIRD	(1)	39,600	670	(20,144)	20,126
#97KOBE	(1)	57,600	456	-	58,056
#XMEN94	(1)	57,555	94	-	57,649
#09RBLEROY	(1)	96,285	-	-	96,285
#04MESSI2	(1)	45,000	-	(17,500)	27,500
#THEROCK	(1)	17,878	4	(16,316)	1,565
#XLXMEN1	(1)	57,000	94	(22,594)	34,500
#03LEBRON5	(1)	95,000	-	(71,000)	24,000
#METEORITE	(1)	272,500	-	-	272,500
#SLASH	(1)	50,000	-	-	50,000
#00BRADY2	(1)	312,000	1,339	(215,839)	97,500
#89TMNT	(1)	20,000	95	(14,995)	5,100
#NESWWF	(1)	15,000	27	-	15,027
#PUNK9670	(1)	62,100	4	-	62,103
#18ALLEN	(1)	32,500	22	-	32,522
#CASTLEII	(1)	15,000	27	(10,327)	4,700
#BAYC601	(1)	143,818	12,304	(96,280)	59,842
#60MANTLE	(1)	800,000	-	-	800,000
#PUNK8103	(1)	500,000	-	(326,000)	174,000
#GHOST1	(1)	11,561	96	(1,457)	10,200
#BROSGRIMM	(1)	112,500	333	-	112,833
#KIRBY	(1)	50,000	27	-	50,027
#MARX	(1)	105,000	100	(51,034)	54,066
#09HARDEN	(1)	22,800	456	(20,256)	3,000
#MEEB15511	(1)	67,735	47	(59,147)	8,635
#90BATMAN	(1)	50,000	27	(40,027)	10,000
#93JETER	(1)	31,100	50	(20,950)	10,200
#SIMPSONS1	(1)	15,000	27	(4,227)	10,800
#SPIDER129	(1)	36,000	146	(14,646)	21,500
#NESDK3	(1)	100,000	86	-	100,086
#CURIO10	(1)	66,694	625	(56,210)	11,110
#WILDTHING	(1)	15,000	100	(4,700)	10,400
#1776	(1)	1,450,000	1,500	-	1,451,500
#98JORDAN2	(1)	288,000	908	-	288,908

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

		Capitalized Costs
Applicable Series		Purchase Price / Down payment	Capitalized Costs	Impairment	Total
#MACALLAN1	(1)	11,914	-	-	11,914
#BAYC9159	(1)	188,500	43,993	(140,680)	91,813
#FANTASY7	(1)	35,000	48	(19,548)	15,500
#SURFER4	(1)	67,000	208	(25,208)	42,000
#WILT100	(1)	100,000	-	-	100,000
#PENGUIN	(1)	52,111	178	-	52,289
#KARUIZAWA	(1)	57,868	-	(15,618)	42,250
#KOMBAT	(1)	79,200	366	(54,566)	25,000
#APPLELISA	(1)	94,949	1,100	-	96,049
#98MANNING	(1)	19,000	-	(11,500)	7,500
#GIJOE	(1)	37,663	63	-	37,726
#BEATLES1	(1)	20,313	593	-	20,906
#SQUIG5847	(1)	56,086	154	(18,525)	37,715
#PACQUIAO	(1)	14,150	-	(9,950)	4,200
#83JOBS	(1)	66,466	1,100	-	67,566
#BATMAN181	(1)	41,001	50	-	41,051
#POPEYE	(1)	90,000	77	-	90,077
#PUNK5883	(1)	560,000	-	(469,357)	90,643
#HAMILTON1	(1)	28,800	-	(3,800)	25,000
#OBIWAN	(1)	9,999	76	(4,075)	6,000
#SMB2	(1)	280,000	134	-	280,134
#GIANNIS2	(1)	360,000	670	(318,980)	41,690
#86BONDS	(1)	6,500	35	-	6,535
#MOBYDICK	(1)	60,000	100	-	60,100
#03SERENA	(1)	75,000	-	(51,606)	23,394
#BAYC4612	(1)	660,000	11,774	(576,606)	95,168
#18OSAKA	(1)	10,000	100	(9,921)	179
#05RODGERS	(1)	50,000	-	(40,885)	9,115
#IROBOT	(1)	5,000	131	-	5,131
#LEICAGOLD	(1)	27,570	481	-	28,051
#FORTNITE	(1)	13,200	143	(5,843)	7,500
#IOMMI	(1)	50,000	-	-	50,000
#MARIO64	(1)	102,000	143	-	102,143
#GWTW	(1)	21,250	73	-	21,323
#NEWWORLD	(1)	10,625	131	(4,256)	6,500
#JAWA	(1)	25,063	63	(7,126)	18,000
#GWLETTER	(1)	135,000	-	-	135,000
#MARIOKART	(1)	66,000	143	(38,643)	27,500
#96KOBE2	(1)	240,000	1,339	(124,339)	117,000
#SHOWCASE4	(1)	67,000	36	-	67,036

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

		Capitalized Costs
Applicable Series		Purchase Price / Down payment	Capitalized Costs	Impairment	Total
#BAYC8827	(1)	770,000	12,478	(642,909)	139,570
#BRADBURY	(1)	13,750	131	-	13,881
#MACALLAN2	(1)	35,402	-	(6,802)	28,600
#BEATLES2	(1)	21,888	222	(3,985)	18,125
#92TIGER	(1)	64,000	26	-	64,026
#DOOD6921	(1)	39,000	-	(28,841)	10,159
#HIRST1	(1)	17,336	144	(2,682)	14,798
#GRIFFEY2	(1)	13,701	78	(4,179)	9,600
#SKYWALKER	(1)	14,278	110	-	14,388
#85GPK2	(1)	22,400	439	(10,760)	12,078
#19HAALAND	(1)	36,533	19	(20,302)	16,250
#MEGALODON	(1)	450,000	-	-	450,000
#KELLER	(1)	11,250	310	-	11,560
#GODFATHER	(1)	10,500	100	-	10,600
#MAYC5750	(1)	56,518	10,196	(47,611)	19,103
#SUPREMEPB	(1)	52,500	2,495	-	54,995
#MJTICKET	(1)	140,000	49	(111,037)	29,012
#COOLCAT	(1)	18,000	85	-	18,085
#MACALLAN3	(1)	18,794	-	-	18,794
#BLASTOISE	(1)	216,000	412	-	216,412
#SUPERMAN6	(1)	20,350	92	-	20,442
#MOONPASS	(1)	4,500	31	-	4,531
#90FANTASY	(1)	12,000	-	(8,400)	3,600
#NOUN160	(2)	174,495	16	(172,747)	1,763
#WWLAND1	(2)	13,956	24	(13,959)	21
#DOOD7387	(2)	53,491	45	(52,842)	694
#AZUKI8467	(2)	91,835	54	(90,386)	1,503
#SANDBOX2	(2)	106,420	141	(106,186)	375
#TOADZ5028	(2)	10,219	75	(9,621)	674
#TOADZ3079	(2)	11,909	93	(11,291)	711
#DLAND1	(2)	160,866	68	(160,504)	429
#CLNX13296	(2)	55,009	81	(54,624)	465
#GIJOE2	(2)	9,741	46	-	9,786
#APOLLO14	(2)	52,500	135	(33,969)	18,665
#PHOF-LINC	(2)	26,500	325	(6,825)	20,000
#PHOF-1984	(2)	20,500	100	(5,994)	14,606
Total - Current Period		$ 29,955,652	$ 254,029	$ (7,534,391)	$ 22,675,290
Total - Prior Period		$ 30,137,029	$ 252,670	$ (6,575,152)	$ 23,814,547

(1)Offering for Series Interests closed as of the end of the Current Period and Underlying Asset owned by applicable Series.

(2)At the end of the Current Period owned by the Company and not by any Series. To be owned by the applicable Series as of the Closing of the applicable Offering.

(3)Series #77LE1 Interests were issued under Rule 506(c) and as such Series #77LE1 has not been broken out as a separate Series in the financial statements but is included in the table above.

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

7.Members’ Equity:

Members’ equity for the Company and any Series consists of Membership Contributions, Capital Contributions, Distributions and Retained Earnings / (Accumulated Deficit).

Membership Contributions are made to a Series from a successful Closing of an Offering and are calculated by taking the amount of Interests sold in an Offering, net of Brokerage Fee, Custody Fee and Sourcing Fee as shown in the table below. In the case of a particular Offering, the Brokerage Fee, the Custody Fee and Sourcing Fee (which may be waived by the Manager) related to the Offering are paid from the proceeds of the successfully closed Offering. These expenses will not be incurred by the Company, the applicable Series or the Manager, if an Offering does not close as of the end of the Current Period. The Interests that are issued by each individual Series do not provide the investors with any voting rights in the Series other than those detailed in the Company’s Operating Agreement. All of the control and operating decisions relating to the operations of a Series are held by the Manager in accordance with the terms of the Operating Agreement.

Capital Contributions are made by the Manager to cover Operating Expenses for which the Manager has elected not to be reimbursed. In addition, in the case of a Closing for which a deficiency of offering proceeds over the required cash outlays exists, the Manager will make an additional capital contribution to the Series to cover any such deficiencies.

The table below outlines Membership Interests, Membership Contributions and Uses for closed Offerings:

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Membership Contribution and Uses at Closing as of the end of the Current Period
Applicable Series	Closing Date	Membership Interests Outstanding	Membership Interests (3)	Brokerage Fee	Sourcing Fee	Custody Fee	Total (1)
#77LE1 (2)	4/13/2017	2,000	$ 77,700	$ 1,049	$ 3,443	$ -	$ 73,208
#69BM1	2/7/2018	2,000	115,000	778	2,986	-	111,236
#55PS1	6/6/2018	2,000	425,000	2,869	-	-	422,131
#83FB1	9/5/2018	5,000	350,000	2,522	9,162	2,625	335,691
#93XJ1	11/6/2018	5,000	495,000	3,487	-	3,713	487,801
#91MV1	12/7/2018	2,000	38,000	279	600	500	36,621
#94DV1	12/26/2018	2,000	57,500	388	1,841	500	54,771
#92LD1	12/26/2018	3,000	165,000	1,114	2,219	1,238	160,430
#72MC1	1/4/2019	2,000	124,500	542	2,474	934	120,551
#11BM1	1/25/2019	2,000	84,000	567	517	630	82,286
#63CC1	3/18/2019	2,000	126,000	916	1,553	945	122,586
#75RA1	4/9/2019	3,000	84,000	586	3,732	630	79,052
#65AG1	4/16/2019	2,000	178,500	1,272	1,903	1,339	173,986
#61JE1	4/26/2019	3,000	246,000	1,661	3,858	1,845	238,636
#65FM1	7/18/2019	2,000	82,500	619	1,966	619	79,297
#99SS1	9/11/2019	1,000	137,500	1,375	1,815	1,031	133,279
#94FS1	9/17/2019	2,000	145,000	1,450	669	1,088	141,794
#61MG1	9/30/2019	5,000	340,000	2,550	4,613	2,550	330,287
#92CC1	10/2/2019	2,000	52,500	525	2,875	500	48,600
#MEEB11275	1/10/2022	20,000	160,000	1,600	16,139	1,200	141,061
#82TAYLOR	1/10/2022	2,000	13,000	130	1,538	500	10,832
#HOLMES	1/10/2022	2,500	25,000	250	3,458	500	20,792
#HULK180	1/10/2022	10,000	42,000	420	4,342	500	36,738
#05JAYZ	1/10/2022	3,700	18,500	185	1,459	500	16,356
#JUSTINIAN	1/10/2022	2,000	18,000	180	1,720	500	15,600
#67ICEBOWL	1/14/2022	2,000	10,000	100	1,262	500	8,138
#DKCOUNTRY	1/14/2022	3,000	18,000	180	3,162	500	14,158
#FALCON	1/14/2022	10,000	50,000	500	5,420	500	43,580
#MARIOWRLD	1/18/2022	33,000	165,000	1,650	17,264	1,238	144,848
#82AV1	2/7/2022	14,875	297,500	2,975	2,530	2,231	289,764
#SUPERBWL1	3/2/2022	4,000	24,000	240	3,079	500	20,181
#MEEB7985	3/2/2022	7,600	38,000	380	2,574	500	34,546
#BONDWATCH	3/22/2022	20,000	80,000	800	3,320	600	75,280
#MAYC857	3/23/2022	10,800	54,000	540	3,893	500	49,067
#PUNK2981	3/22/2022	62,000	310,000	3,100	13,975	2,325	290,600
#WOW2221	3/30/2022	4,000	28,000	280	1,193	500	26,027
#NIKON1	4/8/2022	7,000	28,000	280	2,720	500	24,500
#LOTF	4/8/2022	2,000	14,000	140	1,568	500	11,792
#DOOD6778	4/8/2022	6,000	30,000	300	340	500	28,860
#BAKC7820	4/20/2022	6,200	31,000	310	847	500	29,343

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Membership Contribution and Uses at Closing as of the end of the Current Period
Applicable Series	Closing Date	Membership Interests Outstanding	Membership Interests (3)	Brokerage Fee	Sourcing Fee	Custody Fee	Total (1)
#NBAJAM	4/20/2022	9,400	47,000	470	3,338	500	42,692
#SANDBOX1	5/3/2022	21,000	105,000	1,050	1,175	788	101,987
#WOW6586	5/3/2022	10,400	52,000	520	711	500	50,269
#AZUKI6704	5/3/2022	6,400	32,000	320	228	500	30,952
#58PELE4	5/14/2022	8,000	48,000	480	4,420	500	42,600
#OBAMABALL	5/14/2022	10,500	105,000	1,050	3,563	788	99,600
#BART	5/14/2022	3,000	21,000	210	2,290	500	18,000
#HOMER	5/14/2022	3,000	21,000	210	2,290	500	18,000
#SI1	5/14/2022	5,000	10,000	100	1,100	500	8,300
#GOLD1	5/14/2022	4,000	16,000	160	766	500	14,574
#VERSTAPP1	5/24/2022	4,000	32,000	320	1,178	500	30,002
#96TIGER	5/24/2022	11,000	55,000	550	4,313	500	49,637
#88ZELDA	5/24/2022	12,000	60,000	600	4,300	500	54,600
#STARWARS3	5/24/2022	2,600	26,000	260	1,840	500	23,400
#YEEZY	5/24/2022	5,000	40,000	400	6,276	500	32,824
#MAYC9114	5/27/2022	17,500	87,500	875	1,066	656	84,902
#VFRNDS1	6/12/2022	27,500	275,000	2,750	19,642	2,063	250,545
#MBIRD2754	6/16/2022	12,000	60,000	600	-	500	58,900
#VEEFRND1	6/16/2022	6,720	33,600	336	-	500	32,764
#TREASURE	6/16/2022	4,500	22,500	225	2,244	500	19,531
#KENNERSET	6/16/2022	1,250	12,500	125	1,024	500	10,851
#LEDZEPP1	6/16/2022	8,000	48,000	480	4,420	500	42,600
#VEEVIPER	6/17/2022	15,000	75,000	750	2,779	563	70,909
#BEEPLE1	6/28/2022	13,600	68,000	680	-	510	66,810
#WARHOL1	6/28/2022	17,000	170,000	1,700	3,359	1,275	163,666
#GAMEBOY	7/25/2022	4,500	22,500	225	866	500	20,909
#CROESUS	8/1/2022	8,000	64,000	640	4,355	500	58,505
#SACHS1	8/1/2022	2,150	21,500	215	-	500	20,785
#32RUTH	8/1/2022	19,000	95,000	950	7,738	713	85,600
#ELON1	8/1/2022	3,750	7,500	75	207	500	6,718
#105.ETH	8/19/2022	10,000	40,000	400	-	500	39,100
#R2D2	8/19/2022	2,000	10,000	100	1,056	500	8,344
#VADER	8/19/2022	1,500	7,500	75	287	500	6,638
#WARHOL2	8/19/2022	6,500	65,000	650	909	500	62,941
#JEKYLL	8/26/2022	5,000	20,000	200	2,169	500	17,131
#BUFFETT1	8/26/2022	5,000	15,000	150	351	500	13,999
#DRACULA10	8/26/2022	4,000	40,000	400	3,220	500	35,880
#PAPPY1	8/26/2022	2,000	14,000	140	-	500	13,360
#1857COIN	8/26/2022	5,000	25,000	250	587	500	23,663
#ANDYPELE	10/3/2022	6,500	26,000	260	363	500	24,877

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Membership Contribution and Uses at Closing as of the end of the Current Period
Applicable Series	Closing Date	Membership Interests Outstanding	Membership Interests (3)	Brokerage Fee	Sourcing Fee	Custody Fee	Total (1)
#BOBAFETT	10/3/2022	2,600	26,000	260	1,517	500	23,723
#ELVIS	10/3/2022	5,000	40,000	400	3,700	500	35,400
#GBOYCOLOR	10/3/2022	1,625	6,500	65	197	500	5,738
#JETFIRE	10/3/2022	1,700	8,500	85	736	500	7,179
#POPEBALL	11/2/2022	4,750	19,000	190	146	500	18,164
#RABBIT	11/2/2022	10,000	46,000	460	4,259	500	40,781
#GRATEFUL1	12/13/2022	12,500	125,000	1,250	11,913	938	110,900
#BOBAPROTO	12/13/2022	15,000	150,000	1,500	7,558	1,125	139,817
#ARSHAM1	5/16/2023	6,750	135,000	1,350	11,478	1,013	121,160
#ARSHAM2	4/25/2024	31,500	315,000	3,150	8,150	-	303,700
#LEBRON	7/22/2024	50,000	500,000	5,000	41,300	-	453,700
#94VTTT	10/31/2024	29,500	590,000	5,900	1,750	-	582,350
#52MANTLE (4)	10/25/2019	10,000	132,000	1,320	3,090	990	126,600
#71MAYS	10/31/2019	2,000	57,000	570	1,830	500	54,100
#RLEXPEPSI	11/6/2019	2,000	17,800	178	22	500	17,100
#TWOCITIES	11/21/2019	200	14,500	145	55	500	13,800
#FROST	11/21/2019	200	13,500	135	865	500	12,000
#SMURF	11/27/2019	2,000	34,500	345	2,905	500	30,750
#HONUS	12/26/2019	10,000	520,000	5,200	5,572	3,900	505,328
#75ALI	12/29/2019	1,000	46,000	460	-	500	45,040
#BIRKINBOR	2/20/2020	2,000	52,500	525	225	500	51,250
#SPIDER1	3/4/2020	1,000	22,000	220	230	500	21,050
#BATMAN3	3/4/2020	1,000	78,000	780	585	585	76,050
#ULYSSES	3/10/2020	500	25,500	255	695	500	24,050
#ROOSEVELT	3/10/2020	1,000	19,500	195	1,008	500	17,797
#56MANTLE	3/11/2020	10,000	10,000	100	-	500	9,400
#AGHOWL	3/11/2020	500	19,000	190	810	500	17,500
#18ZION	4/2/2020	500	15,000	150	200	500	14,150
#SNOOPY	4/7/2020	2,000	25,500	255	-	500	24,745
#APOLLO11	4/19/2020	1,000	32,000	320	130	500	31,050
#YOKO	5/11/2020	200	16,000	160	840	500	14,500
#HIMALAYA	5/27/2020	2,000	140,000	1,400	6,300	1,050	131,250
#55CLEMENTE	6/4/2020	1,000	38,000	380	520	500	36,600
#LOTR	6/12/2020	1,000	29,000	290	10	500	28,200
#CATCHER	6/12/2020	500	12,500	125	25	500	11,850
#BOND1	6/12/2020	1,000	39,000	390	510	500	37,600
#SUPER21	6/17/2020	8,500	8,500	85	615	500	7,300
#BIRKINTAN	6/25/2020	1,000	28,000	280	1,520	500	25,700
#GMTBLACK1	6/25/2020	1,000	28,000	280	1,520	500	25,700
#61JFK	7/7/2020	2,000	23,000	230	5,520	500	16,750

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Membership Contribution and Uses at Closing as of the end of the Current Period
Applicable Series	Closing Date	Membership Interests Outstanding	Membership Interests (3)	Brokerage Fee	Sourcing Fee	Custody Fee	Total (1)
#LINCOLN	7/9/2020	4,000	80,000	800	13,900	600	64,700
#STARWARS1	7/14/2020	12,000	12,000	120	980	500	10,400
#68MAYS	7/26/2020	2,000	39,000	390	5,510	500	32,600
#56TEDWILL	7/26/2020	2,000	90,000	900	7,825	675	80,600
#CAPTAIN3	7/30/2020	1,000	37,000	370	464	500	35,666
#CHURCHILL	8/6/2020	7,500	7,500	75	25	500	6,900
#SHKSPR4	8/6/2020	1,000	115,000	1,150	7,282	863	105,705
#03JORDAN	8/16/2020	2,000	41,000	410	6,490	500	33,600
#39TEDWILL	8/24/2020	5,600	28,000	280	-	500	27,220
#94JETER	8/24/2020	1,000	45,000	450	4,450	500	39,600
#2020TOPPS	8/25/2020	10,000	100,000	1,000	100	750	98,150
#05LATOUR	9/15/2020	1,000	9,800	98	1,161	500	8,042
#16SCREAG	9/15/2020	1,000	39,000	390	5,566	500	32,544
#14DRC	9/15/2020	1,000	54,000	540	6,380	500	46,580
#86RICE	9/15/2020	23,000	23,000	230	1,670	500	20,600
#57MANTLE	9/21/2020	8,000	8,000	80	-	500	7,420
#SOBLACK	10/1/2020	1,000	56,000	560	4,087	500	50,853
#GATSBY	10/1/2020	4,000	200,000	2,000	10,800	1,500	185,700
#93DAYTONA	10/1/2020	2,000	42,000	420	3,480	500	37,600
#09TROUT	10/8/2020	11,250	225,000	2,250	-	1,688	221,063
#57STARR	10/8/2020	8,000	8,000	80	-	500	7,420
#03KOBE2	10/22/2020	5,750	23,000	230	641	500	21,629
#16PETRUS	11/3/2020	9,000	45,000	450	5,214	500	38,836
#ALICE	11/3/2020	12,000	12,000	120	1,480	500	9,900
#SPIDER10	11/3/2020	4,200	21,000	210	1,688	500	18,602
#62MANTLE	11/4/2020	6,000	150,000	1,500	14,775	1,125	132,600
#BATMAN6	11/4/2020	2,000	27,000	270	2,330	500	23,900
#79STELLA	11/16/2020	13,800	69,000	690	5,693	518	62,100
#TKAM	11/16/2020	2,000	32,000	320	1,980	500	29,200
#DIMAGGIO2	11/18/2020	2,000	21,000	210	2,036	500	18,254
#13BEAUX	11/23/2020	5,100	25,500	255	2,124	500	22,621
#ANMLFARM	11/23/2020	1,000	10,000	100	434	500	8,966
#00BRADY	11/30/2020	3,750	45,000	450	8,298	500	35,752
#85NES	11/30/2020	8,000	32,000	320	4,321	500	26,859
#69KAREEM	12/7/2020	2,500	27,500	275	2,896	500	23,829
#59JFK	12/7/2020	2,000	26,000	260	1,538	500	23,702
#04LEBRON	12/7/2020	5,000	50,000	500	4,371	500	44,629
#GOLDENEYE	12/14/2020	5,000	25,000	250	808	500	23,442
#MOONSHOE	12/14/2020	18,000	180,000	1,800	26,250	1,350	150,600
#03LEBRON2	12/14/2020	5,000	100,000	1,000	7,523	750	90,728

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Membership Contribution and Uses at Closing as of the end of the Current Period
Applicable Series	Closing Date	Membership Interests Outstanding	Membership Interests (3)	Brokerage Fee	Sourcing Fee	Custody Fee	Total (1)
#GRAPES	12/14/2020	2,000	39,000	390	6,408	500	31,702
#06BRM	12/14/2020	1,850	18,500	185	1,351	500	16,464
#DUNE	12/22/2020	1,000	13,250	133	1,418	500	11,200
#WILDGUN	12/22/2020	4,000	28,000	280	2,591	500	24,629
#13GIANNIS	1/13/2021	5,000	25,000	250	4,023	500	20,228
#AVENGE57	1/13/2021	20,000	20,000	200	1,698	500	17,602
#03TACHE	1/13/2021	15,600	78,000	780	5,699	585	70,936
#99TMB2	1/13/2021	10,000	60,000	600	8,000	500	50,900
#70AARON	1/13/2021	6,000	18,000	180	598	500	16,722
#01TIGER	1/13/2021	1,850	18,500	185	1,615	500	16,200
#ICECLIMB	1/13/2021	10,000	80,000	800	7,958	600	70,642
#09COBB	1/19/2021	8,000	32,000	320	2,980	500	28,200
#96JORDAN2	1/19/2021	10,800	54,000	540	3,691	500	49,269
#JUNGLEBOX	1/19/2021	6,900	34,500	345	2,955	500	30,700
#59FLASH	1/25/2021	10,000	65,000	650	5,129	500	58,721
#FOSSILBOX	1/25/2021	4,200	21,000	210	1,569	500	18,721
#POKEBLUE	1/27/2021	2,400	24,000	240	2,660	500	20,600
#98GTA	1/27/2021	3,150	15,750	158	1,172	500	13,921
#PICNIC	1/27/2021	2,000	54,000	540	4,358	500	48,602
#DOMINOS	1/27/2021	2,000	11,000	110	1,169	500	9,221
#09CURRY	2/2/2021	2,500	25,000	250	524	500	23,726
#09BEAUX	2/2/2021	6,800	34,000	340	3,085	500	30,075
#KEROUAC	2/7/2021	4,900	98,000	980	10,583	735	85,702
#62BOND	2/7/2021	15,500	93,000	930	13,593	698	77,780
#71TOPPS	2/17/2021	17,000	68,000	680	5,759	510	61,051
#DEATON	2/17/2021	11,400	285,000	2,850	27,283	2,138	252,730
#98ZELDA	2/17/2021	5,000	23,500	235	2,165	500	20,600
#03JORDAN2	2/22/2021	10,000	42,000	420	4,154	500	36,926
#91JORDAN	2/24/2021	10,000	70,000	700	590	525	68,185
#MOSASAUR	3/15/2021	6,000	30,000	300	8,658	500	20,543
#03LEBRON3	3/15/2021	10,000	230,000	2,300	20,924	1,725	205,051
#95TOPSUN	3/15/2021	10,000	60,000	600	8,300	500	50,600
#09TROUT2	3/16/2021	11,200	56,000	560	4,340	500	50,600
#59BOND	3/16/2021	10,250	82,000	820	11,381	615	69,184
#OPEECHEE	3/16/2021	10,000	300,000	3,000	41,699	2,250	253,051
#ROCKETBOX	3/22/2021	4,750	28,500	285	1,894	500	25,821
#94JORDAN	3/22/2021	10,000	85,000	850	9,295	638	74,217
#18LUKA	4/6/2021	5,300	26,500	265	2,813	500	22,922
#FANFOUR5	4/6/2021	10,000	80,000	800	5,900	600	72,700
#11BELAIR	4/6/2021	2,000	22,000	220	1,541	500	19,739

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Membership Contribution and Uses at Closing as of the end of the Current Period
Applicable Series	Closing Date	Membership Interests Outstanding	Membership Interests (3)	Brokerage Fee	Sourcing Fee	Custody Fee	Total (1)
#76PAYTON	4/6/2021	10,000	65,000	650	9,750	500	54,100
#85MJPROMO	4/6/2021	3,500	28,000	280	4,120	500	23,100
#96KOBE	4/9/2021	7,000	77,000	770	7,662	578	67,990
#MARADONA	4/9/2021	2,000	14,000	140	1,428	500	11,932
#POKEYELOW	4/13/2021	11,000	55,000	550	6,850	500	47,100
#VANHALEN	4/15/2021	5,000	62,000	620	5,954	500	54,926
#81MONTANA	7/1/2021	10,000	70,000	700	5,175	525	63,600
#00MOUTON	7/1/2021	2,000	27,000	270	2,181	500	24,049
#07DURANT	7/1/2021	9,000	117,000	1,170	-	878	114,953
#56AARON	7/1/2021	10,000	50,000	500	7,401	500	41,599
#85LEMIEUX	7/1/2021	17,500	87,500	875	7,251	656	78,717
#87JORDAN	7/1/2021	10,000	50,000	500	3,188	500	45,812
#AC23	7/1/2021	4,000	28,000	280	2,620	500	24,600
#APPLE1	7/1/2021	33,000	825,000	8,250	65,355	6,188	745,208
#GWLOTTO	7/1/2021	2,500	35,000	350	7,442	500	26,709
#GYMBOX	7/1/2021	3,000	18,000	180	1,663	500	15,657
#HUCKFINN	7/1/2021	2,000	22,000	220	2,580	500	18,700
#NEWTON	7/1/2021	30,000	300,000	3,000	38,929	2,250	255,821
#NICKLAUS1	7/1/2021	4,000	40,000	400	4,001	500	35,099
#POKEMON2	7/1/2021	41,500	415,000	4,150	32,138	3,113	375,600
#POKERED	7/1/2021	10,000	40,000	400	4,000	500	35,100
#RIVIERA	7/1/2021	6,000	30,000	300	5,888	500	23,312
#SMB3	7/1/2021	5,000	25,000	250	2,150	500	22,100
#WALDEN	7/1/2021	2,000	20,500	205	2,095	500	17,700
#WZRDOFOZ	7/1/2021	6,000	90,000	900	7,725	675	80,700
#60ALI	7/14/2021	23,500	235,000	2,350	20,014	1,763	210,873
#TORNEK	7/14/2021	33,000	165,000	1,650	8,513	1,238	153,600
#DIMAGGIO3	7/14/2021	22,500	450,000	4,500	26,525	3,375	415,600
#58PELE3	7/28/2021	11,250	225,000	2,250	39,785	1,688	181,278
#09CURRY2	7/28/2021	21,000	525,000	5,250	62,158	3,938	453,655
#85ERVING	7/28/2021	10,000	45,000	450	6,044	500	38,006
#80ALI	7/28/2021	10,000	75,000	750	12,888	563	60,799
#BATMAN2	7/28/2021	8,500	85,000	850	6,913	638	76,600
#FLASH123	7/28/2021	3,625	29,000	290	2,610	500	25,600
#85GPK	7/28/2021	1,000	12,000	120	-	500	11,380
#HGWELLS	8/2/2021	7,500	46,500	465	4,835	500	40,700
#66ORR	8/9/2021	10,000	50,000	500	5,917	500	43,083
#CONGRESS	8/9/2021	5,000	120,000	1,200	18,879	900	99,021
#GRIFFEYJR	8/9/2021	2,500	20,000	200	3,754	500	15,546
#01HALO	8/9/2021	2,500	17,000	170	1,980	500	14,350

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Membership Contribution and Uses at Closing as of the end of the Current Period
Applicable Series	Closing Date	Membership Interests Outstanding	Membership Interests (3)	Brokerage Fee	Sourcing Fee	Custody Fee	Total (1)
#87ZELDA	8/9/2021	10,000	115,000	1,150	12,388	863	100,600
#EINSTEIN2	8/9/2021	5,000	80,000	800	8,000	600	70,600
#SANTANA	8/9/2021	15,000	75,000	750	15,588	563	58,100
#01TIGER2	8/9/2021	2,000	17,000	170	429	500	15,901
#86JORDAN2	8/11/2021	10,000	80,000	800	4,249	600	74,352
#TOPPSTRIO	8/25/2021	5,000	30,000	300	-	500	29,200
#81BIRD	8/25/2021	5,000	30,000	300	-	500	29,200
#97KOBE	8/25/2021	10,000	65,000	650	5,237	500	58,613
#XMEN94	8/25/2021	10,000	65,000	650	5,695	500	58,155
#09RBLEROY	9/1/2021	4,300	107,500	1,075	8,590	806	97,029
#04MESSI2	9/1/2021	5,000	35,000	350	1,569	500	32,581
#THEROCK	9/1/2021	1,000	12,000	120	-	500	11,380
#XLXMEN1	9/7/2021	8,000	64,000	640	5,260	500	57,600
#03LEBRON5	9/13/2021	8,500	85,000	850	9,323	638	74,190
#METEORITE	9/30/2021	17,500	350,000	3,500	68,645	2,625	275,230
#SLASH	9/30/2021	13,000	65,000	650	13,250	500	50,600
#00BRADY2	10/7/2021	32,500	325,000	3,250	5,160	2,438	314,153
#89TMNT	10/7/2021	2,000	22,000	220	633	500	20,647
#NESWWF	10/7/2021	6,000	18,000	180	1,635	500	15,685
#PUNK9670	10/7/2021	7,200	72,000	720	8,040	540	62,700
#18ALLEN	10/12/2021	12,000	36,000	360	2,040	500	33,100
#CASTLEII	10/12/2021	2,000	18,000	180	1,635	500	15,685
#BAYC601	10/12/2021	16,500	165,000	1,650	17,686	1,238	144,426
#60MANTLE	10/20/2021	42,500	850,000	8,500	34,525	6,375	800,600
#PUNK8103	10/20/2021	60,000	559,800	5,598	49,404	4,199	500,600
#GHOST1	10/20/2021	2,000	14,000	140	1,199	500	12,161
#BROSGRIMM	10/26/2021	5,000	135,000	1,350	19,304	1,013	113,333
#KIRBY	10/26/2021	10,000	60,000	600	8,215	500	50,685
#MARX	11/3/2021	8,000	120,000	1,200	12,200	900	105,700
#09HARDEN	11/3/2021	2,000	26,000	260	1,484	500	23,756
#MEEB15511	11/3/2021	15,000	75,000	750	5,405	563	68,282
#90BATMAN	11/3/2021	10,000	59,000	590	7,225	500	50,685
#93JETER	11/9/2021	1,000	16,000	160	-	500	15,340
#SIMPSONS1	11/9/2021	2,000	18,500	185	2,130	500	15,685
#SPIDER129	11/9/2021	10,000	40,000	400	2,454	500	36,646
#NESDK3	11/9/2021	22,800	114,000	1,140	11,320	855	100,685
#CURIO10	11/15/2021	10,000	75,000	750	5,868	563	67,819
#WILDTHING	11/15/2021	2,000	18,000	180	1,573	500	15,747
#1776	11/26/2021	80,000	2,000,000	20,000	507,945	15,000	1,457,055
#98JORDAN2	11/30/2021	16,500	330,000	3,300	34,427	2,475	289,798

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Membership Contribution and Uses at Closing as of the end of the Current Period
Applicable Series	Closing Date	Membership Interests Outstanding	Membership Interests (3)	Brokerage Fee	Sourcing Fee	Custody Fee	Total (1)
#MACALLAN1	11/30/2021	1,000	13,250	133	104	500	12,514
#BAYC9159	12/8/2021	39,000	195,000	1,950	2,488	1,463	189,100
#FANTASY7	12/8/2021	10,000	40,000	400	3,468	500	35,632
#SURFER4	12/14/2021	10,000	80,000	800	10,800	600	67,800
#WILT100	12/14/2021	11,500	115,000	1,150	12,349	863	100,638
#PENGUIN	12/14/2021	10,000	60,000	600	6,019	500	52,881
#KARUIZAWA	12/14/2021	13,000	65,000	650	5,382	500	58,468
#KOMBAT	12/14/2021	10,000	90,000	900	8,267	675	80,158
#APPLELISA	12/22/2021	10,000	110,000	1,100	11,488	825	96,587
#98MANNING	12/22/2021	2,000	22,000	220	1,642	500	19,638
#GIJOE	12/22/2021	5,000	45,000	450	5,755	500	38,295
#BEATLES1	12/22/2021	6,000	24,000	240	1,821	500	21,439
#SQUIG5847	12/22/2021	6,000	66,000	660	8,100	500	56,740
#PACQUIAO	12/22/2021	2,000	17,000	170	1,548	500	14,782
#83JOBS	12/22/2021	10,000	75,000	750	5,621	563	68,066
#BATMAN181	12/22/2021	5,000	50,000	500	7,361	500	41,639
#POPEYE	1/6/2022	11,000	110,000	1,100	17,443	825	90,632
#PUNK5883	1/6/2022	40,000	600,000	6,000	28,900	4,500	560,600
#HAMILTON1	1/10/2022	5,000	35,000	350	4,718	500	29,432
#OBIWAN	1/10/2022	2,000	12,000	120	749	500	10,631
#SMB2	1/10/2022	20,000	300,000	3,000	14,118	2,250	280,632
#GIANNIS2	1/18/2022	41,500	415,000	4,150	44,784	3,113	362,953
#86BONDS	1/27/2022	2,000	8,000	80	319	500	7,101
#MOBYDICK	1/28/2022	10,000	70,000	700	8,037	525	60,738
#03SERENA	1/28/2022	8,500	85,000	850	7,880	638	75,632
#BAYC4612	1/31/2022	100,000	700,000	7,000	27,150	5,250	660,600
#18OSAKA	2/3/2022	2,600	13,000	130	1,723	500	10,647
#05RODGERS	2/3/2022	7,000	56,000	560	4,340	500	50,600
#IROBOT	2/3/2022	1,000	8,000	80	1,688	500	5,732
#LEICAGOLD	2/3/2022	4,000	32,000	320	2,824	500	28,356
#FORTNITE	2/3/2022	2,000	16,000	160	1,464	500	13,876
#IOMMI	2/7/2022	6,500	65,000	650	13,250	500	50,600
#MARIO64	2/7/2022	12,500	125,000	1,250	20,090	938	102,723
#GWTW	3/2/2022	5,000	25,000	250	2,400	500	21,850
#NEWWORLD	3/2/2022	2,000	14,000	140	2,003	500	11,357
#JAWA	3/2/2022	9,000	27,000	270	535	500	25,695
#GWLETTER	3/2/2022	7,500	150,000	1,500	11,743	1,125	135,632
#MARIOKART	3/2/2022	5,000	75,000	750	6,964	563	66,724
#96KOBE2	3/3/2022	22,500	225,000	2,250	-	1,688	221,063
#SHOWCASE4	3/3/2022	11,000	77,000	770	7,601	578	68,051

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Membership Contribution and Uses at Closing as of the end of the Current Period
Applicable Series	Closing Date	Membership Interests Outstanding	Membership Interests (3)	Brokerage Fee	Sourcing Fee	Custody Fee	Total (1)
#BAYC8827	3/3/2022	82,000	820,000	8,200	35,050	6,150	770,600
#BRADBURY	3/22/2022	2,000	18,000	180	2,838	500	14,482
#MACALLAN2	3/22/2022	5,000	30,000	300	-	500	29,200
#BEATLES2	3/22/2022	2,500	25,000	250	1,483	500	22,767
#92TIGER	3/22/2022	10,000	70,000	700	4,018	525	64,757
#DOOD6921	3/22/2022	11,000	44,000	440	3,460	500	39,600
#HIRST1	3/22/2022	5,000	20,000	200	1,320	500	17,980
#GRIFFEY2	3/29/2022	2,000	15,500	155	543	500	14,302
#SKYWALKER	3/29/2022	5,000	17,500	175	1,856	500	14,969
#85GPK2	3/29/2022	5,000	25,000	250	754	500	23,496
#19HAALAND	3/29/2022	5,000	45,000	450	6,693	500	37,357
#MEGALODON	3/31/2022	30,000	600,000	6,000	135,930	4,500	453,570
#KELLER	4/8/2022	3,000	15,000	150	2,258	500	12,092
#GODFATHER	4/8/2022	1,000	13,000	130	946	500	11,424
#MAYC5750	4/20/2022	10,000	70,000	700	11,649	525	57,126
#SUPREMEPB	6/16/2022	10,000	60,000	600	3,248	500	55,652
#MJTICKET	6/16/2022	20,000	160,000	1,600	16,443	1,200	140,757
#COOLCAT	7/25/2022	4,000	20,000	200	700	500	18,600
#MACALLAN3	7/25/2022	4,100	20,500	205	-	500	19,795
#BLASTOISE	7/25/2022	50,000	250,000	2,500	28,713	1,875	216,912
#SUPERMAN6	8/1/2022	3,000	24,000	240	2,030	500	21,230
#MOONPASS	8/19/2022	1,300	6,500	65	388	500	5,547
#90FANTASY	10/3/2022	3,000	15,000	150	1,750	500	12,600
Total		3,046,945	32,684,950	318,160	2,729,955	290,231	29,346,604

(1) Represents Membership Contributions net of Brokerage Fee, Sourcing Fee and Custody Fee at the Closing of the Offering for respective Series.

(2) Series #77LE1 Interests were issued under Rule 506(c) and as such Series #77LE1 has not been broken out as a separate Series in the financial statements but is included in the table above.

(3) Includes Membership Interests issued to Asset Seller

(4) On August 24, 2022, the RSE Archive, LLC approved a forward split of the Membership Interests of Series #52MANTLE at a ratio of 10-for-1. Membership Interest holders of record at the close of business on August 29, 2022 received nine additional Membership Interests for every Membership Interest held on that date. All Membership Interests and Membership Interests per share data provided herein gives effect to this Membership Interest split applied retroactively. As a result of the stock split, the terms of the Series #52MANTLE Interests outstanding was increased to 10,000.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

8.Income taxes:

Each Series has elected and qualifies to be taxed as a corporation under the Internal Revenue Code of 1986 (the “Code”), and the Company intends that each future Series will elect and qualify to be taxed as a corporation under the Code. Each separate Series intends to be accounted for as described in ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such positions are then measured based on the largest benefit that has a greater than 50% likelihood of being realized upon settlement. There were no uncertain tax positions as of the end of the Current Period.

The Company has elected to be taxed as a “disregarded entity” for federal income tax purposes and will not make any election or take any action that could cause it to be separately treated as an association taxable as a corporation under Subchapter C of the Code. Therefore, the Company is a pass-through entity and is not a tax paying entity for federal income tax purposes. Instead, the member is liable for income tax on its respective shares of taxable income.

9.Earnings (loss) / income per membership Interest:

Upon completion of an Offering, each Series intends to comply with the accounting and disclosure requirements of ASC Topic 260, "Earnings per Share." For each Series, earnings (loss) / income per membership interest (“EPMI”) will be computed by dividing net (loss) / income for a particular Series by the weighted average number of outstanding Interests in that particular Series during the period.

10.Crypto Assets:

Cryptocurrencies held are accounted for as indefinite-lived intangible assets in accordance with generally accepted accounting principles. The Company has ownership of and control over our cryptocurrency and we use third-party custodial services to secure it. Cryptocurrencies are recorded at purchase price and are adjusted for subsequent changes in fair value at each balance sheet date. Changes in fair value at each balance sheet date are recognized in net income (loss) as a gain (loss) in the statements of operations. All cryptocurrency balances are presented in Other Assets on the balance sheets.

From time to time, the Company or certain Series that own and hold crypto assets in the form of non-fungible tokens (“NFTs”) may receive additional cryptocurrencies or NFTs from the NFT creator through “airdrops.” Airdrops are one-time occurrences, are at the discretion of NFT creators or other third parties, and are not in the normal course of operations of the Company or any Series. The Company or Series records these additional cryptocurrencies and NFTs received for free as Investment Income on its statement of operations upon receipt, and at an estimated fair value based on comparable cryptocurrencies and NFTs currently being traded in the open market at the time of receipt.

NFTs are subject to an impairment test at each reporting period based on current trading values in the current period. If the current trading value of the NFT is less than the carrying value at the end of the reporting period, impairment is recognized in the amount the carrying value exceeds the current trading value.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

11.Recent Accounting Pronouncements:

In December 2023, the FASB issued ASU No. 2023-09, Income Taxes: Improvements to Income Tax Disclosures (Topic 740). The new income tax standard will require significant additional disclosures, focused on the disclosure of income taxes paid and the rate reconciliation table. The new guidance should be applied

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

prospectively, with retrospective application permitted, and is effective for fiscal years beginning after December 31, 2024. The Company applied the new guidance prospectively. The Company’s adoption in the Prior Year has an impact on disclosures with no impact on our consolidated results of operations, cash flows, nor financial position.

In March 2024, the FASB issued ASU No. 2024-03, Income Statement—Reporting Comprehensive Income (Topic 220): Disaggregation of Income Statement Expenses, which requires additional disclosures of the nature of certain expenses within income statement captions. The standard introduces a tabular disclosure of specified natural expense categories (e.g., inventory purchases, employee compensation, depreciation, amortization) included within relevant line items on the face of the income statement, along with qualitative descriptions of remaining amounts. It also requires disclosure of certain expense, gain, or loss amounts already required under US GAAP and the total amount of selling expenses, including the definition of selling expenses in annual periods. This ASU is effective for annual periods beginning after December 15, 2026, and interim periods beginning after December 15, 2027. The adoption will affect disclosures only and will not impact our consolidated results of operations, cash flows, or financial position.

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE C - RELATED PARTY TRANSACTIONS

Series Members

The managing member of the Company is the Manager. The Company will admit additional members to each of its Series through the Offerings of Interests in each Series. By purchasing an Interest in a Series of Interests, the Investor is admitted as a member of the Series and will be bound by the Operating Agreement. Under the Operating Agreement, each Investor grants a power of attorney to the Manager. The Operating Agreement provides the Manager with the ability to appoint officers and Advisory Board members.

Officer and Affiliate Loans

From time to time, affiliates of the Manager and their individual officers may make interest-bearing loans to the Company to facilitate the purchase of Underlying Assets prior to the Closing of a Series’ Offering.  It is anticipated that each of the loans and related interest will be paid by the Company through proceeds of the Offering associated with a Series. Because the Series will repay the Company and other parties, such as the Manager, the BOR and the Custodian and their respective affiliates, from the proceeds of a closed Offering, it is anticipated that no Series will bear the economic effects of any loan made to purchase another Underlying Asset.

From time to time the Asset Manager, affiliates of the Manager or third parties may make non-interest-bearing loans to the Company to acquire an Underlying Asset prior to the Closing of an Offering for the respective Series. In such cases, the respective Series would repay any such non-interest-bearing loans used to acquire its respective Underlying Asset with proceeds generated from the Closing of the Offering for Interests of such Series. No Series will have any obligation to repay a loan incurred by the Company to purchase an Underlying Asset for another Series.

The table below indicates the timing of the loan made to the Company by officers and affiliates of the Manager and the associated accrued interest and principal payments made at the timing of the respective Series associated with the Underlying Assets originally acquired by the respective loans. For any future Series for which the Company receives a loan to finance the acquisition of the Underlying Asset, the Company intends to repay any such outstanding related-party loans plus accrued interest upon completion of the applicable related offerings

As of the end of the Current Period and Prior Year, amounts outstanding due to/from Manager and affiliates are shown as below:

Period	Due to the Manager and its Affiliates	Due from the Manager and its Affiliates
Current Period	$178,419	$415
Prior Year	$150,636	$415

The following table sets forth affiliated entities owning greater than ten percent of any Series as of June 30, 2026:

Title of Class	Beneficial Owner	Number of Interests Owned	Percent of Class
#ARSHAM1	The Manager	3,028	45%
#ARSHAM2	The Manager	5,535	18%
#RLEXPEPSI	The Manager	218	11%

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE D - REVENUE, EXPENSE AND COST ALLOCATION METHODOLOGY

Overview of Revenues

No revenue models have been demonstrated at the Company or Series level during the Current Period and we do not expect either the Company or any of its Series to generate any revenues from operations for some time.

Overview of Costs and Expenses

The Company distinguishes costs and expenses between those related to the purchase of a particular Underlying Asset and Operating Expenses related to the management of such an Underlying Asset.

Fees and expenses related to the purchase of an Underlying Asset include, Acquisition Expenses. Other fees are incurred upon the Closing of an Offering and include Offering Expenses, Brokerage Fees, Custody Fees, and Sourcing Fees.

Within Operating Expenses, the Company distinguishes between Operating Expenses incurred prior to the Closing of an Offering and those incurred after the Closing of an Offering. Although these pre- and post- Closing Operating Expenses (as described in Note B – Summary of Significant Accounting Policies – Operating Expenses) are similar in nature and are associated with a Series, pre-Closing Operating Expenses are borne by the Manager and are not expected to be reimbursed by the Company or the economic members. Post-Closing Operating Expenses are the responsibility of each Series of Interest and may be financed through (i) revenues generated by the Series or cash reserves at the Series or (ii) contributions made by the Manager, for which the Manager does not seek reimbursement or (iii) loans by the Manager, for which the Manager may charge a rate of interest or (iv) issuance of additional Interest in a Series (at the discretion of the Manager).

If the Operating Expenses of a particular Series exceed the amount of reserves retained by or revenues generated from the applicable Underlying Asset, the Manager or the Asset Manager may (a) pay such Operating Expenses and not seek reimbursement, (b) loan the amount of the Operating Expenses to such Series, on which the Manager or the Asset Manager may impose a reasonable rate of interest, which shall not be lower than the Applicable Federal Rate (as defined in the Internal Revenue Code), and be entitled to reimbursement of such amount from future revenues generated by the applicable Underlying Asset (an “Operating Expenses Reimbursement Obligation”), or (c) cause additional Interests to be issued in the applicable Series in order to cover such additional amounts. In connection with the allocation of Operating Expenses to the various Series, the Manager will periodically (and no less than semiannually) review Series’ ability to pay their Operating Expenses. Based on that review, the Manager will determine the method by which such Operating Expenses will be paid, including whether any Operating Expenses Reimbursement Obligations will be incurred

Allocation Methodology

Allocation of revenues and expenses and costs will be made amongst the various Series in accordance with the Manager's allocation policy. The Manager's allocation policy requires items that are related to a specific Series to be charged to that specific Series. Items not related to a specific Series will be allocated pro rata based upon the value of the Underlying Assets or the number of Underlying Assets, as stated in the Manager’s allocation policy and as determined by the Manager. The Manager may amend its allocation policy at its sole discretion from time to time.

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE D - REVENUE, EXPENSE AND COST ALLOCATION METHODOLOGY (CONTINUED)

Allocation Methodology or Description by Category

•Revenue: No revenue models have been demonstrated at the Company or Series level and we do not expect either the Company or any of its Series to generate any revenues from operations for some time.

•Offering Expenses: Offering Expenses, other than those related to the overall business of the Manager (as described in Note B – Summary of Significant Accounting Policies – Offering Expenses) are funded by the Manager and generally reimbursed through the Series proceeds upon the Closing of an Offering. Offering Expenses are charged to a specific Series.

•Acquisition Expenses: Acquisition Expenses (as described in Note B – Summary of Significant Accounting Policies – Capital Assets), are typically funded by the Manager, and reimbursed from the Series proceeds upon the Closing of an Offering. Unless, to the extent that certain Acquisition Expenses are anticipated prior to the Closing, but incurred after the Closing of an Offering, for example transportation fees, in which case, additional cash from the proceeds of the Offering will be retained on the Series balance sheet to cover such future anticipated Acquisition Expenses after the Closing of the Offering. Acquisition Expenses incurred are specific to and are capitalized into the cost of the Underlying Asset on the balance sheet of the Company and subsequently transferred to the Series upon Closing of the Offering for the Series Interests.

•Sourcing Fee / Losses: The Sourcing Fee is paid to the Manager from the Series proceeds upon the Closing of an Offering (as described in Note B – Summary of Significant Accounting Policies – Members’ Equity) and is charged to the specific Series. Losses incurred related to closed Offerings, due to shortfalls between proceeds from closed Offerings and costs incurred in relation to these Offerings are charged to the specific Series but are reimbursed by the Manager and accounted for as capital contributions to the Series (as described in Note B – Summary of Significant Accounting Policies – Capital Assets).

•Brokerage Fee: The Brokerage Fee is paid to the BOR from the Series proceeds upon the Closing of an Offering (as described in Note B – Summary of Significant Accounting Policies – Members’ Equity) and is charged to the specific Series.

•Custody Fee: Since January 2, 2024, the custodian of Interests (the “Custodian”) has been North Capital Private Securities Corporation (“NCPS”). NCPS, as Custodian, will not receive any compensation directly related to the Offering of any particular Series, but will instead receive an account opening fee and annual account maintenance fee with respect to each individual Investor, and such fees will not be an obligation to the Company or any Series. In the case of the offerings for the Series #77LE1, Series #69BM1, Series #85FT1, Series #88LJ1 and Series #55PS1, no custody agreement was yet in place and as such, no “Custody Fee” was paid to a custodian of Interests. Should a Custody Fee become applicable for the Interests in these Series in the future, the Manager will pay and not be reimbursed for such Custody Fee.

•Operating Expenses: Operating Expenses (as described in Note B – Summary of Significant Accounting Policies – Operating Expenses), including storage, insurance, maintenance, marketing costs, and other Series related Operating Expenses, are expensed as incurred:

oPre-Closing Operating Expenses are borne by the Manager and accounted for as capital contributions from the Manager to the Company and are not reimbursed.

oPost-Closing Operating Expenses are the responsibility of each individual Series.

oIf not directly charged to the Company or a Series, Operating Expenses are allocated as follows:

▪Insurance: based on the number of Underlying Assets insured

▪Storage: based on the number of Underlying Assets in storage

▪Bookkeeping and accounting Fees: allocated monthly across all closed Series Offerings

▪Transportation: based on the number of Underlying Assets transported

▪Marketing: based on the number of Underlying Assets marketed to potential Investors

oGains and Losses on Sale and Impairments are directly charged to the Company or a Series.

oWe expect each Series to incur Operating Expenses Reimbursement Obligations, or for the Manager or the Asset Manager to pay such Operating Expenses incurred and not seek reimbursement, to the extent such Series does not have sufficient reserves for such expenses.

•Investment Income: From time to time, Rally or a Series may receive income from other sources, such as an NFT airdrop event or NFT conference, which is recognized as investment income. For Series that received the NFT airdrops, the Company put a vote to the underlying Investors on whether to hold or sell the airdropped asset. For Series that voted to sell, the Series sold the asset and distributed proceeds, net of income taxes to the Investors.

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE E - FREE CASH FLOW DISTRIBUTIONS AND MANAGEMENT FEES

Any available Free Cash Flow (as described below) of a Series of Interests shall be applied in the following order of priority, at the discretion of the Manager:

i)First, to repay any amounts outstanding under Operating Expenses Reimbursement Obligations.

ii)Second, to create such reserves for that Series as the Manager deems necessary, in its sole discretion, to meet future Operating Expenses for that Series.

iii)Thereafter, to make distributions, at least 50% of which (as described below, net of corporate income taxes, if any, applicable to such Series of Interests) shall be distributed as dividends to Investors of a particular Series, and no more than 50% of which shall be distributed to the Asset Manager in payment of the Management Fee for that Series.

“Free Cash Flow” is defined as net income (as determined under GAAP) generated by any Series of Interests plus any change in net working capital and depreciation and amortization (and any other non-cash Operating Expenses) and less any capital expenditures related to the relevant Series.

As of the end of the Current Period and Prior Period, no distributions of Free Cash Flow or Management Fees were paid by the Company or in respect of any Series, except for those Series with sale of Underlying Assets that made distributions to their members and for those Series that receive income from other sources, such as an NFT airdrop event or NFT conference, which is recognized as investment income.

Success Fee:

Upon the sale of an Underlying Asset associated with a Series whose initial Offering commenced on or after January 1, 2023, if the Capital Proceeds, as defined in the Operating Agreement, are greater than an amount equal to 110% of the Offering Amount of the Series, as defined in the Operating Agreement, then the Asset Manager shall be entitled to be paid by the Series an amount (the “Success Fee”) calculated as follows:

•If the Capital Proceeds are equal to an amount greater than 110% of the Offering Amount of the related Series but less than or equal to 120% of the Offering Amount of such Series, then the Success Fee shall be an amount equal to 10% of the amount by which the Capital Proceeds exceed 110% of the Offering Amount; or

•If the Capital Proceeds are equal to an amount greater than 120% of the Offering Amount of the related Series, then the Success Fee shall be an amount equal to the sum of one percent (1%) of the Offering Amount plus twenty percent (20%) of the amount by which the Capital Proceeds exceed 120% of the Offering Amount.

The Asset Manager may, in its sole discretion, waive any or all of the Success Fee. All Offerings launched since January 1, 2023 are subject to a Success Fee.

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE F - INCOME TAX

Each Series has elected and qualifies to be taxed as a corporation under the Internal Revenue Code of 1986. The Company has elected to be treated as a disregarded entity

No provision for income taxes for the Current Period and Prior Period have been recorded for any individual Series as all individual Series incurred net losses, except as disclosed below for those Series that sold assets and for those Series that may receive income from other sources, such as an NFT airdrop event or conference, which is recognized as investment income. Each individual Series records a valuation allowance when it is more likely than not that some portion or all of the deferred tax assets primarily resulting from net operating losses will not be realized.  The Series’ net deferred tax assets are fully offset by a valuation allowance (other than for the Series designated in the table below), and therefore, no tax benefit applicable to the loss for each individual Series for the Current Period and the Prior Period have been recognized. For each Series, net operating loss carryforwards incurred since inception, January 1, 2019, do not expire for federal income tax purposes.

The Series designated in the tables below have sold their primary operating asset during the Current Period and Prior Period. As a result, the Company has recorded a provision for income taxes as shown below:

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE F - INCOME TAX (CONTINUED)

Provision for income taxes on Asset Sales in the Current Period
Series	#POKELUGIA	#EINSTEIN	#96CHARZRD	#SCARFACE	Total
Income before provision for income taxes, gross	$ 38,868	$ 3,841	$ 45,204	$ 7,245	$ 95,157
Federal, state and local statutory rates	21%	21%	21%	21%
Tax at statutory tax rate	$ 8,162	$ 807	$ 9,493	$ 1,521	$ 19,983
Utilization of valuation allowance	(5,107)	(848)	(6,960)	(198)	(13,112)
State and local minimum taxes	50	50	50	50	200
Other	(11)	200	(13)	5	181
Provision for income taxes	$ 3,095	$ 209	$ 2,570	$ 1,379	$ 7,252

Provision for income taxes on Asset Sales in the Prior Period
Series	#BIRKINBLU	#17DUJAC	Total
Income before provision for income taxes, gross	$ 12,369	$ 12,108
Federal, state and local statutory rates	34%	21%
Tax at statutory tax rate	$ 4,206	$ 2,543
Utilization of valuation allowance	(1,268)	(413)
State and local minimum taxes	(804)	(50)
Other	$ (200)	$ 92
Provision for income taxes	$ 1,934	$ 2,172	$ 4,106

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE G - CONTINGENCIES

Government Regulation

Claims arising out of actual or alleged violations of law could be asserted against the Company or its affiliates by individuals or governmental authorities and could expose the Company, its affiliates or each Series to significant damages or other penalties, including revocation or suspension of the licenses necessary to conduct business and fines.

Restriction on Sale of Series #HONUS

The following restrictions apply to the #HONUS Series, imposed by the Asset Seller, Ken Goldin, who was issued 53% of the Series Interests upon Closing of the Offering.

•Without the Company’s prior written consent (which may be withheld in the Company’s sole discretion), the Asset Seller will not, directly or indirectly, offer, pledge, sell, transfer, hypothecate, mortgage, grant or encumber, sell or grant any option, purchase any option, enter into any arrangement or contract to do any of the foregoing, or otherwise transfer, dispose or encumber the Asset Seller’s Equity Interest.

•Without the Asset Seller’s prior written consent, the Company will not sell the Underlying Asset within 36-months of the Closing.

•The Company will not sell the Underlying Asset for a purchase price of less than $1,900,000.00 without the Asset Seller’s prior written consent.

•For a 10-year period following the Closing, the Company (or our designee(s)) will have the right, exercisable at any time upon written notice to the Asset Seller, to repurchase from the Asset Seller the Asset Seller Equity Interest for a purchase price valuing the Series at no less than $1,900,000.00.  In the event the Company exercises this right, the Asset Seller will execute and deliver or cause to be executed and delivered to us such agreements or instruments as we may reasonably request, in order to facilitate such repurchase.

NOTE H – SEGMENT REPORTING

Operating segments are defined as components of an enterprise (business activity from which it incurs expenses) for which discrete financial information is available and regularly reviewed by the chief operating decision maker (“CODM”) in deciding how to allocate resources and in assessing performance. The Company’s CODM is the Chief Executive Officer of RSE Markets, Inc. The Company views its operations and manages its business as a single segment.

Each Series has the same CODM as the Company who views each individual Series as containing a single segment.

The Company manages business activities on a consolidated level and operates as a single operating segment dedicated to the identification, acquisition, marketing and management of certain assets for the benefit of investors. The accounting policies of the segment are the same as those of the Company and each listed Series as described in Note B – Summary of Significant Accounting Policies. All the Company’s and each listed Series’ long-lived assets are in the United States, except for the following Series, for which the Underlying Assets are held by a third-party custodian in the United Kingdom.

Series #16PETRUS	Series #14DRC	Series #05LATOUR	Series #16SCREAG	Series #13BEAUX	Series #03TACHE
Series #06BRM	Series #09BEAUX	Series #11BELAIR	Series #00MOUTON	Series #09RBLEROY	Series #MACALLAN1
Series #KARUIZAWA	Series #MACALLAN2	Series #MACALLAN3	Series #PAPPY1

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE I - SUBSEQUENT EVENTS

Subsequent Offerings

Management has evaluated subsequent events through the date of this filing. Based on this evaluation, no additional material events were identified which require adjustment or disclosure in the financial statements. The Company expects to launch and close additional offerings throughout the remainder of the year and beyond.

Asset Dispositions Subsequent to the Current Period

Series	Underlying Asset	Date of Sale Agreement	Total Sale Price	Carrying Value	Gain/(Loss) on Sale
#HAMILTON1	2020 Topps Dynasty Triple Relic #ILH Lewis Hamilton Autographed Patch Card graded PSA 10	7/2/2026	$70,000	$25,000	$45,000
#CATCHER	1951 First Edition, First Issue The Catcher in the Rye	7/9/2026	$15,000	$11,600	$3,400
#VANHALEN	2008 Eddie Van Halen Concert Played and Signed Charvel EVH Art Series One-of-a-Kind Guitar	7/16/2026	$77,500	$54,306	$23,194
#97KOBE	1997 Skybox Jambalaya #12 Kobe Bryant Card graded PSA GEM MT 10	7/24/2026	$90,300	$58,056	$32,244
#94DV1	1994 Dodge Viper RT/10	7/27/2026	$61,540	$52,787	$8,753

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

#63CC1	1963 Chevrolet Corvette Split Window	7/27/2026	$119,398	$119,398	$-
#99SS1	1999 Shelby Series 1	7/27/2026	$162,960	$129,227	$33,733
#94FS1	1994 Ferrari 348 Spider	7/27/2026	$171,562	$138,482	$33,080
#91MV1	1991 Mitsubishi 3000GT VR4	7/27/2026	$39,540	$35,437	$4,103
#09CURRY2	2009 Playoff National Treasures Stephen Curry Autographed Patch Rookie Card graded BGS GEM MINT 9.5	7/31/2026	$510,000	$294,000	$216,000
#00BRADY2	2000 SP Authentic #118 Tom Brady Rookie Card graded BGS PRISTINE 10	7/31/2026	$106,500	$97,500	$9,000
#39TEDWILL	1939 Gum Inc. Play Ball #92 Ted Williams Rookie Card	8/2/2026	$46,500	$27,750	$18,750
#BIRKINBOR	2015 Hermès Birkin Bordeaux Shiny Porosus Crocodile with Gold Hardware	8/7/2026	$49,000	$41,280	$7,720
#BATMAN3	1940 D.C. Comics Batman #3 CGC NM 9.4	8/7/2026	$135,000	$75,000	$60,000

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

#HIMALAYA	2014 Hermès 30cm Birkin Blanc Himalaya Matte Niloticus Crocodile with Palladium Hardware	8/7/2026	$120,000	$120,000	$-
#PICNIC	Limited Edition Natural Barénia Leather & Osier Picnic Kelly 35cm Bag with palladium hardware	8/7/2026	$31,000	$31,000	$-
#BATMAN2	1940 Batman #2 comic book published by D.C. Comics graded CGC 9.0	8/7/2026	$90,000	$76,000	$14,000
#03KOBE2	2003-04 Upper Deck Exquisite Collection Patches Autographs #KB Kobe Bryant Card graded BGS MINT 9	8/21/2026	$65,000	$15,000	$50,000
#96KOBE	1996 Finest Refractors (With Coating) #269 Gold Kobe Bryant Rookie Card Graded BGS GEM MINT 9.5	8/21/2026	$30,225	$17,500	$12,725
#81MONTANA	1981 Topps Football #216 Joe Montana Rookie Card Graded PSA GEM MINT 10	8/21/2026	$48,562	$48,562	$-
#83FB1	1983 Ferrari 512 BBi	8/24/2026	$325,000	$325,000	$-

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

#92LD1	1992 Lancia Delta Integrale Evo "Martini 5"	8/24/2026	$150,000	$150,000	$-
#POKEMON2	1999 Pokémon 1st Edition Base Set Sealed Booster Box published by Wizards of the Coast	8/24/2026	$418,500	$237,500	$181,000
#09TROUT	2009 Bowman Chrome Draft Prospects #DBPP89 Mike Trout (Orange Refractor) Signed Rookie Card	8/24/2026	$48,061	$73,200	$(25,139)
#03LEBRON3	2003-04 SP Authentic #148 LeBron James Autographed Rookie Card graded PRISTINE 10 by BGS	8/25/2026	$162,831	$204,551	$(41,720)
#58PELE3	1958-59 Tupinamba Ltda. Quigol Pelé #109 Rookie Card graded PSA NM -MT 8	8/25/2026	$57,409	$180,778	$(123,369)
#98JORDAN2	1998 Upper Deck Michael Jordan Jersey Autograph Card graded BGS GEM MINT 9.5	8/27/2026	$383,385	$288,908	$94,476

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

#03JORDAN2	2003-04 UD Exquisite Quad Patch #MJ Michael Jordan Game Used Patch Card graded NM-MT+ 8.5 by BGS	8/27/2026	$151,256	$36,306	$114,950
#BOBAPROTO	1979 Kenner Star Wars Boba Fett Rocket-Firing L-Slot Prototype Action Figure graded AFA 80	8/28/2026	$115,000	$138,867	$(23,867)
#69KAREEM	1969 Topps Basketball #25 Lew Alcindor Rookie Card graded PSA NM-MT 8	8/31/2026	$20,000	$23,261	$(3,261)
#96TIGER	1996 Sports Illustrated For Kids Tiger Woods Rookie Card graded BGS 10	9/11/2026	$25,000	$26,840	$(1,840)

EXHIBIT INDEX

Exhibit 2.1 – Certificate of Formation for RSE Collection, LLC (1)

Exhibit 2.2 – Eighth Amended and Restated Limited Liability Company Agreement of RSE Collection, LLC (15)

Exhibit 2.3 – Certificate of Formation for RSE Collection Manager, LLC (2)

Exhibit 2.4 – Limited Liability Company Agreement of RSE Collection Manager, LLC (3)

Exhibit 3.1 – Standard Form of Series Designation (14)

Exhibit 4.1 – Standard Form of Subscription Agreement (12)

Exhibit 6.1 – Amended and Restated Standard Form of Asset Management Agreement (3)

Exhibit 6.2 – Amended and Restated Broker of Record Agreement (4)

Exhibit 6.3 – Standard Form Bill of Sale (2)

Exhibit 6.4 – Standard Form Purchase Agreement (3)

Exhibit 6.5 – NCPS PPEX ATS Company Agreement (3)

Exhibit 6.6 – Executing Broker Secondary Market Transactions Engagement Letter (3)

Exhibit 6.7 – Executing Broker Tools License Agreement (3)

Exhibit 6.8 – Amended and Restated Transfer Agent Agreement (11)

Exhibit 6.9 – NCIT Software and Services License Agreement (5)

Exhibit 6.10 – Form of Assignment and Assumption Agreement (6)

Exhibit 6.11 – Standard Form #2 Purchase Agreement (7)

Exhibit 6.12 – Standard Form Purchase Option Agreement (9)

Exhibit 6.13 – Standard Form Consignment Agreement (9)

Exhibit 6.14 – Form #2 of Assignment and Assumption Agreement (10)

Exhibit 7.1 – Agreement and Plan of Merger, dated as of December 31, 2024, by and between RSE Collection, LLC, RSE Collection Manager, LLC, RSE Archive, LLC and RSE Archive Manager, LLC (15)

Exhibit 8.1 – Amended and Restated Subscription Escrow Agreement (8)

Exhibit 8.2 – Amended and Restated Custody Agreement (13)

(1)Previously filed as an Exhibit to the Company’s Offering Statement on Form 1-A filed with the Commission on June 30, 2017.

(2)Previously filed as an Exhibit to the Company’s Post-Qualification Amendment No. 25 to its Form 1-A filed with the Commission on March 29, 2021.

(3)Previously filed as an Exhibit to the Company’s Form 1-A filed with the Commission on July 14, 2021.

(4)Previously filed as an Exhibit to the Company’s Pre-Qualification Amendment No. 1 to its Form 1-A filed with the Commission on October 12, 2021.

(5)Previously filed as an Exhibit to the Company’s Post-Qualification Amendment No. 1 to its Form 1-A filed with the Commission on November 17, 2021.

(6)Previously filed as an Exhibit to the Company’s Post-Qualification Amendment No. 2 to its Form 1-A filed with the Commission on November 24, 2021.

(7)Previously filed as an Exhibit to the Company’s Post-Qualification Amendment No. 3 to its Form 1-A filed with the Commission on November 24, 2021.

(8)Previously filed as an Exhibit to the Company’s Post-Qualification Amendment No. 5 to its Form 1-A filed with the Commission on December 8, 2021.

(9)Previously filed as an Exhibit to the Company’s Post-Qualification Amendment No. 7 to its Form 1-A filed with the Commission on February 11, 2022.

(10)Previously filed as an Exhibit to the Company’s Post-Qualification Amendment No. 15 to its Form 1-A filed with the Commission on April 13, 2022.

(11)Previously filed as an Exhibit to the Company’s Post-Qualification Amendment No. 21 to its Form 1-A filed with the Commission on June 22, 2022.

(12)Previously filed as an Exhibit to the Company’s Post-Qualification Amendment No. 29 to its Form 1-A filed with the Commission on May 16, 2023.

III-1

(13)Previously filed as an Exhibit to the Company’s Post-Qualification Amendment No. 32 to its Form 1-A filed with the Commission on February 26, 2024.

(14)Previously filed as an Exhibit to the Company’s Annual Report on Form 1-K for the Fiscal Year Ended December 31, 2023 filed with the Commission on April 19, 2024.

(15)Previously filed as an Exhibit to the Company’s Current Report on Form 1-U filed with the Commission on January 7, 2025.

III-1

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

RSE COLLECTION, LLC

By: RSE Collection Manager, LLC, its managing member

    By: Rally Holdings LLC, its sole member

By: RSE Markets, Inc., its sole member

     By: /s/ Christopher J. Bruno

    Name: Christopher J. Bruno

    Title: Chief Executive Officer & President

     Date: September 30, 2026

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Christopher J. Bruno Name: Christopher J. Bruno	President, Chief Executive Officer and Director of RSE Markets, Inc. (Principal Executive Officer)	September 30, 2026
/s/ Maximilian F. Niederste-Ostholt Name: Maximilian F. Niederste-Ostholt	Chief Financial Officer of RSE Markets, Inc. (Principal Financial Officer and Principal Accounting Officer)	September 30, 2026

RSE COLLECTION MANAGER, LLC

By: Rally Holdings LLC, its sole member

By: RSE Markets, Inc., its sole member

By: /s/ Christopher J. Bruno

Name: Christopher J. Bruno

Title: Chief Executive Officer & President

	Managing Member	September 30, 2026